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ATLASSIAN CORPORATION PLC INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on December 7, 2015.

Registration No. 333-207879

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3 to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Atlassian Corporation Plc
(Exact Name of Registrant as Specified in Its Charter)

United Kingdom (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	98-1258743 (I.R.S. Employer Identification Number)

Exchange House
Primrose Street
London EC2A 2EG
c/o Herbert Smith Freehills LLP
415.701.1110
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Tom Kennedy
Chief Legal Officer
Atlassian, Inc.
1098 Harrison Street
San Francisco, California 94103
415.701.1110
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Anthony J. McCusker Richard A. Kline An-Yen E. Hu Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, California 94025 650.752.3100	Tom Kennedy Chief Legal Officer Atlassian Corporation Plc 1098 Harrison Street San Francisco, California 94103 415.701.1110	David Peinsipp Andrew S. Williamson Eric C. Jensen Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 415.693.2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Class A ordinary shares, nominal value $0.10 per share	25,300,000	$20.00	$506,000,000	$50,955

(1)
Includes 3,300,000 Class A ordinary shares that the underwriters have the option to purchase.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended. Includes offering price of additional shares that the underwriters have the option to purchase.
(3)
The registrant previously paid $42,848 of the registration fee with prior filings of this registration statement.

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion: Dated December 7, 2015

22,000,000 Shares

Atlassian Corporation Plc

Class A Ordinary Shares

           This is an initial public offering of Class A ordinary shares of Atlassian Corporation Plc.

           Following this offering, we will have two classes of ordinary shares, Class A ordinary shares and Class B ordinary shares. The rights of the holders of Class A ordinary shares and Class B ordinary shares are identical, except with respect to voting, conversion and transfer rights. Each Class A ordinary share is entitled to one vote. Each Class B ordinary share is entitled to ten votes and is convertible into one Class A ordinary share. The holders of our outstanding Class B ordinary shares will hold approximately 96.7% of the voting power of our outstanding share capital following this offering.

           Prior to this offering, there has been no public market for our Class A ordinary shares. It is currently estimated that the initial public offering price will be between $19.00 and $20.00 per share. Our Class A ordinary shares have been approved for listing on the NASDAQ Global Select Market under the symbol "TEAM".

           We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, have elected to comply with reduced public company reporting requirements.

           See "Risk Factors" on page 16 to read about factors you should consider before buying our Class A ordinary shares.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
See "Underwriting" for additional information regarding underwriting compensation.

           To the extent that the underwriters sell more than 22,000,000 Class A ordinary shares, the underwriters have the option to purchase up to an additional 3,300,000 Class A ordinary shares from certain selling shareholders at the initial public offering price less the underwriting discount. We will not receive any of the proceeds from the sale of Class A ordinary shares in this offering by the selling shareholders.

           Entities advised by T. Rowe Price Associates, Inc., each of which is an existing holder of our Class A ordinary shares, have indicated an interest in purchasing up to four million of our Class A ordinary shares in this offering at the initial public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, such entities could determine to purchase more, less or no shares in this offering or the underwriters could determine to sell more, less or no shares to such entities. The underwriters will receive the same discount on any of our Class A ordinary shares purchased by such entities as they will from any other Class A ordinary shares sold to the public in this offering.

           The underwriters expect to deliver the shares against payment in New York, New York on             , 2015.

Goldman, Sachs & Co.		Morgan Stanley
Allen & Company LLC	UBS Investment Bank		Jefferies
Canaccord Genuity	JMP Securities	Raymond James	William Blair

Prospectus dated                               , 2015

Atlassi
TEAM

51,000+	$320M	47%	$7M	10 years
Customers	FY15 revenue	3yr revenue CAGR	FY15 net income	Profitability

Atlassian

JIRA | Confluence | HipChat | Bitbucket

          Neither we, the selling shareholders nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any free writing prospectuses we have prepared. Neither we, the selling shareholders nor the underwriters take responsibility for, and provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Class A ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

          Unless otherwise indicated, all references in this prospectus to "Atlassian" or the "company", "we", "our", "us" or similar terms refer to Atlassian Corporation Plc and its subsidiaries.

          Our consolidated financial statements are presented in U.S. dollars. All references in this prospectus to "$", "U.S. $", "U.S. dollars" and "dollars" mean U.S. dollars, unless otherwise noted.

          No action is being taken in any jurisdiction outside the United States to permit a public offering of our Class A ordinary shares or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A ordinary shares. You should read this entire prospectus carefully, including "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

 Overview

          Our mission is to unleash the potential in every team.

          Our products help teams organize, discuss and complete their work—delivering superior outcomes for their organizations.

          We believe human advancement has always been driven by teamwork—from the great explorations of earth and space to innovations in industry, medicine, music and technology. And while it's common to celebrate the individual genius behind a breakthrough idea, in nearly every case there is a team of unsung heroes that actually get the work done.

          We also believe that the greatest lever teams have to advance humanity lies in the power of software innovation. Through software, contact lenses now monitor and report on the blood glucose levels of diabetes patients, allowing patient and doctor to better manage the disease. Through software, cars can monitor and report on vehicle status, improving driver safety. Through software, people can read, write and converse with people in languages they do not speak. Each of these advances was delivered by teams.

          Software's transformational impact is forcing organizations to use software to innovate, or face disruption from competitors that do. Today, organizations in every industry are becoming software-driven. As a result, the teams that imagine, create and deliver that software are more essential than ever.

          Our company was founded in 2002 to help software teams work better together. From the beginning, our products were designed to help developers collaborate with other non-developer teams involved in software innovation. This breakthrough approach separated us from traditional software providers focused solely on developers.

          As more non-developer teams are exposed to our products, they adopt and extend them to new use cases, bringing our products to other users and other types of teams in their organizations. This has created an expansive market opportunity for us.

          Today, our products serve teams of all shapes and sizes, in virtually every industry—from software and technical teams to IT and service teams, from sales and marketing teams to HR, finance and legal teams. Our products include JIRA for team planning and project management, Confluence for team content creation and sharing, HipChat for team messaging and communications, Bitbucket for team code sharing and management and JIRA Service Desk for team services and support applications.

          Our products form an integrated system for organizing, discussing and completing shared work, becoming deeply entrenched in how people work together and how organizations run. Our products have been used by NASA to design the Mars Rover, by Cochlear to develop aural implants, and by Runkeeper to create GPS fitness tracking applications.

          We founded our company on the premise that great products could sell themselves and we have developed a unique approach to the market that is centered on this belief. We begin with a deep investment in product development to create and refine high-quality and versatile products that users love. We make our products affordable and we transparently share our simple pricing online. We pursue volume by targeting teams in every organization, regardless of size, industry or geography.

          To reach this expansive market, we distribute and sell our products online without traditional sales infrastructure where users can get started in minutes without the need for assistance. We focus on enabling a self-service, low-friction model that makes it easy for users to try, adopt and use our products.

          Our culture of innovation, transparency and dedication to customer service drives our success in implementing and refining this unique approach. We believe this approach fosters innovation, quality, customer happiness, scale and profitability.

          We recognize that users drive the adoption and proliferation of our products and, as a result, we are relentlessly focused on measuring and improving user satisfaction. However, certain metrics presented in this prospectus related to user adoption and proliferation, such as daily visitors, monthly active users and organizations using our products, do not directly drive revenues and changes in these metrics may not be correlated to, or indicative of, the health of our underlying business.

          We believe that one happy user will beget another, thereby expanding the large and organic word-of-mouth community that helps drive our growth. We operate at unusual scale for an enterprise software company, with more than 5 million monthly active users (those who have actively used our products in the 28-day period prior to a particular measurement date) and more than 51,000 customers (organizations that have at least one active and paid license or subscription for which they paid more than $10 per month) across virtually every industry sector in more than 160 countries. Our customers range from small organizations that have adopted one of our products for a small group of users, to 79 of the Fortune 100 and 273 of the Fortune 500, many of which use a multitude of our products across thousands of users.

          Our stated number of customers does not include any organizations (identified by unique domain names) that have only adopted either our free products or licenses that pay us $10 per month or less. Including such organizations, the active use of our products extends beyond our more than 51,000 customers to more than 450,000 organizations, demonstrating the breadth of adoption of our products and the future opportunity available to us to convert additional organizations currently using our products into paying customers. With these customers and organizations using our software today, we are able to reach a vast number of users, gather insights to refine our offerings and generate growing revenue by expanding within them. While historically only a small segment of users have converted to paid versions of our products from free trials or limited free versions, or upgraded beyond the starter license, we will continue to seek to convert this large user base into long-term customers and word-of-mouth advocates over time.

          Our model has allowed us to grow while maintaining profitability for each of the last 10 fiscal years. Our total revenues were $148.5 million, $215.1 million and $319.5 million for the fiscal years ended June 30, 2013, 2014 and 2015, respectively, representing a compound annual growth rate of 46.7% from fiscal 2013 to fiscal 2015. Our total revenues were $67.9 million and $101.8 million for the three months ended September 30, 2014 and 2015, respectively, representing an annual growth rate of 49.9%. We generated net income of $10.8 million, $19.0 million and $6.8 million for the fiscal years ended June 30, 2013, 2014 and 2015, respectively, and $3.6 million and $5.1 million for the three months ended September 30, 2014 and 2015, respectively. We also generated free cash flow of $47.1 million, $65.0 million and $65.5 million for the fiscal years ended June 30, 2013, 2014 and 2015, respectively, and $3.6 million and $8.2 million for the three months ended September 30, 2014 and 2015, respectively.

 Market Trends

  •
  Software is Changing Everything—Software is impacting almost every aspect of our lives and redefining the limits of what people and organizations can achieve. Software is everywhere and increasingly in everything, and organizations of all types and sizes face an existential imperative to drive software innovation.

  •
  Software Teams are Essential and Multi-Dimensional—Teams that can deliver software innovation require a myriad of talents and functional expertise and are critical to each organization's efforts to thrive and compete. Software developers have become more essential and influential and the demand for software development talent has grown.

  •
  Software Team Collaboration is Complex and Challenging—Modern software development is highly creative, iterative and asynchronous, and very complex. Software teams today must iterate and move faster than ever before, and are becoming the model for modern workforce collaboration across all teams.

  •
  Increasing Complexity Makes Collaboration Critical for All Teams—Across the global economy, work is becoming more complex, faster-paced and more collaborative. In addition, more and more teams are now spread across geographies.

  •
  All Teams are Seeking Better Ways to Connect and Get Work Done—As software projects become more cross-functional, knowledge workers throughout organizations have been exposed to the collaboration and workflow practices of software teams. This exposure across organizations has coincided with growing dissatisfaction with traditional productivity tools.

  •
  Teams are Now Making Their Own Technology Choices—Following the "bring your own device" trend, employees are increasingly empowered to "bring your own software", leading to the user-driven viral adoption of new types of consumer-style software products within an organization.

Limitations of Traditional Approaches

Traditional Tools

          Most traditional software development technologies are costly, complex, poorly designed, hard to use and not easily integrated with other software systems. Moreover, these technologies were designed solely for the needs of software developers and do not extend well to other use cases. Other point solutions do not provide the breadth, integration and security that organizations require.

          In an effort to serve the needs of teams and integrate software developers and other knowledge workers, organizations have often relied on traditional personal productivity tools. While these tools are widely used, they were designed many years ago, provide narrow functionality, are not integrated, and are not suited for the demands of managing complex projects among diverse and broadly distributed teams.

Traditional Distribution Models

          Traditional enterprise software distribution models, with their focus on quota-driven sales representatives and reliance on large deals, are not well suited to reach, influence or meet the needs of teams, who are increasingly driving technology purchasing decisions.

          Historically, enterprise software was purchased in a centralized, top down fashion. As a result, purchase decisions were often disconnected from actual user needs and resulted in low adoption rates.

          The consumerization of enterprise technology has given a much broader population of workers a stake and a voice in the procurement of software solutions. Teams of all kinds have increasing freedom to choose the technology they want.

Market Opportunity

          Our products address several large and well-established categories of IT spending. Investment in these traditional categories is expected to total more than $35.0 billion in 2015. According to Gartner, Inc., a market research firm, the Application Development market is expected to be $8.8 billion and the IT Operations market is expected to be $9.1 billion in 2015 for the IT Asset and Financial Management, IT Service Support Management Tools and Automation Tools markets. International Data Corporation ("IDC"), a market research firm, expects the market for Collaborative Applications to be $13.5 billion and the Project and Portfolio Management market to be $3.8 billion in 2015.

          We believe that the limitations of traditional tools and distribution models, coupled with the growing demand for modern collaboration technology, present an opportunity to expand within these traditional categories. By providing affordable, versatile, adaptable and modern software built for the needs of teams, we believe that we can continue to disrupt and increase our share of these large, existing markets.

The Atlassian Way

          Our product strategy, distribution model and company culture work in concert to create unique value for our customers and competitive advantage for our company.

          We invest significantly in developing and refining products that allow teams to achieve their full potential. We make versatile products that can be used in a myriad of ways. Our products are easy to adopt and use and can be distributed and proliferated organically and efficiently.

          We offer these products at affordable price points in a high-velocity online distribution model. Our distribution model does not rely on costly sales infrastructure to push product to our customers. By making our products simple, powerful and easy to adopt, we generate demand from word-of-mouth and viral expansion within organizations. Our model is designed to operate at scale and serve millions of customers.

          We believe that our product strategy, distribution model and company culture are mutually reinforcing. By investing in innovation and making our products affordable and easy to use, we operate without reliance on traditional sales infrastructure, which enhances our distribution model and permits long-term investment in product leadership and our unique culture.

Our Product Strategy

          We have developed and acquired a broad portfolio of products that help teams large and small to organize, discuss and complete their work in a coordinated, efficient and modern fashion.

          Our products, which include JIRA, Confluence, HipChat, Bitbucket and JIRA Service Desk, serve the needs of teams of software developers, IT managers and knowledge workers. While these products provide a range of distinct functionality to users, they share certain core attributes:

  •
  Built for Teams—Our products are singularly designed to help teams work better together and achieve more.

  •
  Easy to Adopt and Use—We invest significantly in research and development to enable our products to be both powerful and extremely easy to use.

  •
  Versatile and Adaptable—We develop simple and well-designed products that are useful in a broad range of workflows and projects.

  •
  Integrated—Our products are integrated and designed to work well together.

  •
  Open—We are dedicated to making our products open and interoperable with a range of other platforms and applications.

Our Distribution Model

          Our high-velocity distribution model is designed to drive exceptional customer scale by making affordable products available via our convenient, low-friction online channel. We focus on product quality, automated distribution and customer service in lieu of a costly traditional sales infrastructure. We rely on word-of-mouth and low-touch demand generation to drive trial, adoption and expansion of our products within customers.

          The following are key attributes of our unique model:

  •
  Innovation-driven—Relative to other enterprise software companies, we invest significantly in research and development rather than sales and marketing.

  •
  Simple and Affordable—We offer our products at affordable prices in a simple and transparent format, with a free trial before purchase.

  •
  Organic and Expansive—Our model benefits from significant customer word-of-mouth about our products that drives traffic to our website.

  •
  Scale-oriented—Our model is designed to generate and benefit from significant customer scale and our goal is to maximize the number of individual users of our software.

  •
  Data-driven—Our scale and the design of our model allows us to gather insights into and improve the customer experience.

Our Culture

          Our company culture is exemplified by our core values:

  •
  Open Company, No Bullsh*t

  •
  Build with Heart and Balance

  •
  Don't #@!% the Customer

  •
  Play, as a Team

  •
  Be the Change You Seek

These values contribute to a culture that is open, innovative, dedicated to our customers, team-driven and long-term focused, all of which enable us to drive customer value and achieve competitive differentiation.

Our Financial Model

          By developing a product strategy, distribution model and culture that are designed around the needs of our customers and users, we believe that we have established a financial model that is favorable for our shareholders. Our model has allowed us to grow customers and revenue steadily while maintaining profitability for each of the last 10 fiscal years. Our model relies on rapidly and efficiently landing new customers and expanding our relationship with them over time. The following are the key elements of our model:

  •
  Significant Investment in Ongoing Product Development and Sales Automation—Our research and development investments enable us to rapidly build new products, continuously enhance our existing products, acquire and integrate technologies and also help us obtain data-driven insights and further automate and streamline our approach to customer acquisition.

  •
  Rapid and Efficient Acquisition of New Customers—By building products that are affordable and easy to adopt and use, we are able to attract customers rapidly without employing a traditional salesforce, and thereby lower the cost of customer acquisition significantly. At September 30, 2015, we had over 5 million monthly active users of our software across more than 450,000 organizations and more than 51,000 customers.

  •
  Continued Expansion—Our success is dependent on our ability to expand the relationship with our existing base of customers. Since our founding, the aggregate sales from customers acquired in any fiscal year have expanded since they first purchased an Atlassian product, through the addition of more users, teams and products.

  •
  Predictability of Sales—As we are not dependent on a traditional sales model and rely on a high-velocity online distribution model, we have historically experienced a linear quarterly sales cycle. Once teams begin working together with our software, we become embedded in their workflows, becoming a system for engagement within organizations. This makes it difficult to displace us and provides us with steady and predictable revenue.

  •
  Positive Free Cash Flow—By reducing customer acquisition cost and establishing a revenue model that has scaled linearly, our model has allowed us to have positive free cash flow for each of the last 10 fiscal years.

Our Growth Strategy

          Our growth strategy is to make our software accessible to every organization, team and user to help them get work done. We intend to continue this approach by adding customers, developing new products, expanding in existing customers and pursuing selective acquisitions.

          Key drivers of our growth strategy include:

  •
  Protect and Promote Our Culture—Our culture is at the foundation of everything we do and fuels our business strategy and success.

  •
  Continue to Refine Our Unique Business Model—We will continue to develop the technology and products that enable our customers to easily adopt and use our products over the Internet.

  •
  Increase Product Value—We intend to continue to increase the value of our software to customers by providing them with a broader, integrated set of products.

  •
  Grow the Atlassian Marketplace and Partner Ecosystem—The Atlassian Marketplace is an open platform that allows independent vendors and developers to continue to develop add-ons and extensions that extend our platform and generate millions of dollars in revenue for both the third-party vendors and for us.

 Risk Factors Summary

          Our business is subject to numerous risks and uncertainties, including those highlighted in "Risk Factors" immediately following this prospectus summary. These risks include, but are not limited to, the following:

  •
  Our rapid growth makes it difficult to evaluate our future prospects and may increase the risk that we will not continue to grow at or near historical rates.

  •
  We may not be able to sustain our revenue growth rate or maintain profitability in the future.

  •
  The markets in which we participate are intensely competitive, and if we do not compete effectively, our business, results of operations and financial condition could be harmed.

  •
  Our distribution model of offering and deploying our products via both the cloud and on premises increases our expenses, may impact revenue recognition timing and may pose other challenges to our business.

  •
  Our business depends on our customers renewing their subscriptions and maintenance plans and purchasing additional licenses or subscriptions from us. Any decline in our customer retention or expansion would harm our future results of operations.

  •
  If we are not able to develop new products and enhancements to our products that achieve market acceptance and that keep pace with technological developments, our business and results of operations would be harmed.

  •
  If we cannot continue to expand the use of our products beyond our initial focus on software developers, our ability to grow our business may be harmed.

  •
  We invest significantly in research and development, and to the extent our research and development investments do not translate into new products or material enhancements to our current products, or if we do not use those investments efficiently, our business and results of operations would be harmed.

  •
  If we fail to effectively manage our growth, our business and results of operations could be harmed.

  •
  If our current marketing model is not effective in attracting new customers, we may need to incur additional expenses to attract new customers and our business and results of operations could be harmed.

  •
  If our security measures are breached or unauthorized access to customer data is otherwise obtained, our products may be perceived as insecure, we may lose existing customers or fail to attract new customers, and we may incur significant liabilities.

  •
  The dual class structure of our ordinary shares has the effect of concentrating voting control with certain shareholders, in particular, our co-chief executive officers and their affiliates, which will limit your ability to influence the outcome of important transactions, including a change in control.

Corporate Information

          The legal and commercial name of our company is Atlassian Corporation Plc. We were registered in Australia in 2002 and reorganized into the United Kingdom in 2014. See "Corporate Structure" for additional information.

          Our registered office is located at Exchange House, Primrose Street, London EC2A 2EG, c/o Herbert Smith Freehills LLP. Our Australian headquarters is located at Level 6, 341 George St.,

Sydney, NSW, 2000 Australia, and our telephone number is +61 2 9262 1443. Our U.S. headquarters is located at 1098 Harrison Street, San Francisco, California 94103 and our telephone number is (415) 701-1110. Our website address is www.atlassian.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. The Atlassian design logo, "Atlassian" and our other registered and common law trade names, trademarks and service marks are the property of Atlassian Corporation Plc or our subsidiaries.

Emerging Growth Company

          The Jumpstart Our Business Startups Act ("JOBS Act") was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as "emerging growth companies". We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act") and certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports. We may take advantage of these exemptions until we are no longer an emerging growth company.

          We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.0 billion in annual sales; (ii) the date we qualify as a "large accelerated filer", with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

          See "Risk Factors—Risks Related to Our Business and Industry—We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A ordinary shares less attractive to investors" for certain risks related to our status as an emerging growth company.

Foreign Private Issuer

          We are incorporated in the United Kingdom, and a majority of our outstanding securities are owned by non-U.S. residents. After the consummation of this offering and under the rules of the U.S. Securities and Exchange Commission ("SEC") and the NASDAQ Stock Market LLC ("NASDAQ"), we will be a "foreign private issuer". As a foreign private issuer, we will be subject to less stringent corporate governance guidelines and different disclosure requirements than U.S. domiciled registrants. For example, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended ("Exchange Act"). Nevertheless, following this offering, we intend to submit quarterly interim consolidated financial data to the SEC under cover of the SEC's Form 6-K. You will be able to read and obtain copies of these reports at the addresses set forth in "Where You Can Find Additional Information". For additional information, see "Risk Factors—Risks Related to Investing in a Foreign Private Issuer or an English Company".

 The Offering

Class A ordinary shares offered by us	22,000,000 shares
Class A ordinary shares to be outstanding after this offering	52,872,107 shares
Class B ordinary shares to be outstanding after this offering	155,803,022 shares
Total Class A ordinary shares and Class B ordinary shares to be outstanding after this offering	208,675,129 shares
Underwriters' option to purchase additional Class A ordinary shares from certain selling shareholders	3,300,000 shares
Use of proceeds

We estimate that our net proceeds from the sale of our Class A ordinary shares that we are offering will be $400.6 million, assuming an initial public offering price of $19.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility and create a public market for our Class A ordinary shares. We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We also may use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. However, we do not have agreements or commitments for any specific acquisitions at this time. We also may use certain of the net proceeds to satisfy tax withholding obligations related to the vesting of restricted share units ("RSUs") held by current and former employees. We will not receive any of the proceeds from the sale of Class A ordinary shares in this offering by the selling shareholders, if any. See "Use of Proceeds" for additional information.

Voting rights

Following this offering, we will have two classes of ordinary shares, Class A ordinary shares and Class B ordinary shares. Class A ordinary shares are entitled to one vote per share and Class B ordinary shares are entitled to ten votes per share.

Holders of our Class A ordinary shares and Class B ordinary shares will generally vote together as a single class, unless otherwise required by law or our amended and restated articles of association. The holders of our outstanding Class B ordinary shares will hold 96.7% of the voting power of our outstanding shares following this offering and will have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of our directors and the approval of any change in control transaction. See "Principal and Selling Shareholders" and "Description of Share Capital" for additional information.

Proposed purchases by current shareholders

Entities advised by T. Rowe Price Associates, Inc., each of which is an existing holder of our Class A ordinary shares, have indicated an interest in purchasing up to four million of our Class A ordinary shares in this offering at the initial public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, such entities could determine to purchase more, less or no shares in this offering or the underwriters could determine to sell more, less or no shares to the entities advised by T. Rowe Price Associates, Inc. The underwriters will receive the same discount on any of our Class A ordinary shares purchased by such entities as they will from any other Class A ordinary shares sold to the public in this offering.

Concentration of ownership

Upon the completion of this offering, our executive officers and directors and shareholders holding more than 5% of our outstanding shares, and their affiliates, will beneficially own, in the aggregate, approximately 81.8% of our outstanding shares as of September 30, 2015. This excludes shares held by entities advised by T. Rowe Price Associates, Inc., who would become a more than 5% holder of our outstanding shares if they purchase the four million shares discussed above. See "Principal and Selling Shareholders—Participation in this Offering" for additional information.

NASDAQ Global Select Market trading symbol	"TEAM"

          The number of Class A ordinary shares and Class B ordinary shares that will be outstanding after this offering is based on 30,872,107 Class A ordinary shares and 155,803,022 Class B ordinary shares outstanding as of September 30, 2015, and excludes:

  •
  15,288,310 Class A ordinary shares issuable upon the exercise of share options outstanding as of September 30, 2015, with a weighted-average exercise price of $2.23 per share;

  •
  9,758,363 Class A ordinary shares issuable upon the vesting of RSUs outstanding as of September 30, 2015;

  •
  1,552,500 Class B ordinary shares issuable upon the exercise of share options outstanding as of September 30, 2015, with a weighted-average exercise price of $0.51 per share;

  •
  1,955,434 RSUs for Class A ordinary shares that have been approved by our board of directors and will be effective as of immediately prior to the date the registration statement, of which this prospectus forms a part, is declared effective; and

  •
  26,400,000 Class A ordinary shares reserved for future issuance under our equity compensation plans, consisting of:

  •
  20,700,000 Class A ordinary shares reserved for future issuance under our 2015 Share Incentive Plan ("2015 Plan"); and

  •
  5,700,000 Class A ordinary shares reserved for future issuance under our 2015 Employee Share Purchase Plan ("ESPP").

          Our 2015 Plan and ESPP, which will become effective on the consummation of this offering, will provide for annual automatic increases in the number of shares reserved thereunder. Our 2015 Plan also will provide for increases in the number of shares reserved thereunder based on awards under our Atlassian UK Employee Share Option Plan ("Share Option Plan"), 2013 U.S. Share Option Plan ("2013 Plan") and 2014 Restricted Share Unit Plan ("2014 Plan") that expire, are forfeited or otherwise repurchased by us, as more fully described in "Management—Compensation—Equity Compensation Plans".

          Other than in our consolidated financial statements, and unless otherwise indicated, the information in this prospectus assumes:

  •
  the filing of our amended and restated articles of association, which will be in effect upon the completion of this offering;

  •
  the automatic conversion of (i) all outstanding convertible Series A preference shares into 12,387,798 Class A ordinary shares, (ii) all outstanding restricted shares into 15,233,149 Class A ordinary shares and (iii) all outstanding convertible Series B preference shares into 15,046,180 Class B ordinary shares as of September 30, 2015, the conversion of each of which will occur immediately prior to the completion of this offering;

  •
  no exercise of the underwriters' option to purchase additional Class A ordinary shares; and

  •
  exercise prices for options for our share capital that are denoted in Australian dollars have been converted into U.S. dollars based on the U.S. Department of Treasury reporting rates of exchange as of September 30, 2015, which provides an exchange rate of U.S. $1.00 to AUS $1.4230.

 Summary Consolidated Financial and Other Data

          The following tables summarize our consolidated financial and other data. We derived the consolidated statements of operations data for the fiscal years ended June 30, 2013, 2014 and 2015 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the unaudited consolidated statements of operations data for the three months ended September 30, 2014 and 2015 and the unaudited consolidated summary of financial position data as of September 30, 2015 from our unaudited consolidated financial statements included elsewhere in this prospectus. We prepare our consolidated financial statements in accordance with International Financial Reporting Standards ("IFRS"), which includes all standards issued by the International Accounting Standards Board ("IASB") and related interpretations issued by the IFRS Interpretations Committee. We have prepared the unaudited consolidated financial statements on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. Our historical results presented below are not necessarily indicative of financial results to be achieved in future periods, and our interim results are not necessarily indicative of results that should be expected for the full fiscal year or any other period. You should read the following summary consolidated financial data in conjunction with "Selected Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues
Subscription	$28,780	$51,007	$85,891	$17,176	$30,467
Maintenance	83,978	112,134	160,373	34,752	50,354
Perpetual license	32,789	44,186	57,373	12,917	15,501
Other	2,965	7,782	15,884	3,077	5,500

Total revenues	148,512	215,109	319,521	67,922	101,822
Cost of revenues(1)(2)	33,031	37,986	52,932	11,846	16,420

Gross profit	115,481	177,123	266,589	56,076	85,402
Operating expenses
Research and development(1)	57,301	78,640	140,853	29,225	45,460
Marketing and sales(1)(2)	18,795	34,968	67,989	11,997	16,262
General and administrative(1)	26,266	41,984	57,330	12,758	17,068

Total operating expenses	102,362	155,592	266,172	53,980	78,790

Operating income	13,119	21,531	417	2,096	6,612
Other non-operating income (expense), net	(1,918)	608	(1,318)	(881)	(137)
Finance income	474	317	226	73	46
Finance costs	(272)	(228)	(74)	(16)	(8)

Income (loss) before income tax benefit (expense)	11,403	22,228	(749)	1,272	6,513
Income tax benefit (expense)	(642)	(3,246)	7,524	2,311	(1,431)

Net income	$10,761	$18,982	$6,775	$3,583	$5,082

Net income per share attributable to ordinary shareholders(3):
Basic	$0.07	$0.11	$0.04	$0.02	$0.03

Diluted	$0.07	$0.11	$0.04	$0.02	$0.03

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands, except per share data)
Weighted-average shares outstanding used to compute net income per share attributable to ordinary shareholders(3):
Basic	140,748	141,530	144,008	144,008	144,008

Diluted	142,558	143,602	145,500	145,488	145,513

Pro forma net income per share attributable to ordinary shareholders(3):
Basic			$0.04		$0.03

Diluted			$0.03		$0.02

Pro forma weighted-average shares outstanding used to compute pro forma net income per share attributable to ordinary shareholders(3) :
Basic			185,112		187,113

Diluted			204,177		205,827

(1)
Amounts include share-based payment expense,
as follows:

Cost of revenues	$251	$625	$2,862	$452	$1,206
Research and development	1,189	5,120	22,842	4,632	5,921
Marketing and sales	583	2,068	6,670	1,142	2,742
General and administrative	1,468	3,551	9,160	1,700	4,227
(2)
Amounts include amortization of intangible assets,
as follows:

Cost of revenues	$7,633	$7,591	$6,417	$1,622	$1,745
Marketing and sales	129	98	40	8	21
(3)
See Note 17 of the Notes to our Consolidated Financial Statements included elsewhere in this prospectus for an explanation of the method used to calculate basic, diluted and pro forma net income per share attributable to ordinary shareholders and the weighted-average number of shares used in the computation of the per share amounts.

	As of September 30, 2015
	Actual	Pro Forma as Adjusted
	(in thousands)
Consolidated Statement of Financial Position Data:
Cash and cash equivalents	$208,332	$610,682
Working capital	67,927	470,277
Total assets	414,155	814,760
Deferred revenue	143,266	143,266
Total shareholders' equity	215,979	616,584

          Our consolidated financial position data as of September 30, 2015 is presented on:

  •
  an actual basis; and

  •
  a pro forma as adjusted basis, giving effect to the sale and issuance of 22,000,000 Class A ordinary shares by us in this offering, based upon the assumed initial public offering price of $19.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          The pro forma as adjusted information set forth in the table above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. In addition, the pro forma as adjusted information takes into consideration approximately $1.7 million of prepaid offering expenses as of September 30, 2015.

          A $1.00 increase or decrease in the assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease each of our pro forma as adjusted cash and cash equivalents, working capital, total assets and total shareholders' equity by approximately $20.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of Class A ordinary shares offered by us would increase or decrease each of our pro forma as adjusted cash and cash equivalents, working capital, total assets and total shareholders' equity by approximately $18.4 million, assuming the assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us.

	Fiscal Year Ended June 30,			Three Months Ended September 30,
Other Data(1):	2013	2014	2015	2014	2015
	(in thousands)
Non-IFRS operating income(2)	$24,372	$40,584	$48,408	$11,652	$22,474
Non-IFRS net income(3)	20,447	35,685	45,522	11,119	18,379
Free cash flow(4)	47,064	65,021	65,545	3,576	8,249

(1)
See "Selected Consolidated Financial and Other Data—Non-IFRS Financial Results" for further information on non-IFRS operating income, non-IFRS net income and free cash flow, and for a reconciliation to the most comparable IFRS measures.

(2)
Non-IFRS operating income is a non-IFRS financial measure that we calculate as operating income excluding share-based payment expense and amortization of intangible assets.

(3)
Non-IFRS net income is a non-IFRS financial measure that we calculate as net income excluding share-based payment expense, amortization of intangible assets and the related tax effects of those items.

(4)
Free cash flow is a non-IFRS financial measure that we calculate as net cash provided by operating activities less purchases of property and equipment and intangible assets.

	As of June 30,			As of September 30,
	2013	2014	2015	2014	2015
Customers	27,676	37,250	48,622	40,070	51,636

RISK FACTORS

          Investing in our Class A ordinary shares involves a high degree of risk. Before making a decision to invest in our Class A ordinary shares, you should carefully consider the following risks, together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes. While we believe that the risks and uncertainties described below are the material risks currently facing us, additional risks that we do not yet know of or that we currently think are immaterial may also arise and harm our business. If any of these risks actually occur, our business, results of operations, financial condition and prospects could be harmed. In that event, the trading price of our Class A ordinary shares could decline, which could cause you to lose all or part of your investment.

 Risks Related to Our Business and Industry

Our rapid growth makes it difficult to evaluate our future prospects and may increase the risk that we will not continue to grow at or near historical rates.

          We have been growing rapidly over the last several years, and as a result, our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. Our recent and historical growth should not be considered indicative of our future performance. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our growth rates may slow and our business would suffer.

We may not be able to sustain our revenue growth rate or maintain profitability in the future.

          Our historical growth rate should not be considered indicative of our future performance and may decline in the future. In future periods, our revenue could grow more slowly than in recent periods or decline for a number of reasons, including any reduction in demand for our products, increase in competition, limited ability to, or our decision not to, increase pricing, contraction of our overall market or our failure to capitalize on growth opportunities. In addition, we expect expenses to increase substantially in the near term, particularly as we continue to make significant investments in research and development and technology infrastructure for our cloud offerings, expand our operations globally and develop new products and features for, and enhancements of, our existing products. In addition, in connection with operating as a public company, we will incur significant additional legal, accounting and other expenses that we did not incur as a private company. As a result of these significant investments, and in particular share-based compensation associated with our growth, we do not expect to achieve IFRS profitability in fiscal year 2016 and may not be able to achieve IFRS profitability in future periods. In addition, the additional expenses we will incur may not lead to sufficient additional revenue to maintain historical revenue growth rates and profitability.

The markets in which we participate are intensely competitive, and if we do not compete effectively, our business, results of operations and financial condition could be harmed.

          The markets for our solutions are fragmented, rapidly evolving and highly competitive, and have relatively low barriers to entry. We face competition from both traditional, larger software vendors offering full collaboration and productivity suites and smaller companies offering point products for features and use cases. Our principal competitors vary depending on the product category and include Microsoft Corporation, IBM, Hewlett-Packard Company, Google, ServiceNow, salesforce.com, Zendesk and several smaller software vendors. In addition, some of our competitors have made acquisitions to offer a more comprehensive product or service offering, which may allow them to compete more effectively with our products. We expect this trend to continue as companies attempt to strengthen or maintain their market positions in an evolving industry. Companies resulting from these possible consolidations may create more compelling product offerings and be able to offer more attractive pricing options, making it more difficult for us to compete effectively.

          Our competitors, particularly our larger competitors with greater financial and operating resources, may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. With the introduction of new technologies, the evolution of our products, and new market entrants, we expect competition to intensify in the future. For example, as we expand our focus into new use cases or other product offerings beyond software development teams, we expect competition to increase. Pricing pressures and increased competition generally could result in reduced sales, reduced margins, losses or the failure of our products to achieve or maintain more widespread market acceptance, any of which could harm our business, results of operations and financial condition.

          Many of our current and potential competitors have greater resources than we do with established marketing relationships, large enterprise salesforces, access to larger customer bases, pre-existing customer relationships, and major distribution agreements with consultants, system integrators and resellers. Additionally, some current and potential customers, particularly large organizations, have elected, and may in the future elect, to develop or acquire their own internal collaboration and productivity software tools that would reduce or eliminate the demand for our solutions.

          Our products seek to serve multiple markets, and we are subject to competition from a wide and varied field of competitors. Some competitors, particularly new and emerging companies, could focus all their energy and resources on one product line or use case and, as a result, any one competitor could develop a more successful product or service in a particular market which could decrease our market share and harm our brand recognition and results of operations. For all of these reasons and others we cannot anticipate today, we may not be able to compete successfully against our current and future competitors, which could harm our business, results of operations and financial condition.

Our distribution model of offering and deploying our products via both the cloud and on premises increases our expenses, may impact revenue recognition timing and may pose other challenges to our business.

          We offer and sell our products via both the cloud and on premises using the customer's own infrastructure. Our cloud offering enables quick setup and subscription pricing, while our on-premises offering permits more customization, a perpetual or term license fee structure and complete application control. Historically, our products were developed in the context of the on-premises offering, and we have less operating experience offering and selling our products via our cloud offering. Although a substantial majority of our revenue has historically been generated from customers using our on-premises products, we believe that over time more customers will move to the cloud offering, and the cloud offering will become more central to our distribution model. As more of our customers transition to the cloud, we may be subject to additional competitive pressures, which may harm our business. Further, as more customers elect our cloud offering as opposed to our on-premises offerings, revenues from such customers is typically lower in the initial year, which may impact our near-term revenue growth rates. If our cloud offering does not develop as quickly as we expect, or if we are unable to continue to scale our systems to meet the requirements of a successful large, cloud offering, our business may be harmed. We are directing a significant portion of our financial and operating resources to implement a robust cloud offering for our products, but even if we continue to make these investments, we may be unsuccessful in growing or implementing our cloud offering that competes successfully against our current and future competitors and our business, results of operations and financial condition could be harmed.

Our business depends on our customers renewing their subscriptions and maintenance plans and purchasing additional licenses or subscriptions from us. Any decline in our customer retention or expansion would harm our future results of operations.

          In order for us to maintain or improve our results of operations, it is important that our customers renew their subscriptions and maintenance plans when existing contract terms expire and that we expand our commercial relationships with our existing customers. Our customers have no obligation to renew their subscriptions or maintenance plans, and our customers may not renew subscriptions or maintenance plans with a similar contract period or with the same or greater number of users. Our customers do not enter into long-term contracts, rather they primarily have monthly or annual terms. Some of our customers have elected not to renew their agreements with us and it is difficult to accurately predict long-term customer retention.

          Our customer retention and expansion may decline or fluctuate as a result of a number of factors, including our customers' satisfaction with our products, our product support, our prices and pricing plans, the prices of competing software products, reductions in our customers' spending levels, new product releases and changes to packaging of our product offerings, mergers and acquisitions affecting our customer base or the effects of global economic conditions. Although it is important to our business that our customers renew their subscriptions and maintenance plans when existing contract terms expire and that we expand our commercial relationships with our existing customers, given the volume of our customers, we do not track the retention rates of our individual customers. As a result, we may be unable to timely address any retention issues with specific customers, which could harm our results of operations. If our customers do not purchase additional licenses or subscriptions or renew their subscriptions or maintenance plans, renew on less favorable terms or fail to add more users, our revenue may decline or grow less quickly, which would harm our future results of operations and prospects.

If we are not able to develop new products and enhancements to our products that achieve market acceptance and that keep pace with technological developments, our business and results of operations would be harmed.

          Our ability to attract new customers and increase revenue from existing customers depends in large part on our ability to enhance and improve our existing products and to introduce compelling new products that reflect the changing nature of our markets. The success of any enhancement to our products depends on several factors, including timely completion and delivery, competitive pricing, adequate quality testing, integration with existing technologies and our platform and overall market acceptance. Any new product or service that we develop may not be introduced in a timely or cost-effective manner, may contain bugs, or may not achieve the market acceptance necessary to generate significant revenue. If we are unable to successfully develop new products, enhance our existing products to meet customer requirements, or otherwise gain market acceptance, our business, results of operations and financial condition would be harmed.

If we cannot continue to expand the use of our products beyond our initial focus on software developers, our ability to grow our business may be harmed.

          Our ability to grow our business depends in part on our ability to persuade current and future customers to expand their use of our products to additional use cases beyond software developers. If we fail to predict customer demands or achieve further market acceptance of our products within these additional areas and teams, or if a competitor establishes a more widely adopted product for these applications, our ability to grow our business may be harmed.

We invest significantly in research and development, and to the extent our research and development investments do not translate into new products or material enhancements to our current products, or if we do not use those investments efficiently, our business and results of operations would be harmed.

          A key element of our strategy is to invest significantly in our research and development efforts to develop new products and enhance our existing products to address additional applications and markets. In fiscal 2014 and 2015, our research and development expenses were 37% and 44% of our revenue, respectively, and during the three months ended September 30, 2014 and 2015, our research and development expenses were 43% and 45% of our revenue, respectively. If we do not spend our research and development budget efficiently or effectively on compelling innovation and technologies, our business may be harmed and we may not realize the expected benefits of our strategy. Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling products and generate revenue, if any, from such investment. Additionally, anticipated customer demand for a product or service we are developing could decrease after the development cycle has commenced, and we would nonetheless be unable to avoid substantial costs associated with the development of any such product or service. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of products that are competitive in our current or future markets, it would harm our business and results of operations.

If we fail to effectively manage our growth, our business and results of operations could be harmed.

          We have experienced and expect to continue to experience rapid growth, which has placed, and may continue to place, significant demands on our management, operational and financial resources. For example, our headcount has grown from 533 employees as of June 30, 2013 to 769 employees as of June 30, 2014 to 1,259 employees as of June 30, 2015. In addition, we operate globally, sell our products to customers in more than 160 countries, and have employees in Australia, the United States, the United Kingdom, the Netherlands, the Philippines, Japan and Germany. We plan to continue to expand our operations into other countries in the future, which will place additional demands on our resources and operations. We have also experienced significant growth in the number of customers, users, transactions and data that our products and our associated infrastructure support. Finally, our organizational structure is becoming more complex and we may need to scale and adapt our operational, financial and management controls, as well as our reporting systems and procedures to manage this complexity. We will require significant capital expenditures and the allocation of management resources to grow and change in these areas. If we fail to successfully manage our anticipated growth and change, the quality of our products may suffer, which could negatively affect our brand and reputation and harm our ability to retain and attract customers.

If our current marketing model is not effective in attracting new customers, we may need to incur additional expenses to attract new customers and our business and results of operations could be harmed.

          Unlike traditional enterprise software vendors, who rely on direct sales methodologies and face long sales cycles, complex customer requirements and substantial upfront sales costs, we utilize a viral marketing model to target new customers. Through this word-of-mouth marketing, we have been able to build our brand with relatively low sales and marketing costs. We also build our customer base through various online marketing activities as well as targeted web-based content and online communications. This strategy has allowed us to build a substantial customer base and community of users who use our products and act as advocates for our brand and solutions, often within their own corporate organizations. Attracting new customers and retaining existing customers requires that we continue to provide high-quality products at an affordable price and convince customers of our value proposition. If we do not attract new customers through word-of-mouth referrals, our revenue may grow more slowly than expected or decline. In addition, high levels of customer satisfaction and market adoption are central to our marketing model. Any decrease in our customers' satisfaction with our products, including as a result of actions outside of our control, could harm word-of-mouth referrals and our brand. If our customer base does not continue to grow through word-of-mouth marketing and viral adoption, we may be required to incur significantly higher sales and marketing expenses in order to acquire new subscribers, which could harm our business and results of operations.

If our security measures are breached or unauthorized access to customer data is otherwise obtained, our products may be perceived as insecure, we may lose existing customers or fail to attract new customers, and we may incur significant liabilities.

          Use of our solutions involve the storage, transmission and processing of our customers' proprietary data, including potentially personal or identifying information. Unauthorized access to, or security breaches of, our products could result in the loss, compromise or corruption of data, loss of business, severe reputational damage adversely affecting customer or investor confidence, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, significant costs for remediation and other liabilities. We have incurred and expect to incur significant expenses to prevent security breaches, including deploying additional personnel and protection technologies, training employees, and engaging third-party experts and consultants. Our errors and omissions insurance coverage covering certain security and privacy damages and claim expenses may not be sufficient to compensate for all liabilities we incur.

          We have in the past experienced breaches of our security measures and our products are at risk for future breaches as a result of third-party action, or employee, vendor or contractor error or malfeasance.

          Because the techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period and, therefore, have a greater impact on the products we offer, the proprietary data contained therein, and ultimately on our business.

One of our marketing strategies is to offer free trials or a limited free version or affordable starter license for certain products, and we may not be able to realize the benefits of this strategy.

          We offer free trials, a limited free version or an affordable starter license for certain products in order to promote additional usage, brand and product awareness and adoption. Historically, a majority of users never convert to a paid version of our products from these free trials or limited free versions or upgrade beyond the starter license. Our marketing strategy also depends in part on persuading users who use the free trials, free version or starter license of our products to convince others within their organization to purchase and deploy our products. To the extent that these users do not become, or lead others to become, customers, we will not realize the intended benefits of this marketing strategy, and our ability to grow our business may be harmed.

Our business model relies on a high volume of transactions and affordable pricing. As lower cost, competitive products are introduced into the marketplace, our ability to generate new customers could be harmed.

          Our business model is based in part on selling our products at prices lower than competing products from other commercial vendors. For example, we offer entry-level pricing for certain products for small teams at a price that typically does not require capital budget approval and is orders-of-magnitude less than the price of traditional enterprise software. As a result, our software is frequently purchased by first-time customers to solve specific problems and not as part of a strategic technology purchasing decision. As competitors enter the market with low cost alternatives to our products, it may be increasingly more difficult for us to compete effectively and our ability to garner new customers could be harmed. We may also from time to time increase our prices. Additionally, some customers may consider our products to be discretionary purchases, which may contribute to reduced demand for our offerings in times of economic uncertainty. If we are unable to sell our software in high volume, across new and existing customers, our business, results of operations and financial condition could be harmed.

We derive, and expect to continue to derive, a substantial majority of our revenue from a limited number of software products.

          We derive, and expect to continue to derive, a substantial majority of our revenue from our JIRA and Confluence products. Revenue generated from our JIRA and Confluence products comprised over two-thirds of our total revenues for each of the prior three fiscal years. As such, the market acceptance of these products is critical to our success. Demand for these products and our other products is affected by a number of factors, many of which are beyond our control, such as continued market acceptance of our products by customers for existing and new use cases, the timing of development and release of new products, features and functionality that are lower cost alternatives introduced by us or our competitors, technological changes and developments within the markets we serve and growth or contraction in our addressable markets. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of our products, our business, results of operations and financial condition could be harmed.

If the Atlassian Marketplace does not continue to be successful, our business and results of operations could be harmed.

          We operate Atlassian Marketplace, an online marketplace, for selling third-party, as well as Atlassian-built, add-ons and extensions. We rely on the Atlassian Marketplace to supplement our promotional efforts and build awareness of our products, and believe that third-party add-ons and extensions from the Atlassian Marketplace facilitate greater usage and customization of our products. From its inception in 2012 to September 30, 2015, the Atlassian Marketplace has generated over $100 million in revenue, including over $80 million in revenue for these third-party vendors. As a result, we have generated over $20 million in revenue from the Atlassian Marketplace during this period. If these vendors and developers stop developing or supporting these add-ons and extensions that they sell on Atlassian Marketplace, our business could be harmed. In addition, third-party add-ons and extensions may not meet the same quality standards that we apply to our own development efforts and, to the extent they contain bugs or defects, they may create disruptions in our customers' use of our products, lead to data loss, damage our brand and reputation and affect the continued use of our products, any of which could harm our business, results of operations and financial condition.

Interruptions or performance problems associated with our technology and infrastructure may harm our business and results of operations.

          Our continued growth depends in part on the ability of our existing and potential customers to access our solutions at any time and within an acceptable amount of time. In addition, we rely almost exclusively on our websites for the downloading and payment of all our products. We have experienced, and may in the future experience, disruptions, data loss, outages and other performance problems with our infrastructure and websites due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints, denial of service attacks or other security-related incidents. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our products and websites become more complex and our user traffic increases. If our products and websites are unavailable or if our users are unable to access our products within a reasonable amount of time, or at all, our business would be harmed. Moreover, we depend on services from various third parties, such as Amazon Web Services and NTT Communications, to maintain our infrastructure and distribute our products via the Internet. Any disruptions in these services, including as a result of actions outside of our control, would significantly impact the continued performance of our products. In the future, these services may not be available to us on commercially reasonable terms, or at all. Any loss of the right to use any of these services could result in decreased functionality of our products until equivalent technology is either developed by us or, if available from another provider, is identified, obtained and integrated into our infrastructure. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, results of operations and financial condition could be harmed.

Real or perceived errors, failures, vulnerabilities or bugs in our products could harm our business and results of operations.

          Errors, failures, vulnerabilities or bugs may occur in our products, especially when updates are deployed or new products are rolled out. Our solutions are often used in connection with large-scale computing environments with different operating systems, system management software, equipment and networking configurations, which may cause errors or failures of products, or other aspects of the computing environment into which they are deployed. In addition, deployment of our products into complicated, large-scale computing environments may expose errors, failures, vulnerabilities or bugs in our products. Any such errors, failures, vulnerabilities or bugs may not be found until after they are deployed to our customers. Real or perceived errors, failures, vulnerabilities or bugs in our products could result in negative publicity, loss of customer data, loss of or delay in market acceptance of our products, loss of competitive position, or claims by customers for losses sustained by them, all of which could harm our business and results of operations.

Any failure to offer high-quality product support may harm our relationships with our customers and our financial results.

          In deploying and using our products, our customers depend on our product support teams to resolve complex technical and operational issues. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for product support. We also may be unable to modify the nature, scope and delivery of our product support to compete with changes in product support services provided by our competitors. Increased customer demand for product support, without corresponding revenue, could increase costs and harm our results of operations. In addition, as we continue to grow our operations and reach a global and vast customer base, we need to be able to provide efficient product support that meets our customers' needs globally at scale. The number of our customers has grown significantly and that will put additional pressure on our support organization. For example, the number of our customers has grown from 37,250 as of June 30, 2014 to 51,636 as of September 30, 2015. In order to meet these needs, we have relied in the past and will continue to rely on third-party contractors and self-service product support to resolve common or frequently asked questions, which supplement our customer support teams. If we are unable to provide efficient product support globally at scale, including through the use of third-party contractors and self-service support, our ability to grow our operations may be harmed and we may need to hire additional support personnel, which could harm our results of operations. Our sales are highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality product support, or a market perception that we do not maintain high-quality product support, could harm our reputation, our ability to sell our products to existing and prospective customers, and our business, results of operations and financial condition.

Our lack of a direct salesforce may impede the growth of our business.

          We do not have a direct salesforce and our sales model does not include traditional, quota-carrying sales personnel. Although we believe our business model can continue to scale without a large enterprise salesforce, our viral marketing model may not continue to be as successful as we anticipate and the absence of a direct sales function may impede our future growth. As we continue to scale our business, a sales infrastructure could assist in reaching larger enterprise customers and growing our revenue. Identifying and recruiting qualified sales personnel and training them would require significant time, expense and attention and would significantly impact our business model. In addition, adding sales personnel would considerably change our cost structure and results of operations, and we may have to reduce other expenses, such as our research and development expenses, in order to accommodate a corresponding increase in sales and marketing expenses and maintain our profitability. If our lack of a direct salesforce limits us from reaching larger enterprise customers and growing our revenue and we are unable to hire, develop and retain talented sales personnel in the future, our revenue growth and results of operations may be harmed.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

          Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly financial results fall below the expectations of investors or any securities analysts who follow us, the price of our Class A ordinary shares could decline substantially. Factors that may cause our revenue, results of operations and cash flows to fluctuate from quarter to quarter include, but are not limited to:

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  our ability to attract new customers, retain and increase sales to existing customers, and satisfy our customers' requirements;

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  changes in our or our competitors' pricing policies and offerings;

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  new products, features, enhancements or functionalities introduced by our competitors;

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  the amount and timing of operating costs and capital expenditures related to the operations and expansion of our business;

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  significant security breaches, technical difficulties or interruptions to our products;

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  the number of new employees added;

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  changes in foreign currency exchange rates or adding additional currencies in which our sales are denominated;

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  the amount and timing of acquisitions or other strategic transactions;

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  extraordinary expenses such as litigation or other dispute-related settlement payments;

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  general economic conditions that may adversely affect either our customers' ability or willingness to purchase additional licenses, subscriptions and maintenance plans, delay a prospective customer's purchasing decision, reduce the value of new license, subscription or maintenance plans or affect customer retention;

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  the impact of new accounting pronouncements; and

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  the timing of the grant or vesting of equity awards to employees, directors or consultants.

          Many of these factors are outside of our control, and the occurrence of one or more of them might cause our revenue, results of operations and cash flows to vary widely. As such, we believe that quarter-to-quarter comparisons of our revenue, results of operations and cash flows may not be meaningful and should not be relied upon as an indication of future performance.

If we are unable to develop and maintain successful relationships with channel partners, our business, results of operations and financial condition could be harmed.

          We have established relationships with certain channel partners to distribute our products. We believe that continued growth in our business is dependent upon identifying, developing and maintaining strategic relationships with our existing and potential channel partners that can drive substantial revenue and provide additional valued-added services to our customers. Our agreements with our existing channel partners are non-exclusive, meaning our channel partners may offer customers the products of several different companies, including products that compete with ours. They may also cease marketing our products with limited or no notice and with little or no penalty. We expect that any additional channel partners we identify and develop will be similarly non-exclusive and not bound by any requirement to continue to market our products. If we fail to identify additional channel partners, in a timely and cost-effective manner, or at all, or are unable to assist our current and future channel partners in independently distributing and deploying our products, our business, results of operations and financial condition could be harmed. If resellers do not effectively market and sell our products, or fail to meet the needs of our customers, our reputation and ability to grow our business may also be harmed.

If we are not able to maintain and enhance our brand, our business, results of operations and financial condition may be harmed.

          We believe that maintaining and enhancing our reputation as a differentiated and category-defining company is critical to our relationships with our existing customers and to our ability to attract new customers. The successful promotion of our brand attributes will depend on a number of factors, including our channel partners' marketing efforts, our ability to continue to develop high-quality products and our ability to successfully differentiate our products from competitive products. In addition, independent industry analysts often provide reviews of our products, as well as the products offered by our competitors, and perception of the relative value of our products in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of our competitors' products, our brand may be harmed.

          The promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, as we expand into new markets, and as more sales are generated through our channel partners. To the extent that these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand, our business may not grow, we may have reduced pricing power relative to competitors, and we could lose customers or fail to attract potential customers, any of which would harm our business, results of operations and financial condition.

Our global operations subject us to risks that can harm our business, results of operations and financial condition.

          A key element of our strategy is to operate globally and sell our products to customers across the world. Operating globally requires significant resources and management attention and will subject us to regulatory, economic, geographic and political risks. In particular, our global operations subject us to a variety of additional risks and challenges, including:

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  increased management, travel, infrastructure and legal compliance costs associated with having operations in many countries;

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  difficulties in enforcing contracts, including so-called "clickwrap" contracts that are entered into online, on which we have historically relied as part of our product licensing strategy, but which may be subject to additional legal uncertainty in some foreign jurisdictions;

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  increased financial accounting and reporting burdens and complexities;

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  requirements or preferences for domestic products, and difficulties in replacing products offered by more established or known regional competitors;

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  differing technical standards, existing or future regulatory and certification requirements and required features and functionality;

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  communication and integration problems related to entering and serving new markets with different languages, cultures and political systems;

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  compliance with foreign privacy and security laws and regulations and the risks and costs of non-compliance;

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  compliance with laws and regulations for foreign operations, including anti-bribery laws (such as the U.S. Foreign Corrupt Practices Act, the U.S. Travel Act, and the U.K. Bribery Act), import and export control laws, tariffs, trade barriers, economic sanctions, and other regulatory or contractual limitations on our ability to sell our products in certain foreign markets, and the risks and costs of non-compliance;

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  heightened risks of unfair or corrupt business practices in certain geographies that may impact our financial results and result in restatements of our consolidated financial statements;

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  fluctuations in currency exchange rates and related effects on our results of operations;

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  difficulties in repatriating or transferring funds from or converting currencies in certain countries;

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  weak economic conditions in each country or region and general economic uncertainty around the world;

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  differing labor standards, including restrictions related to, and the increased cost of, terminating employees in some countries;

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  difficulties in recruiting and hiring employees in certain countries;

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  the preference for localized software and licensing programs;

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  the preference for localized language support;

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  reduced protection for intellectual property rights in some countries and practical difficulties of enforcing rights abroad; and

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  compliance with the laws of numerous foreign taxing jurisdictions, including withholding obligations, and overlapping of different tax regimes.

          Compliance with laws and regulations applicable to our global operations substantially increases our cost of doing business in foreign jurisdictions. We may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could harm our business. In many countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or other regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, reputational harm, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences or the prohibition of the importation or exportation of our products and could harm our business, results of operations and financial condition.

We depend on our executive officers and other key employees and the loss of one or more of these employees or an inability to attract and retain highly skilled employees could harm our business.

          Our success depends largely upon the continued services of our executive officers and key employees. We rely on our leadership team and other key employees in the areas of research and development, products, operations, security, marketing, IT, support and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. In October 2015, our former Chief Financial Officer, Erik Bardman, resigned from the company to focus on matters related to a past employer, including an investigation of certain accounting practices entirely with respect to such past employment. Murray Demo was appointed as our new Chief Financial Officer in October 2015 to replace Mr. Bardman. While Mr. Demo has served on our board of directors since December 2011, including as the chair of our audit committee, he has been our Chief Financial Officer and an executive officer for a short period of time prior to this offering. In addition, we do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers, especially our co-chief executive officers, or key employees could harm our business.

          In addition, in order to execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel in Sydney, Australia, the San Francisco Bay Area, and in other locations where we maintain offices, is intense, especially for engineers experienced in designing and developing software and SaaS applications. We have, from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. In particular, recruiting and hiring senior product engineering personnel to work in our Sydney, Australia office, where our product team is concentrated, has been, and we expect to continue to be, challenging. If we are unable to hire talented product engineering personnel, we may be unable to scale our operations or release new products in a timely fashion and, as a result, customer satisfaction with our products may decline.

          Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, these employers may attempt to assert that the employees or we have breached certain legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the value or perceived value of our equity awards declines, it may harm our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business, results of operations and financial condition could be harmed.

Acquisitions of other businesses, products or technologies could disrupt our business, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

          We have completed a number of acquisitions and expect to evaluate and consider additional strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products, and other assets in the future. We also may enter into relationships with other businesses to expand our products, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies.

          Any acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired companies choose not to work for us, their software and services are not easily adapted to work with our products, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. We may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown risks or liabilities.

          In the future, we may not be able to find other suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Our previous and future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by users, customers, developers or investors.

          Negotiating these transactions can be time consuming, difficult and expensive, and our ability to complete these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if announced, may not be completed. For one or more of those transactions, we may:

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  issue additional equity securities that would dilute our existing shareholders;

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  use cash that we may need in the future to operate our business;

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  incur large charges, expenses or substantial liabilities;

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  incur debt on terms unfavorable to us or that we are unable to repay;

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  encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

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  become subject to adverse tax consequences, substantial depreciation, impairment or deferred compensation charges.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovative approach, creativity and teamwork fostered by our culture and our business could be harmed.

          We believe that a critical contributor to our success has been our corporate culture, which we believe fosters innovation, teamwork and an emphasis on customer-focused results. In addition, we believe that our culture creates an environment that drives and perpetuates our product strategy and low-cost distribution approach. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain our corporate culture. Any failure to preserve our culture could harm our future success, including our ability to retain and recruit personnel, innovate and operate effectively and execute on our business strategy.

We face exposure to foreign currency exchange rate fluctuations.

          While we sell our products exclusively in U.S. dollars, we incur expenses in currencies other than the U.S. dollar, which exposes us to foreign currency exchange rate fluctuations. Because a large percentage of our expenses are denominated in the Australian dollar and due to the Australian dollar's recent weakening position relative to the U.S. dollar, our results of operations were positively impacted by foreign currency rate fluctuations in recent periods. However, this may not continue, and future fluctuations could negatively impact our results of operations. In addition, in the future, we may transact in non-U.S. dollar currencies for our products, and, accordingly, future changes in the value of non-U.S. dollar currencies relative to the U.S. dollar could affect our revenue and results of operations due to transactional and translational remeasurements that are reflected in our results of operations.

          We do not currently maintain a meaningful program to hedge exposures in non-U.S. dollar currencies. Moreover, other than our U.S. subsidiaries, our subsidiaries maintain net assets that are denominated in currencies other than the U.S. dollar. In the future, we may use derivative instruments, such as non-U.S. dollar currency forward and option contracts, to hedge certain exposures to fluctuations in non-U.S. dollar currency exchange rates. The use of such hedging instruments may not fully offset the adverse financial effects of unfavorable movements in non-U.S. dollar exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

We are subject to government regulation, including import, export, economic sanctions and anti-corruption laws and regulations, that may expose us to liability and increase our costs.

          Various of our products are subject to U.S. export controls, including the U.S. Department of Commerce's Export Administration Regulations and economic and trade sanctions regulations administered by the U.S. Treasury Department's Office of Foreign Assets Controls. These regulations may limit the export of our products and provision of our services outside of the United States, or may require export authorizations, including by license, a license exception or other appropriate government authorizations, including annual or semi-annual reporting and the filing of an encryption registration. Export control and economic sanctions laws may also include prohibitions on the sale or supply of certain of our products to embargoed or sanctioned countries, regions, governments, persons and entities. In addition, various countries regulate the importation of certain products, through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products. The exportation, reexportation, and importation of our products and the provision of services, including by our partners, must comply with these laws or else we may be adversely affected, through reputational harm, government investigations, penalties, and a denial or curtailment of our ability to export our products or provide services. Complying with export control and sanctions laws may be time consuming and may result in the delay or loss of sales opportunities. Although we take precautions to prevent our products from being provided in violation of such laws, we are aware of previous exports of certain of our products to a small number of persons and organizations that are the subject of U.S. sanctions or located in countries or regions subject to U.S. sanctions. If we are found to be in violation of U.S. sanctions or export control laws, it could result in substantial fines and penalties for us and for the individuals working for us. Changes in export or import laws or corresponding sanctions, may delay the introduction and sale of our products in international markets, or, in some cases, prevent the export or import of our products to certain countries, regions, governments, persons or entities altogether, which could adversely affect our business, financial condition and results of operations.

          We are also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries from authorizing, offering or providing improper payments or benefits to officials and other recipients for improper purposes. We rely on certain third parties to support our sales and regulatory compliance efforts and can be held liable for their corrupt or other illegal activities, even if we do not explicitly authorize or have actual knowledge of such activities. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.

We recognize certain revenue streams over the term of our subscription and maintenance contracts. Consequently, downturns in new sales may not be immediately reflected in our results of operations and may be difficult to discern.

          We generally recognize subscription and maintenance revenue from customers ratably over the terms of their contracts. As a result, a significant portion of the revenue we report in each quarter is derived from the recognition of deferred revenue relating to subscription and maintenance plans entered into during previous quarters. Consequently, a decline in new or renewed licenses, subscriptions and maintenance plans in any single quarter may only have a small impact on our revenue results for that quarter. However, such a decline will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our products, and potential changes in our pricing policies or rate of expansion or retention, may not be fully reflected in our results of operations until future periods. We may also be unable to reduce our cost structure in line with a significant deterioration in sales. In addition, a significant majority of our costs are expensed as incurred, while a significant portion of our revenue is recognized over the life of the agreement with our customer. As a result, increased growth in the number of our customers could continue to result in our recognition of more costs than revenue in the earlier periods of the terms of certain of our customer agreements. Our subscription and maintenance revenue also makes it more difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from certain new customers must be recognized over the applicable term.

If we fail to integrate our products with a variety of operating systems, software applications, platforms and hardware that are developed by others, our products may become less marketable, less competitive, or obsolete and our results of operations would be harmed.

          Our products must integrate with a variety of network, hardware, and software platforms, and we need to continuously modify and enhance our products to adapt to changes in hardware, software, networking, browser and database technologies. In particular, we have developed our products to be able to easily integrate with third-party SaaS applications, including the applications of software providers that compete with us, through the interaction of application programming interfaces, or APIs. In general, we rely on the fact that the providers of such software systems continue to allow us access to their APIs to enable these customer integrations. To date, we have not relied on a long-term written contract to govern our relationship with these providers. Instead, we are subject to the standard terms and conditions for application developers of such providers, which govern the distribution, operation and fees of such software systems, and which are subject to change by such providers from time to time. Our business may be harmed if any provider of such software systems:

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  discontinues or limits our access to its APIs;

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  modifies its terms of service or other policies, including fees charged to, or other restrictions on us or other application developers;

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  changes how customer information is accessed by us or our customers;

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  establishes more favorable relationships with one or more of our competitors; or

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  develops or otherwise favors its own competitive offerings over ours.

          We believe a significant component of our value proposition to customers is the ability to optimize and configure our products with these third-party SaaS applications through our respective APIs. If we are not permitted or able to integrate with these and other third-party SaaS applications in the future, demand for our products could be harmed and our business and results of operations would be harmed.

          In addition, an increasing number of individuals within organizations are utilizing mobile devices to access the Internet and corporate resources and to conduct business. We have designed and continue to design mobile applications to provide access to our products through these devices. If we cannot provide effective functionality through these mobile applications as required by organizations and individuals that widely use mobile devices, we may experience difficulty attracting and retaining customers. Failure of our products to operate effectively with future infrastructure platforms and technologies could also reduce the demand for our products, resulting in customer dissatisfaction and harm to our business. If we are unable to respond to changes in a cost-effective manner, our products may become less marketable, less competitive or obsolete and our results of operations may be harmed.

Because our products can be used to collect and store personal information, global privacy and data security concerns could result in additional costs and liabilities to us or inhibit sales of our products.

          Personal privacy and data security have become significant issues in the United States, Europe and in many other jurisdictions where we offer our products. The regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many federal, state and foreign government bodies and agencies have adopted, or are considering adopting, laws and regulations regarding the collection, use and disclosure of personal information. In the United States, these include rules and regulations promulgated under the authority of federal agencies and state attorneys general and consumer protection agencies. Globally, virtually every jurisdiction in which we operate has established its own data security and privacy legal framework with which we or our customers must comply, including the Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data, or the Data Protection Directive, established in the European Union and data protection legislation of the individual member states subject to the Directive. The Data Protection Directive will likely be replaced in time with the pending European General Data Protection Regulation which may impose additional obligations and risk upon our business. In many jurisdictions enforcement actions and consequences for non-compliance are also rising.

          If we are not able to comply with certain regulations or produce various certifications, such as SOC2, which is an audited report on the effectiveness of a service organization's internal controls regarding the security, availability, processing integrity, confidentiality and data privacy maintained by the organization, our business and reputation may be harmed. As a result of the October 6, 2015 European Union Court of Justice ("ECJ") opinion in Schrems v. Data Protection Commissioner which invalidated the U.S.-EU Safe Harbor Framework as a means of legitimizing transfers of personal data from the European Economic Area ("EEA") to the United States, we may be unsuccessful in establishing legitimate means for transferring personal data from the EEA to our locations in the United States, or we may experience hesitancy, reluctance or refusal by European or multi-national customers to continue to use our services due to the perceived potential risk exposure and additional costs to such customers. We and our customers are at risk of enforcement actions taken by an European Union data protection authority until such point in time that we ensure that all data transfers to us from the EEA are legitimized. Despite actions we have taken or will be taking to address the changes brought on by the ECJ opinion, we may be unsuccessful in establishing a conforming means of transferring data from the EEA due to ongoing legislative activity that could vary the current data protection landscape. As we expand into new industries and grow our customer base, we will need to comply with these and other new requirements. If we cannot comply or if we incur a violation in one or more of these requirements, some customers may be limited in their ability to purchase our products, our growth could be harmed and we could incur significant liabilities.

          In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us. Further, our customers may require us to comply with more stringent privacy and data security contractual requirements or obtain certifications that we do not currently have and any failure to obtain these certifications could reduce the demand for our products. If we were required to obtain additional industry certifications, we would incur significant additional expenses and we would have to divert resources which could slow the release of new products, all of which could harm our ability to effectively compete.

          Because the interpretation and application of many privacy and data protection laws are uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our products. If so, in addition to the possibility of fines, lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products, which could harm our business. Any inability to adequately address privacy and data security concerns, even if unfounded, or comply with applicable privacy or data security laws, regulations and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales and harm our business.

          Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our customers may limit the adoption and use of, and reduce the overall demand for, our products.

We may be sued by third parties for alleged infringement or misappropriation of their proprietary rights.

          There is considerable patent and other intellectual property development activity in our industry. Our future success depends in part on not infringing upon or misappropriating the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon or misappropriating such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology, or technology that we obtain from third parties. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products or using certain technologies, require us to implement expensive work-arounds or require that we comply with other unfavorable terms. In the case of infringement or misappropriation caused by technology that we obtain from third parties, any indemnification or other contractual protections we obtain from such third parties, if any, may be insufficient to cover the liabilities we incur as a result of such infringement or misappropriation. We may also be obligated to indemnify our customers or business partners in connection with any such litigation and to obtain licenses, modify our products or refund fees, which could further exhaust our resources. In addition, we may incur substantial costs to resolve claims or litigation, whether or not successfully asserted against us, which could include payment of significant settlement, royalty or license fees, modification of our products or refunds to customers of fees. Even if we were to prevail in the event of claims or litigation against us, any claim or litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and other employees from our business operations and disrupt our business.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.

          Our agreements with customers and other third parties may include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons, or other liabilities relating to or arising from our products or other acts or omissions. The term of these contractual provisions often survives termination or expiration of the applicable agreement. Large indemnity payments or damage claims from contractual breach could harm our business, results of operations and financial condition. Although we normally contractually limit our liability with respect to such obligations, we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other current and prospective customers, reduce demand for our products, and harm our business, results of operations and financial condition.

We use open source software in our products that may subject our products to general release or require us to re-engineer our products, which may harm our business.

          We use open source software in our products and expect to continue to use open source software in the future. There are uncertainties regarding the proper interpretation of and compliance with open source software licenses. Consequently, there is a risk that the owners of the copyrights in such open source software may claim that the open source licenses governing their use impose certain conditions or restrictions on our ability to use the software that we did not anticipate. Such owners may seek to enforce the terms of the applicable open source license, including by demanding release of the source code for the open source software, derivative works of such software, or, in some cases, our proprietary source code that uses or was developed using such open source software. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our products, any of which could result in reputational harm and would harm our business and results of operations. In addition, if the license terms for the open source software we utilize change, we may be forced to re-engineer our products or incur additional costs to comply with the changed license terms or to replace the affected open source software. Although we have implemented policies and tools to regulate the use and incorporation of open source software into our products, we cannot be certain that we have not incorporated open source software in our products in a manner that is inconsistent with such policies.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

          Our success and ability to compete depend in part upon our intellectual property. We primarily rely on a combination of patent, copyright, trade secret and trademark laws, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. Even in cases where we seek patent protection, there is no assurance that the resulting patents will effectively protect every significant feature of our products. In addition, we believe that the protection of our trademark rights is an important factor in product recognition, protecting our brand and maintaining goodwill. If we do not adequately protect our rights in our trademarks from infringement, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business. In any event, in order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights.

          For example, in order to promote the transparency and adoption of our downloadable software, we provide our customers with the ability to request a copy of the source code of those products, which they may customize for their internal use under limited license terms, subject to confidentiality and use restrictions. If any of our customers misuses or distributes our source code in violation of our agreements with them, or anyone else obtains access to our source code, it could cost us significant time and resources to enforce our rights and remediate any resulting competitive harms.

          Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming and distracting to management. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights, which could result in the impairment or loss of portions of our intellectual property rights. Our failure to secure, protect and enforce our intellectual property rights could harm our brand and our business.

We may require additional capital to support our operations or the growth of our business and we cannot be certain that we will be able to secure this capital on favorable terms, or at all.

          We may require additional capital to respond to business opportunities, challenges, acquisitions, a decline in the level of license, subscription or maintenance revenue for our products, or unforeseen circumstances. We may not be able to timely secure debt or equity financing on favorable terms, or at all. Any debt financing obtained by us could involve restrictive covenants relating to financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing shareholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our Class A ordinary shares. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value added or similar taxes, and we could be subject to liability with respect to past or future sales, which could harm our results of operations.

          We do not collect sales and use, value added and similar taxes in all jurisdictions in which we have sales, based on our understanding that such taxes are not applicable. Sales and use, value added and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties, and interest, and we may be required to collect such taxes in the future. Such tax assessments, penalties and interest, or future requirements may harm our results of operations.

Our global operations and structure subject us to potentially adverse tax consequences.

          We generally conduct our global operations through subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. A change in our global operations could result in higher effective tax rates, reduced cash flows and lower overall profitability. In particular, our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant revenue and taxing authorities may disagree with positions we have taken generally, or our determinations as to the value of assets sold or acquired or income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations.

          We restructured our corporate entities in 2014 and, as a result, our parent entity is now a company organized in the United Kingdom. Certain government agencies in jurisdictions where we and our affiliates do business have had an extended focus on issues related to the taxation of multinational companies. In addition, the Organization for Economic Co-operation and Development has initiated a base erosion and profit shifting project which seeks to establish certain international standards for taxing the worldwide income of multinational companies. As a result of these developments, the tax laws of certain countries in which we and our affiliates do business could change on a prospective or retroactive basis, and any such changes could increase our liabilities for taxes, interest and penalties, and therefore could harm our cash flows, results of operations and financial position.

Certain estimates of market opportunity, forecasts of market growth and our operating metrics included in this prospectus may prove to be inaccurate.

          Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this prospectus relating to the size and expected growth of our target market may prove to be inaccurate. Even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. In addition, our monthly active user metric is calculated using internal analytics and is subject to a number of assumptions and extrapolations, and as a result, the actual number of monthly active users may be different than our disclosed numbers.

Changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself may diminish the demand for our products, and could harm our business.

          The future success of our business depends upon the continued use of the Internet as a primary medium for commerce, communication, and business applications. Federal, state, or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. Changes in these laws or regulations could require us to modify our products in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees, or other charges for accessing the Internet or commerce conducted via the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally, or result in reductions in the demand for Internet-based products such as ours. In addition, the use of the Internet as a business tool could be harmed due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility, and quality of service. The performance of the Internet and its acceptance as a business tool has been harmed by "viruses", "worms", and similar malicious programs and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the Internet is adversely affected by these issues, demand for our products could decline.

Catastrophic events may disrupt our business.

          Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could harm our business. We have a large employee presence in San Francisco, California and we operate or utilize data centers that are located in northern California and Virginia. The west coast of the United States contains active earthquake zones. In the event of a major earthquake, hurricane or catastrophic event such as fire, power loss, telecommunications failure, cyber-attack, war or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our application development, lengthy interruptions in our products, breaches of data security and loss of critical data, all of which could harm our business, results of operations and financial condition.

          Additionally, we rely on our network and third-party infrastructure and applications, internal technology systems, and our websites for our development, marketing, operational support, hosted services and sales activities. If these systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver products to our customers would be impaired.

          As we grow our business, the need for business continuity planning and disaster recovery plans will grow in significance. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business and reputation would be harmed.

Adverse economic conditions could negatively impact our business.

          Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers. Our business depends on demand for business software applications generally and for collaboration software solutions in particular. In addition, the market adoption of our products and our revenue is dependent on the number of users of our products. To the extent that weak economic conditions reduce the number of personnel providing development or engineering services or that limit the available budgets within organizations for software products, demand for our products may be harmed. If economic conditions deteriorate, our customers and prospective customers may elect to decrease their information technology budgets, which would limit our ability to grow our business and harm our results of operations.

 Risks Related to Ownership of Our Class A Ordinary Shares and this Offering

The dual class structure of our ordinary shares has the effect of concentrating voting control with certain shareholders, in particular, our co-chief executive officers and their affiliates, which will limit your ability to influence the outcome of important transactions, including a change in control.

          Our Class B ordinary shares have ten votes per share, and our Class A ordinary shares, which are the shares we are selling in this offering, have one vote per share. Upon the completion of this offering, shareholders who hold our Class B ordinary shares will collectively hold 96.7% of the voting power of our outstanding share capital and in particular, our co-chief executive officers, Messrs. Cannon-Brookes and Farquhar, will collectively hold 86.6% of the voting power of our outstanding share capital. After the completion of this offering, the holders of our Class B ordinary shares will collectively continue to control a majority of the combined voting power of our share capital and therefore be able to control substantially all matters submitted to our shareholders for approval so long as our Class B ordinary shares represent at least 10% of all of our outstanding Class A ordinary shares and Class B ordinary shares. These holders of our Class B ordinary shares may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might ultimately affect the market price of our Class A ordinary shares.

          Future transfers by holders of our Class B ordinary shares will generally result in those shares converting into our Class A ordinary shares, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of our Class B ordinary shares into our Class A ordinary shares will have the effect, over time, of increasing the relative voting power of those holders of Class B ordinary shares who retain their shares in the long term. If, for example, Messrs. Cannon-Brookes and Farquhar retain a significant portion of their holdings of our Class B ordinary shares for an extended period of time, they will control a significant portion of the voting power of our share capital for the foreseeable future. As members of our board of directors, Messrs. Cannon-Brookes and Farquhar each owe statutory and fiduciary duties to us and must act in good faith and in a manner they consider would be most likely to promote the success of the company for the benefit of shareholders as a whole. As shareholders, Messrs. Cannon-Brookes and Farquhar are entitled to vote their shares in their own interests, which may not always be in the interests of our shareholders generally. For a description of the dual class structure, see "Description of Share Capital".

Participation in this offering by entities advised by T. Rowe Price Associates, Inc., each of which is an existing holder of our Class A ordinary shares, could reduce the public float for our shares.

          Entities advised by T. Rowe Price Associates, Inc., each of which is an existing holder of our Class A ordinary shares, have indicated an interest in purchasing up to four million of our Class A ordinary shares in this offering at the initial public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, such entities could determine to purchase more, less or no shares in this offering or the underwriters could determine to sell more, less or no shares to the entities advised by T. Rowe Price Associates, Inc.

          If entities advised by T. Rowe Price Associates, Inc. are allocated all or a portion of the shares in which they have indicated an interest in this offering or more, and purchase any such shares, such purchase could reduce the available public float for our shares if such entities hold these shares long term.

There has been no prior market for our Class A ordinary shares and an active market may not develop or be sustained and investors may not be able to resell their shares at or above the initial public offering price.

          There has been no public market for our Class A ordinary shares prior to this offering. The initial public offering price for our Class A ordinary shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Class A ordinary shares following this offering. If you purchase our Class A ordinary shares in this offering, you may not be able to resell those shares at or above the initial public offering price, if at all. An active or liquid market in our Class A ordinary shares may not develop following this offering or, if it does develop, it may not be sustainable.

The market price of our Class A ordinary shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

          The trading price of our Class A ordinary shares is likely to be volatile and could fluctuate widely regardless of our operating performance. The market price of our Class A ordinary shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

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  actual or anticipated fluctuations in our results of operations;

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  the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

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  failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates or ratings changes by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

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  announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

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  changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

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  price and volume fluctuations in the overall stock market from time to time, including as a result of trends in the economy as a whole;

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  changes in accounting standards, policies, guidelines, interpretations or principles;

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  actual or anticipated developments in our business or our competitors' businesses or the competitive landscape generally;

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  announced or completed acquisitions of businesses or technologies by us or our competitors;

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  developments or disputes concerning our intellectual property or our products, or third-party proprietary rights;

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  new laws or regulations, new interpretations of existing laws, or the new application of existing regulations to our business;

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  any major change in our board of directors or management;

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  additional Class A ordinary shares being sold into the market by us or our existing shareholders or the anticipation of such sales;

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  changes in operating performance and stock market valuations of technology companies in our industry;

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  lawsuits threatened or filed against us; and

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  other events or factors, including those resulting from war, incidents of terrorism, or responses to these events.

          In addition, the stock markets, and in particular the market on which our Class A ordinary shares will be listed, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from operating our business, and harm our business, results of operations and financial condition.

Substantial future sales of our Class A ordinary shares could cause the market price of our Class A ordinary shares to decline.

          The market price of our Class A ordinary shares could decline as a result of substantial sales of our Class A ordinary shares, particularly sales by our directors, executive officers and significant shareholders, a large number of our Class A ordinary shares becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. After this offering, we will have 52,872,107 outstanding Class A ordinary shares and 155,803,022 Class B ordinary shares, based on the number of shares outstanding as of September 30, 2015. This includes the Class A ordinary shares offered in this offering, which may be resold in the public market immediately. The remaining shares are currently restricted as a result of market stand-off agreements and provisions in our articles of association restricting their sale for a period of up to 180 days after the date of this prospectus, subject to certain exceptions. In addition, certain of these shares are subject to lock-up agreements with the underwriters, and Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, as representatives of the underwriters, may, in their sole discretion, permit our officers, directors, employees and current shareholders who are subject to lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

          Additionally, the shares subject to outstanding options and RSU awards under our equity incentive plans and the shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. See "Shares Eligible for Future Sale" for a more detailed description of sales that may occur in the future.

          Upon completion of this offering, shareholders owning an aggregate of 13,385,820 Class A ordinary shares and 154,190,520 Class B ordinary shares will be entitled, under contracts providing for registration rights, to require us to register their shares for public sale in the United States. We also intend to register Class A ordinary shares that we may issue under our employee equity incentive plans and ESPP. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to certain market stand-off or lock-up agreements.

          Sales of our Class A ordinary shares as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the market price of our Class A ordinary shares to fall and make it more difficult for you to sell our Class A ordinary shares.

We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A ordinary shares less attractive to investors.

          We are an "emerging growth company", as defined in the federal securities laws, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being immediately required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Class A ordinary shares less attractive because we may rely on these exemptions. If some investors find our Class A ordinary shares less attractive as a result, there may be a less active trading market for our Class A ordinary shares and our share price may be more volatile. We may remain an "emerging growth company" until the last day of the fiscal year following the five-year anniversary of the completion of this offering, although if the market value of our Class A ordinary shares that is held by non-affiliates exceeds $700 million as of the end of the second quarter of a fiscal year prior to the five-year anniversary, we would cease to be an "emerging growth company" as of the following December 31.

The requirements of being a public company may strain our resources, divert management's attention, and affect our ability to attract and retain executive officers and qualified board members.

          As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the exchange upon which our shares are listed and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company" or if we were to lose our status as a "foreign private issuer" as discussed below. The Exchange Act requires, among other things, that we file annual reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. We will be required to disclose changes made in our internal control and procedures on a quarterly basis and we will be required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering. However, our independent registered public accounting firm will not be required to formally audit and attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an "emerging growth company". As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management's attention may be diverted from other business concerns, which could harm our business, results of operations and financial condition. In addition, the pressures of operating a public company may divert management's attention to delivering short-term results, instead of focusing on long-term strategy.

          We also expect that being a public company will make it more expensive for us to maintain adequate director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation and leadership development committee, and qualified executive officers.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A ordinary shares may be harmed.

          As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. We will also be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of Class A ordinary shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

We may invest or spend the proceeds of this offering or our future operating profits in ways with which you may not agree or in ways which may not yield a return.

          Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase the value of our business, which could cause our share price to decline.

          Moreover, we have in the past and intend to continue in the future, to donate on an annual basis a portion of our operating profit, all revenues associated with our starter licenses for on-premises products and a portion of our employee time to non-profit and charitable causes, which may not increase the value of our business. We donated an aggregate of $1.2 million, $1.3 million and $1.5 million in fiscal 2013, 2014 and 2015, respectively, which represented 0.8%, 0.6% and 0.5% of our revenues and 11%, 7% and 23% of our net income in those years, respectively.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

          The trading market for our Class A ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our Class A ordinary shares would be harmed. If one or more of the analysts who cover us downgrade our Class A ordinary shares or publish inaccurate or unfavorable research about our business, our Class A ordinary share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A ordinary shares could decrease, which might cause our Class A ordinary share price and trading volume to decline.

We do not expect to declare dividends in the foreseeable future.

          We currently anticipate that we will retain future earnings for the development, operation and expansion of our business, and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to shareholders will therefore be limited to the increase, if any, of our share price, which may never occur.

Risks Related to Investing in a Foreign Private Issuer or an English Company

As a foreign private issuer, we are permitted to report our financial results under IFRS, are exempt from certain rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company and our Class A ordinary shares are not listed, and we do not intend to list our shares, on any market in the United Kingdom, our country of incorporation. This may limit the information available to holders of our Class A ordinary shares.

          We are a "foreign private issuer", as defined in the SEC's rules and regulations and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. In addition, our officers and directors are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while we expect to submit quarterly interim consolidated financial data to the SEC under cover of the SEC's Form 6-K, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. We cannot predict if investors will find our Class A ordinary shares less attractive because of these exemptions. If some investors find our Class A ordinary shares less attractive, there may be a less active trading market for our Class A ordinary shares and our share price may be more volatile.

          Furthermore, our shares are not listed and we do not currently intend to list our shares on any market in the United Kingdom, our country of incorporation. As a result, we are not subject to the reporting and other requirements of companies listed in the United Kingdom. Accordingly, there will be less publicly available information concerning our company than there would be if we were a public company organized in the United States.

          In addition, we report our financial statements under IFRS. There have been and there may in the future be certain significant differences between IFRS and generally accepted accounting principles adopted in the United States ("U.S. GAAP"), including differences related to revenue recognition, share-based compensation expense, income tax and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices in lieu of certain requirements under the NASDAQ listing standards. This may afford less protection to holders of our Class A ordinary shares than U.S. regulations.

          As a foreign private issuer whose shares are expected to be listed on the NASDAQ Global Select Market, we are permitted to follow English corporate law and the Companies Act 2006

("Companies Act") with regard to certain aspects of corporate governance in lieu of certain requirements under the NASDAQ listing standards.

          A foreign private issuer must disclose in its annual reports filed with the SEC each requirement under the NASDAQ listing standards with which it does not comply, followed by a description of its applicable home country practice. Our home country practices differ in significant respects from the corporate governance requirements applicable to U.S. domestic issuers listed on the NASDAQ Global Select Market and may, therefore, afford less protection to holders of our Class A ordinary shares.

          We may rely on exemptions available under the NASDAQ listing standards to a foreign private issuer and follow our home country practices in the future, and as a result, you may not be provided with the benefits of certain corporate governance requirements of the NASDAQ listing standards.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

          In order to maintain our current status as a foreign private issuer, either (1) a majority of voting power of our shares must be either directly or indirectly owned of record by non-residents of the United States or (2) (a) a majority of our executive officers or directors must not be U.S. citizens or residents, (b) more than 50% of our assets cannot be located in the United States, and (c) our business must be administered principally outside the United States. If we lost this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We would also be required under current SEC rules to prepare our financial statements in accordance with U.S. GAAP and modify certain of our corporate governance practices in accordance with various SEC rules and the NASDAQ listing standards. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

Provisions contained in our articles of association and under the laws of England may frustrate or prevent an attempt to obtain control of us.

          Provisions in our articles of association, as amended and restated in connection with this offering, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated articles of association include provisions that:

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  specify that general meetings of our shareholders can be called only by our board of directors, the chair of our board of directors, or one of our co-chief executive officers (or otherwise by shareholders in accordance with the Companies Act); and

  •
  provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum.

          Provisions of the laws of England may also have the effect of delaying or preventing a change of control or changes in our management. The Companies Act includes provisions that:

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  require that any action to be taken by our shareholders be effected at a duly called general meeting (including the annual general meeting) and not by written consent; and

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  require the approval of the holders of at least 75% of our outstanding shares to amend the provisions of our articles of association.

          These provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

          In addition, because we are a public limited company whose registered office is in the United Kingdom, we may become subject to the U.K. City Code on Takeovers and Mergers ("Takeover Code") which is issued and administered by the U.K. Panel on Takeovers and Mergers ("Takeover Panel"). The Takeover Code applies, among other things, to an offer for a public company whose registered office is in the United Kingdom and whose securities are admitted to trading on a regulated market or multilateral trading facility in the United Kingdom (and for these purposes NASDAQ does not fall within the definition of regulated market or multilateral trading facility), or to an offer for a public company whose registered office is in the United Kingdom if the company is considered by the Takeover Panel to have its place of central management and control in the United Kingdom. Although we believe that the Takeover Code does not apply to us, the Takeover Panel will be responsible for determining whether we have our place of central management and control in the United Kingdom by looking at various factors, including the structure of our board of directors and where they are resident.

          If at the time of a takeover offer the Takeover Panel determines that we have our place of central management and control in the United Kingdom, or if at that time we have our shares admitted to trading on a regulated market or multilateral trading facility in the United Kingdom (or a regulated market in one or more member states of the European Economic Area), we would be subject to a number of rules and restrictions, including but not limited to the following: (1) our ability to enter into deal protection arrangements with a bidder would be extremely limited; (2) we may not, without the approval of our shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (3) we would be obliged to provide equality of information to all bona-fide competing bidders.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

          We are incorporated under English law. The rights of holders of Class A ordinary shares are governed by English law, including the provisions of the Companies Act, and by our articles of association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations organized under Delaware law. See "Description of Share Capital—Differences in Corporate Law" for a description of the principal differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders' rights and protections.

Shareholders in certain jurisdictions may not be able to exercise their pre-emptive rights if we increase our share capital.

          Under the Companies Act, our shareholders generally have the right to subscribe and pay for a sufficient number of our shares to maintain their relative ownership percentages prior to the issuance of any new shares in exchange for cash consideration. Shareholders in certain jurisdictions may not be able to exercise their pre-emptive rights unless securities laws have been complied with in such jurisdictions with respect to such rights and the related shares, or an exemption from the requirements of the securities laws of these jurisdictions is available. We currently do not intend to register the Class A ordinary shares under the laws of any jurisdiction other than the United States, and no assurance can be given that an exemption from the securities laws requirements of other jurisdictions will be available to shareholders in these jurisdictions. To the extent that such shareholders are not able to exercise their pre-emptive rights, the pre-emptive rights would lapse and the proportional interests of such shareholders would be reduced.

          Further, the Companies Act provides that in certain circumstances the pre-emptive rights available to shareholders can be overridden, including where there is an issue of shares for non-cash consideration or the disapplication of the pre-emptive rights is approved by the holders of at least 75% of our outstanding shares. Our shareholders have approved prior to this offering the disapplication of these pre-emptive rights for a period of five years from our fiscal 2015 annual shareholder meeting.

U.S. holders of our shares could be subject to material adverse tax consequences if we are considered a "passive foreign investment company" for U.S. federal income tax purposes.

          We do not believe that we are a passive foreign investment company, and we do not expect to become a passive foreign investment company. However, our status in any taxable year will depend on our assets, income and activities in each year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a passive foreign investment company for the current taxable year or any future taxable years. If we were a passive foreign investment company for any taxable year while a taxable U.S. holder held our shares, such U.S. holder would generally be taxed at ordinary income rates on any sale of our shares and on any dividends treated as "excess distributions". An interest charge also generally would apply based on any taxation deferred during such U.S. holder's holding period in the shares. See "Taxation—Certain Material U.S. Federal Income Tax Considerations for U.S. Holders".

U.S. investors may have difficulty enforcing civil liabilities against us, our directors or executive officers.

          Under English law, a director owes various statutory and fiduciary duties to us, and not, except in certain limited circumstances, to shareholders. This means that under English law generally we, rather than the shareholders, are the proper claimant in an action in respect of a wrong done to us by a director. Notwithstanding this general position, the Companies Act provides that a court may allow a shareholder to bring a derivative claim, which is an action in respect of and on behalf of us, in respect of a cause of action arising from a director's negligence, default, breach of duty or breach of trust. The ability to bring a derivative claim is, however, subject to compliance with a number of procedural requirements which may in practice be difficult for shareholders to comply with.

          We are a public limited company incorporated under the laws of England. Certain of our directors and executive officers and experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and a substantial portion of the assets of such directors and executive officers, are located outside the United States. As a result, it may be difficult for an investor to serve legal process on us or our directors and executive officers or have any of them appear in a U.S. court.

          It may not be possible to bring proceedings or enforce a judgment of a U.S. court in respect of civil liabilities predicated on the U.S. federal securities laws in England. The English courts will not enforce, either directly or indirectly, a penal, revenue or other public law of a foreign state. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award of damages is usually considered to be punitive if it does not seek to compensate the claimant for loss or damage suffered and is instead intended to punish the defendant. In addition to public policy aspects of enforcement, the enforceability of any judgment in England will depend on the particular facts of the case such as the nature of the judgment and whether the English court considered the U.S. court to have had jurisdiction. It will also depend on the laws and treaties in effect at that time. The United States and the United Kingdom do not currently have a treaty or convention providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, to enforce a judgment of a U.S. court, the party seeking to enforce the judgment must bring an action at common law in respect of the amount due under the judgment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may", "will", "should", "expects", "plans", "anticipates", "could", "intends", "target", "projects", "contemplates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

  •
  our future financial performance, including our revenues, cost of revenues, gross profit or gross margin and operating expenses;

  •
  the sufficiency of our cash and cash equivalents to meet our liquidity needs;

  •
  our ability to increase the number of customers using our software;

  •
  our ability to attract and retain customers to use our products and solutions;

  •
  our ability to successfully expand in our existing markets and into new markets;

  •
  our ability to effectively manage our growth and future expenses;

  •
  our ability to maintain, protect and enhance our intellectual property;

  •
  our future profitability;

  •
  our ability to comply with modified or new laws and regulations applying to our business;

  •
  the attraction and retention of qualified employees and key personnel; and

  •
  future acquisitions of or investments in complementary companies, products, services or technologies.

          We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

          You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in "Risk Factors" and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

          The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

 MARKET AND INDUSTRY DATA

          This prospectus contains estimates and information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors", that could cause results to differ materially from those expressed in these publications and reports.

          Certain information in the text of this prospectus is contained in independent industry publications. The source of these independent industry publications is provided below:

  (1)
  Gartner, Inc., Forecast: Enterprise Software Markets, Worldwide, 2012-2019, Q315 Update, September 2015.

  (2)
  International Data Corporation, Worldwide Collaborative Applications Forecast, 2015-2019, June 2015.

  (3)
  International Data Corporation, Worldwide Project and Portfolio Management Forecast, 2015-2019, June 2015.

  (4)
  Forrester Research, Inc., Info Workers Will Erase The Boundary Between Enterprise And Consumer Technologies, August 2012.

  (5)
  Tynan, Dan, "Boom or bust: The lowdown on code academies", JavaWorld.com, February 10, 2014.

  (6)
  Evans Data Corporation, Global Developer Population and Demographic Study, 2015.

          The Gartner Reports described herein represent research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Reports are subject to change without notice.

 USE OF PROCEEDS

          We estimate that we will receive net proceeds from this offering of $400.6 million based upon an assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of Class A ordinary shares in this offering by the selling shareholders.

          A $1.00 increase or decrease in the assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us from this offering by approximately $20.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of Class A ordinary shares offered by us would increase or decrease the net proceeds to us from this offering by approximately $18.4 million, assuming the assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us.

          The principal purposes of this offering are to increase our capitalization and financial flexibility and create a public market for our Class A ordinary shares. We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We also may use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. However, we do not have agreements or commitments for any specific acquisitions at this time.

          We also may use certain of the net proceeds to satisfy tax withholding obligations related to the vesting of RSUs held by current and former employees, which will begin to vest after the completion of this offering. We do not currently know the amount of net proceeds that would be used to satisfy these tax withholding obligations because it would be dependent on a number of factors, including our share price on the date of vesting and the number of shares underlying RSUs that vest on such date. Assuming the assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, 1,678,611 shares underlying RSUs vesting on such date and the applicable income tax rate for certain of our employees from whom we will withhold taxes, we would use approximately $7.3 million to satisfy these tax withholding obligations. A $1.00 increase or decrease in the assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, assuming no change to the applicable tax rates, would increase or decrease the amount we would be required to pay to satisfy these tax withholding obligations by approximately $0.4 million.

          We will have broad discretion over the uses of the net proceeds from this offering. Pending the use of proceeds from this offering as described above, we intend to invest the net proceeds to us from the offering in short-term, investment-grade, interest-bearing instruments.

 DIVIDEND POLICY

          While we have historically paid limited dividends, we do not have any present or future plan to pay dividends on our shares. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

          See "Taxation" and "Description of Share Capital—Other U.K. Law Considerations—Dividends" for more information on dividends.

 CAPITALIZATION

          The following table sets forth our cash and cash equivalents, short-term investments and capitalization as of September 30, 2015:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis, giving effect to the sale and issuance of 22,000,000 Class A ordinary shares by us in this offering, based upon the assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. In addition, the pro forma as adjusted information takes into consideration approximately $1.7 million of prepaid offering expenses as of September 30, 2015.

          The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	September 30, 2015
	Actual	Pro Forma as Adjusted
	(in thousands)
Cash and cash equivalents	$208,332	$610,682

Short-term investments	$15,057	$15,057

Share capital	$18,631	$20,831
Share premium	6,989	405,394
Capital redemption reserve	98	98
Merger reserve	34,943	34,943
Share-based payments reserve	131,218	131,218
Foreign currency translation reserve	4,116	4,116
Retained earnings	19,984	19,984

Total capitalization	$215,979	$616,584

          A $1.00 increase or decrease in the assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease each of our pro forma as adjusted cash and cash equivalents, share capital and total capitalization by approximately $20.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of Class A ordinary shares offered by us would increase or decrease each of our pro forma as adjusted cash and cash equivalents, share capital and total capitalization by approximately $18.4 million, assuming the assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us.

          The number of Class A ordinary shares and Class B ordinary shares that will be outstanding after this offering is based on 30,872,107 Class A ordinary shares and 155,803,022 Class B ordinary shares outstanding as of September 30, 2015, and excludes:

  •
  15,288,310 Class A ordinary shares issuable upon the exercise of share options outstanding as of September 30, 2015, with a weighted-average exercise price of $2.23 per share;

  •
  9,758,363 Class A ordinary shares issuable upon the vesting of RSUs outstanding as of September 30, 2015;

  •
  1,552,500 Class B ordinary shares issuable upon the exercise of share options outstanding as of September 30, 2015, with a weighted-average exercise price of $0.51 per share;

  •
  1,955,434 RSUs for Class A ordinary shares that have been approved by our board of directors and will be effective as of immediately prior to the date the registration statement, of which this prospectus forms a part, is declared effective; and

  •
  26,400,000 Class A ordinary shares reserved for future issuance under our equity compensation plans, consisting of:

  •
  20,700,000 Class A ordinary shares reserved for future issuance under our 2015 Plan; and

  •
  5,700,000 Class A ordinary shares reserved for future issuance under our ESPP.

          Our 2015 Plan and ESPP, which will become effective on the consummation of this offering, will provide for annual automatic increases in the number of shares reserved thereunder. Our 2015 Plan also will provide for increases in the number of shares reserved thereunder based on awards under our Share Option Plan, 2013 Plan and 2014 Plan that expire, are forfeited or otherwise repurchased by us, as more fully described in "Management—Compensation—Equity Compensation Plans".

 DILUTION

          If you invest in our Class A ordinary shares in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per Class A ordinary share and the pro forma as adjusted net tangible book value per ordinary share immediately after this offering.

          Our pro forma net tangible book value as of September 30, 2015 was $187.7 million, or $1.01 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of our ordinary shares outstanding as of September 30, 2015, after giving effect to the automatic conversion of (i) all outstanding convertible Series A preference shares into 12,387,798 Class A ordinary shares, (ii) all outstanding restricted shares into 15,233,149 Class A ordinary shares and (iii) all outstanding convertible Series B preference shares into 15,046,180 Class B ordinary shares in connection with our initial public offering.

          After giving effect to the sale by us of 22,000,000 Class A ordinary shares in this offering at an assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2015 would have been $590.1 million, or $2.83 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $1.82 per share to our existing shareholders and an immediate dilution in pro forma as adjusted net tangible book value of $16.67 per share to new investors purchasing Class A ordinary shares in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a Class A ordinary share. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$19.50
Pro forma net tangible book value per share as of September 30, 2015	$1.01
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	1.82

Pro forma as adjusted net tangible book value per share after this offering		2.83

Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$16.67

          A $1.00 increase or decrease in the assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease our pro forma as adjusted net tangible book value per share after this offering by $0.10 per share and increase or decrease the dilution to new investors by $0.90 per share, in each case assuming the number of Class A ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of Class A ordinary shares offered by us would increase or decrease our pro forma as adjusted net tangible book value by approximately $0.08 per share and decrease or increase the dilution to new investors by approximately $0.08 per share, in each case assuming the assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          The following table summarizes, as of September 30, 2015, on a pro forma as adjusted basis as described above, the number of our ordinary shares, the total consideration and the average price per share (i) paid to us by existing shareholders and (ii) to be paid by new investors acquiring our Class A ordinary shares in this offering at an assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

			Total Consideration
	Shares Acquired				Average Price per Share
	Number	Percent	Amount	Percent
Existing shareholders	186,675,129	89.5%	$16,431,121	3.7%	$0.09
New investors	22,000,000	10.5	429,000,000	96.3	19.50

Totals	208,675,129	100.0%	$445,431,121	100.0%	2.13

          Each $1.00 increase or decrease in the assumed initial public offering price of $19.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors and total consideration paid by all shareholders by approximately $22.0 million, assuming that the number of Class A ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. In addition, to the extent any outstanding options to purchase ordinary shares are exercised, new investors will experience further dilution.

          Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters' option to purchase additional Class A ordinary shares. If the underwriters exercise their option to purchase additional shares in full from the selling shareholders, our existing shareholders would own 87.9% and our new investors would own 12.1% of the total number of our ordinary shares outstanding upon the completion of this offering.

          The number of Class A ordinary shares and Class B ordinary shares that will be outstanding after this offering is based on 30,872,107 Class A ordinary shares and 155,803,022 Class B ordinary shares outstanding as of September 30, 2015, and excludes:

  •
  15,288,310 Class A ordinary shares issuable upon the exercise of share options outstanding as of September 30, 2015, with a weighted-average exercise price of $2.23 per share;

  •
  9,758,363 Class A ordinary shares issuable upon the vesting of RSUs outstanding as of September 30, 2015;

  •
  1,552,500 Class B ordinary shares issuable upon the exercise of share options outstanding as of September 30, 2015, with a weighted-average exercise price of $0.51 per share;

  •
  1,955,434 RSUs for Class A ordinary shares that have been approved by our board of directors and will be effective as of immediately prior to the date the registration statement, of which this prospectus forms a part, is declared effective; and

  •
  26,400,000 Class A ordinary shares reserved for future issuance under our equity compensation plans, consisting of:

  •
  20,700,000 Class A ordinary shares reserved for future issuance under our 2015 Plan; and

  •
  5,700,000 Class A ordinary shares reserved for future issuance under our ESPP.

CORPORATE STRUCTURE

          We were incorporated and registered in the United Kingdom in November 2013 as a public company limited by shares with the name Atlassian Corporation Plc. Our registered office is located at Exchange House, Primrose Street, London EC2A 2EG, c/o Herbert Smith Freehills LLP. Our principal offices are located at Level 6, 341 George St., Sydney, NSW, 2000 Australia and at 1098 Harrison Street, San Francisco, California 94103.

          Atlassian Corporation Plc is a holding company and we conduct substantially all of our business through certain of our subsidiaries. As of September 30, 2015, our significant subsidiaries, all of which are wholly-owned, are as follows:

Name	Country of Incorporation
Atlassian (UK) Limited	United Kingdom
Atlassian (Australia) Limited	United Kingdom
Atlassian (Global) Limited	United Kingdom
Atlassian, Inc.	United States of America
Atlassian LLC	United States of America
Atlassian Australia 1 Pty Ltd.	Australia
Atlassian Australia 2 Pty Ltd.	Australia
Atlassian Corporation Pty. Ltd.	Australia
Atlassian Pty Ltd	Australia
MITT Trust	Australia

          The principal laws and legislation under which we operate and under which the Class A ordinary shares will be issued is the Companies Act and the regulations made thereunder.

Reorganization

          In February 2014, we carried out a reorganization of our corporate structure (the "Reorganization"). Prior to the Reorganization, from March 2007 to February 2014, Atlassian Corporation Pty. Ltd., registered in Australia in November 2006 as an Australian proprietary company, limited by shares, was the ultimate holding company of the Atlassian group of companies (the "Group"). Prior to March 2007, Atlassian Pty Ltd., registered in Australia in October 2002 as an Australian proprietary company limited by shares, was the parent company of the Group.

          The Reorganization involved:

  •
  interposing, or "top-hatting", Atlassian Corporation Plc as the new holding company of the Group;

  •
  Atlassian Corporation Pty. Ltd. shareholders exchanging each of their shares for a beneficial ownership interest in shares of Atlassian Corporation Plc on a one-for-one basis; and

  •
  Atlassian Corporation Pty. Ltd. option holders exchanging each of their options for equivalent options issued by Atlassian Corporation Plc.

          The Reorganization was carried out pursuant to a number of inter-conditional schemes of arrangement under the Australian Corporations Act 2001, and required the approval of the Atlassian Corporation Pty. Ltd. shareholders and option holders and also the approval of the Federal Court of Australia.

          The implementation date for the Reorganization was February 12, 2014, on which date all shareholders of Atlassian Corporation Pty. Ltd. exchanged each of their Class B ordinary shares, Series A preference shares, Series B preference shares and restricted shares in Atlassian Corporation Pty. Ltd. for an unregistered depositary share evidencing beneficial ownership in newly issued Class B ordinary shares, Series A preference shares, Series B preference shares and restricted shares in Atlassian Corporation Plc on a one-for-one basis. These newly issued shares are currently held by a depositary for the benefit of our shareholders and are evidenced by depositary receipts.

          In addition, on February 12, 2014, all holders of options to purchase Class B ordinary shares and restricted shares of Atlassian Corporation Pty. Ltd. exchanged each of their options for equivalent options to purchase Class B ordinary shares and restricted shares of Atlassian Corporation Plc on a one-for-one basis.

          As part of the Reorganization, Atlassian Corporation Pty. Ltd. became an indirect wholly-owned subsidiary of Atlassian Corporation Plc.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          We derived the consolidated statements of operations data for the fiscal years ended June 30, 2013, 2014 and 2015 and the consolidated statement of financial position data as of June 30, 2014 and 2015 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the unaudited consolidated statements of operations data for the three months ended September 30, 2014 and 2015 and the unaudited consolidated summary of financial position data as of September 30, 2015 from our unaudited consolidated financial statements included elsewhere in this prospectus. We prepare our consolidated financial statements in accordance with IFRS, which includes all standards issued by the IASB and related interpretations issued by the IFRS Interpretations Committee. We have prepared the unaudited consolidated financial statements on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. Our historical results presented below are not necessarily indicative of financial results to be achieved in future periods, and our interim results are not necessarily indicative of results that should be expected for the full fiscal year or any other period. You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues
Subscription	$28,780	$51,007	$85,891	$17,176	$30,467
Maintenance	83,978	112,134	160,373	34,752	50,354
Perpetual license	32,789	44,186	57,373	12,917	15,501
Other	2,965	7,782	15,884	3,077	5,500

Total revenues	148,512	215,109	319,521	67,922	101,822
Cost of revenues(1)(2)	33,031	37,986	52,932	11,846	16,420

Gross profit	115,481	177,123	266,589	56,076	85,402
Operating expenses
Research and development(1)	57,301	78,640	140,853	29,225	45,460
Marketing and sales(1)(2)	18,795	34,968	67,989	11,997	16,262
General and administrative(1)	26,266	41,984	57,330	12,758	17,068

Total operating expenses	102,362	155,592	266,172	53,980	78,790

Operating income	13,119	21,531	417	2,096	6,612
Other non-operating income (expense), net	(1,918)	608	(1,318)	(881)	(137)
Finance income	474	317	226	73	46
Finance costs	(272)	(228)	(74)	(16)	(8)

Income (loss) before income tax benefit (expense)	11,403	22,228	(749)	1,272	6,513
Income tax benefit (expense)	(642)	(3,246)	7,524	2,311	(1,431)

Net income	$10,761	$18,982	$6,775	$3,583	$5,082

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands, except per share data)
Net income per share attributable to ordinary shareholders(3):
Basic	$0.07	$0.11	$0.04	$0.02	$0.03

Diluted	$0.07	$0.11	$0.04	$0.02	$0.03

Weighted-average shares outstanding used to compute net income per share attributable to ordinary shareholders(3):
Basic	140,748	141,530	144,008	144,008	144,008

Diluted	142,558	143,602	145,500	145,488	145,513

Pro forma net income per share attributable to ordinary shareholders(3):
Basic			$0.04		$0.03

Diluted			$0.03		$0.02

Pro forma weighted-average shares outstanding used to compute pro forma net income per share attributable to ordinary shareholders(3) :
Basic			185,112		187,113

Diluted			204,177		205,827

(1)
Amounts include share-based payment expense, as follows:

Cost of revenues	$251	$625	$2,862	$452	$1,206
Research and development	1,189	5,120	22,842	4,632	5,921
Marketing and sales	583	2,068	6,670	1,142	2,742
General and administrative	1,468	3,551	9,160	1,700	4,227
(2)
Amounts include amortization of intangible assets, as follows:

Cost of revenues	$7,633	$7,591	$6,417	$1,622	$1,745
Marketing and sales	129	98	40	8	21
(3)
See Note 17 of the Notes to our Consolidated Financial Statements included elsewhere in this prospectus for an explanation of the method used to calculate basic, diluted and pro forma net income per share attributable to ordinary shareholders and the weighted-average number of shares used in the computation of the per share amounts.

	As of June 30,
			As of September 30, 2015
	2014	2015
	(in thousands)
Consolidated Statements of Financial Position Data:
Cash and cash equivalents	$116,766	$187,094	$208,332
Working capital	44,674	50,477	67,927
Total assets	262,038	397,161	414,155
Deferred revenue	89,183	136,565	143,266
Total shareholders' equity	125,329	190,054	215,979

Non-IFRS Financial Results

          We believe that the use of non-IFRS operating income, non-IFRS net income and free cash flow is helpful to our investors. These measures, which we refer to as our non-IFRS financial measures, are not prepared in accordance with IFRS. We calculate non-IFRS operating income as operating income excluding share-based payment expense and amortization of intangible assets. We calculate non-IFRS net income as net income excluding share-based payment expense, amortization of intangible assets and the tax effects of those items. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company's non-cash expenses, we believe that providing non-IFRS financial measures that exclude share-based payment expense, amortization of intangible assets and the tax effects of those items, allow for more meaningful comparisons between our operating results from period to period.

          We calculate free cash flow as net cash provided by operating activities less net cash used in investing activities for purchases of property and equipment and intangible assets. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening our statement of financial position. All of our non-IFRS financial measures are important tools for financial and operational decision making and for evaluating our own operating results over different periods of time.

          The tables below provide reconciliations of non-IFRS financial measures to the most recent directly comparable financial measures calculated and presented in accordance with IFRS. Our non-IFRS measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate these measures in the same manner as we do. We prepare these measures to eliminate the impact of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate these adjustments and the reason we consider them appropriate.

          Our management uses non-IFRS operating income, non-IFRS net income and free cash flow:

  •
  as a measure of operating performance, because they do not include the impact of items not directly resulting from our core operations;

  •
  for planning purposes, including the preparation of our annual operating budget;

  •
  to allocate resources to enhance the financial performance of our business;

  •
  to evaluate the effectiveness of our business strategies; and

  •
  in communications with our board of directors concerning our financial performance.

          We understand that, although non-IFRS operating income, non-IFRS net income and free cash flow are frequently used by investors and securities analysts in their evaluation of companies, these measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results of operations as reported under IFRS.

	Fiscal Year Ended June 30,			Three Months Ended September 30,
Other Data:	2013	2014	2015	2014	2015
	(in thousands)
Non-IFRS operating income	$24,372	$40,584	$48,408	$11,652	$22,474
Non-IFRS net income	20,447	35,685	45,522	11,119	18,379
Free cash flow	47,064	65,021	65,545	3,576	8,249

	As of June 30,			As of September 30,
	2013	2014	2015	2014	2015
Customers	27,676	37,250	48,622	40,070	51,636

          The following table reflects the reconciliation of operating income to non-IFRS operating income:

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands)
IFRS operating income	$13,119	$21,531	$417	$2,096	$6,612
Plus: Amortization of intangible assets	7,762	7,689	6,457	1,630	1,766
Plus: Share-based payment expense	3,491	11,364	41,534	7,926	14,096

Non-IFRS operating income	$24,372	$40,584	$48,408	$11,652	$22,474

          The following table reflects the reconciliation of net income to non-IFRS net income:

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands)
IFRS net income	$10,761	$18,982	$6,775	$3,583	$5,082
Plus: Amortization of intangible assets	7,762	7,689	6,457	1,630	1,766
Plus: Share-based payment expense	3,491	11,364	41,534	7,926	14,096

Non-IFRS net income before tax adjustments	22,014	38,035	54,766	13,139	20,944
Plus: Income tax effects and adjustments	(1,567)	(2,350)	(9,244)	(2,020)	(2,565)

Non-IFRS net income	$20,447	$35,685	$45,522	$11,119	$18,379

          The following table reflects the reconciliation of net cash provided by operating activities to free cash flow:

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands)
Net cash provided by operating activities	$54,310	$75,280	$98,221	$9,654	$14,404
Less: Purchases of property and equipment	(7,246)	(8,110)	(31,776)	(5,178)	(6,155)
Less: Purchases of intangible assets	—	(2,149)	(900)	(900)	—

Free cash flow	$47,064	$65,021	$65,545	$3,576	$8,249

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

          The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus. The following discussion contains forward-looking statements, including, without limitation, our expectations and statements regarding our outlook and future revenues, expenses, results of operations, liquidity, plans, strategies and objectives of management and any assumptions underlying any of the foregoing. Our actual results could differ materially from those discussed in the forward-looking statements. Our forward-looking statements and factors that might cause future actual results to differ materially from our recent results or those projected in the forward-looking statements include, but are not limited to, those discussed in "Special Note Regarding Forward-Looking Statements" and "Risk Factors".

Overview

          Our mission is to unleash the potential in every team.

          Our products help teams organize, discuss and complete their work—delivering superior outcomes for their organizations.

          Our company was founded in 2002 to help software teams work better together. From the beginning, our products were designed to help developers collaborate with other non-developer teams involved in software innovation. As more non-developer teams are exposed to our products, they adopt and extend them to new use cases, bringing our products to other users and other types of teams in their organizations. This has created an expansive market opportunity for us.

          Today, our products serve teams of all shapes and sizes, in virtually every industry. Our products, which include JIRA, Confluence, HipChat, Bitbucket and JIRA Service Desk, have been used by NASA to design the Mars Rover, by Cochlear to develop aural implants, and by Runkeeper to create GPS fitness tracking applications.

          Over the past 13 years, we have achieved several key milestones:

          Our product strategy, distribution model and company culture work in concert to create unique value for our customers and competitive advantage for us. We founded our company on the premise that great products could sell themselves and we have developed a unique approach to the market that is centered on this belief.

          We begin with a deep investment in product development to create and refine high-quality and versatile products that users love. By making our products affordable for organizations of all sizes and transparently sharing our pricing online, we do not follow the common practice of opaque pricing and discounting that is typical in the enterprise software industry. We pursue customer volume, targeting every organization, regardless of size, industry or geography.

          To reach this expansive market, we distribute and sell our products online without traditional sales infrastructure where our customers can get started in minutes without the need for assistance. We focus on enabling a self-service, low-friction model that makes it easy for customers to try, adopt and use our products. By making our products simple, powerful and easy to adopt and afford, we generate demand from word-of-mouth and viral expansion within organizations.

          Our culture of innovation, transparency and dedication to customer service drives our success in implementing and refining this unique approach. We believe this approach creates a self-reinforcing effect that fosters innovation, quality, customer happiness, scale and profitability. As a result of this strategy, we invest significantly more in research and development activities than in traditional sales activities relative to other enterprise software companies.

          We take a long-term view of our customer relationships and our opportunity. Recognizing that users drive the adoption and proliferation of our products, we are relentlessly focused on measuring and improving end-user satisfaction. We know that one happy user will beget another, thereby expanding the large and organic word-of-mouth community that helps drive our growth. We strive to drive awareness, encourage product trials and convert free and limited-use users to long-term customers. Our model is designed to operate globally at scale and serve millions of customers. As of September 30, 2015, this has resulted in over 5 million monthly active users of our software across more than 450,000 organizations. Over 98% of our transactions are conducted through our website.

          As of September 30, 2015, we had more than 51,000 customers (organizations that have at least one active and paid license or subscription as of period end, for which they paid more than $10 per month). These customers are across virtually every industry sector in more than 160 countries, ranging from small organizations which have adopted one of our products for a small group of users, to 79 of the Fortune 100 and 273 of the Fortune 500, many of which use a multitude of our products across thousands of users. No single customer contributed more than 1% of our total revenues during fiscal 2015.

          A substantial majority of our sales are automated through our website, including sales of our products through channel partners ("Experts") and resellers with a focus on customers in regions that require local language support. Sales through indirect channels comprised approximately 25% of total revenues for fiscal 2015. We plan to continue to invest in our partner programs to help us enter and grow in new markets, complementing our automated, low-touch approach.

          We generate revenues primarily in the form of license, maintenance, subscription and other sources. Customers typically pay us 100% of the initial perpetual license fee as maintenance revenue annually, beginning in the first year. Maintenance provides our customers with access to new product features and customer support. Maintenance revenue combined with a growing subscription revenue business, through our cloud and data center products, results in a large recurring revenue base. In each of the past three fiscal years, more than 75% of our total revenues have been of a recurring nature from either maintenance fees or subscriptions.

          We have made significant investments in our business to support future growth, including a substantial increase in our global employee base. For example, as of June 30, 2013, 2014 and 2015, we had 533, 769 and 1,259 employees, respectively.

Our Financial Model

          By developing a product strategy, distribution model and culture that are designed around the needs of our customers and users, we believe that we have also established a financial model that is favorable for our shareholders.

          Our model has allowed us to grow customers and revenue steadily while maintaining profitability for each of the last 10 fiscal years. In the fiscal years ended June 30, 2013, 2014 and 2015, we generated total revenues of $148.5 million, $215.1 million and $319.5 million, respectively, representing a compound annual growth rate of 46.7%. Our total revenues were $67.9 million and $101.8 million for the three months ended September 30, 2014 and 2015, respectively, representing an annual growth rate of 49.9%. We generated net income of $10.8 million, $19.0 million and $6.8 million for the fiscal years ended June 30, 2013, 2014 and 2015, respectively, and $3.6 million and $5.1 million for the three months ended September 30, 2014 and 2015, respectively. We also generated free cash flow of $47.1 million, $65.0 million and $65.5 million for the fiscal years ended June 30, 2013, 2014 and 2015, respectively, and $3.6 million and $8.2 million for the three months ended September 30, 2014 and 2015, respectively.

          Our model relies on rapidly and efficiently landing new customers and expanding our relationship with them over time. As the chart below illustrates, we have a consistent history of attracting new customers and expanding their annual spend with us over time.

ANNUAL SPEND BY COHORT GROUP

          The following are the key elements of our financial model that reflect our land and expand business model:

  •
  Significant investment in ongoing product development and sales automation—Relative to other enterprise software companies, we invest significantly more in research and development than in sales and marketing. These investments enable us to rapidly build new products that are innovative and powerful but extremely easy to adopt and use. The investments also allow us to continuously enhance the capabilities of our existing products, which our customers can leverage through frequent updates. Our research and development investments have also helped us successfully develop, grow and integrate companies that we have acquired, allowing us to extend our product footprint and enter new markets while leveraging our technology platform and distribution capabilities. These investments also help us obtain data-driven insights and further automate and streamline our approach to customer acquisition. Over the last three fiscal years, excluding share-based payment expense, we have invested $247.6 million in research and development costs, or 36% of our total revenues over that period.

  •
  Rapid and efficient acquisition of new customers—By building products that are affordable and easy to adopt and use, we are able to attract customers rapidly without employing a traditional salesforce and thereby lower the cost of customer acquisition significantly. Teams and users can evaluate and purchase our products directly on our website and can begin using them within minutes, eliminating the high cost and long sales cycles which characterize the traditional enterprise software distribution model. On a typical business day, we have more than 70,000 daily visitors to our website, atlassian.com, and we generate more than 6,500 free evaluations of our products. The number of daily visitors, which refers to unique visits from different IP addresses, and free evaluations was measured during the month of September 2015. Because of our global business, we consider a typical business day to be Monday through Thursday. At September 30, 2015, we had over 5 million monthly active users of our software across more than 450,000 organizations and over 51,000 customers. We define monthly active users as the number of individual users who have actively used our products in the 28-day period prior to the measurement date. While the volume of visitors, evaluations, monthly active users and organizations does not directly impact our results of operations, we believe it demonstrates the broad usage of our products and breadth of our customer funnel. While historically only a small segment of users have converted to paid versions of our products from free trials or limited free versions or upgraded beyond the starter license, we will continue to seek to convert this large user base into long-term customers and word-of-mouth advocates over time.

  •
  Continued expansion—Our success is dependent on our ability to expand the relationship with our existing base of customers. Our software spreads virally across teams and organizations as users invite others onto the platform to enable new ways of working, and we generate additional revenue as more users join within an organization and additional license, maintenance or subscriptions are sold. Since we offer a set of integrated products, existing users also often adopt more of our products over time. This increasing product attachment contributes further to our growth. In addition, we operate Atlassian Marketplace, an online marketplace, for selling third-party, as well as Atlassian-built, add-ons and extensions, enabling our customers to satisfy an even broader range of their needs while continuing to operate in our ecosystem.

    Since our founding, the aggregate sales from customers acquired in any fiscal year have expanded since they first purchased an Atlassian product. On average, based on the cohort groups from fiscal 2009, 2010 and 2011, our data indicates that our customers have spent seven times their initial purchase over the subsequent five years through renewals, more products and teams. Such expansion is measured by our average quarterly net expansion rate, which calculates the year-over-year change in quarterly spending by customers that were paying customers during the same quarter in the prior year ("Prior Year Cohorts"), which is net of lost customers or reduced usage within a customer. Our average quarterly net expansion rate shows changes in spending for the historical four quarters on a rolling basis by these Prior Year Cohorts. Our average quarterly net expansion rate has been more than 100% for each quarter during fiscal 2014 and fiscal 2015.

INDEXED CUMULATIVE SPEND OVER TIME

  •
  Predictability of sales—Since we do not rely on an expensive salesforce and complex pricing negotiations to add new customers but focus on a high-velocity online distribution model with affordable pricing, our sales have grown linearly as we have attracted new users for our products. Unlike traditional enterprise software businesses, we have historically experienced a linear quarterly sales cycle with approximately a third of our quarterly sales occurring within each month of the respective quarter.

LINEARITY OF QUARTERLY SALES IN FISCAL YEAR 2015

          Once teams begin working together with our software, we become embedded in their workflows, becoming a system for engagement within organizations. We believe this makes our software central to how our customers work, difficult to displace and provides us with steady and predictable revenue. For example, 99% of the customers who spent over $50,000 in fiscal 2014 were also customers in fiscal 2015.

  •
  Capital investments for growth—We intend to continue to make substantial investments in data center infrastructure to support the growth of our cloud business. For the fiscal year ended June 30, 2015, our cloud business contributed approximately 25% of our total revenues and we expect this percentage will increase in future periods as our end markets and customers increasingly transition to the cloud. We also intend to continue to invest in office space to support our global employee growth. We added 490 employees in the fiscal year ended June 30, 2015 and expect to continue to significantly grow our employee base in the future. As the timing of these investments could vary with business needs, we expect our capital expenditures to fluctuate from period to period.

  •
  Positive free cash flow—By reducing customer acquisition cost and establishing a revenue model that has scaled linearly, our model has allowed us to have positive free cash flow for each of the last 10 fiscal years.

          We have provided certain metrics, such as daily visitors to our website, monthly active users and free evaluations, as of a recent point in time rather than for each of the periods presented. We began compiling this data at various times, ranging from a few years to a few months ago and we continually refine the way we define these metrics and the techniques we use to measure the data underlying these metrics. We do not currently plan to include comparative disclosure regarding these metrics in future filings because we have not historically used these metrics to manage our business and the continuous refinement of these metrics makes historical comparisons difficult. We have included this data herein because we believe that this information is helpful to understand the scale of our business compared to other enterprise software companies as of a certain point in time, but not as a comparative metric over time because these metrics do not directly drive revenues and changes in these metrics may not be correlated to, or indicative of, the health of our underlying business.

Key Business Metrics

          We review the following key metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

Customers

          We have successfully demonstrated a history of growing both our customer base and spend per customer through growth in users, purchase of new licenses and adoption of new products. We believe that our ability to attract new customers and grow our customer base drives our success as a business.

          We define the number of customers at the end of any particular period as the number of organizations with unique domains that have at least one active and paid license or subscription of our products for which they paid more than $10 per month. While a single customer may have multiple internal and external communities to support distinct departments, operating segments or subsidiaries with multiple active licenses or subscriptions of our products, if the product deployments share a unique domain name, we only include the customer once for purposes of calculating this metric. We define active licenses as those licenses that are under an active maintenance or subscription contract as of period end.

          Our customers, as defined in this metric, have generated substantially all of our revenue in each of the periods presented. The number of customers does not include any organizations, identified by unique domain names, that have only adopted our free products or licenses that pay us $10 per month or less. Including organizations who have only adopted our free products or licenses that pay us $10 per month or less, the active use of our products extends beyond our more than 51,000 customers to more than 450,000 organizations, demonstrating the breadth of adoption of our products and the future opportunity available to us to convert additional organizations currently using our products into paying customers. With these customers and organizations using our software today, we are able to reach a vast number of users, gather insights to refine our offerings and generate growing revenue by expanding within our customers.

          The following table sets forth the number of customers at the end of each fiscal year and at September 30, 2015:

	As of June 30,
				As of September 30, 2015
	2013	2014	2015
Customers	27,676	37,250	48,622	51,636

Free cash flow

          Free cash flow is a non-IFRS financial measure that we calculate as net cash provided by operating activities less net cash used in investing activities for purchases of property and equipment and intangible assets.

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands)
Net cash provided by operating activities	$54,310	$75,280	$98,221	$9,654	$14,404
Less: Purchases of property and equipment	(7,246)	(8,110)	(31,776)	(5,178)	(6,155)
Less: Purchases of intangible assets	—	(2,149)	(900)	(900)	—

Free cash flow	$47,064	$65,021	$65,545	$3,576	$8,249

          Although net cash provided by operating activities increased from $75.3 million in fiscal 2014 to $98.2 million in fiscal 2015, free cash flow only increased by $0.5 million during fiscal 2015 as a result of significant increases in purchases of property and equipment to support our planned increase in headcount and the build-out of our cloud infrastructure. We expect the timing of purchases of property and equipment to vary with business needs from period to period. Our free cash flow is typically lower in the first quarter of each fiscal year, as a result of the payment of annual discretionary bonuses to reward our employees, which occurs during the first quarter of each fiscal year.

          For more information about free cash flow see "Selected Consolidated Financial and Other Data—Non-IFRS Financial Results".

Components of Results of Operations

Sources of Revenues

          We primarily derive our revenues from subscription, perpetual license, maintenance and other sources.

  Subscription revenues

          Subscription revenues consist of fees earned from subscription-based arrangements for providing customers the right to use software in a cloud-based-infrastructure that we provide. We also sell on-premises term license agreements for software licensed for a specified period, which includes support and maintenance service that is bundled with the license for the term of the license period. Subscription revenues are driven primarily by the number and size of active licenses, the type of product and the price of the licenses. Our subscription-based arrangements generally have a contractual term of one to twelve months, with a majority being one month. Subscription fees are generally non-refundable regardless of the actual use of the service. We recognize subscription revenue ratably as the services are delivered over the term of the contract, commencing with the date the service is made available to customers and all other revenue recognition criteria are met.

  Perpetual license revenues

          Perpetual license revenues represent fees earned from the license of software to customers for use on the customer's premises. Software is licensed on a perpetual basis, subject to a standard licensing agreement. Perpetual license revenues consist of the revenues recognized from sales of licenses to new customers, increases in the number of users within an existing customer and additional licenses to existing customers. We recognize revenue on the license portion of perpetual license arrangements on the date of product delivery in substantially all situations.

          In the first year of a perpetual license, we receive maintenance revenues that are equal to the upfront cost of the license. For example, a new Confluence Server license for 25 users would cost $600 plus $600 for the first year of maintenance. After the first year, customers may renew software maintenance for an additional 12 months for $600.

  Maintenance revenues

          Maintenance revenues represent fees earned from providing customers unspecified future updates, upgrades and enhancements and technical product support for perpetual license products on an if and when available basis. The first year of maintenance is purchased concurrently with the purchase of our perpetual licenses, and subsequent renewals extend for an additional year in most cases. Maintenance services are priced as a percentage of the total product sale, and a substantial majority of customers elect to renew software support contracts annually at our standard list maintenance renewal pricing for their software products. Maintenance revenue is recognized ratably over the term of the support period.

  Other revenues

          Other revenues include fees received for sales of third-party add-ons and extensions in the Atlassian Marketplace and for training services. Revenue from the sale of third-party vendor products via Atlassian Marketplace is recognized net of the vendor liability portion, as we function as the agent in the relationship. Our portion of revenue on third-party sales is typically 25% and is recognized at the date of product delivery given that all of our obligations have been met at that time. Revenue from training is recognized as delivered or as the rights to receive training expire.

Cost of Revenues

          Cost of revenues primarily consists of employee-related costs, including share-based payment expense, associated with our customer support organization and data center operations, expenses related to hosting our cloud infrastructure, which includes third-party hosting fees and depreciation associated with computer equipment and software, payment processing fees, amortization of product technologies and related overhead. To support our cloud-based infrastructure, we utilize third-party managed hosting facilities and self-managed data centers in which we manage our own network equipment and systems. We allocate share-based payment expense to personnel costs based on the expense category in which the employee works. We allocate overhead such as information technology infrastructure, rent and occupancy charges in each expense category based on headcount in that category. As such, general overhead expenses are reflected in cost of revenues and operating expense categories.

          We intend to continue to invest additional resources in our cloud-based infrastructure and services. The timing of these expenses will affect our cost of revenues in the affected periods.

          Our cost of revenues also includes amortization of intangible assets, such as the amortization of the cost associated with an acquired company's research and development efforts and software. We expect this expense to increase if we acquire more companies.

Gross Profit and Gross Margin

          Gross profit is total revenues less total cost of revenues. Gross margin is gross profit expressed as a percentage of total revenues. We expect that our gross margin may fluctuate from period to period as a result of changes in product and services mix.

          Over time, we expect the revenue from our cloud subscription business to grow as a percentage of total revenues. As a result, the cost of hosting fees to third-party managed hosting facilities and self-managed data centers as a percentage of revenues will increase, which may affect our gross margin.

Operating Expenses

          Our operating expenses are classified as research and development, marketing and sales, and general and administrative. For each functional category, the largest component is employee and labor-related expenses, which include salaries and bonuses, share-based payment expense, employee benefit costs and contractor costs. We allocate overhead such as information technology infrastructure, rent and occupancy charges in each expense category based on headcount in that category.

          We allocate share-based payment expense to personnel costs based on the expense category in which the employee works. We recognize our share-based payments as an expense in the statement of operations based on their fair values and vesting periods. These charges have been significant in the past, and we expect that they will increase as we hire more employees and seek to retain existing employees.

          We adhere to the accelerated method of expense recognition for share-based awards subject to graded vesting (i.e., when portions of the award vest at different dates throughout the vesting period). For example, for a grant vesting over four years, we treat the grant as multiple awards (sometimes referred to as "tranches") and recognize the cost on a straight-line basis separately for each tranche. This results in the majority of the grant's share-based payment expense being recognized in the first year of the grant rather than equally per year under a straight-line expense methodology.

          In fiscal 2014, we began granting RSUs. The RSUs will not vest until a liquidity event, such as an IPO. However, pursuant to IFRS, we estimate the fair value of the award at the date of grant and recognize expense over the service period rather than starting expense recognition upon a liquidity event as is the case under U.S. GAAP.

          During the fiscal year ended June 30, 2015 and the three months ended September 30, 2015, we recognized share-based payment expense of $41.5 million and $14.1 million, respectively. As of September 30, 2015, the aggregate share-based payment expense remaining to be amortized to costs of revenues and operating expenses, over a weighted-average period of 1.4 years, was $73.5 million. We expect this share-based payment expense balance to be amortized as follows: $39.3 million during the remaining nine months of fiscal 2016; $22.8 million during fiscal 2017; $9.3 million during fiscal 2018 and $2.1 million during fiscal 2019. The expected amortization reflects only outstanding share awards as of September 30, 2015. We expect to continue to issue share-based awards to our employees in future periods.

  Research and development

          Research and development expenses consist primarily of salaries and related expenses, including share-based payment expense, contract software development costs and related overhead. We continue to focus our research and development efforts on building new products, adding new features and services, integrating acquired technologies, increasing functionality and enhancing our cloud infrastructure.

          We expect that, in the future, research and development expenses will increase as we invest in building the necessary employee and system infrastructure required to enhance existing, and support development of new, technologies and the integration of acquired businesses and technologies.

  Marketing and sales

          Marketing and sales expenses consist primarily of salaries and related expenses, including share-based payment expense, for our marketing employees, marketing programs and related overhead. Marketing programs consist of advertising, promotional events, corporate communications, brand building and product marketing activities such as online lead generation. Sales programs consist of activities to support our channel partners and resellers, track channel sales activity and ensure consistent product messaging in key global markets.

          We plan to continue to invest in marketing and sales by expanding our global promotional activities, building brand awareness, attracting new customers and sponsoring additional marketing events. The timing of these marketing events, such as our annual and largest event, Atlassian Summit, will affect our marketing costs in a particular quarter.

  General and administrative

          General and administrative expenses consist of salaries and related expenses, including share-based payment expense, for finance, legal, human resources and management information systems personnel, as well as external legal, accounting and other, professional fees, other corporate expenses and related overhead.

          General and administrative expenses also include expenses associated with our contributions to the Atlassian Foundation, our charitable foundation. We contribute approximately 1% of our non-IFRS operating profit and all revenues associated with our starter licenses for on-premises products to our charitable foundation. For the fiscal year ended June 30, 2015, we donated $1.3 million to the Atlassian Foundation.

          We will incur additional expenses associated with being a publicly traded company, including higher legal, corporate insurance and accounting costs as well as costs of achieving and maintaining compliance with other public company regulations. We expect that in the future, general and administrative expenses will increase as we invest in our infrastructure and we incur additional employee related costs and professional fees related to the growth of our business.

Income taxes

          Income taxes primarily consist of income taxes in the United Kingdom, Australia and the United States, as well as income taxes in certain foreign jurisdictions.

          We generally conduct our international operations through wholly-owned subsidiaries and report our taxable income in various jurisdictions.

Net income

          While we have been profitable for each of the last 10 fiscal years, our net income in fiscal 2015 decreased from the prior year as we continue to make significant investments in research and development and technology infrastructure for our cloud-based offerings, expand our operations globally and develop new products and features for and enhancements of our existing products. As a result of these significant investments, as well as share-based payment expense associated with our growth, we may not achieve IFRS net income in future periods.

Results of Operations

          The following table sets forth our results of operations for the periods indicated:

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands)
Revenues
Subscription	$28,780	$51,007	$85,891	$17,176	$30,467
Maintenance	83,978	112,134	160,373	34,752	50,354
Perpetual license	32,789	44,186	57,373	12,917	15,501
Other	2,965	7,782	15,884	3,077	5,500

Total revenues	148,512	215,109	319,521	67,922	101,822
Cost of revenues(1)(2)	33,031	37,986	52,932	11,846	16,420

Gross profit	115,481	177,123	266,589	56,076	85,402
Operating expenses
Research and development(1)	57,301	78,640	140,853	29,225	45,460
Marketing and sales(1)(2)	18,795	34,968	67,989	11,997	16,262
General and administrative(1)	26,266	41,984	57,330	12,758	17,068

Total operating expenses	102,362	155,592	266,172	53,980	78,790

Operating income	13,119	21,531	417	2,096	6,612
Other income (expense), net	(1,918)	608	(1,318)	(881)	(137)
Finance income	474	317	226	73	46
Finance costs	(272)	(228)	(74)	(16)	(8)

Income (loss) before income tax benefit (expense)	11,403	22,228	(749)	1,272	6,513
Income tax benefit (expense)	(642)	(3,246)	7,524	2,311	(1,431)

Net income	$10,761	$18,982	$6,775	$3,583	$5,082

(1)
Amounts include share-based payment expense, as follows:

Cost of revenues	$251	$625	$2,862	$452	$1,206
Research and development	1,189	5,120	22,842	4,632	5,921
Marketing and sales	583	2,068	6,670	1,142	2,742
General and administrative	1,468	3,551	9,160	1,700	4,227
(2)
Amounts include amortization of intangible assets, as follows:

Cost of revenues	$7,633	$7,591	$6,417	$1,622	$1,745
Marketing and sales	129	98	40	8	21

          The following table sets forth our results of operations data for each of the periods indicated as a percentage of total revenues:

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands)
Revenues
Subscription	19%	24%	27%	25%	30%
Maintenance	57	52	50	51	50
Perpetual license	22	20	18	19	15
Other	2	4	5	5	5

Total revenues	100	100	100	100	100
Cost of revenues	22	18	17	17	16

Gross profit	78	82	83	83	84
Operating expenses
Research and development	38	37	44	43	45
Marketing and sales	13	16	21	18	16
General and administrative	18	19	18	19	17

Total operating expenses	69	72	83	80	78

Operating income	9	10	—	3	6
Other income (expense), net	(1)	—	—	(1)	—
Finance income	—	—	—	—	—
Finance costs	—	—	—	—	—

Income (loss) before income tax benefit (expense)	8	10	—	2	6
Income tax benefit (expense)	(1)	(1)	2	3	(1)

Net income	7%	9%	2%	5%	5%

Three Months Ended September 30, 2014 and 2015

Revenues

	Three Months Ended September 30,
	2014	2015	$ Change	% Change
	($ in thousands)
Subscription	$17,176	$30,467	$13,291	77%
Maintenance	34,752	50,354	15,602	45
Perpetual license	12,917	15,501	2,584	20
Other	3,077	5,500	2,423	79

Total revenues	$67,922	$101,822	$33,900	50

          Total revenues increased $33.9 million, or 50%, in the three months ended September 30, 2015 compared to the three months ended September 30, 2014. Growth in total revenues was attributable to increased demand for our products from both new and existing customers. Of total revenues recognized in the three months ended September 30, 2015, over 90% was attributable to sales to customer accounts existing on or before June 30, 2015. Our number of total customers increased from 40,070 at September 30, 2014 to 51,636 at September 30, 2015. Additionally, we attribute approximately 15 of the 50 percentage points of the increase in total revenues in the quarter ended September 30, 2015 to customers who made purchases under new pricing plans that were introduced in a prior year.

          Subscription revenues increased $13.3 million, or 77%, in the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The increase in subscription revenues was attributable to additional subscriptions from our existing customer base. As customers increasingly adopt cloud-based, subscription services for their business needs, we expect our subscription revenues to continue to increase at a rate higher than the rate of increase of our perpetual license revenues in future periods.

          Maintenance revenues increased $15.6 million, or 45%, in the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The increase in maintenance revenues was attributable to a growing customer base renewing software maintenance contracts.

          Perpetual license revenues increased $2.6 million, or 20%, in the three months ended September 30, 2015 compared to the three months ended September 30, 2014. A substantial majority of the increase in perpetual license revenues was attributable to additional licenses to existing customers.

          Other revenues increased $2.4 million, or 79%, in the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The increase in other revenues was primarily attributable to a $1.8 million increase in revenue from sales of third-party add-ons and extensions through Atlassian Marketplace. Also contributing to the increase was an additional $0.4 million in trainings delivered and training credits that expired.

          Total revenues by geography were as follows:

	Three Months Ended September 30,
	2014	2015	$ Change	% Change
	($ in thousands)
Americas	$34,985	$52,517	$17,532	50%
Europe	26,098	38,897	12,799	49
Asia Pacific	6,839	10,408	3,569	52

	$67,922	$101,822	$33,900	50

Cost of Revenues

	Three Months Ended September 30,
	2014	2015	$ Change	% Change
	($ in thousands)
Cost of revenues	$11,846	$16,420	$4,574	39%
Gross margin	83%	84%

          Cost of revenues increased $4.6 million, or 39%, in the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The overall increase was primarily due to increased compensation expense for employees and contractors of $1.7 million, which included an increase of $0.8 million in share-based payment expense, increased depreciation expense and other hosting costs associated with our data centers of $1.8 million, increased credit card processing fees of $0.5 million, an increase in amortization of intangible assets of $0.1 million and an increase in related overhead. We increased our headcount during the period to meet the higher demand for support services from our customers. We intend to continue to invest in our cloud infrastructure and data center capacity. Additionally, the amortization of purchased intangible assets will increase if we acquire additional businesses and technologies.

Operating Expenses

Research and development

	Three Months Ended September 30,
	2014	2015	$ Change	% Change
	($ in thousands)
Research and development	$29,225	$45,460	$16,235	56%

          Research and development expenses increased $16.2 million, or 56%, in the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The overall increase was primarily a result of an increase in compensation expense for employees and contractors of $11.9 million, which included an increase of $1.3 million in share-based payment expenses, an increase of $1.9 million in facilities and related overhead costs to support our employees and an increase of $1.2 million in internal hosting costs for development and an increase of $0.9 million in professional and outside services. We increased our research and development headcount during the period in order to enhance and extend our service offerings and develop new technologies. We expect that research and development expenses will increase in absolute dollars and may increase as a percentage of revenues in future periods as we continue to invest in additional employees and technology to support the development, improvement and integration of technologies.

Marketing and sales

	Three Months Ended September 30
	2014	2015	$ Change	% Change
	($ in thousands)
Marketing and sales	$11,997	$16,262	$4,265	36%

          Marketing and sales expenses increased $4.3 million, or 36%, for the three months ended September 30, 2015, compared to the three months ended September 30, 2014.

          Marketing expenses were $12.0 million for the three months ended September 30, 2015, compared to $8.9 million during the three months ended September 30, 2014, which represented an increase of 35%. Marketing expenses increased primarily due to an increase of $3.4 million in employee-related costs, which included an increase of $1.2 million in share-based payment expenses, an increase of $0.4 million in professional and outside services and an increase of $0.3 million in facilities and related overhead costs, offset by a decrease of $1.1 million of advertising, marketing and event costs. Atlassian Summit was held in the three months ended September 30, 2014 during the prior year and will be held in the three months ending December 31, 2015 for the current year, which contributed to the decrease in advertising, marketing and event costs during the three months ended September 30, 2015 as compared to the same period a year ago. Our marketing headcount increased during the period as a result of hiring additional marketing personnel.

          Sales expenses were $4.3 million for the three months ended September 30, 2015, compared to $3.1 million, during the three months ended September 30, 2014, which represented an increase of 39%. Sales expenses increased primarily due to an increase of $1.2 million in employee-related costs, which included an increase of $0.4 million in share-based payment expenses. Sales headcount consists of a cross-functional team that provides promotional, technical and product messaging support to our enterprise customers, channel partners and resellers. Headcount increased during the period as a result of hiring additional personnel as our channel programs expanded globally.

General and administrative

	Three Months Ended September 30,
	2014	2015	$ Change	% Change
	($ in thousands)
General and administrative	$12,758	$17,068	$4,310	34%

          General and administrative expenses increased $4.3 million, or 34%, in the three months ended September 30, 2015, compared to the three months ended September 30, 2014. The increase was primarily due to an increase of $4.0 million in compensation expense for employees and contractors, which included an increase of $2.5 million in share-based payment expenses, and an increase of $0.3 million in professional and outside services. Our general and administrative headcount increased during the period as we added personnel to support our growth and in preparation to become a public reporting company.

Income tax benefit (expense)

	Three Months Ended September 30,
	2014	2015	$ Change	% Change
	($ in thousands)
Income tax benefit (expense)	$2,311	$(1,431)	$(3,742)	*
Effective tax rate	*	22%

*
Not meaningful

          We reported a tax expense of $1.4 million on pretax income of $6.5 million for the three months ended September 30, 2015, while we reported a tax benefit of $2.3 million on pretax income of $1.3 million for the three months ended September 30, 2014. Our effective tax rate substantially differed from the United Kingdom income tax rate of 19.8% primarily due to the recognition of significant permanent differences during the three months ended September 30, 2015. Significant permanent differences included a non-assessable non-operating item (intercompany financing income received by a group entity that is not taxable in the country where the income is recognized), foreign tax credits not utilized, nondeductible share-based payment expense, research and development incentives and taxes in foreign jurisdictions with a tax rate different than the United Kingdom statutory rate (Australia and the United States).

Fiscal Years Ended June 30, 2014 and 2015

Revenues

	Fiscal Year Ended June 30,
	2014	2015	$ Change	% Change
	($ in thousands)
Subscription	$51,007	$85,891	$34,884	68%
Maintenance	112,134	160,373	48,239	43
Perpetual license	44,186	57,373	13,187	30
Other	7,782	15,884	8,102	104

Total revenues	$215,109	$319,521	$104,412	49

          Total revenues increased $104.4 million, or 49%, in the fiscal year ended June 30, 2015 compared to the fiscal year ended June 30, 2014. Growth in total revenues was attributable to increased demand for our products from both new and existing customers. Of total revenues recognized in the fiscal year ended June 30, 2015, over 90% was attributable to sales to customer accounts existing at June 30, 2014. Our number of total customers increased from 37,250 at June 30, 2014 to 48,622 at June 30, 2015. Additionally, we attribute approximately 14 of the 49 percentage points of the increase in total revenues in the fiscal year ended June 30, 2015 to customers who made purchases under new pricing plans that were introduced in a prior year. We expect to generate lower growth in total revenues during the fiscal year ending June 30, 2016 from price changes as we do not currently have plans to make new material price changes that impact fiscal 2016 revenue.

          Subscription revenues increased $34.9 million, or 68%, in the fiscal year ended June 30, 2015 compared to the fiscal year ended June 30, 2014. The increase in subscription revenues was attributable to additional subscriptions from our existing customer base. As customers increasingly adopt cloud-based, subscription services for their business needs, we expect our subscription revenues to continue to increase at a rate higher than the rate of increase of our perpetual license revenues in future periods.

          Maintenance revenues increased $48.2 million, or 43%, in the fiscal year ended June 30, 2015 compared to the fiscal year ended June 30, 2014. The increase in maintenance revenues was attributable to a growing customer base renewing software maintenance contracts.

          Perpetual license revenues increased $13.2 million, or 30%, in the fiscal year ended June 30, 2015 compared to the fiscal year ended June 30, 2014. A substantial majority of the increase in perpetual license revenues was attributable to additional licenses to existing customers.

          Other revenues increased $8.1 million, or 104%, in the fiscal year ended June 30, 2015 compared to the fiscal year ended June 30, 2014. The increase in other revenues was primarily attributable to a $4.9 million increase in revenue from sales of third-party add-ons and extensions through Atlassian Marketplace. Also contributing to the increase was an additional $2.5 million in trainings delivered and training credits that expired.

          Total revenues by geography were as follows:

	Fiscal Year Ended June 30,
	2014	2015	$ Change	% Change
	($ in thousands)
Americas	$109,306	$159,380	$50,074	46%
Europe	84,767	127,704	42,937	51
Asia Pacific	21,036	32,437	11,401	54

	$215,109	$319,521	$104,412	49

Cost of Revenues

	Fiscal Year Ended June 30,
	2014	2015	$ Change	% Change
	($ in thousands)
Cost of revenues	$37,986	$52,932	$14,946	39%
Gross margin	82%	83%

          Cost of revenues increased $14.9 million, or 39%, in the fiscal year ended June 30, 2015 compared to the fiscal year ended June 30, 2014. The overall increase was primarily due to increased compensation expense for employees and contractors of $7.5 million, which included an increase of $2.2 million in share-based payment expense, increased depreciation expense and other hosting costs associated with our data centers of $5.4 million, increased credit card processing fees of $1.7 million and an increase in related overhead. We increased our headcount during the period to meet the higher demand for support services from our customers. We intend to continue to invest in our cloud infrastructure and data center capacity. Additionally, the amortization of purchased intangible assets will increase if we acquire additional businesses and technologies.

Operating Expenses

Research and development

	Fiscal Year Ended June 30,
	2014	2015	$ Change	% Change
	($ in thousands)
Research and development	$78,640	$140,853	$62,213	79%

          Research and development expenses increased $62.2 million, or 79%, in the fiscal year ended June 30, 2015 compared to the fiscal year ended June 30, 2014. The overall increase was primarily a result of an increase in compensation expense for employees and contractors of $51.3 million, which included an increase of $17.7 million in share-based payment expenses, an increase of $7.1 million in facilities and related overhead costs to support our employees and an increase of $2.8 million in consulting fees. We increased our research and development headcount during the period in order to enhance and extend our service offerings and develop new technologies. We expect that research and development expenses will increase in absolute dollars and may increase as a percentage of revenues in future periods as we continue to invest in additional employees and technology to support the development, improvement and integration of technologies.

Marketing and sales

	Fiscal Year Ended June 30,
	2014	2015	$ Change	% Change
	($ in thousands)
Marketing and sales	$34,968	$67,989	$33,021	94%

          Marketing and sales expenses increased $33.0 million, or 94%, for the fiscal year ended June 30, 2015, compared to the fiscal year ended June 30, 2014.

          Marketing expenses were $54.2 million for the fiscal year ended June 30, 2015, compared to $27.3 million during the fiscal year ended June 30, 2014, which represented an increase of 99%.

Marketing expenses increased primarily due to an increase of $15.1 million in advertising, marketing and event costs, an increase of $9.6 million in employee-related costs, which included an increase of $3.1 million in share-based payment expenses, and an increase of $1.4 million in facilities and related overhead costs. Our marketing headcount increased during the period as a result of hiring additional marketing personnel. During the fiscal year ended June 30, 2015 we made a significant investment in a brand-building campaign. While we expect marketing costs to continue to increase in total, we do not expect to make similarly significant investments on such campaigns and we do not expect marketing expenses as a percentage of total revenues to increase for the foreseeable future.

          Sales expenses were $13.8 million for the fiscal year ended June 30, 2015, compared to $7.7 million, during the fiscal year ended June 30, 2014, which represented an increase of 79%. Sales expense increased primarily due to an increase of $4.9 million in employee-related costs, which included an increase of $1.5 million in share-based payment expenses, and an increase of $0.8 million in facilities and related overhead costs. Sales headcount consists of a cross-functional team that provides promotional, technical and product messaging support to our enterprise customers, channel partners and resellers. Headcount increased during the period as a result of hiring additional personnel as our channel programs expanded globally.

General and administrative

	Fiscal Year Ended June 30,
	2014	2015	$ Change	% Change
	($ in thousands)
General and administrative	$41,984	$57,330	$15,346	37%

          General and administrative expenses increased $15.3 million, or 37%, in the fiscal year ended June 30, 2015, compared to the fiscal year ended June 30, 2014. The increase was primarily due to an increase of $14.3 million in compensation expense for employees and contractors, which included an increase of $5.6 million in share-based payment expenses, and an increase of $0.5 million in related overhead. Our general and administrative headcount increased during the period as we added personnel to support our growth and in preparation to become a public reporting company.

Income Tax Benefit (Expense)

	Fiscal Year Ended June 30,
	2014	2015	$ Change	% Change
	($ in thousands)
Income tax benefit (expense)	$(3,246)	$7,524	$10,770	*
Effective tax rate	15%	*

*
Not meaningful

          We reported a tax benefit of $7.5 million on a pretax loss of $0.7 million for the fiscal year ended June 30, 2015, while we reported a tax expense of $3.2 million on pretax income of $22.2 million for the fiscal year ended June 30, 2014. Our effective tax rate substantially differed from the United Kingdom income tax rate of 20.8% primarily due to the recognition of significant permanent differences during the fiscal year ended June 30, 2015. Significant permanent differences included a non-assessable non-operating item (intercompany financing income received by a group entity that is not taxable in the country where the income is recognized), foreign tax credits not utilized, nondeductible share-based payment expense, research and development incentives and taxes in foreign jurisdictions with a tax rate different than the United Kingdom statutory rate (Australia and the United States).

          In the fiscal year ended June 30, 2014, we reorganized into the United Kingdom to subject the group to a more efficient regulatory, tax and legal regime. See Note 8, "Income Tax", to the Notes to the Consolidated Financial Statements for our reconciliation of income (loss) before income tax benefit (expense) to income tax benefit (expense). A change in our global operations could result in changes to our effective tax rates, future cash flows and overall profitability of our operations.

Fiscal Years Ended June 30, 2013 and 2014

Revenue

	Fiscal Year Ended June 30,
	2013	2014	$ Change	% Change
	($ in thousands)
Subscription	$28,780	$51,007	$22,227	77%
Maintenance	83,978	112,134	28,156	34
Perpetual license	32,789	44,186	11,397	35
Other	2,965	7,782	4,817	162

Total revenues	$148,512	$215,109	$66,597	45

          Total revenues increased $66.6 million, or 45%, in the fiscal year ended June 30, 2014 compared to the fiscal year ended June 30, 2013. Growth in total revenues was attributable to increased demand for our solutions from both new and existing customers. Of total revenues recognized in the fiscal year ended June 30, 2014, over 90% was attributable to sales to customer accounts existing at June 30, 2013. Our number of customers increased from 27,676 at June 30, 2013 to 37,250 at June 30, 2014. Additionally, we attribute approximately nine of the 45 percentage points of the increase in total revenues in the fiscal year ended June 30, 2014 to customers who made purchases under new pricing plans that were introduced in a prior year.

          Subscription revenues increased $22.2 million, or 77%, in the fiscal year ended June 30, 2014, compared to the fiscal year ended June 30, 2013. The increase in subscription revenues was attributable to additional subscriptions from our existing customer base.

          Maintenance revenues increased $28.2 million, or 34%, in the fiscal year ended June 30, 2014 compared to the fiscal year ended June 30, 2013. The increase in maintenance revenues was attributable to a growing customer base renewing software maintenance contracts.

          Perpetual license revenues increased $11.4 million, or 35%, in the fiscal year ended June 30, 2014 compared to the fiscal year ended June 30, 2013. A substantial majority of the increase in perpetual license revenues was attributable to additional licenses to existing customers.

          Other revenues increased $4.8 million, or 162%, in the fiscal year ended June 30, 2014 compared to the fiscal year ended June 30, 2013. The increase in other revenues was attributable to a $4.5 million increase in revenue from sales of add-ons and extensions through Atlassian Marketplace.

          Total revenues by geography were as follows:

	Fiscal Year Ended June 30,
	2013	2014	$ Change	% Change
	($ in thousands)
Americas	$75,910	$109,306	$33,396	44%
Europe	58,045	84,767	26,722	46
Asia Pacific	14,557	21,036	6,479	45

	$148,512	$215,109	$66,597	45

Cost of Revenues

	Fiscal Year Ended June 30,
	2013	2014	$ Change	% Change
	($ in thousands)
Cost of revenues	$33,031	$37,986	4,955	15%
Gross margin	78%	82%

          Cost of revenues increased $5.0 million, or 15%, in the fiscal year ended June 30, 2014 compared to the fiscal year ended June 30, 2013. The overall increase was a result of increased compensation expense for employees and contractors of $2.5 million, which included an increase of $0.4 million in share-based payment expense, an increase in credit card processing fees of $1.3 million and increased depreciation expense associated with our data centers of $0.9 million. We increased our headcount during the period to support the higher demand for services from our customers.

Operating Expenses

Research and development

	Fiscal Year Ended June 30,
	2013	2014	$ Change	% Change
	($ in thousands)
Research and development	$57,301	$78,640	$21,339	37%

          Research and development expenses increased $21.3 million, or 37%, in the fiscal year ended June 30, 2014 compared to the fiscal year ended June 30, 2013. The overall increase was primarily as a result of an increase in compensation expense for employees and contractors of $18.1 million, which included an increase of $3.9 million in share-based payment expenses, and an increase of $2.5 million in facilities and related overhead costs to support our employees. We increased our research and development headcount during the period in order to enhance and extend our service offerings and develop new technologies.

Marketing and sales

	Fiscal Year Ended June 30,
	2013	2014	$ Change	% Change
	($ in thousands)
Marketing and sales	$18,795	$34,968	$16,173	86%

          Marketing and sales expenses increased $16.2 million, or 86%, for the fiscal year ended June 30, 2014, compared to the fiscal year ended June 30, 2013.

          Marketing expenses were $27.3 million for the fiscal year ended June 30, 2014, compared to $13.4 million during the fiscal year ended June 30, 2013, an increase of 104%. Marketing expense increased primarily as a result of an increase of $8.0 million in advertising, marketing and event costs, an increase of $4.5 million in employee-related costs, which included an increase of $1.2 million in share-based payment expenses and an increase of $0.8 million in facilities and related overhead costs. Our marketing headcount increased during the period as a result of hiring additional personnel to focus on expanding our brand and increase adoption of our products.

          Sales expenses were $7.7 million for the fiscal year ended June 30, 2014, compared to $5.4 million, during the same period a year ago, an increase of 42%. Sales expense increased primarily as a result of an increase of $1.5 million in employee-related costs, which included an increase of $0.3 million in share-based payment expenses, an increase of $0.4 million in facilities and related overhead costs and an increase of $0.2 million in promotional events and programs. Sales headcount consists of a cross-functional team that provides promotional, technical and product messaging support to our customers, channel partners and resellers. Headcount increased during the period as a result of hiring additional personnel as our channel programs expanded globally.

General and administrative

	Fiscal Year Ended June 30,
	2013	2014	$ Change	% Change
	($ in thousands)
General and administrative	$26,266	$41,984	$15,718	60%

          General and administrative expenses increased $15.7 million, or 60%, in the fiscal year ended June 30, 2014 compared to the fiscal year ended June 30, 2013. The increase was primarily as a result of an increase of $9.8 million in compensation expense for employees and contractors, which included an increase of $2.1 million in share-based payment expenses. Additionally, we had an increase of $5.7 million in professional and outside services, primarily as a result of the Reorganization. See "Corporate Structure" for additional information. Our general and administrative headcount increased during the period as we added personnel to support our growth.

Income Tax Expense

	Fiscal Year Ended June 30,
	2013	2014	$ Change	% Change
	($ in thousands)
Income tax expense	$642	$3,246	$2,604	406%
Effective tax rate	6%	15%

          We reported tax expense of $3.2 million on pretax income of $22.2 million, which resulted in an effective tax rate of 15% for the fiscal year ended June 30, 2014, while we reported tax expense of $0.6 million on pretax income of $11.4 million, which resulted in an effective tax rate of 6% for the fiscal year ended June 30, 2013. The increase in expense was largely a result of significant permanent differences we recognized during the fiscal year ended June 30, 2014. Significant permanent differences included a non-assessable non-operating item (intercompany financing income received by a group entity that is not taxable in the country where the income is recognized), foreign tax credits not utilized, nondeductible share-based payment expense, research and development incentives and taxes in foreign jurisdictions with a tax rate different than the United Kingdom statutory rate (Australia and the United States).

Quarterly Results of Operations

          The following unaudited quarterly results of operations data for each of the nine quarters ended September 30, 2015 have been prepared on a basis consistent with our audited consolidated annual financial statements and include, in management's opinion, all normal recurring adjustments necessary for the fair presentation of the results of operations data for these periods, in accordance with IFRS. Our quarterly results of operations will vary in the future. These quarterly results of operations are not necessarily indicative of our results of operations for a full year or any future period. The following quarterly financial data should be read in conjunction with our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

	Three Months Ended
Consolidated Statements of Operations Data:	Sept. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014	Mar. 31, 2015	June 30, 2015	Sept. 30, 2015
	(in thousands)
Revenues
Subscription	$10,439	$11,971	$13,296	$15,301	$17,176	$20,083	$22,609	$26,023	$30,467
Maintenance	25,206	26,988	28,505	31,435	34,752	38,451	41,276	45,894	50,354
Perpetual license	9,732	10,055	11,692	12,707	12,917	14,321	14,823	15,312	15,501
Other	1,623	1,782	2,135	2,242	3,077	2,971	5,255	4,581	5,500

Total revenues	47,000	50,796	55,628	61,685	67,922	75,826	83,963	91,810	101,822
Cost of revenues(1)(2)	8,588	9,265	9,447	10,686	11,846	12,354	13,468	15,264	16,420

Gross profit	38,412	41,531	46,181	50,999	56,076	63,472	70,495	76,546	85,402
Operating expenses
Research and development(1)	16,151	18,146	19,621	24,722	29,225	31,543	36,910	43,175	45,460
Marketing and sales(1)(2)	6,073	8,239	9,071	11,585	11,997	16,988	19,773	19,231	16,262
General and administrative(1)	8,108	10,937	10,730	12,209	12,758	11,235	15,703	17,634	17,068

Total operating expenses	30,332	37,322	39,422	48,516	53,980	59,766	72,386	80,040	78,790

Operating income (loss)	8,080	4,209	6,759	2,483	2,096	3,706	(1,891)	(3,494)	6,612
Other income (expense), net	395	(379)	341	251	(881)	(494)	(874)	931	(137)
Finance income	79	73	86	79	73	81	22	50	46
Finance costs	(76)	(80)	(57)	(15)	(16)	(16)	(32)	(10)	(8)

Income (loss) before income tax benefit (expense)	8,478	3,823	7,129	2,798	1,272	3,277	(2,775)	(2,523)	6,513
Income tax benefit (expense)	(2,570)	(1,283)	(657)	1,264	2,311	1,734	2,127	1,352	(1,431)

Net income (loss)	$5,908	$2,540	$6,472	$4,062	$3,583	$5,011	$(648)	$(1,171)	$5,082

(1)
Amounts include share-based payment expense, as follows:

	(in thousands)
Cost of revenues	$94	$149	$160	$222	$452	$739	$784	$887	$1,206
Research and development	566	1,208	1,538	1,808	4,632	6,181	5,585	6,444	5,921
Marketing and sales	241	466	613	748	1,142	1,784	1,775	1,969	2,742
General and administrative	525	857	1,035	1,134	1,700	953	2,887	3,620	4,227

Total share-based payment expense	$1,426	$2,680	$3,346	$3,912	$7,926	$9,657	$11,031	$12,920	$14,096

(2)
Amounts include amortization of intangible assets, as follows:

	(in thousands)
Cost of revenues	$1,912	$1,949	$1,949	$1,781	$1,622	$1,529	$1,529	$1,737	$1,745
Marketing and sales	33	33	25	7	8	8	8	16	21

Total amortization of intangibles	$1,945	$1,982	$1,974	$1,788	$1,630	$1,537	$1,537	$1,753	$1,766

	Three Months Ended
Consolidated Statements of Operations Data:	Sept. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014	Mar. 31, 2015	June 30, 2015	Sept. 30, 2015
	(As a percentage of revenue)
Revenues
Subscription	22%	24%	24%	25%	25%	26%	27%	28%	30%
Maintenance	54	53	51	51	51	51	49	50	50
Perpetual license	21	20	21	21	19	19	18	17	15
Other	3	3	4	3	5	4	6	5	5

Total revenues	100	100	100	100	100	100	100	100	100
Cost of revenues	18	18	17	17	17	16	16	17	16

Gross profit	82	82	83	83	83	84	84	83	84
Operating expenses
Research and development	35	36	36	40	43	42	44	47	45
Marketing and sales	13	16	16	19	18	22	23	21	16
General and administrative	17	22	19	20	19	15	19	19	17

Total operating expenses	65	74	71	79	80	79	86	87	78

Operating income (loss)	17	8	12	4	3	5	(2)	(4)	6
Other income (expense), net	1	—	1	1	(1)	(1)	(1)	1	—
Finance income	—	—	—	—	—	—	—	—	—
Finance costs	—	—	—	—	—	—	—	—	—

Income (loss) before income tax benefit (expense)	18	8	13	5	2	4	(3)	(3)	6
Income tax benefit (expense)	(5)	(3)	(1)	2	3	3	2	2	(1)

Net income (loss)	13%	5%	12%	7%	5%	7%	(1)%	(1)%	5%

	Three Months Ended
Other Data:	Sept. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014	Mar. 31, 2015	June 30, 2015	Sept. 30, 2015
	(in thousands)
Non-IFRS operating income(1)	$11,451	$8,871	$12,079	$8,183	$11,652	$14,900	$10,677	$11,179	$22,474
Non-IFRS net income(2)	9,056	6,760	11,159	8,710	11,119	14,269	9,403	10,731	18,379
Free cash flow(3)	6,642	17,423	23,124	17,832	3,576	25,727	29,195	7,047	8,249

(1)
Non-IFRS operating income is a non-IFRS financial measure that we calculate as operating income (loss) excluding share-based payment expense and amortization of intangible assets.

(2)
Non-IFRS net income is a non-IFRS financial measure that we calculate as net income (loss) excluding share-based payment expense, amortization of intangible assets and the related tax effects of these items.

(3)
Free cash flow is a non-IFRS financial measure that we calculate as net cash provided by operating activities less capital expenditures.

	As of
	Sept. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014	Mar. 31, 2015	June 30, 2015	Sept. 30, 2015
Customers	29,958	32,407	35,002	37,250	40,070	42,780	45,640	48,622	51,636

          The tables below provide reconciliations of non-IFRS financial measures to the most recent directly comparable financial measures calculated and presented in accordance with IFRS. Our non-IFRS measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate these measures in the same manner as we do. We prepare these measures to eliminate the impact of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate these adjustments and the reason we consider them appropriate.

          Our management uses non-IFRS operating income, non-IFRS net income and free cash flow:

  •
  as a measure of operating performance, because it does not include the impact of items not directly resulting from our core operations;

  •
  for planning purposes, including the preparation of our annual operating budget;

  •
  to allocate resources to enhance the financial performance of our business;

  •
  to evaluate the effectiveness of our business strategies; and

  •
  in communications with our board of directors concerning our financial performance.

          We understand that, although non-IFRS operating income, non-IFRS net income and free cash flow are frequently used by investors and securities analysts in their evaluation of companies, these measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results of operations as reported under IFRS.

          The following table reflects the reconciliation of operating income (loss) to non-IFRS operating income:

	Three Months Ended
	Sept. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014	Mar. 31, 2015	June 30, 2015	Sept. 30, 2015
	(in thousands)
IFRS operating income (loss)	$8,080	$4,209	$6,759	$2,483	$2,096	$3,706	$(1,891)	$(3,494)	$6,612
Plus: Amortization of intangible assets	1,945	1,982	1,974	1,788	1,630	1,537	1,537	1,753	1,766
Plus: Share-based compensation expense	1,426	2,680	3,346	3,912	7,926	9,657	11,031	12,920	14,096

Non-IFRS operating income	$11,451	$8,871	$12,079	$8,183	$11,652	$14,900	$10,677	$11,179	$22,474

          The following table reflects the reconciliation of net income (loss) to non-IFRS net income:

	Three Months Ended
	Sept. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014	Mar. 31, 2015	June 30, 2015	Sept. 30, 2015
	(in thousands)
IFRS net income (loss)	$5,908	$2,540	$6,472	$4,062	$3,583	$5,011	$(648)	$(1,171)	$5,082
Plus: Amortization of intangible assets	1,945	1,982	1,974	1,788	1,630	1,537	1,537	1,753	1,766
Plus: Share-based compensation expense	1,426	2,680	3,346	3,912	7,926	9,657	11,031	12,920	14,096

Non-IFRS net income before tax adjustments	9,279	7,202	11,792	9,762	13,139	16,205	11,920	13,502	20,944
Plus: Income tax effects and adjustments	(223)	(442)	(633)	(1,052)	(2,020)	(1,936)	(2,517)	(2,771)	(2,565)

Non-IFRS net income	$9,056	$6,760	$11,159	$8,710	$11,119	$14,269	$9,403	$10,731	$18,379

          The following table reflects the reconciliation of net cash provided by operating activities to free cash flow:

	Three Months Ended
	Sept. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014	Mar. 31, 2015	June 30, 2015	Sept. 30, 2015
	(in thousands)
Net cash provided by operating activities	$8,099	$18,775	$23,221	$25,185	$9,654	$34,487	$33,303	$20,777	$14,404
Less: Purchases of property and equipment	(1,008)	(1,352)	(97)	(5,653)	(5,178)	(8,760)	(4,108)	(13,730)	(6,155)
Less: Purchases of intangible assets	(449)	—	—	(1,700)	(900)	—	—	—	—

Free cash flow	$6,642	$17,423	$23,124	$17,832	$3,576	$25,727	$29,195	$7,047	$8,249

Quarterly Trends

          Our quarterly revenues increased sequentially quarter-over-quarter for each period presented above, reflecting expansion within our existing customers as they broadened their use of our products and sales to new customers. Subscription revenue has grown in total dollars and as a percentage of total revenues sequentially quarter-over-quarter primarily due to increased customer usage of our cloud-based services. Perpetual license revenues has grown quarter-over-quarter in total dollars, however, as a result of the increased adoption of our cloud-based services, perpetual license revenues as a percentage of total revenues has slowly declined during the periods presented. As discussed above, we recognize subscription fees ratably as services are performed over the term of the contract. As such, changes in our sales activity in the near term may not be apparent as a change to our reported revenue until future periods.

          We cannot assure you that the pattern of sequential growth in revenues will continue. In future periods, as the rate of our revenue growth declines, seasonality in our revenues may become more apparent.

          Our quarterly cost of revenues increased sequentially quarter-over-quarter for all periods presented above, primarily as a result of the increased cost of providing support and delivering our cloud services to our expanding customer base. As revenue from our cloud-based subscription business continues to grow, the cost of hosting fees to third-party managed hosting facilities and self-managed data centers has increased.

          With the exception of the three months ended September 30, 2015, our total operating expenses increased sequentially quarter-over-quarter for all periods presented above, primarily as a result of our continued addition of personnel to support our investment in our products. We increased headcount in our research and development, marketing and sales, and general and administrative functions in each quarter in our efforts to expand our business, and this has led to quarterly sequential increases in operating expenses, which includes higher share-based payment expense. Increases in research and development expenses were a result of our investments to add new features and services, integrate acquired technologies, increase functionality and enhance our cloud infrastructure. Marketing and sales expenses have increased in recent quarters as a result of strategic investments to further build our brand and increase adoption of our products, including a significant marketing campaign in the nine months ended June 30, 2015. General and administrative costs have increased in recent quarters as we incurred additional personnel and professional service fees as we prepare to be a public company.

          Our quarterly operating results may fluctuate as a result of various factors affecting our performance. As noted above, we recognize revenue from our subscription services ratably over the term of the contract. Changes in our sales activity in the near term may not be apparent as a change to our reported revenue until future periods. Most of our expenses are recorded as period costs, and factors affecting our cost structure may be reflected in our financial results sooner than changes to our contracting activity. We expect expenses to increase substantially in the near term, particularly as we continue to make significant investments in research and development and technology infrastructure for our cloud-based offerings, expand our operations globally and develop new products and features for and enhancements of our existing products. As a result of these significant investments, and in particular share-based compensation associated with our growth, with the exception of the three months ended September 30, 2015, we recorded IFRS operating losses and net losses in recent quarters, which we expect to continue in the remaining nine months of fiscal 2016.

          Our cash flows from operating activities decreased in the first quarters of fiscal 2014, fiscal 2015 and fiscal 2016 as a result of the payment of annual discretionary bonuses to reward our employees, which occurs during the first quarter of each fiscal year.

Liquidity and Capital Resources

          Since our inception, we have financed our operations primarily through cash flows generated by operations. At June 30, 2015, we had cash and cash equivalents totaling $187.1 million, trade and other receivables totaling $13.4 million and short-term investments totaling $30.3 million and at September 30, 2015, we had cash and cash equivalents totaling $208.3 million, short-term investments totaling $15.1 million and trade and other receivables totaling $13.1 million. Our short-term investments are comprised of term deposits with fixed interest rates, which mature within one year.

          Our cash flows from operating activities, investing activities and financing activities for the fiscal years ended June 30, 2013, 2014 and 2015 and the three months ended September 30, 2014 and 2015 were as follows:

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands)
Net cash provided by operating activities	$54,310	$75,280	$98,221	$9,654	$14,404
Net cash provided by (used in) investing activities	(12,442)	(46,554)	(28,566)	(9,146)	8,002
Net cash provided by (used in) financing activities	2,841	(2,571)	2,338	454	(534)
Effect of exchange rate changes on cash and cash equivalents	(1,349)	445	(1,665)	(696)	(634)

Net increase in cash and cash equivalents	$43,360	$26,600	$70,328	$266	$21,238

          At June 30, 2015 and September 30, 2015, our cash and cash equivalents were held for working capital purposes, a majority of which was held in cash deposits. We expect to increase our capital expenditures to support the growth in our business and operations, such as new office buildouts. We believe that our existing cash and cash equivalents, together with cash generated from operations, will be sufficient to meet our anticipated cash needs for at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, the timing and extent of spend on research and development efforts, employee headcount, marketing and sales activities, the introduction of new software and services offerings, enhancements to our existing software and services offerings and the continued market acceptance of our products.

          Cash provided by operating activities has historically been affected by the amount of net income adjusted for non-cash expense items such as depreciation and amortization, amortization of purchased intangibles and expense associated with share-based awards, the timing of employee related costs such as bonus payments, collections from our customers, which is our largest source of operating cash flows, and changes in other working capital accounts.

          Our working capital accounts consist of trade and other receivables and prepaid expenses and other current assets and non-current assets. Claims against working capital include trade and other payables, provisions and other non-current liabilities. Our working capital may be impacted by various factors in future periods, such as billings to customers for subscriptions, licenses and maintenance services and the subsequent collection of those billings or the amount and timing of certain expenditures.

          Net cash provided by operating activities was $54.3 million in the fiscal year ended June 30, 2013, as a result of income before income tax of $11.4 million adjusted by non-cash charges including a net increase of $29.9 million in our operating assets and liabilities, depreciation and amortization of $12.1 million and share-based payment expense of $3.5 million. The increase in our operating assets and liabilities was primarily attributable to a $18.6 million increase in our deferred revenue as a result of increased sales of subscriptions and renewals of maintenance contracts and a $12.9 million increase in trade and other payables, provisions and other non-current liabilities, offset by a $1.4 million increase in prepaid expenses and other current assets and other non-current assets. Net cash provided by operating activities was also impacted by income tax paid, net of refunds of $5.4 million.

          Net cash provided by operating activities was $75.3 million in the fiscal year ended June 30, 2014, as a result of income before income tax of $22.2 million adjusted by non-cash charges including a net increase of $31.1 million in our operating assets and liabilities, depreciation and amortization of $13.3 million and share-based payment expense of $11.4 million. The increase in our operating assets and liabilities was primarily attributable to a $24.8 million increase in our deferred revenue as a result of increased sales of subscriptions and renewals of maintenance contracts and a $13.1 million increase in trade and other payables, provisions and other non-current liabilities, offset by a $4.1 million increase in prepaid expenses and other current assets and other non-current assets and a $2.7 million increase in trade and other receivables.

          Net cash provided by operating activities was $98.2 million in the fiscal year ended June 30, 2015, as a result of loss before income tax of $0.7 million adjusted by non-cash charges including net increase of $45.6 million in our operating assets and liabilities, share-based payment expense of $41.5 million and depreciation and amortization of $15.5 million. The increase in our operating assets and liabilities was primarily attributable to a $47.4 million increase in our deferred revenue as a result of increased sales of subscriptions and renewals of maintenance contracts and a $16.0 million increase in trade and other payables, provisions and other non-current liabilities, offset by a $9.3 million increase in prepaid expenses and other current assets and other non-current assets and a $8.5 million increase in trade and other receivables. Net cash provided by operating activities was also impacted by income tax paid, net of refunds of $5.1 million.

          Net cash provided by operating activities was $9.7 million in the three months ended September 30, 2014, as a result of income before income tax of $1.3 million adjusted by non-cash charges including a net decrease of $3.8 million in our operating assets and liabilities, share-based payment expense of $7.9 million and depreciation and amortization of $3.6 million. The decrease in our operating assets and liabilities was primarily attributable to a $9.6 million decrease in trade and other payables, provisions and other non-current liabilities, a $3.0 million increase in trade and other receivables and a $0.3 million increase in prepaid expenses and other current assets and other non-current assets, offset by a $9.0 million increase in our deferred revenue as a result of increased sales of subscriptions and renewals of maintenance contracts.

          Net cash provided by operating activities was $14.4 million in the three months ended September 30, 2015, as a result of income before income tax of $6.5 million adjusted by non-cash charges including share-based payment expense of $14.1 million, a net decrease of $6.9 million in our operating assets and liabilities, and depreciation and amortization of $4.5 million. The decrease in our operating assets and liabilities was primarily attributable to a $10.7 million decrease in trade and other payables, provisions and other non-current liabilities and a $3.1 million increase in prepaid expenses, offset by a $6.7 million increase in our deferred revenue as a result of increased sales of subscriptions and renewals of maintenance contracts. Net cash provided by operating activities was also impacted by income tax paid, net of refunds of $4.5 million.

          Net cash used in investing activities for the fiscal years ended June 30, 2013, 2014 and 2015 and the three months ended September 30, 2014 were $12.4 million, $46.6 million, $28.6 million and $9.1 million respectively, while net cash provided by investing activities was $8.0 million for the three months ended September 30, 2015. The net cash used in investing activities for the fiscal year ended June 30, 2013 was primarily related to purchases of short-term investments and deposits of $12.2 million, capital expenditures of $7.2 million, offset by proceeds from maturities of short-term investments and deposits of $7.1 million. Net cash used in investing activities for the fiscal year ended June 30, 2014 was primarily related to purchases of short-term investments and deposits of $45.5 million, capital expenditures of $8.1 million, purchases of intangible assets of $2.1 million and payment of deferred consideration of $2.4 million, offset by proceeds from maturities of short-term investments and deposits of $11.6 million. Net cash used in investing activities during the fiscal year ended June 30, 2015 was primarily related to purchases of short-term investments and deposits totaling $50.0 million, capital expenditures totaling $31.8 million to support the growth of our business, including hardware, software, equipment and leasehold improvements, and acquisitions totaling $10.6 million, offset by cash received from the maturing of several short-term investments which totaled $64.8 million. Net cash used in investing activities during the three months ended September 30, 2014 was primarily related to purchases of short-term investments and deposits totaling $19.2 million, capital expenditures totaling $5.2 million to support the growth of our business, including hardware, software, equipment and leasehold improvements, and acquisitions totaling $3.2 million, offset by cash received from the maturing of several short-term investments which totaled $19.4 million. Net cash provided by investing activities during the three months ended September 30, 2015 was primarily related to cash received from the maturing of several short-term investments which totaled $19.6 million, offset by capital expenditures totaling $6.2 million to support the growth of our business, including hardware, software, equipment and leasehold improvements, purchases of short-term investments and deposits totaling $4.4 million, and payment of deferred consideration of $1.0 million.

          Net cash provided by financing activities was $2.8 million for the fiscal year ended June 30, 2013, which consisted of $3.0 million of proceeds from exercises of employee share options and $2.0 million of proceeds from the issuance of preference shares, offset by dividends paid to shareholders of $2.2 million. Net cash used in financing activities was $2.6 million for the fiscal year ended June 30, 2014, which consisted of dividends paid to shareholders of $10.0 million, offset by $7.4 million of proceeds from exercises of employee share options. Net cash provided by financing activities was $2.3 million for the fiscal year ended June 30, 2015, which consisted of proceeds from exercises of employee share options. Net cash provided by financing activities was $0.5 million for the three months ended September 30, 2014, which consisted of proceeds from exercises of employee share options and net cash used by financing activities was $0.5 million for the three months ended September 30, 2015, which consisted of the payment of deferred offering costs totaling $1.7 million, offset by proceeds from exercises of employee share options of $1.2 million.

Contractual Obligations and Commitments

          Our principal contractual commitments primarily consist of obligations under operating leases for office space and contractual commitments for hosting services. At September 30, 2015, the future non-cancelable minimum lease payments under these obligations, and our future non-cancelable minimum payments under our other contractual obligations, were as follows:

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
	(in thousands)
Operating lease obligations	$47,370	$8,457	$18,535	$15,619	$4,759
Other obligations	15,993	5,718	10,275	—	—

Total	$63,363	$14,175	$28,810	$15,619	$4,759

Off-Balance Sheet Arrangements

          At June 30, 2015 and September 30, 2015, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other purposes. Other than operating leases for office space, we do not engage in off-balance sheet financing arrangements.

Qualitative and Quantitative Disclosure about Market Risk

Foreign Currency Exchange Risk

          Our results of operations and cash flows are subject to fluctuations as a result of changes in foreign currency exchange rates. All of our sales contracts are denominated in U.S. dollars. Our operating expenses are generally denominated in the local currencies of the countries where our operations are located. Most of our expenses are incurred in Australia and the United States. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would have had an impact on our results of operations of $9.8 million for fiscal 2015 and $2.3 million for the three months ended September 30, 2015. We have not entered into derivatives or hedging transactions as our exposure to foreign currency exchange rates has not been material to our historical operating results, but we may do so in the future if our exposure to foreign currency should become more significant.

Interest Rate Risk

          We had cash and cash equivalents of $187.1 million and $208.3 million at June 30, 2015 and September 30, 2015, respectively. The carrying amount of our cash equivalents reasonably approximates fair value, as a result of the short maturities of these instruments. The primary objectives of our investment activities are the preservation of capital, and we do not enter into investments for trading or speculative purposes. Short-term and long-term investments we hold are in the form of term deposits with fixed interest rates, thereby limiting their exposure related to interest rate fluctuations. We do not have any long-term debt or financial liabilities with floating interest rates that would subject us to interest rate fluctuations. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our financial statements.

Critical Accounting Polices and Estimates

          We prepare our consolidated financial statements in accordance with IFRS, which includes all standards issued by the International Accounting Standards Board and related interpretations issued by the IFRS Interpretations Committee. The preparation of the consolidated financial statements requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, contingent liabilities, revenues, and expenses. We base our judgments and estimates on historical experience and on other various factors we believe to be reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions and conditions and may materially affect the financial results or the financial position reported in future periods.

          While our significant accounting policies are more fully described in Note 2 in the notes to the consolidated financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the accounting policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

          We primarily derive revenues from subscription, maintenance, perpetual license, and training and other services.

          We recognize revenue when evidence of an arrangement exists, delivery has occurred, the risks and rewards of ownership have been transferred to the customer, the amount of revenue and associated costs can be measured reliably, and collection of the related receivable is probable.

          If, at the outset of an arrangement, revenue cannot be measured reliably, we defer the recognition of revenue until the arrangement fee becomes due and payable by the customer. Additionally, if, at the outset of an arrangement, we determine that collectability is not probable, we defer the recognition of revenue until the earlier of when collectability becomes probable or payment is received. We enter into arrangements directly with end users as well as indirectly through Experts and resellers. Revenue recognition for indirect customers is the same as for direct customers as the terms of sale are substantially the same.

          In the absence of industry-specific software revenue recognition guidance under IFRS, we look to U.S. GAAP when establishing policies related to revenue recognition. Our revenue recognition policy considers the guidance provided by the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 985-605, Software Revenue Recognition, and FASB ASC Subtopic 605-25, Multiple-Element Arrangements, where applicable, as authorized by International Accounting Standard ("IAS") 8, Accounting Policies, Changes in Accounting Estimates and Errors.

  Subscription revenue

          Subscription revenue is recognized as services are performed, commencing with the date our service is made available to customers and all other revenue recognition criteria have been satisfied.

  Maintenance revenue

          Maintenance revenue is recognized ratably over the term of the support period.

  Perpetual license revenue

          Perpetual license revenue is recognized on the date of product delivery for the license portion of perpetual license arrangements.

  Other revenue

          Revenue from the sale of third-party vendor products on our Atlassian Marketplace is recognized net of the vendor liability portion as we function as an agent in the relationship. Our portion of revenue is recognized at the date of product delivery given that we do not have any future obligations. Revenue from training is recognized as delivered or as the rights to receive training expire.

  Multiple-element arrangements

          Many of our arrangements include purchases of both software related products and services. For these software related multiple-element arrangements, we apply the residual method to determine the amount of new software license revenue to be recognized. We first allocate fair value of each element of a software related multiple-element arrangement based on its fair value as determined by vendor specific objective evidence ("VSOE"), with any remaining amount allocated to the software license. We determine VSOE based on our historical pricing for a specific product or service when sold separately and when a substantial majority of the selling prices for these services fall within a narrow range.

          Cloud-based arrangements may be purchased alongside other services that are intended to be used with the cloud offering. These arrangements are considered to be non-software multiple-element arrangements. Accordingly, we allocate revenue to each element considered to be a separate unit of accounting using the relative selling prices of each unit.

          The relative selling price for each element is based upon the following selling price hierarchy: VSOE if available, third-party evidence ("TPE") if VSOE is not available, or estimated selling price if neither VSOE nor TPE are available. Historically, we have established VSOE for all non-software elements using the same methodology applied to software-related elements, as a substantial majority of the selling prices for these elements fall within a narrow range when sold separately. The application of VSOE methodologies requires judgment, including the determination of when to account for deliverables separately and how to allocate the total arrangement fee to its individual elements. Changes to the elements in our arrangements and our ability to establish VSOE for those elements may impact the timing of revenue recognition, which may result in a material change to the amount of revenue recorded in a given period.

          If we enter into an arrangement with both software and non-software deliverables, we will first allocate the total arrangement consideration based on the relative selling prices of the software group of elements as a whole and the non-software elements. We then further allocate consideration within the software group in accordance with the residual method described above.

          The revenue amounts allocated to each element are recognized when the revenue recognition criteria described above have been met for the respective element.

Share-based Payments

          We recognize share-based payment expense for our equity-settled transactions, including employee and non-employee director share option and RSU awards based on fair value of the award at the grant date. We recognize the expense over the period in which service conditions are fulfilled, with each portion of an award that vests on a different date (i.e., each tranche) being accounted for separately, which requires separate measurement and attribution. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which actual vesting has occurred along with our best estimate of the number of equity instruments that will ultimately vest. The share-based payment expense for each reporting period reflects the movement in cumulative expense recognized at the beginning and end of that period. We do not recognize expense for shares that do not ultimately vest. As required under IFRS, we follow the accelerated method of expense recognition for share-based awards, as the awards vest in tranches over the vesting period.

          We measure share-based payment expense by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined by using the Black-Scholes option-valuation model for our share options and a lattice-based model for our RSUs based on the private company valuation of our shares. The accounting estimates and assumptions relating to share-based payments may impact expenses, equity and the carrying amounts of liabilities within a given period.

          Our Black-Scholes option-valuation model requires the input of highly subjective assumptions and estimates, which involve inherent uncertainties and the application of management's judgment. If factors change and different assumptions are used, our share-based payment expense could be materially different in the future. The following assumptions were used as inputs for the option-valuation model:

  •
  Fair value of underlying shares—Prior to our initial public offering, because our shares were not publicly traded, we estimated the fair value of our shares as discussed in "—Company Share and RSU Valuations" below.

  •
  Expected volatility—As there is no active external or internal market for our shares, we estimate the expected volatility for our shares by taking the average historic price volatility for a group of publicly traded industry peers. Our industry peers consist of several public companies in the technology industry that are similar to us in size and stage of life cycle. We did not rely on implied volatilities of traded options in our industry peers' common stock because the volume of activity was relatively low. We intend to continue to consistently apply this process using the same or similar public peer companies until a sufficient amount of historical information regarding the volatility of our share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

  •
  Expected term—We determine the expected term based on the average period the share options are expected to remain outstanding, generally calculated as the midpoint of the share options' vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

  •
  Risk-free interest rate—We base the risk-free interest rate on the implied yield currently available on zero-coupon government issued securities in the country in whose currency the exercise price was expressed over the expected term of the option.

  •
  Dividend yield—Our restricted shares are not entitled to dividends. As such, we used an expected dividend yield of zero.

          The weighted-average assumptions used to estimate the fair value of our share options are as follows:

	Fiscal Year Ended June 30,
	2014	2015
Fair value of underlying shares	$2.92 - $9.78	$14.97
Expected volatility	39% - 43%	41%
Expected term (in years)	4.0 - 5.0	4.0
Risk-free interest rate	1.0% - 1.3%	1.3
Dividend yield	—	—

          There were no share options granted during the three months ended September 30, 2014 and 2015.

          In addition to the assumptions used in the Black-Scholes option-valuation model, we also estimate a forfeiture rate in calculating the amount of share-based payment expense we recognize in our consolidated statements of comprehensive income. We estimate our forfeiture rate based on an analysis of our actual forfeitures and we will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. Changes in the estimated forfeiture rate can have a significant impact on our share-based payment expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the share-based payment expense recognized in our financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the share-based payment expense recognized in our financial statements.

          We will continue to use judgment in evaluating the expected volatility, expected term and forfeiture rate utilized in our share-based payment expense calculations on a prospective basis. As we continue to accumulate additional data related to our shares, we may refine our estimates of expected volatility, expected term and forfeiture rates, which could materially impact our future share-based payment expense.

          As discussed above in "—Components of Results of Operations—Operating Expenses", our RSUs awarded to employees have a performance condition that requires a liquidity event, which is defined as a sale or an initial public offering. Despite a qualifying liquidity event having not yet occurred as of September 30, 2015, we recognize share-based payment expense on the outstanding RSUs since their grant date. During the year ended June 30, 2015 and the three months ended September 30, 2015, we recognized share-based payment expense associated with these RSUs, net of estimated forfeitures, of $35.7 million and $12.7 million, respectively.

          RSU holders generally will recognize a taxable income based upon the value of the shares on the date they are settled, and we are required to withhold taxes in the United States and in certain other jurisdictions on such value at applicable tax rates. For additional information on our tax withholding and remittance obligations related to RSU vesting, see "—Components of Results of Operations—Operating Expenses" above.

Company Share and RSU Valuations

          Prior to this offering, the fair value of the share options and RSUs underlying our share-based payments was determined by our board of directors. For both options and RSUs, we recognized share-based payment expense beginning in the period of grant based on the fair value of the award at the grant date. As our RSUs include liquidity-based vesting conditions and are considered a non-marketable security until either a sale or IPO event occurs, their fair values at each grant date do not equal the fair value per share of our shares. All options were intended to be exercisable at a price per share not less than the per share fair value of our shares underlying those options on the grant date. All RSUs were assigned a fair value on each grant date. We have obtained contemporaneous independent valuations at each grant date in order to help our board of directors determine the fair value of each option and RSU grant.

          The valuations of our shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we used in the valuation models were based on future expectations combined with management judgment. In the absence of a public market for our company shares, our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our company shares as of the date of each grant, including the following factors:

  •
  contemporaneous valuations performed by unrelated third-party specialists;

  •
  relevant precedent transactions involving our shares;

  •
  our actual operating and financial performance;

  •
  our current business conditions and projections;

  •
  our hiring of key personnel and the experience of our management;

  •
  our history and the timing of the introduction of new products;

  •
  our stage of development;

  •
  our likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our company, given prevailing market conditions;

  •
  the lack of marketability involving securities in a private company;

  •
  the market performance of comparable publicly traded companies; and

  •
  the U.S. and global capital markets conditions.

          In valuing our shares, our board of directors determined the enterprise value, added net cash, and then allocated the equity value to each class of equity securities outstanding initially using an option pricing method ("OPM"). The board of directors determined the enterprise value of our business using the income approach and the market approach valuation methods.

          The OPM treats our ordinary shares and preference shares as call options on a business, with exercise prices based on the liquidation preference. The OPM uses the Black-Scholes option-valuation model to price the call option. Estimates of the volatility applied in the Black-Scholes option-valuation model were based on available information on the volatility of shares of comparable, publicly traded companies. Additionally, we applied a discount for lack of marketability.

          The income approach estimates the fair value of the enterprise based on the present value of our future estimated net cash flows and our residual value beyond the forecast period. The future net cash flows and residual value are discounted to their present value to reflect the risks inherent in us achieving these estimated net cash flows. The discount rate was based on a market-derived weighted-average cost of capital.

          In the market approach, we utilized the comparable company method which estimates the fair value based on a comparison of our size, growth, profitability and operating risks to comparable publicly-traded companies in a similar line of business. We selected other enterprise software public companies, new publicly-traded companies and companies with similar growth profiles. From the comparable companies, we calculated business enterprise value ("BEV"), based on a multiple of trailing 12 months revenues. We utilized these BEV multiples and applied it to our trailing 12 month's revenues and to the forecasted next 12 months revenues. As some of the comparable companies were significantly larger and had different rates of revenue growth and profitability than us, we selected multiples that were near the median of these selected companies to account for our higher profitability and expected higher rates of revenue growth.

          Beginning in March 2015 as we had greater visibility into the timing of an IPO event, we utilized a combination of the OPM and the probability-weighted expected return method ("PWERM"). Under the PWERM, the value of the company shares is estimated based on analysis of future values for the enterprise assuming various possible outcomes, such as timing as well as the rights of each share class. The future value was discounted to their present value using the discount rate applied in the income approach. Additionally, we applied a discount for lack of marketability.

          As our RSUs include liquidity-based vesting conditions and are considered a non-marketable security until either a sale or IPO event occurs, their fair values at each grant date do not equal the fair value per share of our shares. The RSU fair values at each grant date were based on probability and price scenarios related to a potential future liquidity event (e.g., IPO, sale, staying private, dissolution). For each scenario, the valuation included inputs including the potential timing of a liquidity event, type of liquidity event and estimated probability for each event based on future share price. Price scenarios were based on a Monte Carlo simulation methodology, which relies on the simulation of stochastic processes to model future movement of our share price. Inputs include term assumptions, risk-free rate, volatility and a starting share price that represents the most recent minority, marketable fair value of our shares prior to the RSU grant date, from the most recent third-party contemporaneous valuation.

          An RSU is considered to be a non-marketable security until either a sale or IPO event occurs, and in order to take this illiquidity into consideration, we applied a discount utilizing a geometric average rate put option model. The inputs to the geometric average rate put model were based on the term assumption for each price scenario. After applying the discount for illiquidity, a probability weighted present value of the scenarios was calculated for each simulation. The average of 500,000 iterations represents the overall fair value of the RSUs at each valuation date, which is also the date at which the RSUs were granted.

          Following this offering, valuation models, including the estimates and assumptions used in such models, will not be necessary to determine the fair value of our company shares, as our company shares will be traded in the public market.

          Between July 1, 2014 and September 30, 2015, our company share valuations were as follows:

Valuation Date	Fair Value per Share
September 30, 2014	$13.62
December 31, 2014	14.67
March 31, 2015	15.37
June 30, 2015	16.62
September 30, 2015	17.97

          Between July 1, 2014 and September 30, 2015, we granted share options as follows:

Grant Date	Shares Underlying Options	Exercise Price Per Share
February 7, 2015	500,000	$14.67

          Between July 1, 2014 and September 30, 2015, we granted RSUs as follows:

Grant Date	Shares Underlying RSUs	Grant-Date Fair Value per Share
July 24, 2014	1,091,106	$12.79
August 26, 2014	2,708,636	12.68
December 18, 2014	951,410	12.78
February 7, 2015	954,831	13.76
June 10, 2015	3,495,376	15.41
August 25, 2015	592,137	16.59

          In addition, 1,955,434 RSUs for Class A ordinary shares have been approved by our board of directors and will be effective as of immediately prior to the date the registration statement, of which this prospectus forms a part, is declared effective.

Income Tax

          We use the liability method of accounting for income taxes. Deferred income tax assets and liabilities represent temporary differences between the carrying amounts of assets and liabilities in our consolidated financial statements and their corresponding tax basis used in the computation of taxable income. Deferred tax however is not recognized on the initial recognition of goodwill, or the initial recognition of an asset or liability (other than in a business combination) in a transaction that affects neither tax nor accounting income.

          We recognize deferred tax liabilities for taxable temporary differences associated with our investments in our subsidiaries and associates, except where we are able to control the reversal of the temporary differences and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax liabilities are generally provided for in full.

          We recognize deferred tax assets to the extent that they are expected to reverse in the foreseeable future and it is probable that they will be able to be utilized against future taxable income, based on our forecast of future operating results. Deferred tax assets are adjusted for significant non-taxable income, expenses and specific limits on the use of any unused tax loss or credit. Unrecognized deferred income tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable income will allow the deferred tax asset to be recovered.

          We calculate deferred tax assets and liabilities, without discounting, at the tax rates and laws that we expect to apply to their respective period of realization, provided the tax rates and laws are enacted or substantively enacted by the end of our reporting period. The carrying amount of deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow all or part of the deferred tax asset to be utilized.

          Deferred tax liabilities and assets are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and we intend to settle our current tax assets and liabilities on a net basis. Changes in deferred tax assets or liabilities are recognized as a component of tax income or expense in our consolidated statements of comprehensive income, except where they relate to items that are recognized in other comprehensive income (loss) or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income (loss) or equity, respectively. Where deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

          Our corporate structure and intercompany arrangements align with our expanding international business activities. The application of the tax laws of various jurisdictions to our international business activities is subject to interpretation. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, including our transfer pricing, or determine the manner in which we operate our business is not consistent with the manner in which we report our income to the jurisdictions. If such a disagreement were to occur, and our positions were not sustained, we could be required to pay additional taxes, interest and penalties, resulting in higher effective tax rates, reduced cash flows and lower overall profitability of our operations.

Recent Accounting Pronouncements

          In July 2014, the IASB issued IFRS 9, Financial Instruments, which replaces IAS 39, Financial Instruments: Recognition and Measurement. The standard applies to the classification and measurement of financial assets and financial liabilities and will be effective for us beginning in our fiscal year ending June 30, 2019. We are currently evaluating the impact to our consolidated financial statements.

          In May 2014, the IASB (in a joint effort with the FASB) issued IFRS 15, Revenue from Contracts with Customers, which supersedes most current revenue recognition requirements. The standard establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration to be entitled to in exchange for those goods or services. The standard also requires new disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The standard is effective for us beginning for our fiscal year ending June 30, 2019, and early application is permitted under IFRS. We are currently in the process of assessing the adoption methodology, which allows the amendment to be applied retrospectively to each prior period presented, or with the cumulative effect recognized as of the date of initial application. We are also currently evaluating the impact of the adoption of the standard on our consolidated financial statements.

 LETTER FROM THE FOUNDERS

          Atlassian is a special company. We are unlike any other enterprise software company you've seen before. We have an ambitious mission, a decade-long history of consistent growth and free cash flow, a culture of innovation, and a unique model that both propels our existing business and opens up future growth opportunities. This public offering will also be the first time in our 13-year history that Atlassian will raise any external financing. We are excited to share our story publicly as we invite investors to join us in the next phase of our incredible journey.

Our Mission

          Stare at a photograph of the early teams at Apple or Tesla, the Endurance crew in Antarctica or the '96 Chicago Bulls. Most people focus on an individual—Jobs, Musk, Shackleton or Jordan—the lone genius society tends to celebrate. And while individuals are often critical for instigating ideas, there is always a team of unsung heroes behind them to make the idea real. It's the team that changes an industry, reaches the Pole, wins the championship.

          Back to our earliest beginnings—from hunting to agriculture—human progress has been driven by teams. The same goes for our future. The next advances in space exploration, eradicating world hunger, finding the cure for cancer—they will all come from people working together toward a common goal. A team.

          Atlassian's mission is to unleash the potential in every team. Our products help teams organize, discuss and complete their work. And what teams do can change the world. We have helped NASA teams design the Mars Rover, Cochlear teams develop hearing implants and hundreds of thousands of other teams do amazing things. We have an incredible opportunity to help millions more teams in organizations across nearly every industry. Teamwork is hard. We make it easier.

Our Team

          It's perhaps unsurprising that a company building products for teams is so defined by them. We began Atlassian as a team. We lead Atlassian as a team. We're two founders. We're two co-CEOs. We're made better through teamwork and a deep shared belief in what we're building. It's unusual, but after 13 years, we're practiced at it. We believe Atlassian is stronger for it.

          Today more than 1,300 Atlassians form hundreds of teams globally. These teams are united in creating an incredible and long lasting company. Our people and our culture make us wonderfully unique and power our success. We invest in that culture to instill it more deeply in our business as we grow around the world. We were recently recognized—for the second year in a row—as being the best place to work in Australia. Our culture, and the incredibly talented people it helps us attract, make this possible.

Our Beliefs

          We've always believed that what distinguishes a company is often what makes it great. Atlassian is different from most enterprise software companies you could invest in. These differences are important to understand. They are both a core part of our past achievements and key to our future success.

  •
  We believe in huge markets.  We don't think about the Fortune 500, we think about the Fortune 500,000. With over 750 million information workers worldwide, we believe there are enormous markets for our products. Our aim is for every information worker in every team in every company to use an Atlassian product every day.

  •
  We believe software is bought, not sold.  Before the Internet, companies with the largest distribution networks often beat those with better products. We believe this is changing. In today's world the best product can win, and in the future, the best product will win. We invest far more in R&D than our peers because we believe it is a huge competitive advantage. We don't have quota-carrying sales reps that focus on reaching and servicing a handful of customers. In their place, we seek to remove all friction from the customer experience. We invest in engineers, marketers and data scientists to create better products and distribute them online, and at scale, around the world.

  •
  We believe in making our users successful.  Enterprise software is often sold tops-down to customers, optimizing for upfront dollars and ignoring end-user adoption. We flip this around. We sell bottoms-up, starting small and growing within our customers, one team at a time. Our growth is dependent on happy, active users and happy, active teams. We know that every new and satisfied customer we add provides us the opportunity to add more teams and users within that customer who will recommend our products to others.

  •
  We believe in continuous innovation.  Great companies get disrupted when they stop inventing. We invest in product and business model innovation because our future depends on both. And our customers rely on both. Our deep commitment to innovation throughout the entire organization is core to our being. It's a ritual for us—a deep and enduring part of our DNA.

  •
  We believe in giving back.  Social responsibility and giving back has been important to us from the beginning. We want to set an example other companies can follow. Over a decade ago, we adopted the 1% model. The Atlassian Foundation receives 1% of employee time, profit and equity. We have donated more than $5 million to many causes, such as helping Room to Read educate over 250,000 children in the developing world. Our Atlassian Foundation has been so successful that we have since co-founded Pledge 1%. This organization encourages other businesses to make a positive difference by adopting this model.

  •
  We believe in having a long-term view.  We've run this company with a long-term mindset. Our first big long-term goal was to gain 50,000 active customers. This took us over 13 years to achieve and demonstrates our disciplined, long-term approach. We don't seek to maximize growth in any one year. We are focused on sustainable growth year after year. We're passionate about the long-term welfare of our customers, our employees, and our shareholders. We believe short-term thinking works against the interests of each of these groups. Our next long-term goal is to attract over 100 million active users of our products and services. Achieving a mission this big will take time, commitment, and a long-term focus. We're ready.

          Our customers mean everything to us. They trust us to play a vital role in how their teams work together and this is a responsibility we take seriously. We're grateful to every user, every team and every customer that uses Atlassian. We're humbled to play a part in helping them do amazing things.

          Our journey is still in its early stages. We're tremendously excited about the bright future in front of us. And we look forward to welcoming new public market investors who believe in our mission and share our long-term view.

—Mike and Scott

BUSINESS

Overview

          Our mission is to unleash the potential in every team.

          Our products help teams organize, discuss and complete their work—delivering superior outcomes for their organizations.

          We believe human advancement has always been driven by teamwork—from the great explorations of earth and space to innovations in industry, medicine, music and technology. And while it's common to celebrate the individual genius behind a breakthrough idea, in nearly every case there is a team of unsung heroes that actually get the work done.

          We also believe that the greatest lever teams have to advance humanity lies in the power of software innovation. Through software, contact lenses now monitor and report on the blood glucose levels of diabetes patients, allowing patient and doctor to better manage the disease. Through software, cars can monitor and report on vehicle status, improving driver safety. Through software, people can read, write and converse with people in languages they do not speak. Each of these advances was delivered by teams.

          Software's transformational impact is forcing organizations to use software to innovate, or face disruption from competitors that do. Today, organizations in every industry are becoming software-driven. As a result, the teams that imagine, create and deliver that software are more essential than ever.

          Our company was founded in 2002 to help software teams work better together. From the beginning, our products were designed to help developers collaborate with other non-developer teams involved in software innovation. This breakthrough approach separated us from traditional software providers focused solely on developers.

          As more non-developer teams are exposed to our products, they adopt and extend them to new use cases, bringing our products to other users and other types of teams in their organizations. This has created an expansive market opportunity for us.

          Today, our products serve teams of all shapes and sizes, in virtually every industry—from software and technical teams to IT and service teams, from sales and marketing to HR, finance and legal teams. Our products include JIRA for team planning and project management, Confluence for team content creation and sharing, HipChat for team messaging and communications, Bitbucket for team code sharing and management and JIRA Service Desk for team services and support applications.

          Our products form an integrated system for organizing, discussing and completing shared work, becoming deeply entrenched in how people work together and how organizations run. Our products have been used by NASA to design the Mars Rover, by Cochlear to develop aural implants, and by Runkeeper to create GPS fitness tracking applications.

          Our product strategy, distribution model and company culture work in concert to create unique value for our customers and competitive advantage for our company.

          We founded our company on the premise that great products could sell themselves and we have developed a unique approach to the market that is centered on this belief. We begin with a deep investment in product development to create and refine high-quality and versatile products that users love. We make our products affordable for organizations of all sizes and we transparently share our simple pricing online. We pursue customer and user volume, targeting teams in every organization, regardless of size, industry or geography.

          To reach this expansive market, we distribute and sell our products online without traditional sales infrastructure where users can get started in minutes without the need for assistance. We focus on enabling a self-service, low-friction model that makes it easy for users to try, adopt and use our products.

          Our culture of innovation, transparency and dedication to customer service drives our success in implementing and refining this unique approach. We believe this approach fosters innovation, quality, customer happiness, scale and profitability.

          We take a long-term view of our customer relationships and our opportunity. We recognize that users drive the adoption and proliferation of our products and, as a result, we are relentlessly focused on measuring and improving user satisfaction. We know that one happy user will beget another, thereby expanding the large and organic word-of-mouth community that helps drive our growth. We operate at unusual scale for an enterprise software company, with more than 5 million monthly active users of our products and more than 51,000 customers across virtually every industry sector in more than 160 countries as of September 30, 2015. Our customers range from small organizations that have adopted one of our products for a small group of users, to 79 of the Fortune 100 and 273 of the Fortune 500, many of which use a multitude of our products across thousands of users.

          We believe that establishing a product strategy, distribution model and culture dedicated to customer value and user growth has resulted in a financial model that is favorable for our shareholders. Our model has allowed us to grow while maintaining profitability for each of the last 10 fiscal years. Our total revenues were $148.5 million, $215.1 million and $319.5 million for the fiscal years ended June 30, 2013, 2014 and 2015, respectively, representing a compound annual growth rate of 46.7% from fiscal 2013 to fiscal 2015. Our total revenues were $67.9 million and $101.8 million for the three months ended September 30, 2014 and 2015, respectively, representing an annual growth rate of 49.9%. We generated net income of $10.8 million, $19.0 million and $6.8 million for the fiscal years ended June 30, 2013, 2014 and 2015, respectively, and $3.6 million and $5.1 million for the three months ended September 30, 2014 and 2015, respectively. We also generated free cash flow of $47.1 million, $65.0 million and $65.5 million for the fiscal years ended June 30, 2013, 2014 and 2015, respectively, and $3.6 million and $8.2 million for the three months ended September 30, 2014 and 2015, respectively.

Market Trends

Software is Changing Everything

          Software is impacting almost every aspect of our lives and redefining the limits of what people and organizations can achieve. Software is everywhere and increasingly in everything, from our coffee makers to the tiny computers we carry in our pockets. Software is eliminating the mundane and simplifying the complex. It modernizes transportation, delivers medical breakthroughs, reduces energy consumption and advances education. Software is also substantially impacting business, helping organizations redefine their most traditional processes while creating entirely new and more efficient ways to get work done.

          We believe organizations of all kinds, across all industries are either software driven or are threatened by competitors that are. Technology companies such as Amazon in retail, Netflix in entertainment and Uber in transportation are disrupting enormous global industries by building and deploying software to drive competitive advantage. Software-enabled companies such as Fitbit in fitness, GoPro in cameras, Zillow in real estate, and Tesla Motors in automobiles, leverage software to transform traditional products and services into richer customer experiences. Traditional, market-leading companies such as General Motors, General Electric, JPMorgan Chase, Domino's Pizza and L'Oreal are also investing heavily in software to improve mission-critical workflows, increase automation and mitigate ever-increasing competitive pressures. In addition, non-commercial institutions such as governments, schools and non-profits are also using software to re-engineer their processes and enhance services. Today, organizations of all types and sizes face an existential imperative to drive software innovation.

Software Teams are Essential and Multi-Dimensional

          The digital transformation that organizations must undergo in order to survive and prosper can be imagined by many, but constructed by few. Teams that can deliver software innovation require a myriad of talents and functional expertise and are critical to each organization's efforts to thrive and compete.

          Software developers have become more essential and influential and the demand for software development talent has grown among organizations of all kinds. According to JavaWorld, there were more than four job openings for every currently-employed software programmer in 2014. As market demand has grown, so too has the number of developers worldwide. The number of software developers is expected to grow from approximately 19 million in 2015 to more than 25 million by 2020, according to Evans Data Corporation. While large software companies such as SAP, Oracle, Microsoft and Google employ a substantial number of developers, the U.S. Bureau of Labor Statistics indicates that, as of December 2013, 57% of developers were employed by non-software companies, illustrating the broad proliferation and influence of software talent.

          As software innovation sweeps through organizations, people across all functional areas are increasingly part of software teams. Developers, product managers, IT managers, designers, marketers and many other team members must now collaborate to drive software innovation for their organizations. Successful software development requires diverse, distributed teams to connect and perform seamlessly together. To tackle this challenge, software teams have been at the forefront of the effort to create and utilize collaboration tools to drive efficiency and productivity.

Software Team Collaboration is Complex and Challenging

          Modern software development is highly creative, iterative and asynchronous, and very complex. In many ways, the process is analogous to asking ten writers to independently pen one chapter of a novel at the same time, and re-assemble these pieces into a cohesive and elegant narrative, on a tight deadline. And because software is so essential for how modern organizations compete, the expectations and urgency to innovate have increased. Software teams today must iterate and move faster than ever before.

          Software teams are distributed across geographies, time zones and business functions. And the amount of information they are creating and sharing—from business plans and requirements documents, to code and documentation—is growing and constantly changing. This increases the complexity and the need for greater cooperation and communication, as multiple participants, relevant information and iterative workflows must ultimately be integrated effectively. As a result, software development is regarded as a pinnacle of organizational teamwork and has increasingly become the model for modern workforce collaboration across all teams.

Increasing Complexity Makes Collaboration Critical for All Teams

          Across the global economy, work is becoming more complex, faster-paced and more collaborative. While software teams were first to truly embrace a globally distributed workforce—through outsourcing or simply racing to where they could find scarce talent—more and more teams are now spread across geographies. A marketing team might have a remote group of internal designers, or work closely with a third-party design firm they contracted to support a project. An HR team might have a shared services center in a lower cost location, or work frequently with third-

party recruiters. Organizations are increasingly utilizing a global talent pool and leveraging technology to help make work more efficient and productive.

          In addition to the complexity that comes with being globally distributed, teams are creating and managing more and more information, face higher expectations of work quality from their organization and must produce under tighter and more frequent deadlines. In addition, development teams are increasingly collaborating across multiple types of devices—both while at work and while working remotely.

All Teams are Seeking Better Ways to Connect and Get Work Done

          In today's dynamic and intensely collaborative business environment, all employees are seeking new and more powerful ways to connect and get access to the information and systems they need to be successful. As software projects become more cross-functional, knowledge workers throughout organizations have been exposed to the collaboration and workflow practices of software teams. This exposure across organizations has coincided with growing dissatisfaction with traditional productivity tools such as email, phone calls, web conferencing, word processing and spreadsheets.

          While traditional tools can help to connect people, they lack the functionality, integration and compatibility needed to complete work efficiently in today's dynamic environment. Such tools make it difficult for teams to stay coordinated, transparently track the status of complex processes, manage dependencies, communicate intelligently and operate with sufficient context. For example, a global team using traditional tools to collaborate on a financial analysis would struggle to integrate and complete their work: to track and comprehend communications between disparate parties and from multiple phone calls, video conferences and email threads; to manage version control and audit of multiple spreadsheets; and to keep the broader team consistently apprised of progress, milestones and deadlines.

Teams are Now Making Their Own Technology Choices

          Following the "bring your own device" trend, employees are increasingly empowered to "bring your own software", leading to the user-driven viral adoption of new types of consumer-style software products within an organization.

          In addition, people are increasingly adopting business collaboration technology that is as personal, user-friendly, versatile and powerful as the consumer technology applications they use in their everyday life. They seek products with modern design and social and search functionality, with the ability to seamlessly work across desktop and mobile devices.

          Modern teams of all kinds are seeking a new system of engagement—software built for teams that integrates multiple streams of complex tasks and dynamic information, and improves efficiency through real-time sharing, openness and transparency.

Limitations of Traditional Approaches

Traditional Tools

          Today, developer, IT and business teams rely on a patchwork of legacy software products, many of which were designed in and for prior eras of work.

          Most traditional software development technologies are costly, complex, poorly designed, hard to use and not easily integrated with other software systems. Moreover, these technologies were designed solely for the needs of software developers and do not extend well to other use cases or provide a bridge to connect multi-functional teams. Other point solutions do not provide the breadth, integration and security that organizations require.

          In an effort to serve the needs of teams and integrate software developers and other knowledge workers, organizations have often relied on traditional personal productivity tools. While these tools are widely used, they were designed many years ago, provide narrow functionality, are not integrated, and are not suited for the demands of managing complex projects among diverse and broadly distributed teams.

Traditional Distribution Models

          Traditional enterprise software distribution models, with their focus on quota-driven sales representatives and reliance on large deals, are not well suited to reach, influence or meet the needs of teams, who are increasingly driving technology purchasing decisions.

          As the nature of work and the needs of organizations have evolved, the traditional models for the distribution and adoption of enterprise software have failed to adapt.

          Historically, enterprise software was purchased in a centralized, top down fashion. Organizations and IT procurement departments generally prescribed the platforms and tools that workers were permitted to use. Software vendors deployed large and costly salesforces to address these procurement processes and negotiate enterprise deals, resulting in long sales cycles and complex pricing. As a result, purchase decisions were often disconnected from actual user needs and resulted in low adoption rates.

          The consumerization of enterprise technology has given a much broader population of workers a stake and a voice in the procurement of software solutions. Teams of all kinds have increasing freedom to choose the technology they want.

Market Opportunity

          Our software is broadly applicable for organizations, teams and users who are seeking to get work done faster and more effectively.

          Our products address several large and well-established categories of IT spending. Investment in these traditional categories is expected to total more than $35.0 billion in 2015. According to Gartner, the Application Development market is expected to be $8.8 billion and the IT Operations market is expected to be $9.1 billion in 2015 for the IT Asset and Financial Management, IT Service Support Management Tools and Automation Tools markets. IDC expects the market for Collaborative Applications to be $13.5 billion and the Project and Portfolio Management market to be $3.8 billion in 2015.

          We believe that the limitations of traditional tools and distribution models, coupled with the growing demand for modern collaboration technology, present an opportunity to expand within these traditional categories. By providing affordable, versatile, adaptable and modern software built for the needs of teams, we believe that we can continue to disrupt and increase our share of these large, existing markets.

          However, we also believe that we have the opportunity to serve the emerging collaboration needs of all information workers. According to a 2012 report by Forrester Research, the number of information workers globally will reach 865 million by 2016. Only a small fraction of these information workers currently use the tools captured in the traditionally-defined software markets discussed above.

          As consumers experience powerful social networking, messaging and collaboration technologies in their everyday lives, expectations for workplace technology with the same capabilities has grown. By leveraging our easy-to-use, versatile, adaptable and powerful software, we believe we can help satisfy these needs by providing technology that helps all teams collaborate better, work in a more modern fashion and achieve more. By doing so, we believe we can meaningfully expand the breadth and scale of our market opportunity.

The Atlassian Way

          Our product strategy, distribution model and company culture work in concert to create unique value for our customers and competitive advantage for our company.

          We invest significantly in developing and refining products that allow teams to achieve their full potential. We make versatile products that can be used in a myriad of ways. Our products are easy to adopt and use and can be distributed and proliferated organically and efficiently.

          We offer these products at affordable price points in a high-velocity online distribution model. Our distribution model does not rely on costly sales infrastructure to push product to our customers. By making our products simple, powerful and easy to adopt, we generate demand from word-of-mouth and viral expansion within organizations. Our model is designed to operate at scale and serve millions of customers.

          Our culture of innovation, transparency and dedication to our customers creates an environment that drives and perpetuates our product leadership and highly automated, low-cost distribution approach.

          We believe that our product strategy, distribution model and company culture are mutually reinforcing. By investing in innovation and making our products affordable and easy to use, we operate without reliance on traditional sales infrastructure, which enhances our distribution model and permits long-term investment in product leadership and our unique culture.

THE ATLASSIAN WAY

Our Product Strategy

          We have developed and acquired a broad portfolio of products that help teams large and small to organize, discuss and complete their work in a coordinated, efficient and modern fashion.

          Our products, which include JIRA, Confluence, HipChat, Bitbucket and JIRA Service Desk, serve the needs of teams of software developers, IT managers and knowledge workers. While these products provide a range of distinct functionality to users, they share certain core attributes:

  •
  Built for Teams—Our products are singularly designed to help teams work better together and achieve more. From the beginning, our products were designed to make software teams more effective, while allowing them to connect with and collaborate with workers across their organizations. With more than 51,000 customers, we have developed a refined understanding of the needs of teams. Leveraging these insights, we design products that help our customers to communicate better, be more transparent and operate in a coordinated and precise manner.

  •
  Easy to Adopt and Use—We invest significantly in research and development to enable our products to be both powerful and extremely easy to use. Our software is designed to be accessed from the Internet and immediately put to work. By reducing the friction that usually accompanies the purchase of business software and eliminating the need for complicated and costly implementation and training, we believe we attract more people to try, buy and derive value from our software. As a result, on average, we generate more than 6,500 free evaluations of our products per typical business day.

  •
  Versatile and Adaptable—We develop simple and well-designed products that are useful in a broad range of workflows and projects. We believe that our products can improve any process involving teams, multiple streams of work and deadlines. For example, our JIRA product, which enables software teams to plan, build and ship software products, is also used by thousands of our customers to manage other unrelated workflows, including product design, supply chain management, expense management and legal document review.

  •
  Integrated—Our products are integrated and designed to work well together. For example, an IT service ticket generated in JIRA Service Desk can automatically trigger a notification to relevant parties via HipChat, on both desktop and mobile devices, and the resolution of the ticket can be published in Confluence, allowing others to subsequently access important context and information about the event.

  •
  Open—We are dedicated to making our products open and interoperable with a range of other platforms and applications, such as salesforce.com, Workday and Dropbox. In order to provide a platform for our partners and to promote useful products for our users, in 2012 we introduced the Atlassian Marketplace, an online marketplace that now features more than 1,850 add-ons and extensions as of September 30, 2015 to our products created by a growing global network of independent developers and vendors. The Atlassian Marketplace provides customers a wide range of additional capabilities they use to extend or enhance our products, further increasing the value of our platform. From Atlassian Marketplace's inception in 2012 to September 30, 2015, customers have purchased more than $100 million of add-ons, generating over $80 million of revenue for our partners. In addition, these purchases generated over $20 million of revenue for us. Revenue from the Atlassian Marketplace grew at a compound annual growth rate of over 100% from fiscal 2012 to fiscal 2015.

Our Distribution Model

          Our high-velocity distribution model is designed to drive exceptional customer scale by making affordable products available via our convenient, low-friction online channel. We focus on product quality, automated distribution and customer service in lieu of a costly traditional sales infrastructure. We rely on word-of-mouth and low-touch demand generation to drive trial, adoption and expansion of our products within customers.

          The following are key attributes of our unique model:

  •
  Innovation-driven—Relative to other enterprise software companies, we invest significantly in research and development rather than sales and marketing. Our goal is to focus our spending on measures that improve quality, ease of adoption and expansion and create organic customer demand for our products. We also invest in initiatives that automate and streamline distribution and customer support functions to enhance our customer experience and improve our efficiency. These investments have allowed us to scale our business to serve customers in more than 160 countries.

    Beyond improving product quality and enhancing customer experience, a portion of our research and development spending is targeted at demand generation and customer conversion. For example, we have invested in the development of our Atlassian Engagement Engine, an internal platform that allows us to profile and analyze customer behavior and promote additional products directly to users in the context of their activity.

  •
  Simple and Affordable—We offer our products at affordable prices in a simple and transparent format, with a free trial before purchase. For example, a customer coming to our website can evaluate, purchase and setup a JIRA license, for 10 users or 10,000+ users, based on a transparent list price, without any interaction with a sales person. This approach, which is in contrast to the opaque and complex pricing plans offered by most traditional enterprise software vendors, is designed to complement the easy-to-use, easy-to-adopt nature of our products and accelerate adoption by large volumes of new customers.

  •
  Organic and Expansive—Our model benefits from significant customer word-of-mouth about our products that drives traffic to our website. Over 98% of our transactions are conducted on our website. This significantly reduces our cost of acquiring new customers. We also benefit from distribution leverage via our network of Atlassian Experts, who resell and customize our products. Once we have established a footprint within a customer, the networked nature and flexibility of our product tends to result in user growth, new uses for our software and the attachment of our other products within customers.

    In our model, demand for our software organically spreads from user to user, from team to team and from department to department. In order to support this expansion and scaling within customers, we have enhanced the manageability and enterprise features of our software to support broad standardization on our platform. This expansion within customers creates a network effect that contributes to long-lasting customer relationships. Our data indicates that over 5 years, our customers spend seven times their initial purchase with us, in the aggregate.

  •
  Scale-oriented—Our model is designed to generate and benefit from significant customer scale and our goal is to maximize the number of individual users of our software. First, we leverage customer word-of-mouth and the strength of our brands to drive inquiry through traffic to our website, which has resulted in more than 70,000 daily visitors to atlassian.com. Second, we offer those visitors the opportunity to try our products for free and we generate on average more than 6,500 such evaluations per typical business day. Third, we allow small teams (10 users or less) to adopt our products at very attractive prices to seed usage within organizations. Fourth, we seek to convert those visitors and small teams into paid, long-term customers. Fifth, we seek long-term growth and expansion through efficient and targeted in-product marketing based on user profile and behavioral data, and excellent customer service and support.

    With more than 51,000 customers and more than 450,000 organizations (including free users and small teams) using our software today, we are able to reach a vast number of users, gather insights to refine our offerings and generate growing revenue by expanding within our customer accounts. With 864 customers paying us in excess of $50,000 during fiscal 2015, many of whom started as significantly smaller customers, we have demonstrated our ability to grow within our existing customers. Ultimately, our model is designed to serve millions of customers and to benefit from the data, network effects and customer insights that emerge from such scale.

  •
  Data-driven—Our scale and the design of our model allows us to gather insights into and improve the customer experience. We track, test, nurture and refine every step of the customer journey and our users' experience. This allows us to intelligently manage our funnel of potential users, drive conversion and promote additional products to existing users. Our scale has enabled us to experiment with various approaches to these tasks and constantly tune our strategies for user satisfaction and growth.

Our Culture

          Our company culture is exemplified by our core values:

          The following are the key elements of our culture that contribute to our ability to drive customer value and achieve competitive differentiation:

  •
  Openness and Innovation—We value transparency and openness as an organization. Since our inception, we have put online all of our product pricing, documentation, knowledge base and record of product enhancements. We believe this approach promotes trust and makes customers more comfortable in engaging with us in our low-touch model. In addition, we are dedicated to innovation and encourage our employees to invent new applications, uses and improvements for our software. We promote invention through our internal, quarterly "ShipIt" hack-a-thon, where employees from all different departments across each of our global locations participate in a 24-hour innovation competition. Each "ShipIt" hack-a-thon results in hundreds of small and large innovations across our products, processes and operations. In addition, we run our company using our own products for a broad range of use cases, which promotes open communication and transparency throughout our organization.

  •
  Dedication to the Customer—Customer service and support is at the core of our business. We have four major customer support centers and we strive to provide "legendary service" to our customers. In addition to providing a personal touch, our service team is also encouraged to seek scalable, self-service solutions that customers will love. Our customers span the largest and oldest organizations to early-stage startups, and each and every one receives the same dedicated service. We made the strategic decision to invest in superior service that drives greater customer happiness and breeds positive word-of-mouth rather than build a traditional sales infrastructure.

  •
  Team-driven—We were created to serve the needs of teams. Therefore, it is natural that we value teamwork highly and have organized the company to encourage active teamwork. One of our core values, "Play, as a Team", encourages our employees to be both team oriented and entrepreneurial to identify problems and invent solutions. Teamwork starts at the top of our organization with our unique co-CEO structure and is celebrated throughout our company.

  •
  Long-term Focused—We believe that we are building a company that can grow and prosper for decades to come. Our model, which is designed for customer scale, starting small, making important investments and growing with our customers over time requires a patient, long-term approach, and a dedication to continuous improvement. Our investment in research and development is significant relative to traditional software models and is designed to drive long-term sustainability of our product leadership. Given the choice between short-term results and building long-term scale, we choose the latter.

Our Growth Strategy

          Our growth strategy is to make our software accessible to every organization, team and user to help them get work done. We intend to continue this approach by adding customers, developing new products, expanding in existing customers and pursuing selective acquisitions.

          Key drivers of our growth strategy include:

  •
  Protect and Promote Our Culture—Our culture is at the foundation of everything we do and fuels our business strategy and success. We were founded on the principles of openness, teamwork and innovation. We intend to continue our product-driven focus and spur innovation through events such as "ShipIt", through which JIRA Service Desk was conceived. We also intend to continue to contribute a portion of our profits, employee time and technology towards non-profit initiatives in our commitment to give back to the community. We are steadfast in our commitment to formal and informal programs that improve our culture and positively influence our people and our products.

  •
  Continue to Refine Our Unique Business Model—We strive to improve every aspect of our unique, low-friction business model. We will continue to develop the technology and products that enable our customers to easily adopt and use our products over the Internet. We are continuously undertaking initiatives in our marketing and sales strategy to find, qualify and sell to customers more efficiently and effectively. We are focused on providing superior support for all our customers, from self-service updates and upgrades to on-call or on-site support when needed. As we gather more insights from our user and customer interactions, we will integrate this visibility across our business to improve and accelerate our product roadmaps and sales, marketing and support efforts.

  •
  Increase Product Value—We intend to continue to increase the value of our software to customers by providing them with a broader, integrated set of products. By integrating our products with each other, they become more valuable to our customers so they avoid having to move around separate, non-integrated products to get their work done. By developing and acquiring new technologies, we are able to address more and more of our user's day-to-day needs. From fiscal 2013 to fiscal 2015, we invested $247.6 million in research and development, excluding share-based compensation, or 36% of our revenue over that period, to develop and integrate our products at high velocity. In addition, since September 2006, we have acquired more than ten early-stage companies with complementary technologies and have successfully integrated them into our platform. We believe both organic development and inorganic acquisition are core competencies for us, and intend to use both to continue to drive ever-increasing product value for our customers. We also intend to provide more integration with third-party software so our users can benefit from more of their other technology investments.

  •
  Grow the Atlassian Marketplace and Partner Ecosystem—We believe that in today's technology landscape, it is a strategic imperative to leverage open platforms and work with partners to extend our platform's functionality to use cases and customers which we could not reach on our own. The Atlassian Marketplace allows independent vendors and developers to develop add-ons that extend our platform and generate millions of dollars in revenue for both the vendors and for us. The Atlassian Marketplace provides customers with add-on applications that help tailor their deployments for their team, department, industry or use case. As of September 30, 2015, there were over 1,850 add-ons in Atlassian Marketplace contributed by over 650 third-party vendors and developers. Examples of these add-ons include timesheets, planning, billing, test management and many others. We will continue to make our Atlassian Marketplace economically attractive for vendors, who have generated over $100 million in cumulative revenue, including vendors who have already generated over $80 million in the aggregate for their businesses from the inception of Atlassian Marketplace in 2012 to September 30, 2015. As a result, we have generated over $20 million from the Atlassian Marketplace during this period. Revenue from the Atlassian Marketplace grew at a compound annual growth rate of over 100% from fiscal 2012 to fiscal 2015.

Customers

          Our software is designed with a long-term view of our customer relationships and our opportunity. Some of our largest customers, including Cisco Systems, Kroger and Verizon Communications, were among more than 200 customers who first purchased our products before December 31, 2003 and purchased additional licenses, subscriptions or maintenance in fiscal 2015. The ease of access and adoption of our products is fundamental to our offering and provides flexibility for users to try and purchase our products. We sell our products to organizations in virtually every industry, including aerospace, automotive, biotechnology, consumer, e-commerce, education, finance, government, healthcare, IT services, marketing, media, non-profit, publishing, software, technology and travel.

          We operate at a unique scale for an enterprise software company. As of September 30, 2015, we had over 5 million monthly active users of our products across more than 450,000 organizations in more than 160 countries. We define a customer as a unique domain that has at least one active and paid license of our products for which they paid more than $10 per month. As of September 30, 2015, we had over 51,000 customers, up from approximately 11,000 as of June 30, 2010. Our customers range from small organizations, which have adopted one of our products for a small group of users, to 79 of the Fortune 100 and 273 of the Fortune 500, many of which use a multitude of our products across thousands of users. No single customer accounted for more than 1% of our revenue in fiscal 2015 or in the three months ended September 30, 2015.

Representative Customers

          We have 864 customers who spent at least $50,000 in fiscal 2015. The following table provides a representative list of these customers by industry category:

Consumer Goods	Education/Nonprofit	Finance
Bose Corporation Fitbit, Inc. Red Bull GmbH	Johns Hopkins University Massachusetts Institute of Technology (MIT) University of Michigan	HSBC Holdings plc PayPal, Inc. Visa Inc.

Software	Government	Healthcare
Adobe Systems Incorporated Citrix Systems, Inc. Intuit Inc.	National Aeronautics and Space Administration (NASA) National Institutes of Health (NIH) United States Department of the Treasury	Abbott Laboratories Bayer AG Novartis International AG

IT/Telecom	Retail	Automotive
Cisco Systems, Inc.	Lowe's Companies, Inc.	Bayerische Motoren Werke AG
Samsung Electronics Co., Ltd.	Neiman Marcus, Inc.	Tesla Motors, Inc.
Verizon Communications Inc.	Nordstrom, Inc.	Toyota Motor Europe

Customer Case Studies

          The following case studies are representative examples of how our customers from different industries globally have adopted, benefited from and expanded the use of our products across various teams within their organizations:

Autodesk

          Autodesk first implemented JIRA in 2007 for its engineering teams to plan and track software development sprints, request changes, and manage beta program feedback, and to document and discuss projects. The company also adopted Confluence to document and discuss projects with product management, designers and localization teams.

          Since its initial use, adoption of JIRA and Confluence have spread beyond just engineering teams, and expanded to more than 4,000 users worldwide accessing JIRA on a daily basis. Atlassian is central to the company's planning, communication and execution of critical tasks, in engineering and beyond. As a result, management has a unified view of what teams are working on and the company can maintain consistent documentation across all teams.

Cochlear

          Since 1982 Cochlear has led the aural implant industry, transforming the lives of many people around the world with profound hearing loss. To enable these breakthrough innovations, Cochlear uses Atlassian to manage the work creating both the hardware and software for these implants.

          Cochlear first became a customer of Atlassian when it adopted JIRA in 2003, using it as a bug tracking system within its software development team, as well as to manage its roadmap of new features and improvements. While engineering teams were the first to adopt JIRA, it subsequently spread to other teams in the organization, including IT, Marketing, Quality, Regulatory, Regional Team and many others. Cochlear also adopted Confluence soon after its launch. Today, the company uses a variety of Atlassian products, including JIRA, Confluence, Bitbucket and additional Atlassian developer products, touching more than 60% of its employees. From a productivity point of view, Cochlear has seen a significant return on investment: Cochlear has reduced the time spent on code review by more than 50%, resulting in fewer bugs and faster, more efficient code releases.

CSIRO

          CSIRO, Australia's national science agency, is one of the largest research organizations in the world. To keep their 5,500 employees focused on their mission, CSIRO turned to Atlassian in 2005 to reduce email, track workloads and handle the growing number of service requests across the agency. CSIRO leverages Atlassian: JIRA and Confluence to track and collaborate on development projects; Crucible and Fisheye for code review; Stash for on-premises Git repository management software; and JIRA Service Desk to manage requests across the organization.

          Along with traditional software-focused departments such as IT, other departments are also using Atlassian products. Health and Safety uses JIRA to undertake end to end case management. Finance, Web Services and Library Services teams uses JIRA Service Desk to review contracts, track vendor payments and to respond to researcher requests for the latest research. As a result, these teams have been able to process twice as many requests, with full visibility into their workloads, while seeing email traffic reduce up to 30%.

HomeAway

          HomeAway and its wholly and majority-owned subsidiaries operate the world's largest online marketplace for the vacation rental industry, bringing together millions of travelers seeking vacation rentals online with the property owners and managers of over one million vacation rental properties located in over 190 countries around the world. To coordinate its dispersed teams and manage relationships with third parties spread across the world, HomeAway uses Atlassian to get work done.

          HomeAway initially adopted Confluence in 2007 to enable its distributed teams to broadcast consistent content to distributed employees and allow teams to collaborate on documents and projects. The company next adopted JIRA for its development teams to manage and track software development projects. Moving to JIRA allowed HomeAway to save over $250,000 in annual licensing costs from the software they had previously used for issue tracking and project management. HomeAway's Finance team also used JIRA to track software development capitalization costs for tax purposes, saving them tens of thousands of dollars. Of the company's over 2,000 employees, 93% are active users of JIRA, and 90% actively use Confluence. The company has also moved to JIRA Service Desk to manage its internal IT operations and HipChat as its corporate communication tool. Atlassian software now touches 100% of the company, helping this fast-growing and globally dispersed company do its work reliably and efficiently.

Pandora

          Pandora is a personalized Internet radio service with a mission—to play only the music that listeners love. The company boasts more than 250 million registered users with roughly 80 million listeners each month. With that type of reach, Pandora's software has to deliver consistent, reliable results. Pandora first adopted JIRA and Confluence in 2011 to manage software projects in their engineering team. Since then, JIRA and Confluence have spread to all teams within the company.

          Today, HR uses JIRA to onboard new employees and track all HR requests; Marketing uses JIRA to manage all Marketing projects, including their newsletters and collateral; Legal uses JIRA to track legal issues and review contract requests from across the organization; and Facilities uses JIRA to track getting new employees set-up with their work spaces. Atlassian has become a mission-critical platform at Pandora, allowing work to be tracked and visible throughout the company.

 Our Products

          Our products help teams organize, discuss and complete work. They are designed to connect people and help teams better manage shared projects, activities, discussions, content and code. While each product offers individual best-in-class capabilities, they integrate closely and operate as a cohesive system.

          We offer a range of team collaboration products, including:

  •
  JIRA for team planning and project management;

  •
  Confluence for team content creation and sharing;

  •
  HipChat for team real-time messaging and communications;

  •
  Bitbucket for team code sharing and management; and

  •
  JIRA Service Desk for team service and support applications.

          These products can be deployed by users through the cloud or behind the firewall on the customers' own infrastructure.

JIRA

          JIRA helps teams plan, track and manage activities and projects. At the heart of JIRA is a sophisticated and flexible workflow management system that streamlines work processes and provides end-to-end traceability for the team throughout the entire project. As of September 30, 2015, JIRA was used by more than 37,000 customers to better manage software development and other types of projects. We launched JIRA in 2002. JIRA's key capabilities include:

  •
  Projects and Dashboards—Allows teams to organize their work into projects and customize dashboards for those projects to keep their teams aligned and on track.

  •
  Custom Forms and Fields—Forms and fields are entirely customizable, meaning collecting and mapping relevant information, from features to bugs to general tasks of any kind, is only a few clicks away.

  •
  JIRA Query Language—Features sophisticated search functionality (including a helpful auto-complete function) that makes it easy to search and sort for tickets and create custom filters.

  •
  Workflows—Comes pre-configured with a variety of simple workflows, which teams can modify to match precisely how they work.

  •
  Powerful Integrations—Built to work with the existing developer tools in place, making it the single, reliable source-of-truth for all team members.

  •
  Collaboration—Connects people and teams and provides users one place to share and discuss work, mention one another using @mentions, subscribe to specific notifications and watch customized activity streams of any changes.

  •
  Reporting—Powerful reporting features to help project owners and team members visualize and stay on top of team progress, track performance and improve efficiency over time.

  •
  Extensibility—Offers over 900 plug and play add-ons from the Atlassian Marketplace and comes with a rich set of APIs that allow developers to enhance and extend its functionality.

  •
  Administration and Security—Offers administrators and project owners' granular control over accessibility, security and customizability.

          In October 2015, we launched JIRA for Software, targeting software teams, and JIRA Core, targeting other business teams.

Confluence

          Confluence is a social content platform, used to create, share and discuss content on the web. It is used by more than 24,000 customers to create and share information of all types, from product specifications and requirements to team and departmental pages to business and project plans. We launched Confluence in 2004. Confluence's key capabilities include:

  •
  Content Organization and Team Spaces—Provides a flexible system for organizing, sharing and securing content in spaces arranged by team, project, department and more.

  •
  Simple Web Editing—Enables users to create and share virtually anything—meeting notes, blogs, product requirements, file lists or project plans—all through a rich and dynamic editor in their web browser.

  •
  Collaborative Capabilities—Connects people and teams around shared content and gives users simple ways to share, encourage discussion and collect feedback with threaded inline comments, @mentions and likes.

  •
  Extensibility—Features a rich set of APIs that allow developers to enhance and extend its functionality with additional capabilities. The Atlassian Marketplace features over 600 pre-built add-ons, including custom themes, diagramming tools and workflow capabilities.

  •
  Administration and Security—Features sophisticated administration and security, giving administrators fine-grained control over what and how they delegate to broader teams or individuals.

HipChat

          HipChat provides teams a simple way to communicate in real-time and share ideas, updates, code and files. HipChat features a variety of real-time communication capabilities for teams, including individual or group chat, audio, video and screen sharing. HipChat can easily be connected to other systems, displaying notifications or messages from those systems directly in team chat rooms. HipChat works seamlessly across multiple devices and operating systems, Mac, Windows, Linux, Android, iOS and the web. We acquired the core technology for HipChat through an acquisition and launched HipChat in 2012. HipChat's key capabilities include:

  •
  Built for Teams—Lets users and teams create team or project rooms to communicate more easily. Chat is persistent and archived so users can search for and refer back to past conversations.

  •
  Many Ways to Communicate—Supports many ways for users and teams to communicate, including chat, video, audio, screen sharing and file-sharing.

  •
  Works Across Multiple Devices—Enables team communication and notifications to follow users as they move across devices with native apps for MAC, Windows, iOS, Android, Linux and the web.

  •
  Extensibility and Integrations—Integrates with other systems to receive relevant notifications in rooms and there are over 100 pre-built integrations for popular applications and services.

  •
  Administration and Security—Offers sophisticated security features where administrators have granular control, conversations are transferred in 256-bit SSL encryption and can be deployed and managed on a customer's private infrastructure.

Bitbucket

          Bitbucket is a code management and collaboration product for teams using distributed version control systems. Teams use Bitbucket to store and collaborate on shared code. Bitbucket supports more than 600,000 teams and 3.7 million developers. We acquired the core technology for Bitbucket through an acquisition and launched Bitbucket in 2010. Bitbucket's key qualities include:

  •
  Secure—Provides enterprise-grade security with fine-grained permissions and merge checks, all the way down to the branch level for code it hosts.

  •
  Collaborative—Encourages, enforces and helps facilitate discussions and ensures code quality through peer-to-peer reviews.

  •
  Integrations—Offers extensive APIs and webhooks, allowing Bitbucket to integrate with existing tools and expand to meet the specific needs of development teams. The Atlassian Marketplace features over 150 pre-built add-ons.

  •
  Flexibility—Offers deployment flexibility for those who wish to work in the cloud or behind their firewall.

  •
  Scalable—Scales with team and organization growth, from a single server to a multi-node cluster for mission-critical deployments.

JIRA Service Desk

          JIRA Service Desk is an intuitive and flexible service desk product for creating and managing service experiences for a variety of service team providers, including IT help desks and legal and HR teams. JIRA Service Desk features an elegant self-service portal, best-in-class team collaboration, integrated knowledge, service level agreement ("SLA") support and real-time reporting. We launched JIRA Service Desk in 2013. JIRA Service Desk's key capabilities include:

  •
  Simplified Self-service—Provides an easy way for customers to make service or help requests, track progress and collaborate around a resolution.

  •
  Integrated Knowledge—Allows customers to capture, create and share knowledge and resolution procedures with agents, experts and employees.

  •
  SLAs—Offers service-level agreement management that ensures timely responses and accountability to the business.

  •
  Real-time Collaboration—Integrates with chat to ensure fast and accurate responses and to harness the expertise spread across an organization.

  •
  Ticket Management—Provides best-in-class ticket management that works across queues, workflows and business rules and fosters high agent productivity to scale service.

  •
  Configurability and Set-up—Able to be rapidly configured and extended over the web to support a wide variety of service experiences from IT to facilities to HR.

Other Products

          We also offer additional tools for software developers, such as FishEye, Clover, Crowd, Crucible, Bamboo and SourceTree.

Key Technologies and Capabilities

          Our products and technology infrastructure are designed to provide simple-to-use and versatile products with industry-standard security and data protection that scales to organizations of all sizes, from five user teams to large organizations with thousands of users. Maintaining the security and integrity of our infrastructure is critical to our business. As such, we leverage standard security and monitoring tools to ensure performance across our network.

The Atlassian Platform

          Our products are built upon a platform of shared components and services that provide a common system for user management, add-ons, search, user interfaces and more. Over time, our strategy is to build more common micro services shared across our platform. This approach allows us to develop and introduce new products faster, as we can leverage common foundational services that already exist. This also allows our products to more seamlessly integrate with one another, and provides customers better experience when using multiple products.

          One component of our platform is the Atlassian User Interface ("AUI"), a library of JavaScript, CSS, templates and other resources for quickly creating interfaces that conform to Atlassian design guidelines. AUI is integrated into our products, and is also available externally so third-party developers can build products that conform to our interface specifications.

Atlassian Connect

          Open APIs and extensibility have been a hallmark of our products for many years. We offer a broad set of REST-based APIs to interact with many of our products features and data. Atlassian Connect is a framework to build add-ons for our products. An add-on may be an integration with another existing service, a set of new features for an Atlassian application, or an entirely new product that runs within an application. Atlassian Connect add-ons operate remotely over HTTP and can be written with any programming language and web framework.

          Atlassian Connect add-ons must conform to a set of approval guidelines administered by us and can be publicly offered by third parties and sold via the Atlassian Marketplace.

The Atlassian Marketplace and Ecosystem

          The Atlassian Marketplace is a hosted online marketplace for free and purchasable add-ons and extensions to our products. As of September 30, 2015, the Atlassian Marketplace offers over 1,850 add-ons and extensions from a large and growing ecosystem of third-party vendors and developers. As of September 30, 2015, approximately 36% of our customers have purchased an Atlassian Marketplace add-on.

          We offer a marketplace to customers to simplify the discovery and purchase of add-on capabilities for our products. We offer a marketplace to third-party vendors and developers to more easily reach our customer base, and to simplify license management and renewals. We typically remit 75% of the revenue derived from each add-on sale to the vendors. From its inception in 2012 to September 30, 2015, the Atlassian Marketplace has generated over $100 million in revenue, including over $80 million in revenue for these third-party vendors. As a result, we have generated over $20 million in revenue from the Atlassian Marketplace during this period. Revenue from the Atlassian Marketplace grew at a compound annual growth rate of over 100% from fiscal 2012 to fiscal 2015.

The Atlassian Engagement Engine

          The Atlassian Engagement Engine is technology we have developed that we use to track and analyze user profile and behavior data to improve user growth and expansion. The Engagement Engine provides us a way to personalize and promote specific content—in-product tips, knowledge base articles, feature descriptions, case studies and additional in-product marketing—to improve user engagement with our products. The goal of the Engagement Engine is to surface relevant and useful content to individual users where and when they would find it most beneficial. This system provides us a more effective and accurate communication channel to our users.

 Marketing

          Our go-to-market approach is driven by the strength and innovation of our products, and organic user demand. Our model focuses on a land-and-expand strategy, automated and low-touch customer service, superior product quality and disruptive pricing. We make our products available for free trial online, which facilitates rapid and widespread adoption of our software. Our products are built for teams, and thus have natural network effects that help them spread virally, through word-of-mouth, across teams and departments. This word-of-mouth marketing increases as more individual users and teams discover our products.

          Our marketing efforts focus on growing our company brand, building broader awareness and increasing demand for each of our products. We invest in brand and product promotion, demand generation through direct marketing and advertising, and content development to help educate the market about the benefits of our products. We also leverage insights gathered from our users and customers to improve our targeting and ultimately the return-on-investment from our marketing activities. Data-driven marketing is an important part of our business model, which focuses on continuous product improvement and automation in customer engagement and service.

          Our marketing team includes individuals focused on brand, corporate communications, product marketing and content development, event and field marketing, website design and development, and data science and measurement.

Sales

          Our website is our primary tool for sales, and supports thousands of commercial transactions daily. We share a wide variety of information directly with prospective customers, including detailed product information, product pricing and through free product trials. Our sales model focuses on enabling customer self-service, data-driven targeting and automation. As a result, we do not employ a traditional, commissioned direct sales team. Our customers can access free and fully functional trials that include full technical and sales support. When a user has completed their product evaluation, purchasing is coordinated online through an automated, easy-to-use web-based process. We allow customers to purchase using a credit card or bank/wire transfer. We augment a rigorous and continuously improving automated process with a customer service team to help customers where needed, and identify future automation improvements.

          We also have a global network of value added resellers, which we call Atlassian Experts, that offer our customers deployment and customization services and localized purchasing assistance around currency, language and specific in-country compliance requirements.

Community and Ecosystem

          We are deeply committed to our global community of more than 5 million monthly active users, over 650 third-party vendors and developers in the Atlassian Marketplace and our network of over 350 Atlassian Experts. We foster a sense of community with our users through our Atlassian User Group ("AUG") program, where the over 5,000 AUG members can meet in their local cities at annual customer and developer live events, including Atlassian Summit and AtlasCamp, and in our Atlassian Marketplace.

          The engagement and contribution of each of our users is a critical enabler of our success. To connect with our users we offer opportunities to come together informally through AUGs, formally at the Atlassian Summit, online through the Atlassian Answers community and through our Atlassian Marketplace.

          AUGs are community-led meetups that we sponsor. The rest of the planning for these events is driven by a network of enthusiastic and committed customers who develop an agenda covering wide-ranging topics for users to discuss together. AUGs are held around the world, from Aarhus, Denmark to Wellington, New Zealand, and from Boise, Idaho to Tokyo, Japan.

          The Atlassian Summit is a two-day event where our users can engage and learn from over 2,500 other users and hundreds of product gurus. We use the event to share future product themes, deeper how-tos and customer-lead adoption best practices. The event also features product demos, hands-on training courses and a large networking opportunity for customers to meet each other, our partner ecosystem and our employees.

          AtlasCamp is our annual, two-day developer conference with over 300 attendees, including Atlassian Marketplace vendors and Atlassian Experts. The conference is a great opportunity for the developer community to enhance their skills and knowledge of our products, including the integration capabilities of our platform, and also meet with product specialists.

Customer Support and Services

          Our products are designed to be easy to set-up, adopt and use without support. We do provide maintenance and support for all of our licensed customers through our global, multi-channel technical support and services group. Customers are entitled to technical support through an active subscription to our cloud products, or through an active annual maintenance agreement for our on-premises products. This maintenance and support provides customers with new features and improvements, and 24x5 access to our phone and online support teams.

          Our automated support services enable our customers to help themselves and include the following resources:

  •
  Technical Documentation—Users can access documentation and instruction for all versions of our products.

  •
  Knowledge Base—We offer troubleshooting and how-to tips for all of our products, with links to all our product-specific knowledge bases.

  •
  Atlassian University—Atlassian University offers step-by-step interactive tutorials and videos that instruct users and admins on how to use our products.

  •
  Over-the-web Hands-on Training—Webinars, led by our skilled training instructors, teach users how to use each product.

  •
  Community Atlassian Answers—Community Atlassian Answers is a discussion forum for users to ask questions and provide answers to the community. Community Atlassian Answers has over 400,000 users and over 100,000 discussion tickets.

  •
  Purchasing FAQ—We offer a simple guide to the online purchasing and account management service.

          We also provide premier hands-on support from a team of dedicated senior support engineers and technical account managers ("TAMs") who act as a single point of contact for our support, product and engineering teams. Personal support options include:

  •
  Premier Support—Account-wide support from a team of dedicated senior support engineers across all business critical applications. These highly-trained engineers diagnose issues and work with our global team to quickly find solutions to the most complex technical challenges. Our premier support covers critical incident management, enhanced SLAs with responses in 30 minutes, weekend support and support for all of our products via international phone or web and 24x7x365 access to our phone and online support teams.

  •
  Technical Account Management—Our TAMs provide direct access to our support, product and engineering teams and act as a single point of contact. TAMs help escalate issues and advocate on behalf of our customers and also help with technical coordination between Expert Partners and our customers' IT or DevOps teams for implementation needs. TAMs also provide strategic, technical and operational insights for proactive planning and quarterly onsite reviews for ongoing strategic planning.

  Further customized support and professional services are provided through Atlassian Experts and Enterprise Partners.

  •
  Atlassian Experts—We have over 350 Experts worldwide dedicated to handling specific needs of our customers ranging from translating documentation, providing on-site demos or training, building add-ons, tuning deployments, setup or agile-based coaching.

  •
  Enterprise Partners—Our Enterprise Partners are comprised of over 50 of our Atlassian Experts who assist with complex enterprise solutions. Our Enterprise Partners specialize in environment integrations and customizations and work with some of our largest customers to conduct hand-on system integrations, deployments and upgrades.

Research and Development

          We have a proven research and development culture that rapidly and consistently delivers high-quality products, which our customers use and love. Our research and development organization is primarily responsible for design, development, testing and delivery of our products and platform. It is also responsible for our customer services platforms, including billing and support, our Marketplace platform and sales and marketing systems that power our automated distribution model.

          As a company, we prioritize research and development above all other operating investments. Over the last three fiscal years, we invested $247.6 million, excluding share-based compensation, in research and development activities, translating to 36% of the revenue generated over the same period. During this period, we successfully launched several new innovations including JIRA Service Desk and Data Center products for JIRA, Confluence and Bitbucket.

          As of September 30, 2015, over 50% of our employees were involved in research and development activities. Our research and development organization is globally distributed across three locations: Sydney, Australia, San Francisco, California and Austin, Texas. In addition we conduct research and development activities at our partner locations in Gdansk, Poland and Saigon, Vietnam.

          Our research and development organization consists of flexible and dynamic teams that follow agile development methodologies to enable rapid product releases across our various platforms: Cloud, Server and Data Center. In addition to investing in our internal development teams, we invest heavily in our developer ecosystem to enable external software developers to build features and solutions on top of our platform. Given our relentless focus on the customer, we work closely with our customers to develop our products, and have designed a development process that incorporates the feedback that matters most—from our users. From maintaining an active online community to measuring user satisfaction for our products, we are able to address our users' greatest needs.

          We foster creativity and autonomy in our engineering teams through our culture of open, fun and collaborative problem solving. One of our unique corporate rituals, "ShipIt", truly embodies our value of "Be the change you seek". Every quarter we hold these 24-hour events where we encourage every employee to form into teams and develop new products or innovations. "ShipIts"

have resulted in everything from new products like JIRA Service Desk to new office features like an iPad room booking system.

Atlassian Foundation

          We created the Atlassian Foundation with the vision of helping to make the world better. As a young company, we elected to contribute 1% of our annual profits, 1% of our employee time, 1% of company equity and all revenues associated with our starter licenses for on-premise products towards the Atlassian Foundation. In 2014, we co-founded Pledge 1% with salesforce.com and others, an organization focused on sharing the model that's been so powerful for our business. We have helped educate thousands of other organizations and entrepreneurs on how they can give back.

          Over the years, we have donated an aggregate of $5.8 million to charities and over 37,000 licenses worth more than $100 million to non-profit, academic and open source organizations. Every full-time employee gets five days paid leave per year to work with a nonprofit of their choice. The Foundation works on a range of different projects including Room to Read, Cambodian Children's Trust, Social Ventures Australia, Conservation Volunteers Australia and Habitat for Humanity, amongst others. Through our Room to Read initiative, we have helped over 250,000 children in the developing world gain access to quality educational opportunities by establishing libraries, constructing schools, publishing titles and supporting young women towards completing secondary school.

          "Be the change you seek" is not only a core company value, but a guiding principle for our charitable efforts. We will endeavor to stay true to these values and continue our efforts to make a sustainable difference to the world.

Competition

          Our software products serve teams of all shapes and sizes, in every industry: from software and technical teams, to IT and service teams to the breadth of business teams across any organization.

          We have no single pure play competitor across all these markets. We do have a number of competitors for individual products, ranging from large technology vendors to new and emerging businesses in each of the markets we serve:

  •
  Software and Technical Teams—Our competitors include large technology vendors, including Microsoft, IBM and Hewlett-Packard and smaller companies like Rally Software (acquired by CA, Inc.) and GitHub that offer project management and developer tools.

  •
  IT and Service Teams—Our competitors include primarily public cloud vendors including ServiceNow, salesforce.com and Zendesk and legacy vendors such as BMC Software (Remedy) that offer service desk solutions.

  •
  Business Teams—Our competitors include large technology vendors, Microsoft, IBM and Google, that offer a suite of products, to smaller companies which offer point solutions for enterprise collaboration.

          In most cases due to the flexibility and breadth of our products, we co-exist alongside many of our competitors' products within our own customer base.

          The principal competitive factors in our markets include product capabilities, flexibility, total cost of ownership, ease of access and use, performance and scalability, integration, customer satisfaction and global reach. Our product strategy, distribution model and company culture allow us to compete favorably on all these factors. Through our focus on research and development we are able to rapidly innovate, offer a breadth of products that are easy to use yet powerful, are integrated and delivered through multiple deployment options from cloud, to on-premises software to highly scalable data center solutions. Our automated distribution model allows us to efficiently reach customers globally without the need to invest in a traditional salesforce. Our culture enables us to focus on customer success through superior products, transparent pricing and world-class customer support.

          We realize that our large competitors have greater financial and human resources, have been operating for longer than we have and have deep product development expertise. They also have strong relationships with some of our large customers, and could develop relationships with our smaller enterprise and consumer customers over time. These large players could move quickly to grow their competitive solutions, either through organic development or acquisitions. At the same time, we believe, our smaller competitors will continue to develop new solutions that could prove more effective than those offered by us especially in specific market segments and narrow use cases. In order to compete effectively, we will be relentlessly focused on innovation, in refining and scaling our high-velocity distribution model, and in preserving our unique culture.

Employees

          Our employees are our greatest asset and we strive to foster a collaborative, productive and fun work environment. We are proud that our culture has been recognized with multiple awards by local industry publications, including the #1 Place to Work in Australia (over 100 employees, 2015, 2014, Great Place to Work), #1 Best Place to Work in Asia (small and medium companies, 2015, 2014, Great Place to Work), #2 Best Place to Work in the United States (medium companies, 2015, Great Place to Work), #7 Best Place to Work in the United States (medium companies, 2014, Great Place to Work), among others. As of June 30, 2013, 2014 and 2015 and September 30, 2015, we had 533, 769, 1,259 and 1,395 employees, respectively.

Facilities

          We lease approximately 120,000 square feet of space in Sydney, Australia under various lease agreements that expire in 2020. We lease approximately 42,000 square feet of space in San Francisco, California under a lease agreement that expires in 2018. We also lease other facilities around the world for our employees, including in Austin, Texas; the Netherlands; Japan; and the Philippines.

          We anticipate leasing additional office space in future periods to support our growth. We intend to further expand our facilities or add new facilities as we add employees and enter new geographic markets, and we believe that suitable additional or alternative space will be available as needed to accommodate any such growth. However, we expect to incur additional expenses in connection with such new or expanded facilities.

Intellectual Property

          We protect our intellectual property through a combination of trademarks, domain names, copyrights, trade secrets and patents, as well as contractual provisions and restrictions governing access to our proprietary technology.

          We registered "Atlassian" as a trademark in the United States, Australia, the European Union, Russia, China, Japan, Switzerland, Norway, Singapore, Israel, Korea, and Canada. We also have filed other trademark applications in the United States, Australia, the European Union, Brazil, Russia, India, and China, and certain other jurisdictions, and will pursue additional trademark registrations to the extent we believe it would be beneficial and cost effective.

          As of September 30, 2015, we had one issued patent and 22 patent applications pending in the United States and we had no issued patents or patent applications pending in jurisdictions outside of the United States. These patents and patent applications seek to protect proprietary inventions relevant to our business. We intend to pursue additional patent protection to the extent we believe it would be beneficial and cost effective.

          We are the registered holder of a variety of domain names that include "Atlassian" and similar variations.

          In addition to the protection provided by our registered intellectual property rights, we protect our intellectual property rights by imposing contractual obligations on third parties who develop or access our technology. We enter into confidentiality agreements with our employees, consultants, contractors and business partners. Our employees, consultants and contractors are also subject to invention assignment agreements, pursuant to which we obtain rights to technology that they develop for us. We further protect our rights in our proprietary technology and intellectual property through restrictive license and service use provisions in both the general and product-specific terms of use on our website and in other business contracts.

Legal Proceedings

          We are not a party to any material legal proceedings. From time to time we may be subject to legal proceedings and claims arising in the ordinary course of business.

MANAGEMENT

Executive Officers and Directors

          The following table sets forth information for our directors and executive officers, and their ages as of December 1, 2015. Unless otherwise stated, the address for our non-employee directors and executive officers, other than Messrs. Cannon-Brookes and Farquhar, is 1098 Harrison Street, San Francisco, California 94103. The address for Messrs. Cannon-Brookes and Farquhar is Level 6, 341 George Street, Sydney, NSW, 2000, Australia.

Name	Age	Position
Executive Officers:
Michael Cannon-Brookes	36	Co-Founder, Co-Chief Executive Officer and Director
Scott Farquhar	35	Co-Founder, Co-Chief Executive Officer and Director
Jay Simons	43	President
Murray Demo	54	Chief Financial Officer
Jeffrey Diana	43	Chief People Officer
Tom Kennedy	41	Chief Legal Officer
Non-Employee Directors:
Shona Brown(2)	49	Director
Douglas J. Burgum(2)	59	Director and Chairman
Heather Mirjahangir Fernandez(1)	39	Director
Jay Parikh(2)	42	Director
Enrique Salem(1)(3)	50	Director
Steven Sordello(1)	46	Director
Richard P. Wong(3)	46	Director

(1)
Member of the audit committee.

(2)
Member of the compensation and leadership development committee.

(3)
Member of the nominating and corporate governance committee.

          Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Executive Officers

          Michael Cannon-Brookes co-founded Atlassian and has served as our Co-Chief Executive Officer and as a member of our board of directors since October 2002. Mr. Cannon-Brookes has also served as an adjunct professor of computer science & engineering at the University of New South Wales, Australia since April 2014. Mr. Cannon-Brookes holds a Bachelor of Commerce in information systems from the University of New South Wales, Australia.

          We believe that Mr. Cannon-Brookes is qualified to serve as a member of our board of directors because of his perspective and experience as our Co-Chief Executive Officer and a co-founder.

          Scott Farquhar co-founded Atlassian and has served as our Co-Chief Executive Officer and as a member of our board of directors since October 2002. Mr. Farquhar holds a Bachelor of Science in business information technology from the University of New South Wales, Australia.

          We believe that Mr. Farquhar is qualified to serve as a member of our board of directors because of his perspective and experience as our Co-Chief Executive Officer and a co-founder.

          Jay Simons has served as our President since August 2011. From June 2008 to August 2011, Mr. Simons served as our Vice President of Sales and Marketing. From October 2005 to May 2008, Mr. Simons served in various roles, including Vice President, Marketing, at BEA Systems, Inc. an enterprise software company, which was acquired by Oracle Corporation in 2008. From 1998 to 2005, Mr. Simons served in various roles, including Vice President, Product Marketing & Strategy, at Plumtree Software, Inc., a web software company, which was acquired by BEA Systems, Inc. in 2005. Mr. Simons holds a Bachelor of Arts in political science and environmental science from the University of Washington.

          Murray Demo has served as our Chief Financial Officer since October 2015. From December 2011 to October 2015, Mr. Demo served on our board of directors. From May 2009 to June 2012, Mr. Demo served as the Executive Vice President and Chief Financial Officer of Dolby Laboratories, Inc., an entertainment technology company. From September 2007 to June 2008, Mr. Demo was the Executive Vice President and Chief Financial Officer of LiveOps, Inc., a contact center software and call center outsourcing company. From May 2007 to September 2007, Mr. Demo served as Executive Vice President and Chief Financial Officer of Postini, Inc., an on-demand communication security software company, which was acquired by Google Inc. in 2007. From 1996 to 2006, Mr. Demo served in various senior finance roles at Adobe Systems Incorporated, including serving as Chief Financial Officer from 2000 to 2006. Mr. Demo is currently a director of Citrix Systems, Inc., a publicly-traded software company, and several other private companies. Mr. Demo holds a Masters in Business Administration from Golden Gate University and a Bachelor of Arts in business economics from the University of California, Santa Barbara.

          Jeffrey Diana has served as our Chief People Officer since October 2012. From December 2010 to September 2012, Mr. Diana served as Chief People Officer of SuccessFactors, Inc., a human capital management company, which was acquired by SAP SE in 2012. From September 2009 to January 2011, Mr. Diana served as Head of Business Development & Operations at ProTrainer Choice International, a medical device company. From October 2008 to April 2009, Mr. Diana served as Executive Vice President of Human Resources at Expedia, Inc., an online travel reservation company. Prior to that, Mr. Diana held various human resource leadership roles at Safeco Insurance Company, Microsoft Corporation, General Electric Company and BellSouth Corporation. Mr. Diana holds a Master's degree in sociology from the University of South Carolina, a Master's degree in human resources management from the Moore School of Business at the University of South Carolina and a Bachelor of Arts in American studies from Tufts University.

          Tom Kennedy has served as our Chief Legal Officer since October 2011. From July 2010 to July 2011, Mr. Kennedy served as a Transition Executive at IBM, a global technology company. From July 2007 to July 2010, Mr. Kennedy served as Senior Vice President and General Counsel of BigFix, Inc., a security software company, which was acquired by IBM in 2010. From November 1999 to May 2007, Mr. Kennedy was an attorney at Cooley LLP. Mr. Kennedy holds a Juris Doctor degree from the University of California, Los Angeles and a Bachelor of Arts in political science from the University of California, Berkeley.

Non-Employee Directors

          Shona Brown has served on our board of directors since November 2015. Ms. Brown has served as a senior advisor to Google Inc., an internet search and technology company, since January 2013. From April 2011 to December 2012, Ms. Brown served as Senior Vice President of Google.org, Google's charitable organization. From 2003 to 2011, Ms. Brown served as Vice President, Business Operation of Google Inc., most recently as Senior Vice President. From 2000 to 2003, Ms. Brown served as a Partner at McKinsey & Company. Ms. Brown is currently a director of PepsiCo, Inc., a publicly-traded food and beverage company, as well as several non-profit organizations. Ms. Brown holds a Bachelor of Computer Systems Engineering from Carleton

University, a Master of Arts in Philosophy and Economics from Oxford University and a Ph.D. in Industrial Engineering and Industrial Management from Stanford University.

          We believe that Ms. Brown is qualified to serve as a member of our board of directors because of her experience as a director of a public company, her business and leadership experience and her knowledge of the technology industry.

          Douglas J. Burgum has served as our Chairman and director since June 2012. Mr. Burgum is a General Partner of Arthur Ventures, an investment firm, which he co-founded in 2008. From April 2001 to August 2007, Mr. Burgum served as Senior Vice President at Microsoft Corporation, a technology company. From September 2007 to February 2012, Mr. Burgum served as a member of the board of directors of SuccessFactors, Inc., a human capital management company, which was acquired by SAP AG in 2012. Mr. Burgum currently serves as a member of the board of directors of several private companies. Mr. Burgum holds a Masters in Business Administration from Stanford Graduate School of Business and a Bachelor of University Studies from North Dakota State University.

          We believe that Mr. Burgum is qualified to serve as a member of our board of directors because of his experience as an executive and seasoned investor, a current and former director of many companies and his knowledge of the industry in which we operate.

          Heather Mirjahangir Fernandez has served on our board of directors since November 2015. Ms. Mirjahangir Fernandez is the Chief Executive Officer and co-founder of an early stage private company in the digital health space. From January 2014 to August 2015, Ms. Mirjahangir Fernandez served as Senior Vice President and General Manager of Business Services at Trulia, Inc., an online residential real estate site, which was acquired by Zillow, Inc. in 2015. From August 2006 to January 2014, Ms. Mirjahangir Fernandez served in various other senior management positions in sales and marketing at Trulia, Inc. Prior to Trulia, Inc., Ms. Mirjahangir Fernandez was an advisor at Morgan Stanley and Director of the Impact Group at Blanc & Otus. Ms. Mirjahangir Fernandez holds a Masters in Business Administration from Stanford University Graduate School of Business and a Bachelor of Arts in political science from University of California, Berkeley.

          We believe that Ms. Mirjahangir Fernandez is qualified to serve as a member of our board of directors because of her business and leadership experience and her knowledge of the technology industry.

          Jay Parikh has served on our board of directors since July 2013. Mr. Parikh has served in various roles at Facebook, Inc. since November 2009, most recently as Head of Global Engineering and Infrastructure. From October 2007 to October 2009, Mr. Parikh served as Senior Vice President, Engineering & Operations at Ning, Inc., a social networking company. From April 1999 to October 2007, Mr. Parikh served as Vice President of Engineering at Akamai Technologies, Inc., a cloud services provider. Mr. Parikh holds a Bachelors of Science in mechanical engineering from Virginia Tech.

          We believe that Mr. Parikh is qualified to serve as a member of our board of directors because of his experience as a leader in a public company and his knowledge of the technology industry.

          Enrique Salem has served on our board of directors since July 2013. Mr. Salem has served as a Managing Director of Bain Capital Ventures since July 2014. From April 2009 to July 2012, Mr. Salem served as President, Chief Executive Officer and a director of Symantec Corporation, a publicly-traded computer security company. From June 2004 to April 2009, Mr. Salem served in various other senior management positions at Symantec Corporation. From April 2002 to June 2004, Mr. Salem served as the President and Chief Executive Officer of Brightmail, Inc., an email filtering company, which was acquired by Symantec Corporation in 2004. Mr. Salem is currently a director of FireEye, Inc., a publicly-traded network security company and several other private companies. Mr. Salem holds a Bachelor of Arts degree in computer science from Dartmouth College.

          We believe that Mr. Salem is qualified to serve as a member of our board of directors because of his experience as a public company chief executive officer, a current and former director of many companies and his knowledge of the software industry.

          Steven Sordello has served on our board of directors since November 2015. Mr. Sordello has served as the Chief Financial Officer of LinkedIn Corporation, an online business-oriented social networking service, since July 2007. From August 2006 to July 2007, Mr. Sordello served as Chief Financial Officer of TiVo, Inc., a manufacturer of digital video recorders. From May 1999 to October 2005, Mr. Sordello served in several roles, including as Chief Financial Officer, at Ask Jeeves, Inc., an Internet search engine company, which was acquired by IAC in 2005. Prior to that, Mr. Sordello served in various finance roles at Adobe Systems Incorporated, a software company, and Syntex Corporation, a pharmaceuticals company, which was acquired by Roche Pharmaceuticals in 1994. Mr. Sordello is currently a director of a private company and serves on the board of trustees of Santa Clara University. Mr. Sordello holds a Masters in Business Administration and a Bachelor of Science in Business from Santa Clara University.

          We believe that Mr. Sordello is qualified to serve as a member of our board of directors because of his experience as a public company chief financial officer and his knowledge of the technology industry.

          Richard P. Wong has served on our board of directors since July 2010. Mr. Wong has served as a General Partner to Accel Partners, a venture capital firm, since December 2006. From January 2001 to November 2006, Mr. Wong held a number of executive roles at Openwave Systems Inc., a mobile software company, including Senior Vice President of Products and Chief Marketing Officer. Mr. Wong is currently a director of Sunrun Inc., a publicly-traded solar energy company, and several other private companies. Mr. Wong holds a Masters in Management from the MIT Sloan School of Management and a Bachelors of Science in Materials Science and Engineering from the Massachusetts Institute of Technology.

          We believe that Mr. Wong is qualified to serve as a member of our board of directors because of his experience as a seasoned investor, a current and former director of many companies and his knowledge of the technology industry.

Composition of our Board of Directors

          Our board of directors currently consists of nine members, all of whom were elected pursuant to the board composition provisions of our articles of association. Under our amended and restated articles of association, which becomes effective upon the completion of this offering, the appointment of directors will be determined by a majority of our board of directors and there are no contractual rights for any shareholder to appoint a director to the board of directors. For additional information regarding the election of our directors, see "Description of Share Capital—Directors".

Director Independence

          Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Burgum, Parikh, Salem, Sordello and Wong and Mses. Brown and Mirjahangir Fernandez do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the NASDAQ listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in "Related Party Transactions".

Committees of our Board of Directors

          Our board of directors has established an audit committee, a compensation and leadership development committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

  Audit Committee

          Messrs. Salem and Sordello and Ms. Mirjahangir Fernandez, each of whom is a non-employee director, comprise our audit committee. Mr. Sordello is the chair of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the listing standards of NASDAQ and SEC rules and regulations. Our board of directors has determined that Mr. Sordello qualifies as an "audit committee financial expert" as defined in the SEC rules and satisfies the financial sophistication requirements of the NASDAQ listing standards. Our audit committee is responsible for, among other things:

  •
  selecting and hiring our independent registered public accounting firm;

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  evaluating the performance and independence of our independent registered public accounting firm;

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  approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

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  reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

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  reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

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  overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

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  reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit and the financial statements included in our publicly filed reports; and

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  reviewing and approving any proposed related person transactions.

          Our audit committee will operate under a written charter that satisfies the applicable rules and regulations of the SEC and the NASDAQ listing standards.

  Compensation and Leadership Development Committee

          Messrs. Burgum and Parikh and Ms. Brown, each of whom is a non-employee director, comprise our compensation and leadership development committee. Mr. Burgum is the chair of our compensation and leadership development committee. Although the rules of NASDAQ do not require the compensation and leadership development committee to be comprised entirely of independent directors for as long as we remain a foreign private issuer, our board of directors has determined that each member of our compensation and leadership development committee satisfies the requirements for independence under the NASDAQ listing standards and the applicable rules and regulations of the SEC. Each member of our compensation and leadership development committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation and leadership development committee is responsible for, among other things:

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  reviewing and evaluating our co-chief executive officers' and other executive officers' compensation, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

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  administering our equity and cash compensation plans; and

  •
  overseeing our overall compensation philosophy, compensation plans and benefits programs.

          Our compensation and leadership development committee will operate under a written charter that satisfies the applicable rules and regulations of the SEC and the NASDAQ listing standards.

  Nominating and Corporate Governance Committee

          Messrs. Salem and Wong, each of whom is a non-employee director, comprise our nominating and corporate governance committee. Mr. Wong is the chair of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee satisfies the requirements for independence under the NASDAQ listing standards. Our nominating and corporate governance committee is responsible for, among other things:

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  evaluating and making recommendations regarding the composition, organization and governance of our board of directors and its committees;

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  evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees; and

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  reviewing and making recommendations with regard to our corporate governance guidelines.

          Our nominating and corporate governance committee will operate under a written charter that satisfies the NASDAQ listing standards.

Code of Business Conduct and Ethics

          Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our co-chief executive officers, chief financial officer and other executive and senior financial officers. The full text of our code of business conduct and ethics will be posted on the investor relations page of our website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, as it applies to our executive officers and directors, on our website or in filings under the Exchange Act.

Foreign Private Issuer Exemptions

          After the consummation of this offering, we will be a "foreign private issuer" under the securities laws of the United States and the rules of NASDAQ. Under the securities laws of the

United States, foreign private issuers are subject to different disclosure requirements than U.S. domiciled registrants. We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and NASDAQ's listing standards. Under NASDAQ's rules, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the rules of NASDAQ permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of NASDAQ. We intend to follow home country practices in lieu of the listing requirements of NASDAQ with regard to voting by a show of hands and quorum requirements. Otherwise, we intend to follow the requirements of NASDAQ to the extent possible under English law.

          In addition, because we are a foreign private issuer, our directors and executive officers are not subject to short-swing profit liability and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules to the extent appropriate.

Compensation

Executive Officers' Compensation

          For the fiscal year ended June 30, 2015, we paid an aggregate of $2.2 million in cash compensation and benefits to our executive officers, including those who also serve as directors. We paid our executive officers a base salary and annual cash bonus and made contributions to their retirement funds.

Directors' Compensation

          For the fiscal year ended June 30, 2015, we did not pay our employee directors any compensation for their service as directors and our non-employee directors did not receive any cash compensation or benefits from us. The table below sets forth the compensation paid to our employee directors for their services as executive officers for the fiscal year ended June 30, 2015:

Fiscal Year Ended June 30, 2015 Directors Compensation(1)

Name	Salary/Fees($)	Annual Bonus($)(2)	Retirement Benefits($)(3)	Total($)
Michael Cannon-Brookes	264,862	—	23,041	287,903
Scott Farquhar	264,862	—	23,041	287,903

(1)
For the fiscal year ended June 30, 2015, the cash compensation for our employee directors were set, and paid, in Australian dollars. Currency received by our employee directors in Australian dollars have been converted into U.S. dollars based on the U.S. Department of Treasury reporting rates of exchange as of June 30, 2015, which provides an exchange rate of U.S. $1.00 to AUS $1.3020.

(2)
Messrs. Cannon-Brookes and Farquhar each opted not to participate in our bonus plan during the fiscal year ended June 30, 2015.

(3)
These amounts represent our contributions to each employee director's retirement fund, as required by applicable jurisdictional law.

          We do not have a formal policy or plan to compensate our directors. As of the effective date of this offering, we will implement a formal policy pursuant to which our non-employee directors will be eligible to receive the following cash retainers and equity awards:

Annual Retainer for Board Membership
Annual service on the board of directors	$50,000
Additional retainer for annual service as chair of the board of directors	$35,000
Additional Annual Retainer for Committee Chairs
Annual service as chair of the audit committee	$20,000
Annual service as chair of the compensation and leadership development committee	$15,000
Annual service as chair of the nominating and corporate governance committee	$10,000

          Our policy will provide that, upon initial election to our board of directors, each non-employee director will be granted RSUs having a fair market value of $250,000 (the "Initial Grant") based on the closing trading price on the date of grant. In connection with this offering, each member of our board of directors will be granted RSUs having a fair market value of $225,000, pro-rated by a fraction, the numerator of which will equal the number of days between the date of this offering and the one-year anniversary of our 2015 annual meeting of shareholders and the denominator of which will equal 365. The actual number of RSUs to be granted will be the pro-rated value divided by the initial public offering price of our shares. In addition, on the date of each annual meeting of shareholders following the closing of this offering, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of RSUs having a fair market value of $225,000 (the "Annual Grant"). If a new non-employee director joins our board of directors on a date other than the date of our annual meeting of shareholders, such non-employee director will be granted a pro-rata portion of the Annual Grant, based on the time between his or her appointment and our next annual meeting of shareholders. The Initial Grant will vest according to the following schedule: 25% will vest on the one-year anniversary of the grant date and the remaining 75% will vest in equal quarterly installments over the next three years, subject to continued service as a director through the applicable vesting dates. The Annual Grant will vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of shareholders, subject to continued service as a director through the applicable vesting date. Such awards are subject to full accelerated vesting upon the sale of the company.

          Employee directors will receive no additional compensation for their service as a director.

          We will reimburse all reasonable out-of-pocket expenses incurred by directors in attending meetings of the board of directors or any committee thereof, or otherwise in connection with the exercise of their powers and responsibilities as directors.

          Each of our non-employee directors will be required, within four years following his or her first election to our board of directors (or, if later, from the effective date of our policy), to own Class A ordinary shares having an aggregate value of at least $250,000.

Director Agreements

          We entered into a director agreement with each of Douglas Burgum, Murray Demo (who resigned as a director in October 2015 to become our Chief Financial Officer), Jay Parikh and Enrique Salem, dated June 7, 2011, December 29, 2011, July 30, 2013 and July 30, 2013, respectively. The director agreements provide each non-employee director with an initial grant of an option to purchase our restricted shares (300,000 shares for Messrs. Burgum and Demo and 200,000 for Messrs. Parikh and Salem). The options will become vested in 48 equal monthly installments, subject to continued service to the company. In the event of a sale of the company,

100% of the options will become fully vested. Mr. Demo's grant will continue to vest while he is an employee of the company.

          In addition, we entered into director agreements with Mses. Brown and Mirjahangir Fernandez and Mr. Sordello in November 2015. As non-employee directors, Mses. Brown and Mirjahangir Fernandez and Mr. Sordello will be eligible to receive a cash retainer and equity awards in accordance with the terms of our non-employee director compensation policy.

          We have not entered into a director agreement with Mr. Wong and he has not received an option grant for his service as a director. In addition, we have not entered into a director or employment agreement with either Mr. Cannon-Brookes or Mr. Farquhar. We do not have service contracts with any of our non-employee directors that provide for benefits upon a termination of service.

Executive Severance Plan

          On December 18, 2014, our compensation and leadership development committee approved an executive severance plan (the "Executive Severance Plan"), under which certain of our executive officers, excluding Messrs. Cannon-Brookes and Farquhar, may participate. The Executive Severance Plan provides for a severance payment equal to six months of base salary upon a termination by us without "cause" (as defined in the Executive Severance Plan) or a resignation by the executive officer for "good reason" (as defined in the Executive Severance Plan). In addition, upon such a termination within 12 months following a "change in control" (as defined in the Executive Severance Plan) in which outstanding equity awards of the company will be assumed, continued or substituted by the successor entity, an executive officer will receive 100% (50% for Mr. Simons) accelerated vesting of all unvested and outstanding equity awards held by him at such time; provided, that any equity awards subject to performance conditions will be deemed satisfied at the target levels specified in the applicable award agreements. Notwithstanding the foregoing, if the outstanding equity awards of the company will not be assumed, continued or substituted by the successor entity in connection with the change in control, then each executive officer will receive 100% accelerated vesting of all unvested and outstanding equity awards held by him at such time; provided, that any equity awards subject to performance conditions will be deemed satisfied at the target levels specified in the applicable award agreements.

Executive Bonus Plan

          We paid cash incentive bonuses to our executive officers for the fiscal year ended June 30, 2015 pursuant to our annual executive bonus plan (the "FY15 Bonus Plan"). Messrs. Cannon-Brookes and Farquhar each opted not to participate in the FY15 Bonus Plan.

          The FY15 Bonus Plan provided our executive officers with an opportunity to earn an annual bonus payment with a target equal to 40% of their base salary (a 20% target based on company performance and a 20% target based on individual performance) and a maximum payout equal to 80% of their base salary. Bonus payouts for company performance and individual performance were independent from each other and each ranged from 0% to 40% of base salary. Company performance was measured by "Company Bookings", defined as contractual commitments to license or subscribe to the company's products and/or support, net of refunds, discounts and/or payment defaults, and excluding bookings from products acquired by our company. Individual performance was based on a series of factors, including, quality of execution by the executive against set objectives and job responsibilities, how the executive demonstrated company values and the executive's overall contribution to our company relative to his or her peers.

Cash Incentive Bonus Plan

          In November 2015, our board of directors adopted a Cash Incentive Bonus Plan (the "Bonus Plan"). The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by our compensation and leadership development committee. The payment targets are related to financial and operational measures or objectives with respect to our company (the "Corporate Performance Goals"), and may also include individual performance objectives.

          Our compensation and leadership development committee may select Corporate Performance Goals from among the following: total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of our shares, economic value-added, funds from operations or similar measure, sales or revenue or bookings, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of our shares, sales or market shares, number of customers and number of average users, any of which may be measured in absolute terms, as compared to any incremental increase, or as compared to results of a peer group.

Retirement Benefits

          For the fiscal year ended June 30, 2015, we contributed approximately $46,100 into retirement funds on behalf of our executive officers in Australia (as required by applicable jurisdictional law), and approximately $38,100 into a 401(k) plan on behalf of our executive officers in the United States. Amounts received by our executives in Australian dollars have been converted into U.S. dollars based on the U.S. Department of Treasury reporting rates of exchange as of June 30, 2015, which provides an exchange rate of U.S. $1.00 to AUS $1.3020.

401(k) Plan

          We maintain a tax-qualified retirement plan (the "401(k) Plan") that provides all regular U.S. employees, including U.S. executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) Plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual Internal Revenue Code limits. The 401(k) Plan allows for matching contributions to be made by us. Currently, we make a safe harbor match of each participant's contribution up to a maximum of 4% of the participant's base salary, bonus and commissions paid during the applicable contribution period. Employee elective deferrals and safe harbor matching contributions are 100% vested at all times.

Health and Welfare Benefits

          Our executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, life and disability insurance plans, to the same extent as other employees generally in the jurisdiction each executive officer resides. In addition, we generally do not provide our executive officers or directors with material perquisites or other personal benefits.

Outstanding Equity Awards, Grants and Option Exercises

          We periodically grant options and RSUs to our employees, directors and consultants to enable them to share in our successes and to reinforce a corporate culture that aligns their interests with those of our shareholders.

          Mr. Bardman, our former Chief Financial Officer, was the only executive officer to be granted equity awards during the fiscal year ended June 30, 2015 and no directors were granted any equity awards during such fiscal year. In February 2015, we granted an option to purchase 500,000 restricted shares under our 2013 Plan to Mr. Bardman. The option had an exercise price equal to the then-current fair market value of $14.67 per share and a termination date of February 7, 2022. In addition, in February 2015, we granted 500,000 RSUs under our 2014 Plan to Mr. Bardman. Following Mr. Bardman's resignation, his option to purchase restricted shares and his RSUs will be cancelled.

          As of June 30, 2015, our executive officers held options to purchase 3,747,694 restricted shares, options to purchase 1,250,000 Class B ordinary shares, 500,000 RSUs, 1,100,000 restricted shares and 139,797,180 Class B ordinary shares. As of June 30, 2015, our directors held 1,000,000 restricted shares.

          In connection with Mr. Demo's appointment as our Chief Financial Officer, our board of directors has approved the granting of 1,000,000 RSUs to him under our 2014 Plan, which grant will be effective as of immediately prior to the date the registration statement, of which this prospectus forms a part, is declared effective.

          As of October 31, 2015, assuming the issuance of 1,000,000 RSUs to Mr. Demo, our executive officers held options to purchase 3,747,694 restricted shares, options to purchase 1,250,000 Class B ordinary shares, 1,500,000 RSUs, 1,400,000 restricted shares and 139,797,180 Class B ordinary shares. As of October 31, 2015, our directors held 700,000 restricted shares.

Equity Compensation Plans

          We have granted equity awards under three main equity plans, the Share Option Plan, the 2013 Plan and the 2014 Plan. Following this offering, we do not intend to grant further equity awards under these equity plans. All future equity awards will be granted under our new 2015 Plan.

  2015 Share Incentive Plan

          Our 2015 Plan was adopted by our board of directors in October 2015 and approved by our shareholders in November 2015 and will become effective immediately prior to our offering. The 2015 Plan will replace the Share Option Plan, the 2013 Plan and the 2014 Plan. The 2015 Plan allows the compensation and leadership development committee to make equity-based incentive awards to our officers, employees, directors and consultants; provided, that awards to non-employee directors and consultants will be made under a subplan to the 2015 Plan.

          We have initially reserved 20,700,000 Class A ordinary shares for the issuance of awards under the 2015 Plan. The 2015 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each July 1, beginning on July 1, 2016, by 5% of the outstanding Class A ordinary shares on the immediately preceding June 30th or such lesser number of Class A ordinary shares as determined by the compensation and leadership development committee in its discretion. This number is subject to adjustment in the event of a share split, share dividend or other change in our capitalization.

          The shares we issue under the 2015 Plan will be newly created shares or shares that we reacquire. The Class A ordinary shares underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of shares, expire or are otherwise terminated (other than by exercise) under the 2015 Plan or our other equity plans will be added back to the Class A ordinary shares available for issuance under the 2015 Plan.

          Options and share appreciation rights with respect to no more than 5,000,000 shares may be granted to any one individual in any one calendar year and the maximum "performance-based award" payable to any one "covered employee" during a performance cycle under the 2015 Plan is 5,000,000 shares or $5,000,000 in the case of cash-based performance awards. The maximum number of shares that may be issued as incentive share options may not exceed 20,700,000 cumulatively increased on July 1, 2016 and on each July 1st thereafter by the lesser of the annual increase for such year or 10,350,000 shares. The value of all awards issued under the 2015 Plan and all other cash compensation paid by us to any non-employee director in any calendar year cannot exceed $1,500,000.

          The 2015 Plan will be administered by our compensation and leadership development committee. Our compensation and leadership development committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Plan. Persons eligible to participate in the 2015 Plan will be those full- or part-time officers, employees, non-employee directors and consultants as selected from time to time by our compensation and leadership development committee in its discretion. Our compensation and leadership development committee may also delegate to our Chief Executive Officer, the chair of our compensation and leadership development committee, or a committee including either of such individuals, the power to grant awards to individuals (other than individuals subject to Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986 (the "Code").

          The 2015 Plan permits us to grant options that are intended to qualify as incentive share options under Section 422 of the Code and options that do not so qualify. The per share exercise price of each option will be determined by our compensation and leadership development committee but may not be less than 100% of the fair market value of a Class A ordinary share on the date of grant. An incentive share option that is granted to an employee who owns more than 10% of the combined voting power of all classes of our shares, or a 10% owner, must have a per share exercise price of not less than 110% of the fair market value of a Class A ordinary share on the date of grant. The term of each option will be fixed by our compensation and leadership development committee and may not exceed ten years from the date of grant (five years in the case of an incentive share option held by a 10% owner). Our compensation and leadership development committee will determine at what time or times each option may be exercised. To the extent required for incentive share option treatment under Section 422 of the Code, the aggregate fair market value (determined as of the time of grant) of the shares that first become exercisable by an option holder during any calendar year must not exceed $100,000. To the extent that any option exceeds this limit, it will constitute a nonqualified share option.

          Our compensation and leadership development committee may award share appreciation rights subject to such conditions and restrictions as it may determine. Share appreciation rights entitle the recipient to Class A ordinary shares, or cash, equal to the value of the appreciation in our share price over the exercise price. The per share exercise price may not be less than 100% of fair market value of a share on the date of grant. The term of a share appreciation right may not exceed ten years.

          Our compensation and leadership development committee may award restricted Class A ordinary shares and RSUs to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Our compensation and leadership development committee may also grant Class A ordinary shares that are free from any restrictions under the 2015 Plan. Unrestricted Class A ordinary shares may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

          Our compensation and leadership development committee may grant performance share awards to participants that entitle the recipient to receive awards of Class A ordinary shares upon the achievement of certain performance goals and such other conditions as our compensation and leadership development committee shall determine. Our compensation and leadership development committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of Class A ordinary shares.

          Our compensation and leadership development committee may grant cash bonuses under the 2015 Plan to participants, subject to the achievement of certain performance goals.

          Our compensation and leadership development committee may grant awards of restricted shares, RSUs, performance shares or cash-based awards under the 2015 Plan that are intended to qualify as "performance-based compensation" under Section 162(m) of the Code. These awards will only vest or become payable upon the attainment of performance goals that are established by our compensation and leadership development committee and related to one or more performance criteria. The performance criteria that could be used with respect to any such awards include: total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of our shares, economic value-added, funds from operations or similar measure, sales or revenue or bookings, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of our shares, sales or market shares, number of customers and number of average users, any of which may be measured in absolute terms, as compared to any incremental increase or as compared to results of a peer group.

          The 2015 Plan provides that upon the effectiveness of a "sale event", as defined in the 2015 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2015 Plan. To the extent that awards granted under the 2015 Plan are not assumed or continued or substituted by the successor entity, all unvested and/or unexercisable awards with time-based vesting, conditions or restrictions granted under the 2015 Plan shall fully accelerate, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in the plan administrator's discretion or to the extent specified in the applicable award agreement, in each case prior to the effectiveness of the sale event and then shall terminate. In the event of such termination, individuals holding options and share appreciation rights will be permitted to exercise such options and share appreciation rights (to the extent exercisable) prior to the sale event. In addition, in connection with the termination of the 2015 Plan upon a sale event, we may make or provide for a cash payment to participants holding vested and exercisable options and share appreciation rights equal to the difference between the per share cash consideration payable to shareholders in the sale event and the exercise price of the options or share appreciation rights.

          Our board of directors may amend or discontinue the 2015 Plan and our compensation and leadership development committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder's consent. Certain amendments to the 2015 Plan require the approval of our shareholders.

          No awards may be granted under the 2015 Plan after the date that is ten years from the date of shareholder approval of the 2015 Plan. No awards under the 2015 Plan have been made prior to the date hereof.

  Atlassian UK Employee Share Option Plan

          The Share Option Plan was adopted in November 2013. Following this offering, we do not intend to grant any equity awards under this plan and any shares remaining available for issuance will be cancelled. The Share Option Plan will continue to govern outstanding awards granted thereunder. As of September 30, 2015, options to purchase 7,852,922 restricted shares (which will convert into Class A ordinary shares in connection with this offering) of the company remained outstanding under the Share Option Plan at a weighted-average exercise price of approximately $1.50 per share.

          The Share Option Plan allows for the grant of options to our eligible employees, consultants or directors.

          The Share Option Plan is administered by our compensation and leadership development committee. The administrator has full power to select, from among the individuals eligible for options, the individuals to whom options will be granted, determine the specific terms and conditions of each option, administer the Share Option Plan and delegate functions and powers as it may consider appropriate to administer the Share Option Plan to any person or persons capable of performing those functions and exercising those powers.

          An option, whether vested or unvested, lapses on the earliest to occur on the date (i) specified in the offer to participate in the Share Option Plan; (ii) on which a "cessation event" (as defined in the Share Option Plan) occurs; (iii) on which the option otherwise lapses under the terms of the Share Option Plan; (iv) on which any lapsing event occurs as specified in the offer to participate in the Share Option Plan; and (v) June 30, 2017. We may elect to purchase options, whether vested or not, from an option holder prior to the options being exercised.

          Upon the occurrence of an "exit event" (as defined in the Share Option Plan), each option will either be (i) assumed or an equivalent option or right will be substituted by such successor corporation or a parent or subsidiary of such successor operation or (ii) terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the portion of the options that are vested and exercisable immediately prior to the consummation of the exit event over the per share exercise price thereof.

          Our board of directors may amend the Share Option Plan at any time; however, such amendment must not adversely affect the rights of option holders, without their consent, unless such amendment is required by applicable law.

  2013 U.S. Share Option Plan

          The 2013 Plan was adopted in November 2013. Following this offering, we do not intend to grant any equity awards under this plan and any shares remaining available for issuance will be cancelled. The 2013 Plan will continue to govern outstanding awards granted thereunder. As of September 30, 2015, options to purchase 7,435,388 restricted shares (which will convert into Class A ordinary shares in connection with this offering) of the company remained outstanding under the 2013 Plan at a weighted-average exercise price of approximately $3.00 per share.

          The 2013 Plan allows for the grant of options to our employees, directors and consultants.

          The 2013 Plan is administered by our compensation and leadership development committee. The administrator has full power to select, from among the individuals eligible for options, the individuals to whom options will be granted, to implement an option exchange program, to determine the specific terms and conditions of each option and to construe and interpret the terms of the 2013 Plan and any award agreements thereunder.

          The 2013 Plan permits the granting of both options to purchase restricted shares intended to qualify as incentive share options under Section 422 of the Code and options that do not so qualify. Incentive share options may only be granted to employees and must meet certain other requirements. The per share option exercise price of each option is determined by our compensation and leadership development committee but may not be less than 100% of the fair market value of a restricted share on the date of grant. The term of each option may not exceed seven years from the date of grant (five years in the case of an incentive share option held by a 10% owner). The administrator determines at what time or times each option may be exercised.

          The 2013 Plan provides that upon the effectiveness of a "corporate transaction", as defined in the 2013 Plan, each outstanding option will either be (i) assumed or an equivalent award will be substituted by the successor corporation or a parent or subsidiary of such successor corporation or (ii) terminated, in exchange for payment of cash, securities and/or other property for vested and exercisable options.

          Our board of directors may amend or discontinue the 2013 Plan at any time; however, such amendment must not adversely affect the rights of option holders without their consent. Certain amendments to the 2013 Plan require the approval of our shareholders.

  2014 Restricted Share Unit Plan

          The 2014 Plan was adopted in March 2014. Following this offering, we do not intend to grant any equity awards under this plan and any shares remaining available for issuance will be cancelled. The 2014 Plan will continue to govern outstanding awards granted thereunder. As of September 30, 2015, 9,758,363 RSUs remained outstanding under the 2014 Plan.

          The 2014 Plan allows for the grant of RSUs to our officers, employees, directors and consultants.

          The 2014 Plan is administered by our compensation and leadership development committee. The administrator has full power to select, from among the individuals eligible for RSUs, the individuals to whom RSUs will be granted, accelerate the vesting of all or any portion of the RSUs, administer the 2014 Plan and determine the specific terms and conditions of each RSU, subject to the provisions of the 2014 Plan.

          The 2014 Plan permits the granting of RSUs subject to such conditions and restrictions as the compensation and leadership development committee determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period.

          The 2014 Plan provides that upon the effectiveness of a "sale event", as defined in the 2014 Plan, each unvested RSU will be forfeited immediately prior to such sale event, unless assumed or continued by the successor entity, or awards of the successor entity or parent thereof are substituted therefor. In addition, in the event of a sale event, we may make a cash payment to holders of RSUs in exchange for the cancellation thereof.

          Our board of directors may amend or discontinue the 2014 Plan but no such actions may adversely affect the rights of an RSU holder without consent.

  2015 Employee Share Purchase Plan

          The 2015 ESPP was adopted by our board of directors in October 2015 and approved by our shareholders in November 2015. We may elect to implement the ESPP in the future following this offering.

          The ESPP initially reserves and authorizes up to a total of 5,700,000 Class A ordinary shares to participating employees. The ESPP provides that the number of shares reserved and available for issuance will automatically increase each July 1st, beginning on July 1, 2016, by the lesser of (i) 2,850,000 Class A ordinary shares, (ii) 1% of the outstanding number Class A ordinary shares on the immediately preceding June 30th, or (iii) such lesser number of Class A ordinary shares as determined by the plan administrator. The share reserve is subject to adjustment in the event of a share split, share dividend or other change in our capitalization.

          The ESPP is administered by our compensation and leadership development committee. The administrator has the authority to make all determinations for administration of the ESPP.

          All employees employed by us or by any of our designated affiliates whose customary employment is for more than 20 hours a week (unless this exclusion is not permitted by applicable law) are eligible to participate in the ESPP. Any employee who owns 5% or more of the total combined voting power or value of all classes of our shares is not eligible to purchase Class A ordinary shares under the ESPP.

          Offerings to our employees to purchase Class A ordinary shares under the ESPP may be made at such times as determined by the administrator. Offerings will continue for such period, referred to as offering periods, as the administrator may determine, but may not be longer than 27 months. Each eligible employee may elect to participate in any offering by submitting an enrollment form before the applicable offering date.

          Each employee who is a participant in the ESPP may purchase Class A ordinary shares by authorizing payroll deductions of up to 10% of his or her eligible compensation during an offering period. Unless the participating employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase Class A ordinary shares on the last business day of the applicable offering period equal to the lower of (i) the accumulated payroll deductions divided by either a per share price equal to 85% of the fair market value of a share of our Class A ordinary shares on the first business day or the last business day of the offering period, whichever is lower, (ii) 2,500 Class A ordinary shares, or (iii) such other lesser maximum number of Class A ordinary shares as shall have been established by the administrator in advance of the offering. Under applicable tax rules, an employee may purchase no more than $25,000 worth of Class A ordinary shares, valued at the start of the purchase period, under the ESPP in any calendar year.

          The accumulated payroll deductions of any employee who is not a participant on the last day of an offering period will be refunded. An employee's rights under the ESPP terminate upon voluntary withdrawal from the plan or when the employee ceases employment with us for any reason.

          The ESPP may be terminated or amended by our compensation and leadership development committee or board of directors at any time. An amendment that increases the number of our Class A ordinary shares that are authorized under the ESPP and certain other amendments require the approval of our shareholders. The plan administrator may adopt subplans under the ESPP for employees of our non-U.S. subsidiaries and may permit such employees to participate in the ESPP on different terms, to the extent permitted by applicable law.

RELATED PARTY TRANSACTIONS

          Other than as described below, since July 1, 2012, there has not been any transaction to which we were or are a party in which we, any of our directors, executive officers, associates, holders of more than 5% of any class of our voting securities, or any affiliates or member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Share Options

          We have granted share options and RSUs to our executive officers and certain of our non-employee directors. See "Management—Compensation".

Equity Issuances

Sale to Entity Affiliated with Douglas J. Burgum

          In August 2012, our predecessor entity, Atlassian Corporation Pty. Ltd., sold an aggregate of 394,478 Series A preference shares at a purchase price of $5.07 per share to the Douglas J. Burgum Revocable Trust, dated 1/05/07, an entity affiliated with Doug Burgum, one of our directors, for an aggregate purchase price of $2.0 million.

2014 Third-Party Tender Offer

          In March 2014, we entered into a letter agreement with certain holders of our share capital affiliated with T. Rowe Price Associates, Inc. and Dragoneer Investment Group, LLC, pursuant to which we agreed to waive certain transfer restrictions in connection with a tender offer that such parties proposed to commence. In March 2014, these holders commenced a tender offer to purchase shares of our outstanding share capital held by certain of our shareholders. Three of our executive officers, Jay Simons, Jeffrey Diana and Tom Kennedy, sold shares held by them in the tender offer. In addition, entities affiliated with Accel Partners, which is a beneficial holder of more than 5% of our outstanding share capital and whose partner, Richard P. Wong, is a member of our board of directors, also sold shares of our share capital held by them in the tender offer. An aggregate of 9,358,692 shares of our outstanding share capital held by our shareholders were tendered pursuant to the tender offer at a price of $16.00 per share for an aggregate purchase price of $149.7 million. We did not receive any proceeds from the tender offer.

Separation and Release Agreement with Erik Bardman

          In October 2015, we entered into a separation and release agreement with Erik Bardman, our former Chief Financial Officer. Under the agreement, we have agreed to provide Mr. Bardman with a severance payment of six months' base salary and the after-tax equivalent of six months of COBRA premiums in exchange for a full release of claims, if any, against us.

Atlassian Foundation

          In July 2008, Atlassian Corporation Pty. Ltd., one of our indirect wholly-owned subsidiaries, established the Atlassian Foundation, pursuant to a deed of trust, with the vision of helping to make the world better. Our Co-Chief Executive Officers, Scott-Farquhar and Michael Cannon-Brookes, hold two of Atlassian Foundation's three board seats. In July 2010, our founders and an early employee donated in the aggregate 820,000 Series A preference shares and 1,180,000 Series B preference shares to the Atlassian Foundation. As of September 30, 2015, the Atlassian Foundation owned 220,000 Series A preference shares and 1,180,000 Series B preference shares. The Atlassian Foundation works on a range of different projects including Room to Read, Cambodian

Children's Trust, Social Ventures Australia, Conservation Volunteers Australia and Habitat for Humanity, amongst others.

          We contribute approximately 1% of our annual profits and all revenues associated with our starter licenses for on-premise products to the Atlassian Foundation. We donated $1.1 million, $1.2 million and $1.3 million to the Atlassian Foundation in fiscal 2013, 2014 and 2015, respectively.

          Additionally, since the Atlassian Foundation's inception, we have provided, at no charge, certain resources to Atlassian Foundation employees such as office space and salaries.

Indemnification Agreements

          We have entered into indemnification agreements with our directors and executive officers to indemnify them to the maximum extent allowed under applicable law. These agreements, the form of which was approved by our shareholders in November 2015, indemnify these individuals against certain costs, charges, losses, liabilities, damages and expenses incurred by such director or officer in the execution or discharge of his or her duties. These agreements do not indemnify our directors against any liability attaching to such individuals in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director, which would be rendered void under the Companies Act, as described in "Description of Share Capital—Differences in Corporate Law—Liability of Directors and Officers". The U.K. specific restrictions apply to directors but not officers.

          We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

          Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Registration Agreement

          In July 2010, our predecessor entity, Atlassian Corporation Pty. Ltd., entered into a Registration Agreement with certain holders of our outstanding share capital, including Michael Cannon-Brookes, Scott Farquhar and entities affiliated with Accel Partners, which is a beneficial holder of more than 5% of our outstanding share capital. Assuming the automatic conversion of all outstanding Series A preference shares and Series B preference shares upon the completion of this offering, as of September 30, 2015, the holders of an aggregate of 13,385,820 Class A ordinary shares and 154,190,520 Class B ordinary shares are entitled to rights with respect to the registration of their shares following this offering under the Securities Act. See "Description of Share Capital—Registration Rights" for more information regarding these registration rights.

Policies and Procedures for Related Party Transactions

          Following the completion of this offering, the audit committee will have the primary responsibility for reviewing and approving or disapproving related party transactions, which are transactions between us and related persons in which we or a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our ordinary shares, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter will provide that the audit committee shall review and approve or disapprove any related party transactions.

 PRINCIPAL AND SELLING SHAREHOLDERS

          The following table sets forth information with respect to the beneficial ownership of our shares as of October 31, 2015 by:

  •
  each executive officer;

  •
  each of our directors;

  •
  our directors and executive officers as a group;

  •
  each person or entity known by us to own beneficially more than 5% of our outstanding shares (by number or by voting power); and

  •
  each selling shareholder.

          We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

          Applicable percentage ownership prior to the offering is based on 31,842,895 Class A ordinary shares and 155,803,022 Class B ordinary shares outstanding as of October 31, 2015, assuming the automatic conversion of (i) all outstanding convertible Series A preference shares into Class A ordinary shares, (ii) all outstanding restricted shares into Class A ordinary shares and (iii) all outstanding convertible Series B preference shares into Class B ordinary shares. Applicable percentage ownership after the offering is based on 53,842,895 Class A ordinary shares and 155,803,022 Class B ordinary shares outstanding immediately after the completion of this offering, assuming that the underwriters will not exercise their option to purchase additional Class A ordinary shares from the selling shareholders. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable or exercisable within 60 days of October 31, 2015. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership Prior to the Offering		Beneficial Ownership After the Offering		Total Voting Power After the Offering
Name of Beneficial Owner	Number	Percent	Number	Percent	Percent
5% Shareholders and Selling Shareholders:
Entities affiliated with Accel Partners(1)	23,468,350	12.5%	23,468,350	11.2%	9.2%
Directors and Executive Officers:
Michael Cannon-Brookes(2)	69,732,090	37.2%	69,732,090	33.3%	43.3%
Scott Farquhar(3)	69,732,090	37.2%	69,732,090	33.3%	43.3%
Jay Simons(4)	3,722,271	2.0%	3,722,271	1.8%	1.1%
Murray Demo(5)	300,000	*	300,000	*	*
Erik Bardman(6)	500,000	*	500,000	*	*
Jeffrey Diana(7)	1,283,423	*	1,283,423	*	*
Tom Kennedy(8)	925,000	*	925,000	*	*
Shona Brown	—	*	—	*	*
Douglas J. Burgum(9)	694,478	*	694,478	*	*
Heather Mirjahangir Fernandez	—	*	—	*	*
Jay Parikh(10)	200,000	*	200,000	*	*
Enrique Salem(11)	200,000	*	200,000	*	*
Steven Sordello	—	*	—	*	*
Richard P. Wong(12)	13,537,577	7.2%	13,537,577	6.5%	5.3%
All directors and executive officers as a group (14 persons)(13)	160,826,929	83.5%	160,826,929	74.9%	92.3%

*
Represents beneficial ownership of less than 1%.

(1)
Consists of (i) 5,103,598 Class A ordinary shares and 7,344,204 Class B ordinary shares held of record by Accel Growth Fund L.P., (ii) 99,906 Class A ordinary shares and 143,767 Class B ordinary shares held of record by Accel Growth Fund Strategic Partners L.P., (iii) 346,899 Class A ordinary shares and 499,203 Class B ordinary shares held of record by Accel Growth Fund Investors 2010 L.L.C., (iv) 1,096,897 Class A ordinary shares and 1,578,458 Class B ordinary shares held of record by Accel IX L.P., (v) 116,805 Class A ordinary shares and 168,091 Class B ordinary shares held of record by Accel IX Strategic Partners L.P., (vi) 82,714 Class A ordinary shares and 119,021 Class B ordinary shares held of record by Accel Investors 2010 (B) L.L.C., (vii) 2,725,805 Class A ordinary shares and 3,922,495 Class B ordinary shares held of record by Accel London III L.P. and (viii) 49,396 Class A ordinary shares and 71,091 Class B ordinary shares held of record by Accel London Investors 2009 L.P. Accel Growth Fund Associates L.L.C. ("AGFA") is the General Partner of Accel Growth Fund L.P. ("AGF") and has the sole voting and investment power. Andrew G. Braccia, James W. Breyer, Kevin J. Efrusy, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock and Richard P. Wong are the Managing Members of AGFA and share such powers. AGFA is the General Partner of Accel Growth Fund Strategic Partners L.P. ("AGFSP") and has the sole voting and investment power. Andrew G. Braccia, James W. Breyer, Kevin J. Efrusy, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock and Richard P. Wong are the Managing Members of AGFA and share such powers. Andrew G. Braccia, James W. Breyer, Kevin J. Efrusy, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock and Richard P. Wong are the Managing Members of Accel Growth Fund Investors 2010 L.L.C. and therefore share the voting and investment powers. Accel IX Associates L.L.C. ("A9A") is the General Partner of Accel IX L.P. ("A9") and has the sole voting and investment power. James W. Breyer, Kevin J. Efrusy, Ping Li, and Arthur C. Patterson are the Managing Members of A9A and share such powers. A9A is the General Partner of Accel IX Strategic Partners L.P. ("A9SP") and has the sole voting and investment power. James W. Breyer, Kevin J. Efrusy, Ping Li, and Arthur C. Patterson are the Managing Members of A9A and share such powers. James W. Breyer, Kevin J. Efrusy, Ping Li, and Arthur C. Patterson are the Managing Members of Accel Investors 2010 (B) L.L.C. and therefore share the voting and investment powers. Accel London III Associates L.L.C. ("AL3A") is the General Partner of Accel London III Associates L.P., which is the general partner of Accel London III L.P. AL3A has the sole voting and investment power. Jonathan Biggs, Kevin Comolli, Sonali De Rycker, Bruce Golden and Hendrik Nelis are the managers of AL3A and share such powers. AL3A is the General Partner of Accel London Investors 2009 L.P. and has the sole voting and investment power. Jonathan Biggs, Kevin Comolli, Bruce Golden, Sonali De Rycker, and Hendrik Nelis are the managers of AL3A and share such powers. The selling shareholders will sell shares in this offering only if the underwriters exercise their option to purchase additional shares. If the underwriters exercise their option in full, such shareholders will sell the following Class A ordinary shares in this offering: Accel Growth Fund L.P. — 1,750,346, Accel Growth Fund Strategic Partners L.P. — 34,264, Accel Growth Fund Investors 2010 L.L.C. — 118,975, Accel IX L.P. — 376,195, Accel IX Strategic Partners L.P. — 40,061, Accel Investors 2010 (B) L.L.C. — 28,367, Accel London III L.P. — 934,850 and Accel London Investors 2009 L.P. — 16,942. If these shareholders sell shares in this offering, the percent owned by all entities affiliated with Accel Partners after the offering will be 9.6%. In the event of a partial exercise of the underwriters option to purchase additional shares, the shares to be sold by the selling shareholders pursuant to the option will be proportionately reduced. The address of each of the entities identified in this footnote is 428 University Ave., Palo Alto, California 94301.

(2)
Consists of (i) 15,283,600 Class B ordinary shares held of record by Mr. Cannon-Brookes and (ii) 54,448,490 Class B ordinary shares held of record by Grokco Pty Ltd as trustee for the Grok Trust.

(3)
Consists of (i) 15,283,600 Class B ordinary shares held of record by Mr. Farquhar and (ii) 54,448,490 Class B ordinary shares held of record by Skip Enterprises Pty Limited as trustee for the Farquhar Family Trust.

(4)
Consists of (i) 233,000 Class B ordinary shares held of record by Mr. Simons, (ii) 100,000 Class B ordinary shares held of record by The Jay Norman Simons 2013 Annuity Trust, in which Mr. Simons shares voting and dispositive power, (iii) 500,000 Class A ordinary shares held of record by Mr. Simons, (iv) 1,250,000 Class B ordinary shares subject to outstanding options that are exercisable within 60 days of October 31, 2015 and (v) 1,639,271 Class A ordinary shares subject to outstanding options that are exercisable within 60 days of October 31, 2015.

(5)
Consists of 300,000 Class A ordinary shares held of record by Mr. Demo. Mr. Demo resigned as a director and was appointed as our Chief Financial Officer in October 2015.

(6)
Consists of 500,000 Class A ordinary shares subject to outstanding options that are exercisable within 60 days of October 31, 2015. Mr. Bardman resigned as our Chief Financial Officer in October 2015, and following his resignation, he will not beneficially own any of our share capital.

(7)
Consists of 1,283,423 Class A ordinary shares subject to outstanding options that are exercisable within 60 days of October 31, 2015.

(8)
Consists of (i) 600,000 Class A ordinary shares held of record by Mr. Kennedy and (ii) 325,000 Class A ordinary shares subject to outstanding options that are exercisable within 60 days of October 31, 2015.

(9)
Consists of 694,478 Class A ordinary shares held of record by the Douglas J. Burgum Revocable Trust, dated 1/5/07.

(10)
Consists of 200,000 Class A ordinary shares held of record by Mr. Parikh as trustee of the Jay and Dhivya Parikh Revocable Trust.

(11)
Consists of 200,000 Class A ordinary shares held of record by Mr. Salem.

(12)
Consists of shares listed in subparts (i), (ii) and (iii) within footnote 1 above which are held of record by Accel Growth Fund L.P., Accel Growth Fund Strategic Partners L.P. and Accel Growth Fund Investors 2010 L.L.C. and pursuant to which Mr. Wong shares voting and investment power. This does not include the additional 9,930,773 shares listed in footnote 1 above because Mr. Wong is not a Managing Member of the applicable entity or share voting and investment power over the shares. Mr. Wong was appointed to the board of directors by entities affiliated with Accel Partners. Mr. Wong is a Partner of Accel Partners.

(13)
Consists of (i) 12,116,498 Class A ordinary shares, (ii) 153,643,510 Class B ordinary shares, (iii) options to purchase 3,747,694 Class A ordinary shares that are exercisable within 60 days of October 31, 2015 and (iv) options to purchase 1,250,000 Class B ordinary shares that are exercisable within 60 days of October 31, 2015.

          Two of our major shareholders, Michael Cannon-Brookes and Scott Farquhar, hold the majority of our outstanding Class B ordinary shares. Class A ordinary shares are entitled to one vote per share and Class B ordinary shares are entitled to ten votes per share.

          We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

          To our knowledge, there has been no significant change in the percentage ownership held by the principal and selling shareholders listed above since the Reorganization in February 2014, except that (i) Messrs. Simons, Diana and Kennedy and entities affiliated with Accel Partners sold shares in the March 2014 tender offer and (ii) following Mr. Bardman's resignation, he will hold no shares of our share capital. See "Related Party Transactions—2014 Third-Party Tender Offer" for more information on the tender offer.

          As of September 30, 2015, approximately 21.4% of our outstanding shares were held by 234 record holders in the United States.

Participation in this Offering

          Entities advised by T. Rowe Price Associates, Inc., each of which is an existing holder of our Class A ordinary shares, have indicated an interest in purchasing up to four million of our Class A ordinary shares in this offering at the initial public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, such entities could determine to purchase more, less or no shares in this offering or the underwriters could determine to sell more, less or no shares to the entities advised by T. Rowe Price Associates, Inc. If such entities purchase four million Class A ordinary shares in this offering, they will own 13,046,192 Class A ordinary shares in the aggregate, which will represent 6.3% beneficial ownership after this offering.

DESCRIPTION OF SHARE CAPITAL

General

          We are incorporated as a public company with limited liability and our affairs are governed by our articles of association and the laws of England.

          The following description summarizes the most important terms of our share capital, as they are expected to be in effect upon the closing of this offering. We will adopt an amended and restated articles of association in connection with this offering, and this description summarizes the provisions that are included therein. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in "Description of Share Capital", you should refer to our amended and restated articles of association, which is included as an exhibit to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Companies Act.

          Immediately prior to the completion of this offering, all of our outstanding Series A preference shares and restricted shares will convert into Class A ordinary shares and all of our outstanding Series B preference shares will convert into Class B ordinary shares in accordance with the provisions of our articles of association.

          Our Class A ordinary shares and Class B ordinary shares will have the rights and restrictions described in "—Key Provisions in our Articles of Association".

          We are not permitted under English law to hold our own shares unless they are repurchased by us and held in treasury.

Shareholder Authorities

          Certain resolutions are required to be passed by our shareholders prior to the completion of this offering. These include resolutions for:

  •
  The issuance of Class A ordinary shares in connection with this offering, on a non-pre-emptive basis.

  •
  The adoption of amended and restated articles of association that will become effective upon the admission of our Class A ordinary shares to trading on the NASDAQ Global Select Market. See "—Key Provisions in our Articles of Association".

  •
  The general authorization of our directors for purposes of s551 Companies Act to issue shares in us and grant rights to subscribe for or convert any securities into shares in us up to a maximum aggregate nominal amount of $500,000,000 for a period of five years.

  •
  The empowering of our directors pursuant to s570 Companies Act to issue equity securities for cash pursuant to the s551 authority referred to above as if the statutory pre-emption rights under s561(1) Companies Act did not apply to such allotments.

Key Provisions in our Articles of Association

          The following is a summary of certain key provisions of our articles of association to become effective immediately prior to the completion of this offering.

Objects and Purposes

          The Companies Act abolished the need for an objects clause and, as such, our objects are unrestricted.

Shares and Rights Attaching to Them

  General

          Other than the voting rights described herein, all ordinary shares have the same rights and rank pari passu in all respects. Subject to the provisions of the Companies Act and any other relevant legislation, our shares may be issued with such preferred, deferred or other rights, or such restrictions, whether in relation to dividends, returns of capital, voting or otherwise, as may be determined by ordinary resolution (or, failing any such determination, as the directors may determine). We may also issue shares which are, or are liable to be, redeemed at the option of us or the holder.

  Voting Rights

          The holders of Class A ordinary shares are entitled to vote at general meetings of shareholders. Each Class A ordinary shareholder is entitled:

  •
  on a show of hands, to one vote; and

  •
  on a poll, to one vote for each Class A ordinary share held.

          For so long as any shares are held in a settlement system operated by the Depository Trust Company, all votes shall take place on a poll.

          The holders of Class B ordinary shares are entitled to vote at general meetings of shareholders, and have preferential voting rights on a vote taken by way of a poll. Each Class B ordinary shareholder is entitled:

  •
  on a show of hands, to one vote; and

  •
  on a poll, to 10 votes for each Class B ordinary share held.

          In the case of joint holders of a share, the vote of the joint holder whose name appears first on the register of members in respect of the joint holding shall be accepted to the exclusion of the votes of the other joint holders.

          A shareholder is entitled to appoint another person as his proxy (or in the case of a corporation, a corporative representative) to exercise all or any of his rights to attend and to speak and vote at a general meeting.

  Capital Calls

          Under our articles of association, the liability of our shareholders is limited to the amount, if any, unpaid on the shares held by them.

          The directors may from time to time make calls on shareholders in respect of any monies unpaid on their shares, whether in respect of nominal value of the shares or by way of premium. Shareholders are required to pay called amounts on shares subject to receiving at least 14 clear days notice specifying the time and place for payment. If a shareholder fails to pay any part of a call, the directors may serve further notice naming another day not being less than 14 clear days from the date of the further notice requiring payment and stating that in the event of non-payment the shares in respect of which the call was made will be liable to be forfeited. Subsequent forfeiture requires a resolution by the directors.

  Restrictions on Voting Where Sums Overdue on Shares

          None of our shareholders (whether in person by proxy or, in the case of a corporate member, by a duly authorized representative) shall (unless the directors otherwise determine) be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

  Dividends

          The directors may pay interim and final dividends in accordance with the respective rights and restrictions attached to any share or class of share, if it appears to them that they are justified by the profits available for distribution.

          Unless otherwise provided by the rights attaching to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid, and apportioned and paid proportionally to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

          Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the directors resolve, be forfeited and cease to remain owing by us. In addition, we will not be considered a trustee with respect to, or liable to pay interest on, the amount of any payment into a separate account by the directors or any unclaimed dividend or other sum payable on or in respect of a share.

          We may cease to send any payment in respect of any dividend payable in respect of a share if:

  •
  in respect of at least two consecutive dividends payable on that share the check or warrant has been returned undelivered or remains uncashed (or another method of payment has failed);

  •
  in respect of one dividend payable on that share the check or warrant has been returned undelivered or remains uncashed, or another method of payment has failed, and reasonable inquiries have failed to establish any new address or account of the recipient; or

  •
  a recipient does not specify an address, or does not specify an account of a type prescribed by the directors, or other details necessary in order to make a payment of a dividend by the means by which the directors have decided that a payment is to be made, or by which the recipient has elected to receive payment, and such address or details are necessary in order for us to make the relevant payment in accordance with such decision or election, but, subject to the articles of association, we may recommence sending checks or warrants or using another method of payment for dividends payable on that share if the person(s) entitled so request and have supplied in writing a new address or account to be used for that purpose.

          The directors may offer to shareholders the right to elect to receive, in lieu of a dividend, an allotment of new shares credited as fully paid. The directors may also direct payment of a dividend wholly or partly by the distribution of specific assets.

  Distribution of Assets on Winding-up

          In the event of our winding-up, liquidation or dissolution, any distribution of assets will be made to the holders of Class A ordinary shares and Class B ordinary shares in proportion to the number of shares held by each of them, irrespective of the amount paid or credited as paid on any such share.

  Variation of Rights

          The rights attached to any class may be varied, either while we are a going concern or during or in contemplation of a winding up (a) in such manner (if any) as may be provided by those rights; or (b) in the absence of any such provision, with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class, but not otherwise.

  Transfer of Shares

          All of our shares are in registered form and may be transferred by an instrument of transfer in any usual or common form or any form acceptable to the directors and permitted by the Companies Act and any other relevant legislation.

          The directors may, in their absolute discretion, refuse to register the transfer of a share in certificated form which is not fully paid. They may also refuse to register a transfer of a share in certificated form (whether fully paid or not) unless the instrument of transfer: (a) is lodged, duly stamped, at our registered office or at such other place as the directors may appoint and (except in the case of a transfer by a financial institution where a certificate has not been issued in respect of the share) is accompanied by the certificate for the share to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; (b) is in respect of only one class of share; and (c) is in favor of not more than four transferees.

  Alteration of Capital

          We may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger amount than our existing shares; and sub-divide our shares, or any of them, into shares of a smaller amount than our existing shares; and determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage as compared with the others.

  Pre-emption Rights

          There are no rights of pre-emption under our articles of association in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders may have statutory pre-emption rights under the Companies Act in respect of the allotment of new shares in our company. These statutory pre-emption rights, when applicable, would require us to offer new shares for allotment to existing shareholders on a pro rata basis before allotting them to other persons. In such circumstances, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such ordinary shares would be offered to our shareholders. These statutory pre-emption rights may be disapplied by a special resolution passed by shareholders in a general meeting or a specific provision in our articles of association. Our articles of association disapply these statutory pre-emption rights for a period of five years from this offering and in respect of shares up to an aggregate nominal value of $500,000,000.

Directors

  Number

          Unless and until we in a general meeting of our shareholders otherwise determine, the number of directors shall not be less than five nor more than 13.

  Appointment of Directors

          A majority of our directors may appoint a person to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.

  Termination of a Director's Appointment

          A director may be removed with the approval of all of the other directors and a person would cease to be a director as the result of certain other circumstances as set out in our articles of association, including resignation, by law and continuous non-attendance at board meetings. Directors are not subject to retirement at a specified age limit under our articles of association.

  Borrowing Powers

          Under our directors' general power to manage our business, our directors may exercise all our powers to borrow money and to mortgage or charge our undertaking, property and uncalled capital or parts thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.

  Quorum

          The quorum necessary for the transaction of business of the directors may be fixed from time to time by the directors and unless so fixed shall be a majority of the total number of directors. A director shall not be counted in the quorum in relation to any resolution on which he or she is not entitled to vote.

  Directors' Interests and Restrictions

          Provided that a director has disclosed to the other directors the nature and extent of any material interest of such director, a director notwithstanding his or her office may:

  (i)
  be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested and may be a director or other officer of, or be employed by, or hold any position with, or be a party to any transaction or arrangement with, or otherwise interested in, any entity in which we are interested;

  (ii)
  be counted in determining whether or not a quorum is present at any meeting of directors considering that transaction or arrangement or proposed transaction or arrangement; and

  (iii)
  vote in respect of, or in respect of any matter arising out of, the transaction or arrangement or proposed transaction or arrangement.

          A director shall not, by reason of his or her office as a director, be accountable to us for any benefit which he or she derives from any interest or position referred to in (i) above and no transaction or arrangement shall be liable to be avoided on the ground of any interest, office, employment or position referred to within (i) above.

          The directors may (subject to such terms and conditions, if any, as they may think fit to impose from time to time, and subject always to their right to vary or terminate such authorization) authorize, to the fullest extent permitted by law: (a) any matter which would otherwise result in a director infringing his or her duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests and which may reasonably be regarded as likely to give rise to a conflict of interest (including a conflict of interest and duty or conflict of duties); and (b) a director to accept or continue in any office, employment or position in addition to his or her office as a director and, without prejudice to the generality of clause (a) herein, may authorize the manner in which a conflict of interest arising out of such office, employment or position may be dealt with, either before or at the time that such a conflict of interest arises, provided that the authorization is effective only if (i) any requirement as to the quorum at the meeting at which the matter is considered is met without counting the director in question or any other interested director, and (ii) the matter was agreed to without their voting or would have been agreed to if their votes had not been counted.

  Remuneration

          Until otherwise determined by ordinary resolution, the directors may determine the amount of fees to be paid to the directors for their services.

          Any director who holds any other office with us, or who serves on any committee of the directors, or who performs, or undertakes to perform, services which the directors consider go beyond the ordinary duties of a director may be paid such additional remuneration as the directors may determine.

          The directors may also be paid all reasonable expenses properly incurred by them in connection with the exercise of their powers and the discharge of their responsibilities as directors.

  Share Qualification of Directors

          Our articles of association do not require a director to hold any shares in us by way of qualification. A director who is not a member shall nevertheless be entitled to attend and speak at general meetings.

  Indemnity of Officers

          Subject to the provisions of any relevant legislation, each of our directors and other officers (excluding an auditor) are entitled to be indemnified by us against all liabilities incurred by him or her in the execution and discharge of his or her duties or in relation to those duties. The Companies Act renders void an indemnity for a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director.

Shareholders Meetings

  Calling of General Meetings

          A general meeting may be called by a majority of directors, the chairman of the board of directors or either of our co-chief executive officers. The directors are also required to call a general meeting once we have received requests from our members to do so in accordance with the Companies Act.

  Quorum of Meetings

          No business shall be transacted at any meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorized representative of a corporation which is a member (including for this purpose two persons who are proxies or corporate representatives of the same member), shall be a quorum.

  Attendance

          The directors or the chairman of the meeting may direct that any person wishing to attend any general meeting should submit to and comply with such searches or other security arrangements as they consider appropriate in the circumstances.

          The directors may make arrangements for simultaneous attendance and participation by electronic means allowing persons not present together at the same place to attend, speak and vote at general meetings.

Limitation on Owning Securities

          Our articles of association do not restrict in any way the ownership or voting of our shares by non-residents.

Disclosure of Interests in Shares

          If we serve a demand on a person under section 793 of the Companies Act (which requires a person to disclose an interest in shares), that person will be required to disclose any interest he or she has in our shares. Failure to disclose any interest can result in the following sanctions: suspension of the right to attend or vote (whether in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class or on any poll; and where the interest in shares represent at least 0.25% of their class (excluding treasury shares) also the withholding of any dividend payable in respect of those shares and the restriction of the transfer of any shares (subject to certain exceptions).

Registration Rights

          After the completion of this offering, certain holders of our Class A ordinary shares and Class B ordinary shares will be entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our Registration Agreement, dated as of July 2, 2010. We, along with certain holders of our Class B ordinary shares and the holders of Series A preference shares and Series B preference shares are parties to the Registration Agreement. The registration rights set forth in the Registration Agreement will expire with respect to certain shareholders, when such shareholder sells its shares or is able to sell all of its shares pursuant to Rule 144 of the Securities Act or a similar exemption during any 90-day period. We will pay the registration expenses (other than underwriting discounts, selling commissions and share transfer taxes) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. In connection with this offering, each shareholder that has registration rights agreed not to sell or otherwise dispose of any securities without the prior written consent of the underwriters for a period of up to 180 days after the date of this prospectus.

Demand Registration Rights

          After the completion of this offering, the holders of an aggregate of 27,252,000 Class A ordinary shares and Class B ordinary shares will be entitled to certain demand registration rights. At any time beginning 180 days after the effective date of this offering, the holders of a majority of these shares then outstanding can request that we register the offer and sale of their shares so long as the anticipated aggregate offering price of such registrable securities is in excess of $5,000,000. We are obligated to effect only two such registrations.

Piggyback Registration Rights

          In connection with this offering, certain holders were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their registrable securities in this offering. After the closing of this offering, if we propose to register the offer and sale of our ordinary shares under the Securities Act, in connection with another public offering of such ordinary shares the holders of up to an aggregate of 167,576,340 Class A ordinary shares and Class B ordinary shares will be entitled to certain "piggyback" registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (A) a demand registration, (B) a registration in connection with Form S-4 or S-8 promulgated by the SEC or any successor, (C) a registration relating solely to employment benefit plans, (D) a registration in which the only ordinary shares being registered are ordinary shares issuable upon the conversion of debt securities that are also being registered, or (E) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the public offering of our ordinary shares, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Shelf Registration Rights

          When we are eligible to use a "shelf" registration statement, the holders of an aggregate of 27,252,000 Class A ordinary shares and Class B ordinary shares have the right to request that we file a shelf registration statement. These shareholders may make an unlimited number of requests for registration on a shelf registration statement.

Differences in Corporate Law

          The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders' rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England	Delaware
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company's articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws, unless specified in the certificate of incorporation.
Removal of Directors
Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided that 28 clear days notice of the resolution is given to the company and certain other procedural requirements under the Companies Act are followed (such as allowing the director to make representations against his or her removal at the meeting and/or in writing).
Under Delaware law, directors may be removed from office, with or without cause, by a majority stockholder vote, except (a) in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, unless otherwise provided in the certificate of incorporation, and (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

	England	Delaware
Vacancies on the Board of Directors	Under English law, the procedure by which directors (other than a company's initial directors) are appointed is generally set out in a company's articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually unless a resolution of the shareholders that such resolutions do not have to be voted on individually is first agreed to by the meeting without any vote being given against it.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless otherwise provided in the certificate of incorporation or bylaws of the corporation.
Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting each year. This meeting must be held within six months of the company's accounting reference date.
Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.
General Meeting
	Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors. Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can also require the directors to call a general meeting.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

England	Delaware
Notice of General Meetings	The Companies Act provides that a general meeting (other than an adjourned meeting) must be called by notice of:

•

in the case of an annual general meeting, at least 21 clear days; and

•

in any other case, at least 14 days.

"Clear days" notice means calendar days and excludes the date of mailing, the date of receipt or deemed receipt of the notice and the date of the meeting itself.

The company's articles of association may provide for a longer period of notice and, in addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days' notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders' consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

Under Delaware law, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

	England	Delaware
Quorum	Subject to the provisions of a company's articles of association, the Companies Act provides that two shareholders present at a meeting (in person or by proxy) shall constitute a quorum.	The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than 1/3 of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.
Proxy
Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy (or, in the case of a shareholder which is a corporate body, by way of a corporate representative).
Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.
Issue of New Shares
Under the Companies Act, the directors of a company must not exercise any power to allot shares or grant rights to subscribe for, or to convert any security into, shares unless they are authorized to do so by the company's articles of association or by an ordinary resolution of the shareholders. Any authorization given must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must be not more than five years from the date the authorization was given. The authority can be renewed by a further resolution of the shareholders.
Under Delaware law, if the company's certificate of incorporation so provides, the directors have the power to authorize additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

England	Delaware
Preemptive Rights	Under the Companies Act, the issuance for cash of:

•

equity securities, being shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution ("ordinary shares"); or

•

rights to subscribe for, or to convert securities into, ordinary shares must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by

Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation's stock or to any security convertible into such stock.

shareholders in a general meeting or a specific provision is contained in the articles of association, in each case in accordance with the provisions of the Companies Act.

	England	Delaware
Liability of Directors and Officers

Under the Companies Act, any provision (whether contained in a company's articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to: (i) purchase and maintain insurance against such liability; (ii) provide a "qualifying third party indemnity" (being an indemnity against liability incurred by the director to a person other than the company or an associated company. Such indemnity must not cover criminal fines, penalties imposed by regulatory bodies, the defense costs of criminal proceedings where the director is found guilty, the defense costs of civil proceedings successfully brought against the director by the company or an associated company, and the costs of

Under Delaware law, a corporation's certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•

any breach of the director's duty of loyalty to the corporation or its stockholders;

•

acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•

willful or negligent payment of unlawful dividends or stock purchases or redemptions; or

•

any transaction from which the director derives an improper personal benefit.

unsuccessful applications by the director for relief); and (iii) provide a "qualifying pension scheme indemnity" (being an indemnity against liability incurred in connection with the company's activities as trustee of an occupational pension plan).

England	Delaware
Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the Chairman of the meeting or the company's articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by: (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attached to treasury shares); or (iii) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company's articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder of record is entitled to one vote for each share of capital stock held by such stockholder.

person or by proxy) who (being entitled to vote) vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present (in person or by proxy) at the meeting.

England	Delaware
Variation of class rights	The Companies Act provides that rights attached to a class of shares may only be varied or abrogated in accordance with provision in the company's articles for the variation or abrogation of those rights or, where the company's articles contain no such provision, if the holders of shares of that class consent to the variation or abrogation. Consent for these purposes means:

•

consent in writing from the holders of at least 75% in nominal value of the issued shares of that class (excluding any shares held as treasury shares); or

•

a special resolution passed at a separate meeting of the holders of that class sanctioning the variation.

The Companies Act provides that the quorum for a class meeting is not less than two persons holding or representing by proxy at least one-third of the nominal amount paid up on the issued shares of that class.

Following a variation of class rights, shareholders who amount to not less than 15% of the shareholders of the class in question who did not approve the variation may apply to court to have the variation cancelled. Any application must be made within 21 days of the variation. The court

Under Delaware law, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

may cancel the variation if it is satisfied having regard to all the circumstances of the case that the variation would unfairly prejudice the shareholders of the class represented by the applicant.

England	Delaware
Shareholder Vote on Certain Transactions	The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•

the approval at a shareholders' or creditors' meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•

the approval of the court.

Once approved, sanctioned and effective, all shareholders and creditors of the relevant class and the company are bound by the terms of the scheme.

The Companies Act also contains certain provisions relating to transactions between a director and the company, including transactions involving the acquisition of substantial non-cash assets from a director or the sale of substantial non-cash assets to a director, and loans between a company and a director or certain connected persons of directors. If such transactions meet certain

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires:

•

the approval of the board of directors; and

•

approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Under Delaware law, a contract or transaction between the company and one or more of its directors or officers, or between the company and any other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall not be void solely for this reason, or solely because the director or officer participates in the meeting of the board which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if:

•

the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the board, and the

thresholds set out within the Companies Act the approval of shareholders by ordinary resolution will be required.	board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

England	Delaware

•

the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

•

the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Standard of Conduct for Directors	Under English law, a director owes various statutory and fiduciary duties to the company, including:

•

to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;

•

to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•

to act in accordance with the company's constitution and only exercise his or her powers for the purposes for which they are conferred;

•

to exercise independent judgment;

•

to exercise reasonable care, skill and diligence;

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of

	England	Delaware

•

not to accept benefits from a third party conferred by reason of his or her being a director or doing (or not doing) anything as a director; and

•

a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. The director must not use his or her corporate position for personal gain or advantage.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Shareholder Suits

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company's internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director's negligence, default, breach of duty or breach of trust, subject to complying with the procedural requirements under the Companies Act and (ii) a shareholder may bring a claim for a court order where the company's affairs have been or are being conducted in a manner that is unfairly prejudicial to some or all of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•

state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff's shares thereafter devolved on the plaintiff by operation of law; and

•

allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff's failure to obtain the action; or

•

state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit.

Other U.K. Law Considerations

Squeeze-out

          Under the Companies Act, if a takeover offer (as defined in section 974 of the Companies Act) is made for the shares of a company and the offeror were to acquire, or unconditionally contract to acquire:

  (i)
  not less than 90% in value of the shares to which the takeover offer relates (the "Takeover Offer Shares"); and

  (ii)
  where those shares are voting shares, not less than 90% of the voting rights attached to the Takeover Offer Shares,

the offeror could acquire compulsorily the remaining 10% within three months of the last day on which its offer can be accepted. It would do so by sending a notice to outstanding shareholders telling them that it will acquire compulsorily their Takeover Offer Shares and then, six weeks later, it would execute a transfer of the outstanding Takeover Offer Shares in its favor and pay the consideration to the company, which would hold the consideration on trust for outstanding shareholders. The consideration offered to the shareholders whose Takeover Offer Shares are acquired compulsorily under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell-out

          The Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer (as defined in Section 974 of the Companies Act). If a takeover offer related to all the shares of a company and, at any time before the end of the period within which the offer could be accepted, the offeror held or had agreed to acquire not less than 90% of the shares to which the offer relates, any holder of the shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of his or her right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of the minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period. If a shareholder exercises his or her rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

          Pursuant to Part 22 of the Companies Act, a company is empowered by notice in writing to require any person whom the company knows to be, or has reasonable cause to believe to be, interested in the company's shares or at any time during the three years immediately preceding the date on which the notice is issued to have been so interested, within a reasonable time to disclose to the company details of that person's interest and (so far as is within such person's knowledge) details of any other interest that subsists or subsisted in those shares.

          If a shareholder defaults in supplying the company with the required details in relation to the shares in question (the "Default Shares"), the shareholder shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings. Where the Default Shares represent 0.25% or more of the issued shares of the class in question, the directors may direct that:

  (i)
  any dividend or other money payable in respect of the Default Shares shall be retained by the company without any liability to pay interest on it when such dividend or other money is finally paid to the shareholder; and/or

  (ii)
  no transfer by the relevant shareholder of shares (other than a transfer approved in accordance with the provisions of the company's articles of association) may be registered (unless such shareholder is not in default and the transfer does not relate to Default Shares).

Dividends

          Under English law, before a company can lawfully make a distribution, it must ensure that it has sufficient distributable reserves. A company's distributable reserves are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made.

          In addition to having sufficient distributable reserves, a public company will not be permitted to make a distribution if, at the time, the amount of its net assets (that is, the aggregate of the company's assets less the aggregate of its liabilities) is less than the aggregate of its issued and paid-up share capital and undistributable reserves, or if the distribution would result in the amount of its net assets being less than that aggregate.

Purchase of Own Shares

          Under English law, a public limited company may purchase its own shares only out of the distributable profits of the company or the proceeds of a new issue of shares made for the purpose of financing the purchase. A public limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares.

          Subject to the foregoing, because NASDAQ is not a "recognized investment exchange" under the Companies Act, a company may purchase its own fully paid shares only pursuant to a purchase contract authorized by ordinary resolution of the holders of its ordinary shares before the purchase takes place. Any authority will not be effective if any shareholder from whom the company proposes to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

          A share buy back by a company of its ordinary shares will give rise to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company, and such stamp duty will be paid by the company.

          Our articles of association do not have conditions governing changes in our capital which are more stringent than those required by law.

Statutory Pre-emption Rights

          Under English law, a company must not allot equity securities to a person on any terms unless the following conditions are satisfied:

  (i)
  it has made an offer to each person who holds ordinary shares in the company to allot to them on the same or more favorable terms a proportion of those securities that is as nearly as practicable equal to the proportion in nominal value held by them of the ordinary share capital of the company; and

  (ii)
  the period during which any such offer may be accepted has expired or the company has received notice of the acceptance or refusal of every offer so made.

          For these purposes "equity securities" means ordinary shares in the company or rights to subscribe for, or to convert securities into, ordinary shares in the company. "Ordinary shares" means shares other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution.

          The statutory pre-emption rights are subject to certain exceptions, including the issue of ordinary shares for non-cash consideration, an allotment of bonus shares and the allotment of equity securities pursuant to an employees' share scheme. The statutory pre-emption rights may also be disapplied with the approval of 75% of shareholders.

Shareholder Rights

          Certain rights granted under the Companies Act, including the right to requisition a general meeting or require a resolution to be put to shareholders at the annual general meeting, are only available to our members. For English law purposes, our members are the persons who are registered as the owners of the legal title to the shares and whose names are recorded in our register of members. In the case of shares held in a settlement system operated by the Depository Trust Company ("DTC"), the registered member will be DTC's nominee, Cede & Co. If a person who holds their Class A ordinary shares in DTC wishes to exercise certain of the rights granted under the Companies Act, they may be required to first take steps to withdraw their Class A ordinary shares from the settlement system operated by DTC and become the registered holder of the shares in our register of members. A withdrawal of shares from DTC may have tax implications, for additional information on the potential tax implications of withdrawing your shares from the settlement system operated by DTC, see "Taxation—Material U.K. Tax Considerations."

U.K. City Code on Takeovers and Mergers

          As a U.K. public company with its place of central management and control outside of the United Kingdom, and given our shares are not admitted to trading on a regulated market or multilateral trading facility in the United Kingdom or a regulated market in one or more member states of the European Economic Area (and for these purposes NASDAQ does not fall within the definition of regulated market or multilateral trading facility), we are not subject to the Takeover Code, which is issued and administered by the U.K. Panel on Takeovers and Mergers, or the Panel.

          Any takeover proposal for the company would not, therefore, at the present time be governed by the Takeover Code and the Panel would not have jurisdiction in relation to any such transaction.

History of Security Issuances

          We were incorporated on November 14, 2013 with an issued share capital of two ordinary shares of nominal value £2.00 each and 30,332 redeemable shares of nominal value £2.00 each. Since incorporation there have been the following changes to our issued share capital:

  (i)
  pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on December 10, 2013:

  a.
  the two existing ordinary shares of nominal value £2.00 each were redenominated in U.S. Dollars as ordinary shares of nominal value $3.2828 each;

  b.
  the redenominated ordinary shares of nominal value $3.2828 each were redesignated as Class B ordinary shares of nominal value $3.2828 each;

  (ii)
  in connection with the Reorganization described in "Corporate Structure—Reorganization", on February 7, 2014 we issued and allotted:

  a.
  141,180,500 Class B ordinary shares of nominal value $0.10 each, which were credited as fully paid;

  b.
  12,387,798 Series A preference shares of nominal value $0.10 each, which were credited as fully paid;

  c.
  17,258,680 Series B preference shares of nominal value $0.10 each, which were credited as fully paid; and

  d.
  8,192,152 restricted shares of nominal value $0.10 each, which were credited as fully paid;

  (iii)
  pursuant to an authority granted by a resolution, passed as an ordinary resolution by our shareholders on January 30, 2014, on February 12, 2014 we redeemed in full the 30,332 redeemable shares of nominal value £2.00 each;

  (iv)
  in connection with a tender offer to purchase shares of our outstanding share capital held by certain of our shareholders by certain funds and institutional clients advised by T. Rowe Price Associates, Inc. and Dragoneer Investment Group, LLC, on April 18, 2014:

  a.
  we issued and allotted 615,000 Class B ordinary shares of nominal value $0.10 each and 2,890,480 restricted shares of nominal value $0.10 each, all of which were credited as fully paid; and

  b.
  pursuant to an authority granted by a resolution, passed as an ordinary resolution by our shareholders on April 18, 2014:

  i.
  1,038,660 existing Class B ordinary shares of nominal value $0.10 each were redesignated as Class A ordinary shares of nominal value $0.10; and

  ii.
  2,212,500 Series B preference shares of nominal value $0.10 each were redesignated as Class A ordinary shares of nominal value $0.10; and

  (v)
  between February 7, 2014 and September 30, 2015, we issued and allotted 4,150,517 restricted shares of nominal value $0.10 each from the exercise of restricted share options, which were credited as fully paid.

          Since our incorporation in 2013, we granted to our directors, officers, employees, consultants and other service providers options to purchase an aggregate of 1,163,400 restricted shares under our equity compensation plans at exercise prices ranging from $3.18 to $14.67 per share.

          Since our incorporation in 2013, we granted to our directors, officers, employees, consultants and other service providers 10,910,380 RSUs for our Class A ordinary shares under our equity compensation plans.

          In addition, 1,955,494 RSUs for Class A ordinary shares have been approved by our board of directors and will be effective as of immediately prior to the date the registration statement, of which this prospectus forms a part, is declared effective.

Transfer Agent and Registrar

          Upon the completion of this offering, the transfer agent and registrar for our Class A ordinary shares will be Computershare Trust Company, N.A.

Listing

          Our Class A ordinary shares have been approved for listing on the NASDAQ Global Select Market under the symbol "TEAM".

SHARES ELIGIBLE FOR FUTURE SALE

          Prior to the completion of this offering, there has been no public market for our Class A ordinary shares. Future sales of substantial amounts of our Class A ordinary shares, including shares issued upon the exercise of outstanding options and issuances of shares upon vesting of RSUs, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our Class A ordinary shares or impair our ability to raise equity capital.

          Based on our shares outstanding as of September 30, 2015, upon the completion of this offering, a total of 52,872,107 Class A ordinary shares and 155,803,022 Class B ordinary shares will be outstanding, assuming the automatic conversion of (i) all outstanding convertible Series A preference shares into 12,387,798 Class A ordinary shares, (ii) all outstanding restricted shares into 15,233,149 Class A ordinary shares and (iii) all outstanding convertible Series B preference shares into 15,046,180 Class B ordinary shares upon the completion of this offering. Of these shares, all of the Class A ordinary shares sold in this offering by us, plus any shares sold by the selling shareholders upon exercise of the underwriters' option to purchase additional Class A ordinary shares, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by "affiliates", as that term is defined in Rule 144 under the Securities Act.

          The remaining Class A ordinary shares and Class B ordinary shares will be "restricted securities", as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

          Subject to the lock-up agreements described below and the provisions of Rule 144 or Regulation S under the Securities Act, as well as our insider trading policy, these restricted securities will be available for sale in the public market at various times beginning at least 135 days after the date of this prospectus.

Rule 144

          In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

          In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the number of Class A ordinary shares then outstanding, which will equal approximately 528,721 shares immediately after this offering; or

  •
  the average weekly trading volume of our Class A ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

          Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

          Rule 701 generally allows a shareholder who was issued shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Regulation S

          Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Registration Rights

          Pursuant to a registration agreement, the holders of up to 13,385,820 Class A ordinary shares and 154,190,520 Class B ordinary shares (assuming the automatic conversion of all Series A preference shares and Series B preference shares immediately prior to the completion of this offering), or their transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See "Description of Share Capital—Registration Rights" for a description of these registration rights. If the offer and sale of these shares is registered, the shares will be freely tradable without restriction under the Securities Act, and a large number of shares may be sold into the public market.

Lock-up Arrangements

          We, our executive officers, directors and holders of substantially all of our shares have agreed that, subject to certain exceptions, for a period of up to 180 days from the date of this prospectus, we and they will not, without the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our company; provided, however, that our non-executive employees will be entitled to sell, subject to securities law limitations, approximately 5,073,838 Class A ordinary shares (based upon the securities held by our non-executive employees as of October 31, 2015) beginning on the date that is at least two business days following our earnings release reporting our fiscal quarter ending March 31, 2016, provided that such date is at least 135 days following the date of this offering. Further, approximately 350,301 Class A ordinary shares may be sold to the public during the 180 days after the date of this prospectus solely to cover tax liabilities associated with the vesting of RSUs. Goldman, Sachs & Co. and Morgan Stanley & Co. LLC may, at their discretion, release any of the securities subject to these lock-up agreements at any time.

Registration Statement on Form S-8

          We intend to file a registration statement on Form S-8 under the Securities Act to register all of the ordinary shares issued or reserved for issuance under our equity plans and stand-alone option grants outside our plans. We expect to file this registration statement as promptly as possible after the completion of this offering. Shares covered by this registration statement will be eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable lock-up agreements and market standoff agreements.

 TAXATION

Material U.K. Tax Considerations

          The comments set out below are based on current United Kingdom tax law as applied in England and HM Revenue & Customs ("HMRC") practice (which may not be binding on HMRC) as of the date of this prospectus, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and apply only to our shareholders resident and, in the case of an individual, domiciled for tax purposes in the United Kingdom and to whom "split year" treatment does not apply (except insofar as express reference is made to the treatment of non-United Kingdom residents), who hold Class A ordinary shares as an investment and who are the absolute beneficial owners thereof. The discussion does not address all possible tax consequences relating to an investment in the Class A ordinary shares. Certain categories of shareholders, including those carrying on certain financial activities, those subject to specific tax regimes or benefitting from certain reliefs or exemptions, those connected with us, those that own (or are deemed to own) 5% or more of our shares and/or voting power (either alone or together with connected persons) and those for whom the Class A ordinary shares are employment-related securities may be subject to special rules and this summary does not apply to such shareholders and any general statements made in this disclosure do not take them into account. This summary does not address any inheritance tax considerations.

          This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under U.K. tax law. In particular:

          POTENTIAL INVESTORS SHOULD SATISFY THEMSELVES PRIOR TO INVESTING AS TO THE OVERALL TAX CONSEQUENCES, INCLUDING, SPECIFICALLY, THE CONSEQUENCES UNDER U.K. TAX LAW AND HMRC PRACTICE OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE SHARES IN THEIR OWN PARTICULAR CIRCUMSTANCES BY CONSULTING THEIR OWN TAX ADVISORS.

Taxation of Dividends

          We will not be required to withhold amounts on account of United Kingdom tax at source when paying a dividend.

  Individuals—Dividends Paid on or Before April 5, 2016

          A United Kingdom resident individual shareholder who receives a dividend from us will generally be entitled to a tax credit which may be set off against the shareholder's total income tax liability. The tax credit will be equal to 10% of the aggregate of the dividend and the tax credit (the "gross dividend"), which is also equal to one-ninth of the cash dividend received.

          Therefore, a United Kingdom resident individual shareholder who is liable to income tax at the basic rate will be subject to tax on the dividend at the rate of 10% of the gross dividend, so that the tax credit will satisfy in full such shareholder's liability to income tax on the dividend.

          In the case of a United Kingdom resident individual shareholder who is liable to income tax at the higher rate, the tax credit will be set against but not fully match the shareholder's income tax liability on the gross dividend and such shareholder will have to account for additional income tax equal to 22.5% of the gross dividend (which is also equal to 25% of the cash dividend received) to the extent that the gross dividend, when treated as the top slice of the shareholder's income, falls above the threshold for higher rate income tax.

          In the case of a United Kingdom resident individual shareholder who is subject to income tax at the additional rate, the tax credit will also be set against but not fully match the shareholder's liability on the gross dividend and such shareholder will have to account for additional income tax equal to 27.5% of the gross dividend (which is also equal to approximately 30.6% of the cash dividend received) to the extent that the gross dividend when treated as the top slice of the shareholder's income falls above the threshold for additional rate income tax.

          A United Kingdom resident individual shareholder who is not liable to income tax in respect of the gross dividend and other United Kingdom resident taxpayers who are not liable to United Kingdom tax on dividends will not be entitled to claim repayment of the tax credit attaching to dividends paid by us.

  Individuals—Dividends Paid on or After April 6, 2016

          In the Summer Budget on July 8, 2015, the United Kingdom government announced prospective changes to the taxation of dividend receipts by United Kingdom resident individuals. Assuming that these proposals are adopted in their current form, with effect from April 6, 2016 United Kingdom resident individuals will receive an annual tax free allowance in relation to dividend receipts of £5,000. Dividend receipts in excess of this allowance will be taxed at the rates of 7.5% for basic rate income tax payers, 32.5% for higher rate income tax payers, and 38.1% for additional rate income tax payers. Dividends received after introduction of the changes will no longer carry tax credits.

  Corporate Shareholders

          Although shareholders who are within the charge to corporation tax would strictly be subject to corporation tax on dividends paid by us (subject to special rules for such shareholders that are "small" companies), generally such dividends will fall within an exempt class and will not be subject to corporation tax (provided certain conditions are met and anti-avoidance rules are satisfied). Such shareholders will not be able to claim repayment of tax credits attaching to dividends. However, each shareholder's position will depend on its own individual circumstances and shareholders within the charge to corporation tax should consult their own professional advisers.

  Non-Residents

          Non-United Kingdom resident shareholders will not generally be able to claim repayment of any part of the tax credit attaching to dividends paid by us. A shareholder resident outside the United Kingdom may also be subject to foreign taxation on dividend income under local law. Shareholders who are not resident for tax purposes in the United Kingdom should obtain their own tax advice concerning tax liabilities on dividends received from us.

Taxation of Capital Gains on Disposals of Class A ordinary shares

  U.K. Shareholders

          Shareholders who are resident in the United Kingdom, and individual shareholders who are temporarily non-resident and subsequently resume residence in the United Kingdom within a certain time, may depending on their circumstances and the availability of exemptions or reliefs (including, for example, the annual exempt amount for individuals and indexation allowance for corporate shareholders), be liable to United Kingdom taxation on chargeable gains in respect of gains arising from a sale or other disposal (or deemed disposal) of the Class A ordinary shares.

  Non-U.K. Shareholders

          An individual holder who is not a United Kingdom resident shareholder will not be liable to United Kingdom capital gains tax on chargeable gains realised on the disposal of his or her Class A ordinary shares unless such shareholder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the shares are attributable. In these circumstances, such shareholder may, depending on his or her individual circumstances, be chargeable to United Kingdom capital gains tax on chargeable gains arising from a disposal of his or her shares.

          A corporate holder of shares who is not a United Kingdom resident shareholder will not be liable for United Kingdom corporation tax on chargeable gains realized on the disposal of its shares unless it carries on a trade in the United Kingdom through a permanent establishment to which the shares are attributable. In these circumstances, a disposal of shares by such shareholder may give rise to a chargeable gain or an allowable loss for the purposes of United Kingdom corporation tax.

Stamp Duty and Stamp Duty Reserve Tax ("SDRT")

          The statements in this section entitled "Stamp Duty and Stamp Duty Reserve Tax ("SDRT")" are intended as a general guide to the current United Kingdom stamp duty and SDRT position. The discussion below relates to shareholders wherever resident, but investors should note that certain categories of person are not liable to stamp duty or SDRT and others may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for SDRT under the Stamp Duty Reserve Tax Regulations 1986.

  General

          Except in relation to depositary receipt systems and clearance services (to which the special rules outlined below apply), no stamp duty or SDRT will arise on the issue of Class A ordinary shares in registered form by us.

          An agreement to transfer Class A ordinary shares will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. SDRT is, in general, payable by the purchaser.

          Instruments transferring Class A ordinary shares will generally be subject to stamp duty at the rate of 0.5% of the consideration given for the transfer (rounded up to the next £5). The purchaser normally pays the stamp duty.

          If a duly stamped transfer completing an agreement to transfer is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the agreement becomes unconditional), any SDRT already paid is generally repayable, normally with interest, and any SDRT charge yet to be paid is cancelled.

  Depositary Receipt Systems and Clearance Services

          Following the European Court of Justice decision in C-569/07 HSBC Holdings Plc, Vidacos Nominees Limited v. The Commissioners of Her Majesty's Revenue & Customs and the First-tier Tax Tribunal decision in HSBC Holdings Plc and The Bank of New York Mellon Corporation v. The Commissioners of Her Majesty's Revenue & Customs, HMRC has confirmed that a charge to 1.5% SDRT is no longer payable when new shares are issued to a clearance service (such as, in our understanding, DTC) or depositary receipt system.

          HMRC remains of the view that where Class A ordinary shares are transferred (a) to, or to a nominee or an agent for, a person whose business is or includes the provision of clearance services or (b) to, or to a nominee or an agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT will generally be payable at the higher rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of the Class A ordinary shares.

          There is an exception from the 1.5% charge on the transfer to, or to a nominee or agent for, a clearance service where the clearance service has made and maintained an election under section 97A(1) of the Finance Act 1986 which has been approved by HMRC and which applies to the Class A ordinary shares. In these circumstances, SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer will arise on any transfer of Class A ordinary shares into such an account and on subsequent agreements to transfer such Class A ordinary shares within such account. It is our understanding that DTC has not made an election under section 97A(1) of the Finance Act of 1986, and that therefore transfers or agreements to transfer shares held in book entry (i.e., electronic) form within the facilities of DTC should not be subject to U.K. stamp duty or SDRT.

          Any liability for stamp duty or SDRT in respect of a transfer into a clearance service or depositary receipt system, or in respect of a transfer within such a service, which does arise will strictly be accountable by the clearance service or depositary receipt system operator or their nominee, as the case may be, but will, in practice, be payable by the participants in the clearance service or depositary receipt system.

The Proposed Financial Transactions Tax ("FTT")

          On February 14, 2013, the European Commission published a proposal (the "Commission's Proposal") for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the "participating Member States").

          The Commission's Proposal has very broad scope and could, if introduced, apply to certain dealings in Class A ordinary shares (including secondary market transactions) in certain circumstances.

          Under the Commission's Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in Class A ordinary shares where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, "established" in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

          Joint statements issued by participating Member States indicate an intention to implement the FTT by January 1, 2016.

          However, the FTT proposal remains subject to negotiation between the participating Member States, and the scope of any such tax uncertain. Additional EU Member States may decide to participate.

          Prospective holders of Class A ordinary shares are advised to seek their own professional advice in relation to the FTT.

Certain Material U.S. Federal Income Tax Considerations for U.S. Holders

          The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of Class A ordinary shares by a U.S. holder (as defined below). This summary addresses only the U.S. federal income tax considerations for U.S.

holders that are initial purchasers of the Class A ordinary shares pursuant to the offering and that will hold such Class A ordinary shares as capital assets for U.S. federal income tax purposes. This summary does not address all U.S. federal income tax matters that may be relevant to a particular U.S. holder. This summary does not address tax considerations applicable to a holder of Class A ordinary shares that may be subject to special tax rules including, without limitation, the following:

  •
  banks, financial institutions or insurance companies;

  •
  brokers, dealers or traders in securities, currencies, commodities, or notional principal contracts;

  •
  tax-exempt entities or organizations, including an "individual retirement account" or "Roth IRA" as defined in Section 408 or 408A of the Code (as defined below), respectively;

  •
  real estate investment trusts, regulated investment companies or grantor trusts;

  •
  persons that hold the Class A ordinary shares as part of a "hedging", "integrated" or "conversion" transaction or as a position in a "straddle" for U.S. federal income tax purposes;

  •
  partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or persons that will hold the Class A ordinary shares through such an entity;

  •
  certain former citizens or long term residents of the United States;

  •
  holders that own directly, indirectly, or through attribution 10% or more of the voting power or value of the Class A ordinary shares;

  •
  holders that own directly, indirectly or through attribution Class B ordinary shares; and

  •
  holders that have a "functional currency" for U.S. federal income tax purposes other than the U.S. dollar.

          Further, this summary does not address the U.S. federal estate, gift, or alternative minimum tax considerations, or any U.S. state, local, or non-U.S. tax considerations of the acquisition, ownership and disposition of the Class A ordinary shares.

          This description is based on the U.S. Internal Revenue Code of 1986, as amended; existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof. All the foregoing is subject to change, which change could apply retroactively, and to differing interpretations, all of which could affect the tax considerations described below. There can be no assurances that the U.S. Internal Revenue Service (the "IRS") will not take a contrary or different position concerning the tax consequences of the acquisition, ownership and disposition of the Class A ordinary shares or that such a position would not be sustained. Holders should consult their own tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning, and disposing of the Class A ordinary shares in their particular circumstances.

          For the purposes of this summary, a "U.S. holder" is a beneficial owner of Class A ordinary shares that is (or is treated as), for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

          If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Class A ordinary shares, the U.S. federal income tax consequences relating to an investment in the Class A ordinary shares will depend in part upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor regarding the U.S. federal income tax considerations of acquiring, owning and disposing of the Class A ordinary shares in its particular circumstances.

          As indicated below, this discussion is subject to U.S. federal income tax rules applicable to a "passive foreign investment company" ("PFIC").

          PERSONS CONSIDERING AN INVESTMENT IN CLASS A ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS.

Distributions

          Although we do not currently plan to pay dividends, and subject to the discussion in "—Passive Foreign Investment Company Considerations", below, the gross amount of any distribution (before reduction for any amounts withheld in respect of foreign withholding tax) actually or constructively received by a U.S. holder with respect to Class A ordinary shares will be taxable to the U.S. holder as a dividend to the extent of the U.S. holder's pro rata share of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder's adjusted tax basis in the Class A ordinary shares. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as either long-term or short-term capital gain depending upon whether the U.S. holder has held the Class A ordinary shares for more than one year as of the time such distribution is received. However, since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that any distribution will be reported as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

          Non-corporate U.S. holders may qualify for the preferential rates of taxation with respect to dividends on Class A ordinary shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) applicable to qualified dividend income (as discussed below) if we are a "qualified foreign corporation" and certain other requirements (discussed below) are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on Class A ordinary shares which are readily tradable on an established securities market in the United States. We expect that the Class A ordinary shares will be listed on the NASDAQ Global Select Market, which is an established securities market in the United States, and we expect the Class A ordinary shares to be readily tradable on the NASDAQ Global Select Market. However, there can be no assurance that the Class A ordinary shares will be considered readily tradable on an established securities market in the United States in later years. Subject to the discussion in "—Passive Foreign Investment Company Considerations", below, such dividends will generally be "qualified dividend income" in the hands of individual U.S. holders, provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met. The dividends will not be eligible for the dividends-received deduction generally allowed to corporate U.S. holders.

          A U.S. holder generally may claim the amount of any United Kingdom withholding tax as either a deduction from gross income or a credit against U.S. federal income tax liability. However, the foreign tax credit is subject to numerous complex limitations that must be determined and applied on an individual basis. Generally, the credit cannot exceed the proportionate share of a U.S. holder's U.S. federal income tax liability that such U.S. holder's foreign source taxable income bears to such U.S. holder's worldwide taxable income. In applying this limitation, a U.S. holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source". In addition, this limitation is calculated separately with respect to specific categories of income. Each U.S. holder should consult its own tax advisors regarding the foreign tax credit rules.

          In general, the amount of a distribution paid to a U.S. holder in a foreign currency will be the dollar value of the foreign currency calculated by reference to the spot exchange rate on the day the U.S. holder receives the distribution, regardless of whether the foreign currency is converted into U.S. dollars at that time. Any foreign currency gain or loss a U.S. holder realizes on a subsequent conversion of foreign currency into U.S. dollars will be U.S. source ordinary income or loss. If dividends received in a foreign currency are converted into U.S. dollars on the day they are received, a U.S. holder should not be required to recognize foreign currency gain or loss in respect of the dividend.

Sale, Exchange or Other Taxable Disposition of the Class A Ordinary Shares

          A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of Class A ordinary shares in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. holder's tax basis for those Class A ordinary shares. Subject to the discussion in "—Passive Foreign Investment Company Considerations" below, this gain or loss will generally be a capital gain or loss. The adjusted tax basis in the Class A ordinary shares generally will be equal to the cost of such Class A ordinary shares. Capital gain from the sale, exchange or other taxable disposition of Class A ordinary shares of a non-corporate U.S. holder is generally eligible for a preferential rate of taxation applicable to capital gains, if the non-corporate U.S. holder's holding period determined at the time of such sale, exchange or other taxable disposition for such Class A ordinary shares exceeds one year (i.e., such gain is long-term taxable gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S. holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

          For a cash basis taxpayer, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer, however, may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of the Class A ordinary shares that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. For an accrual basis taxpayer who does not make such election, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the trade date of the purchase or sale. Such an accrual basis taxpayer may recognize exchange gain or loss based on currency fluctuations between the trade date and the settlement date. Any foreign currency gain or loss a U.S. holder realizes will be U.S. source ordinary income or loss.

Net Investment Income Tax

          Certain U.S. holders that are individuals, estates or trusts may be subject to a 3.8% tax on all or a portion of their "net investment income", which may include all or a portion of their dividend income and net gains from the disposition of Class A ordinary shares. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the net investment income tax to its income and gains in respect of its investment in the Class A ordinary shares.

Passive Foreign Investment Company Considerations

          If we are classified as a passive foreign investment company ("PFIC") in any taxable year, a U.S. holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

          A corporation organized outside the United States generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of its subsidiaries, either: (i) at least 75% of its gross income is "passive income" or (ii) at least 50% of the average quarterly value of its total gross assets (which, assuming we are not a controlled foreign corporation for the year being tested, would be measured by the fair market value of our assets) is attributable to assets that produce "passive income" or are held for the production of "passive income".

          We do not believe that we are a PFIC, and we do not expect to become a PFIC. However, our status in any taxable year will depend on our assets, income and activities in each year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC for the current taxable year or any future taxable years. If we were a PFIC for any taxable year while a taxable U.S. holder held our Class A ordinary shares, such U.S. holder would generally be taxed at ordinary income rates on any gain recognized from the sale or exchange of our Class A ordinary shares and on any dividends treated as "excess distributions" and interest charges generally applicable to underpayments of tax should apply to any taxes payable.

          If we are determined to be a PFIC, U.S. holders may be able to make certain elections that could alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of the Class A ordinary shares. Such elections include a "mark to market" election, a "deemed sale" election, and a "qualified electing fund" election. We may or may not be able to provide the information required to make any such elections, and U.S. holders should therefore not assume that any particular election will be available to them.

          If we are determined to be a PFIC, the general tax treatment for U.S. holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. holders in respect of any of our subsidiaries that also may be determined to be PFICs.

          If a U.S. holder owns Class A ordinary shares during any taxable year in which we are a PFIC, the U.S. holder generally will be required to file an IRS Form 8621 (Information Return by a

Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. holder's federal income tax return for that year. If our company were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

          The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their own tax advisers with respect to the acquisition, ownership and disposition of the Class A ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to the Class A ordinary shares and the IRS information reporting obligations with respect to the acquisition, ownership and disposition of the Class A ordinary shares.

Backup Withholding and Information Reporting

          U.S. holders generally will be subject to information reporting requirements with respect to dividends on Class A ordinary shares and on the proceeds from the sale, exchange or disposition of Class A ordinary shares that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. holder is an "exempt recipient". In addition, U.S. holders may be subject to backup withholding on such payments, unless the U.S. holder provides a taxpayer identification number and a duly executed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax, and the amount of any backup withholding will be allowed as a credit against a U.S. holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Certain Reporting Requirements With Respect to Payments of Offer Price

          U.S. holders paying more than U.S. $100,000 for the Class A ordinary shares generally may be required to file IRS Form 926 reporting the payment of the offer price for the Class A ordinary shares. Substantial penalties may be imposed upon a U.S. holder that fails to comply. Each U.S. holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

Foreign Asset Reporting

          Certain U.S. holders who are individuals are required to report information relating to an interest in the Class A ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of the Class A ordinary shares.

          THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN CLASS A ORDINARY SHARES IN LIGHT OF THE INVESTOR'S OWN CIRCUMSTANCES.

UNDERWRITING

          We, the selling shareholders and the underwriters named below will enter into an underwriting agreement with respect to the Class A ordinary shares being offered. Subject to certain conditions, each underwriter will severally agree to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
Allen & Company LLC
UBS Securities LLC
Jefferies LLC
Canaccord Genuity Inc.
JMP Securities LLC
Raymond James & Associates, Inc.
William Blair & Company, L.L.C.

Total	22,000,000

          The address of Goldman, Sachs & Co. is 200 West Street, New York, New York 10282. The address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, New York 10036.

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional 3,300,000 Class A ordinary shares from the selling shareholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any Class A ordinary shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          Entities advised by T. Rowe Price Associates, Inc., each of which is an existing holder of our Class A ordinary shares, have indicated an interest in purchasing up to four million of our Class A ordinary shares in this offering at the initial public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, such entities could determine to purchase more, less or no shares in this offering or the underwriters could determine to sell more, less or no shares to the entities advised by T. Rowe Price Associates, Inc.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 3,300,000 additional Class A ordinary shares.

Paid by Us

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by Selling Shareholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Class A ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $           per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We and our officers, directors, and substantially all of our security holders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their Class A ordinary shares or securities convertible into or exchangeable for Class A ordinary shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives; provided, however, that our non-executive employees will be entitled to sell, subject to securities law limitations, approximately 5,073,838 Class A ordinary shares (based upon the securities held by our non-executive employees as of October 31, 2015) beginning on the date that is at least two business days following our earnings release reporting our fiscal quarter ending March 31, 2016, provided that such date is at least 135 days following the date of this offering. Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, in their sole discretion, may release the Class A ordinary shares and other securities subject to this agreement described above in whole or in part at any time. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          Prior to the offering, there has been no public market for the Class A ordinary shares. The initial public offering price will be negotiated among us and the representatives. Among the factors considered in determining the initial public offering price of the Class A ordinary shares, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          Our Class A ordinary shares have been approved for listing on the NASDAQ Global Select Market under the symbol "TEAM".

          In connection with the offering, the underwriters may purchase and sell Class A ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A ordinary shares made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A ordinary shares. As a result, the price of the Class A ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

          The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

          We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $4,800,000. We have agreed to reimburse the underwriters for expenses related to the Financial Industry Regulatory Authority ("FINRA") incurred by them in connection with this offering in an amount up to $25,000.

          We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments (directly, as collateral securing other obligations or otherwise), and/or persons and entities that have relationships with us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

          This prospectus is only being distributed to, and is only directed at: (i) persons who are outside the United Kingdom; or (ii) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (iii) high net worth bodies corporate, unincorporated associations, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order; or (iv) any other person to whom it may lawfully be communicated (each such person in (i) to (iv) being referred to as a "relevant person"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

          Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, "FSMA") received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial

Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

          The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the "SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

          Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority ("FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

          This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the "DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

          No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

          Any offer in Australia of the shares may only be made to persons (the "Exempt Investors", who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

          The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

          This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

New Zealand

          The shares offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:

  (a)
  to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money; or

  (b)
  to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public; or

  (c)
  to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

  (d)
  in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or re-enactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Canada

          The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES OF THE OFFERING

          The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

SEC registration fee	$50,955
FINRA filing fee	76,400
Exchange listing fee	250,000
Printing and engraving	250,000
Legal fees and expenses	2,000,000
Accounting fees and expenses	1,400,000
Custodian transfer agent and registrar fees	500,000
Miscellaneous	272,645

Total	$4,800,000

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

          We are a public limited company organized under the laws of England. A number of our directors and executive officers reside outside the United States, and a substantial portion of our assets and a substantial portion of the assets of such persons, are located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers or have any of them appear in a U.S. court.

          We understand that in England it may not be possible to bring proceedings or enforce a judgment of a U.S. court in respect of civil liabilities predicated on the federal securities laws of the United States. The English courts will not enforce (either directly or indirectly) a penal, revenue or other public law of a foreign state. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award of damages is usually considered to be punitive if it does not seek to compensate the claimant for loss or damage suffered and is instead intended to punish the defendant. In addition, the enforceability of any judgment in England will depend on the particular facts of the case such as the nature of the judgment and whether the English court considered the U.S. court to have had jurisdiction. It will also depend on the laws and treaties in effect at that time. The United States and the United Kingdom do not currently have a treaty or convention providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, to enforce a judgment of a U.S. court, the party seeking to enforce the judgment must bring an action at common law in respect of the amount due under the judgment.

LEGAL MATTERS

          Goodwin Procter LLP, Menlo Park, California, which has acted as our counsel in connection with this offering, will pass upon certain legal matters with respect to U.S. federal law in connection with this offering. Certain legal matters with respect to English law in connection with the validity of the Class A ordinary shares being offered by this prospectus and other legal matters will be passed upon for us by Herbert Smith Freehills LLP, London, England. Cooley LLP, San Francisco, California, has acted as counsel to the underwriters in connection with this offering.

EXPERTS

          The consolidated financial statements of Atlassian Corporation Plc at June 30, 2014 and 2015 and for each of the three years in the period ended June 30, 2015, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          The offices of Ernst & Young LLP are located at 560 Mission Street, San Francisco, California 94105.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Class A ordinary shares offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A ordinary shares, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

          After this offering, we will be subject to the reporting requirements of the Exchange Act applicable to foreign private issuers. Because we are a foreign private issuer, the SEC's rules do not require us to deliver proxy statements or to file quarterly reports on Form 10-Q, among other things. However, we plan to produce quarterly financial reports on Form 6-K and furnish them to the SEC not later than 45 days after the end of each of the first three quarters of our fiscal year and to file our annual report on Form 20-F not later than 90 days after the end of our fiscal year. In addition, our directors and executive officers are not subject to short-swing profit liability and insider trading reporting obligations under section 16 of the Exchange Act. Our annual consolidated financial statements will be prepared in accordance with IFRS and certified by an independent public accounting firm.

          We also maintain a website at www.atlassian.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference.

ATLASSIAN CORPORATION PLC
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Atlassian Corporation Plc

          We have audited the accompanying consolidated statements of financial position of Atlassian Corporation Plc (the "Company") as of June 30, 2014 and 2015, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the three years in the period ended June 30, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atlassian Corporation Plc as of June 30, 2014 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2015, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Ernst & Young LLP

San Francisco, California
August 21, 2015

ATLASSIAN CORPORATION PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. $ and shares in thousands, except per share data)

		Fiscal Year Ended June 30,			Three Months Ended September 30,
	Notes	2013	2014	2015	2014	2015
					(unaudited)
Revenues
Subscription		$28,780	$51,007	$85,891	$17,176	$30,467
Maintenance		83,978	112,134	160,373	34,752	50,354
Perpetual license		32,789	44,186	57,373	12,917	15,501
Other		2,965	7,782	15,884	3,077	5,500

Total revenues	20	148,512	215,109	319,521	67,922	101,822
Cost of revenues(1)(2)		33,031	37,986	52,932	11,846	16,420

Gross profit		115,481	177,123	266,589	56,076	85,402
Operating expenses
Research and development(1)		57,301	78,640	140,853	29,225	45,460
Marketing and sales(1)(2)		18,795	34,968	67,989	11,997	16,262
General and administrative(1)		26,266	41,984	57,330	12,758	17,068

Total operating expenses		102,362	155,592	266,172	53,980	78,790

Operating income		13,119	21,531	417	2,096	6,612
Other non-operating income (expense), net	6	(1,918)	608	(1,318)	(881)	(137)
Finance income		474	317	226	73	46
Finance costs		(272)	(228)	(74)	(16)	(8)

Income (loss) before income tax benefit (expense)		11,403	22,228	(749)	1,272	6,513
Income tax benefit (expense)	8	(642)	(3,246)	7,524	2,311	(1,431)

Net income		$10,761	$18,982	$6,775	$3,583	$5,082

Net income attributable to:
Owners of Atlassian Corporation Plc		$10,761	$18,982	$6,775	$3,583	$5,082

Net income per share attributable to ordinary shareholders:
Basic	17	$0.07	$0.11	$0.04	$0.02	$0.03

Diluted	17	$0.07	$0.11	$0.04	$0.02	$0.03

Weighted-average shares outstanding used to compute net income per share attributable to ordinary shareholders:
Basic	17	140,748	141,530	144,008	144,008	144,008

Diluted	17	142,558	143,602	145,500	145,488	145,513

Pro forma net income per share attributable to ordinary shareholders (unaudited):
Basic	17			$0.04		$0.03

Diluted	17			$0.03		$0.02

Pro forma weighted-average shares outstanding used to compute pro forma net income per share attributable to ordinary shareholders (unaudited) :
Basic	17			185,112		187,113

Diluted	17			204,177		205,827

(1)
Amounts include share-based payment expense, as follows:

Cost of revenues	$251	$625	$2,862	$452	$1,206
Research and development	1,189	5,120	22,842	4,632	5,921
Marketing and sales	583	2,068	6,670	1,142	2,742
General and administrative	1,468	3,551	9,160	1,700	4,227
(2)
Amounts include amortization of intangible assets, as follows:

Cost of revenues	$7,633	$7,591	$6,417	$1,622	$1,745
Marketing and sales	129	98	40	8	21

The above consolidated statements of operations should be read in conjunction with the accompanying notes.

ATLASSIAN CORPORATION PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(U.S. $ in thousands)

		Fiscal Year Ended June 30,			Three Months Ended September 30,
	Notes	2013	2014	2015	2014	2015
					(unaudited)
Net income		$10,761	$18,982	$6,775	$3,583	$5,082
Other comprehensive income (loss):
Foreign currency translation adjustment	15	(11)	25	118	(39)	(37)

Other comprehensive income (loss), net of tax		(11)	25	118	(39)	(37)

Total comprehensive income		$10,750	$19,007	$6,893	$3,544	$5,045

Total comprehensive income attributable to:
Owners of Atlassian Corporation Plc		$10,750	$19,007	$6,893	$3,544	$5,045

The above consolidated statements of comprehensive income should be read in conjunction with the accompanying notes.

ATLASSIAN CORPORATION PLC

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(U.S. $ in thousands)

		June 30,
				September, 30 2015
	Notes	2014	2015
				(unaudited)
Assets
Current assets:
Cash and cash equivalents	13	$116,766	$187,094	$208,332
Short-term investments		45,235	30,251	15,057
Trade and other receivables	9	4,749	13,371	13,115
Current tax receivables		1,413	939	2,281
Prepaid expenses and other current assets		3,040	6,976	8,717

Total current assets		171,203	238,631	247,502

Non-current assets:
Property and equipment, net	10	16,038	41,948	42,029
Deferred tax assets	8	48,222	81,519	89,168
Goodwill	11	1,724	7,152	7,163
Intangible assets, net	11	18,984	21,099	19,352
Other non-current assets	13	5,867	6,812	8,941

Total non-current assets		90,835	158,530	166,653

Total assets		$262,038	$397,161	$414,155

Liabilities
Current liabilities:
Trade and other payables	13	$38,369	$52,636	$38,241
Current tax liabilities		276	973	109
Provisions	13	2,622	3,314	3,418
Deferred revenue		85,262	131,231	137,807

Total current liabilities		126,529	188,154	179,575

Non-current liabilities:
Deferred tax liabilities	8	2,936	4,919	4,865
Provisions	13	1,756	1,873	1,772
Deferred revenue		3,921	5,334	5,459
Other non-current liabilities	13	1,567	6,827	6,505

Total non-current liabilities		10,180	18,953	18,601

Total liabilities		$136,709	$207,107	$198,176

Equity
Share capital	14	$18,190	$18,461	$18,631
Share premium	15	2,677	5,744	6,989
Capital redemption reserve	15	98	98	98
Merger reserve	15	34,943	34,943	34,943
Share-based payments reserve	15	57,259	111,753	131,218
Foreign currency translation reserve	15	4,035	4,153	4,116
Retained earnings		8,127	14,902	19,984

Total equity		$125,329	$190,054	$215,979

Total liabilities and equity		$262,038	$397,161	$414,155

The above consolidated statements of financial position should be read in conjunction with the accompanying notes.

ATLASSIAN CORPORATION PLC

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(U.S. $ in thousands)

	Notes	Share capital	Share premium	Capital redemption reserve	Merger reserve	Share-based payments reserve	Foreign currency translation reserve	Retained earnings (accumulated losses)	Total equity
Balance as of July 1, 2012		$17,098	$—	$—	$28,444	$3,645	$4,021	$(9,317)	$43,891
Comprehensive income:
Net income		—	—	—	—	—	—	10,761	10,761
Other comprehensive loss		—	—	—	—	—	(11)	—	(11)

Total comprehensive income		—	—	—	—	—	(11)	10,761	10,750
Transactions with owners in their capacity as owners:
Exercise of share options, net of early exercise	14	214	—	—	1,193	—	—	—	1,407
Vesting of early exercised shares	14	176	—	—	1,346	—	—	—	1,522
Dividends provided for or paid	16	—	—	—	—	—	—	(2,201)	(2,201)
Issue of share options	14	—	—	—	—	1,164	—	—	1,164
Issue of preference shares	14	39	—	—	1,960	—	—	—	1,999
Share-based payment		—	—	—	—	3,491	—	—	3,491
Tax benefit from share plans		—	—	—	—	4,155	—	—	4,155

		429	—	—	4,499	8,810	—	(2,201)	11,537

Balance as of June 30, 2013		17,527	—	—	32,943	12,455	4,010	(757)	66,178
Comprehensive income:
Net income		—	—	—	—	—	—	18,982	18,982
Other comprehensive income		—	—	—	—	—	25	—	25

Total comprehensive income		—	—	—	—	—	25	18,982	19,007
Transactions with owners in their capacity as owners:
Exercise of share options, net of early exercise	14, 15	576	2,677	—	1,056	—	—	—	4,309
Vesting of early exercised shares	14, 15	87	—	—	944	—	—	—	1,031
Dividends provided for or paid	16	—	—	—	—	—	—	(10,000)	(10,000)
Issue of share options	21	—	—	—	—	910	—	—	910
Issue of redeemable shares	14	98	—	—	—	—	—	—	98
Redemption of redeemable shares	14	(98)	—	98	—	—	—	(98)	(98)
Share-based payment		—	—	—	—	11,364	—	—	11,364
Tax benefit from share plans	8	—	—	—	—	32,530	—	—	32,530

		663	2,677	98	2,000	44,804	—	(10,098)	40,144

Balance as of June 30, 2014		18,190	2,677	98	34,943	57,259	4,035	8,127	125,329
Comprehensive income:
Net income		—	—	—	—	—	—	6,775	6,775
Other comprehensive income		—	—	—	—	—	118	—	118

Total comprehensive income		—	—	—	—	—	118	6,775	6,893
Transactions with owners in their capacity as owners:
Exercise of share options, net of early exercise	14, 15	210	2,128	—	—	—	—	—	2,338
Vesting of early exercised shares	14, 15	61	939	—	—	—	—	—	1,000
Share-based payment		—	—	—	—	41,534	—	—	41,534
Tax benefit from share plans	8	—	—	—	—	12,960	—	—	12,960

		271	3,067	—	—	54,494	—	—	57,832

Balance as of June 30, 2015		18,461	5,744	98	34,943	111,753	4,153	14,902	190,054
Comprehensive income:
Net income (unaudited)		—	—	—	—	—	—	5,082	5,082
Other comprehensive income (unaudited)		—	—	—	—	—	(37)	—	(37)

Total comprehensive income (unaudited)		—	—	—	—	—	(37)	5,082	5,045
Transactions with owners in their capacity as owners:
Exercise of share options, net of early exercise (unaudited)	14, 15	157	1,054	—	—	—	—	—	1,211
Vesting of early exercised shares (unaudited)	14, 15	13	191	—	—	—	—	—	204
Share-based payment (unaudited)		—	—	—	—	14,096	—	—	14,096
Tax benefit from share plans (unaudited)	8	—	—	—	—	5,369	—	—	5,369

		170	1,245	—	—	19,465	—	—	20,880

Balance as of September 30, 2015 (unaudited)		$18,631	$6,989	$98	$34,943	$131,218	$4,116	$19,984	$215,979

The above consolidated statements of changes in equity should be read in conjunction with the accompanying notes.

ATLASSIAN CORPORATION PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. $ in thousands)

		Fiscal Year Ended June 30,			Three Months Ended September 30,
	Notes	2013	2014	2015	2014	2015
					(unaudited)
Operating activities
Income (loss) before income tax		$11,403	$22,228	$(749)	$1,272	$6,513
Adjustments to reconcile income (loss) before income tax to net cash provided by operating activities:
Depreciation and amortization	10, 11	12,060	13,316	15,511	3,588	4,534
Net loss on disposal of property and equipment	10	52	32	71	—	—
Net unrealized foreign currency (gain) loss		1,842	(1,109)	1,473	910	564
Share-based payment expense		3,491	11,364	41,534	7,926	14,096
Accretion of interest		272	226	54	11	4
Change in fair value of contingent consideration	5	444	10	(155)	(155)	—
Interest income		(475)	(318)	(225)	(73)	(46)
Changes in assets and liabilities:
Trade and other receivables		(63)	(2,705)	(8,483)	(3,027)	238
Prepaid expenses and other current assets and other non-current assets		(1,439)	(4,064)	(9,295)	(300)	(3,088)
Trade and other payables, provisions and other non-current liabilities		12,883	13,052	16,013	(9,550)	(10,708)
Deferred revenue		18,567	24,785	47,381	9,043	6,701
Interest received		631	347	156	55	83
Income tax paid, net of refunds		(5,358)	(1,884)	(5,065)	(46)	(4,487)

Net cash provided by operating activities		54,310	75,280	98,221	9,654	14,404
Investing activities
Business combinations, net of cash acquired		—	—	(10,615)	(3,200)	—
Purchases of property and equipment	10	(7,246)	(8,110)	(31,776)	(5,178)	(6,155)
Purchases of intangible assets	11	—	(2,149)	(900)	(900)	—
Purchases of short-term investments and deposits		(12,191)	(45,498)	(50,033)	(19,236)	(4,400)
Proceeds from maturities of short-term investments and deposits		7,095	11,641	64,758	19,368	19,582
Payment of deferred consideration		(100)	(2,438)	—	—	(1,025)

Net cash provided by (used in) investing activities		(12,442)	(46,554)	(28,566)	(9,146)	8,002
Financing activities
Proceeds from exercise of share options, including early exercised options		3,042	7,429	2,338	454	1,211
Proceeds from issuance of preference shares		2,000	—	—	—	—
Dividends paid to shareholders	16	(2,201)	(10,000)	—	—	—
Deferred offering costs		—	—	—	—	(1,745)

Net cash provided by (used in) financing activities		2,841	(2,571)	2,338	454	(534)

Effect of exchange rate changes on cash and cash equivalents		(1,349)	445	(1,665)	(696)	(634)

Net increase in cash and cash equivalents		43,360	26,600	70,328	266	21,238
Cash and cash equivalents at beginning of period		46,806	90,166	116,766	116,766	187,094

Cash and cash equivalents at end of period		$90,166	$116,766	$187,094	$117,032	$208,332

Purchase of property and equipment, accrued but not paid		$10	$1,208	$4,494	$496	$1,209

The above consolidated statements of cash flows should be read in conjunction with the accompanying notes.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

1. Corporate Information

          The accompanying consolidated financial statements of Atlassian Corporation Plc (the "Company") and its subsidiaries (together, "Atlassian" or the "Group") for the year ended June 30, 2015 were authorized for issue in accordance with a resolution of the audit committee of the Board of Directors on August 21, 2015.

          The principal activities of the Group during the year were the designing, developing, licensing and maintaining of software and the provisioning of software hosting services to help teams organize, discuss and complete their work. The Group's products include JIRA for team planning and project management, Confluence for team content creation and sharing, HipChat for team messaging and communications, Bitbucket for team code sharing and management and JIRA Service Desk for team services and support applications.

          Atlassian Corporation Plc is a public company limited by shares, incorporated and registered in the United Kingdom. The registered office is located at Exchange House, Primrose Street, London EC2A 2EG, c/o Herbert Smith Freehills LLP. Information on the Group's structure is provided in Note 4, "Group information". Information on other related party relationships of the Group is provided in Note 19, "Related party transactions".

2. Summary of Significant Accounting Policies

          The significant accounting policies adopted in the preparation of these consolidated financial statements are set out below. These accounting policies have been consistently applied to all years presented, unless otherwise stated.

          The preparation of financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in applying the Group's accounting policies. The areas that require a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in Note 3, "Critical accounting estimates and judgments".

Basis of preparation

          The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards ("IFRS"), which includes all standards issued by the International Accounting Standards Board ("IASB") and related interpretations issued by the IFRS Interpretations Committee. The consolidated financial statements have been prepared on a historical cost basis, except for financial assets and liabilities that have been measured at fair value through profit or loss.

          All amounts included in the Consolidated Financial Statements are reported in thousands of U.S. dollars ($ in thousands) except where otherwise stated. Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

          The accompanying consolidated statements of financial position as of September 30, 2015, the consolidated statements of operations, comprehensive income, and cash flows for the three

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

months ended September 30, 2014 and 2015, and the consolidated statements of changes in equity for the three months ended September 30, 2015 and related footnote information are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Group's financial position as of September 30, 2015, and the results of operations and cash flows for the three months ended September 30, 2014 and 2015. The financial data and the other information disclosed in these notes to the consolidated financial statements related to these three month periods are unaudited. The results of the three months ended September 30, 2015 are not necessarily indicative of the results to be expected for the year ending June 30, 2016 or for any other future period.

          The Group operates as a single cash-generating unit ("CGU") and as a single operating segment, which is also its reporting segment. An operating segment is defined as a component of an entity for which discrete financial information is available and whose operating results are regularly reviewed by the chief operating decision maker. The Group's chief operating decision makers are the Group's co-founders and co-chief executive officers, who review operating results to make decisions about allocating resources and assessing performance based on consolidated financial information. Accordingly, the Group has determined it operates in one operating segment.

Reorganization

          In February 2014, the shareholders of the former parent company, Atlassian Corporation Pty. Ltd. (the "Former Parent Company"), approved a formal business entity reorganization whereby Atlassian Corporation Plc, a United Kingdom public limited company, became the parent of the Group (the "Reorganization"). Immediately subsequent to the Reorganization, shareholders of the Company had the same economic interest in the Company as they had in the Former Parent Company immediately prior to the Reorganization. Similarly, holders of restricted share options and Class B ordinary share options in the Former Parent Company also received a reciprocal option for restricted shares and Class B ordinary share options (as applicable) in the Company.

          The Reorganization has been accounted for as a capital reorganization. The consolidated financial statements are therefore presented as if the Company had been the parent company of the Group throughout the periods presented. No reclassifications or adjustments to previously reported figures and no changes in the operations of the Group resulted from this change.

Principles of consolidation

          The consolidated financial statements incorporate the assets and liabilities of all subsidiaries of the Company, and the results of operations of all subsidiaries.

          Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies so as to obtain benefits from their activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

is transferred to the Group. From the date that control ceases, these entities are no longer consolidated.

          The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. Intercompany transactions, balances and unrealized gains on transactions between Group companies are eliminated. Unrealized intercompany losses are also eliminated unless the transaction provides evidence of the impairment of the asset transferred.

Foreign currency translation

          The Group's consolidated financial statements are presented using the U.S. dollar, which is the Company's functional currency. The Group determines the functional currency for each entity in accordance with International Accounting Standard ("IAS") 21, The Effects of Changes in Foreign Exchange Rates, based on the currency of the primary economic environment in which each subsidiary operates, and items included in the financial statements of such entity are measured using that functional currency. The Group uses the direct method of consolidation, and on disposal of a foreign operation, the gain or loss that is reclassified to profit or loss reflects the amount that arises from using this method.

Transactions and balances

          Transactions in foreign currencies are initially recorded by the Group entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rate of exchange at the reporting date.

          All differences arising on settlement or translation of monetary items are recorded in other non-operating income (expense) on the consolidated statements of operations, with the exception of monetary items that are designated as part of the Group's net investment in foreign operations. These differences on translation of the foreign operations account are recognized in other comprehensive income (loss) until the net investment is disposed. At the time of disposal, the cumulative amount is reclassified to foreign currency translation on the consolidated statements of operations.

          Certain non-monetary items, such as property and equipment, which are measured at historical cost in a foreign currency, are translated using the exchange rates as of the dates of the initial transactions. Certain non-monetary items initially measured at fair value in a foreign currency, such as intangible assets, are translated using the exchange rates as of the date when the fair value is determined.

Group companies

          On consolidation, assets and liabilities of foreign operations are translated into U.S. dollars at the rate of exchange prevailing at the reporting date and their income statements are translated at

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

average exchange rates. The exchange differences arising on translation for consolidation are recognized in other comprehensive income (loss).

          Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

Revenue recognition

          The Group primarily derives revenues from subscription, maintenance, perpetual license, and training and other services.

          Revenue is recognized in line with the requirements as stated in IAS 18, Revenue, when evidence of an arrangement exists, delivery has occurred, the risks and rewards of ownership have been transferred to the customer, the amount of revenue and associated costs can be measured reliably, and collection of the related receivable is probable. In the absence of industry-specific software revenue recognition guidance under IFRS, the Group looks to generally accepted accounting principles adopted in the United States ("U.S. GAAP") when establishing policies related to revenue recognition. The Group's revenue recognition policy considers the guidance provided by the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 985-605, Software Revenue Recognition, and FASB ASC Subtopic 605-25, Multiple-Element Arrangements, where applicable, as authorized by IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors.

          If, at the outset of an arrangement, revenue cannot be measured reliably, revenue recognition is deferred until the arrangement fee becomes due and payable by the customer. Additionally, if, at the outset of an arrangement, it is determined that collectability is not probable, revenue recognition is deferred until the earlier of when collectability becomes probable or payment is received. The Group enters into arrangements directly with end users as well as indirectly through value added channel partners ("Experts") and resellers. Revenue recognition for indirect customers is the same as for direct customers as the terms of sale are substantially the same.

Subscription revenue

          Subscription revenue represents fees earned from subscription-based arrangements for: (1) cloud-based services for providing customers the right to use software in a cloud-based-infrastructure provided by the Group, where the customer does not have the right to terminate the hosting contract and take possession of the software without significant penalty; and (2) software licensed for a specified period, in which fees for support and maintenance are bundled with the license fee over the entire term of the license period. Subscription-based arrangements generally have a contractual term of one to twelve months. Subscription revenue is recognized ratably as the services are performed, commencing with the date the service is made available to customers and all other revenue recognition criteria have been satisfied.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

Maintenance revenue

          Maintenance revenue represents fees earned from providing customers unspecified future updates, upgrades and enhancements and technical product support for perpetual license products on an if and when available basis. The first year of maintenance is purchased concurrently with the purchase of perpetual licenses, and subsequent renewals extend for an additional year in most cases. Maintenance services are priced as a percentage of the total product sale, and a substantial majority of customers elect to renew software support contracts annually at standard list maintenance renewal pricing. Maintenance revenue is recognized ratably over the term of the support period. For these arrangements, revenue is recognized ratably over the term of the maintenance arrangements.

Perpetual license revenue

          Perpetual license revenue represents fees earned from the license of software to customers for use on the customer's premises. Software is licensed on a perpetual basis, subject to a standard licensing agreement. The Group recognizes revenue on the license portion of perpetual license arrangements on the date of product delivery in substantially all situations.

Other revenue

          Other revenues include fees received for sales of third-party add-ons and extensions in the Group's online marketplace, Atlassian Marketplace, and for training services. Revenue from the sale of third-party vendor products via Atlassian Marketplace is recognized net of the vendor liability portion as the Group functions as an agent in the relationship. The Group's revenue portion is recognized on the date of product delivery given that the Group has no future obligations. Revenue from training is recognized as delivered or as the rights to receive training expire.

Multiple-element arrangements

          Many of the Group's arrangements include purchases of both software related products and services. For these software related multiple-element arrangements, the Group applies the residual method to determine the amount of software license revenue to be recognized. The Group first allocates fair value to elements of a software related multiple-element arrangement based on its fair value as determined by vendor specific objective evidence ("VSOE"), with any remaining amount allocated to the software license. The Group determines VSOE based on its historical pricing for a specific product or service when sold separately and when a substantial majority of the selling prices for these services fall within a narrow range.

          Cloud-based arrangements may be purchased alongside other services that are intended to be used with the cloud offering. Such arrangements are considered to be non-software multiple-element arrangements. The Group accordingly allocates revenue to each element considered to be a separate unit of accounting using the relative selling prices of each unit.

          The relative selling price for each element is based upon the following selling price hierarchy: VSOE if available, third-party evidence ("TPE") if VSOE is not available, or estimated selling price if

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

neither VSOE nor TPE are available. Historically, the Group has established VSOE for all non-software elements using the same methodology applied to software-related elements, as a substantial majority of the selling prices for these elements fall within a narrow range when sold separately.

          If the Group enters into an arrangement with both software and non-software deliverables, the Group will first allocate the total arrangement consideration based on the relative selling prices of the software group of elements as a whole and the non-software elements. The Group then further allocates consideration within the software group in accordance with the residual method described above.

          The revenue amount allocated to each element is recognized when the revenue recognition criteria described above have been met for the respective element.

Taxation

Current tax

          Current income tax assets and/or liabilities comprise amounts expected to be recovered or paid to HM Revenue & Customs, the Australian Taxation Office, the United States Internal Revenue Service and other fiscal authorities relating to the current or prior reporting periods, which are unpaid at the reporting date. Current tax is payable on taxable income that differs from the consolidated statements of operations in the financial statements due to permanent and temporary timing differences. The calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax

          The Group uses the liability method of accounting for income taxes. Deferred income tax assets and liabilities represent temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their corresponding tax basis used in the computation of taxable income. Deferred tax however is not recognized on the initial recognition of goodwill, or the initial recognition of an asset or liability (other than in a business combination) in a transaction that affects neither tax nor accounting income.

          Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries and associates, except where the Group is able to control the reversal of the temporary differences and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax liabilities are generally provided for in full.

          Deferred tax assets are recognized to the extent that they are expected to reverse in the foreseeable future and it is probable that they will be able to be utilized against future taxable income, based on the Group's forecast of future operating results. Deferred tax assets are adjusted for significant non-taxable income, expenses and specific limits on the use of any unused tax loss or credit. Unrecognized deferred income tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable income will allow the deferred tax asset to be recovered.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

          Deferred tax assets and liabilities are calculated, without discounting, at tax rates and laws that are expected to apply to their respective period of realization, provided the tax rates and laws are enacted or substantively enacted by the end of the reporting period. The carrying amount of deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow all or part of the deferred tax asset to be utilized.

          Deferred tax liabilities and assets are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis. Changes in deferred tax assets or liabilities are recognized as a component of tax income or expense in the consolidated statements of operations, except where they relate to items that are recognized in other comprehensive income (loss) or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income (loss) or equity, respectively. Where deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Share-based payments

          Employees of the Group receive, in part, remuneration for services rendered in the form of share-based payments, which are considered equity-settled transactions. The cost of equity-settled transactions is recognized, together with a corresponding increase in equity, over the period in which the performance or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company's best estimate of the number of equity instruments that will ultimately vest. The share-based payment expense for each reporting period reflects the movement in cumulative expense recognized at the beginning and end of that period. The Group follows the accelerated method of expense recognition for share-based awards, as the awards vest in tranches over the vesting period.

          The estimation of share awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from current estimates, such amounts will be recorded as a cumulative adjustment in the period the estimates are revised. Actual results, and future changes in estimates, may differ substantially from current estimates.

          If an equity-settled award is cancelled, it is treated as if it had forfeited on the date of cancellation, and any expense previously recognized for unvested shares is immediately reversed.

Leases

          The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at the inception date, whether fulfillment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement.

          Leases in which a significant portion of the risks and rewards of ownership are not transferred to the Group as lessee are classified as operating leases. Expenses incurred in operating leases

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

(net of any incentives received from the lessor) are recognized on a straight-line basis over the term of the lease. Operating lease incentives are recognized as a liability when received and subsequently reduced by allocating lease payments between rental expense and a reduction of the liability.

Business combinations

          Business combinations are accounted for using the acquisition method at the acquisition date, which is the date on which control is transferred. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at the acquisition date fair value and the amount of any non-controlling interest in the acquiree. Settlements of pre-existing relationships are not included in the consideration transferred and are recognized in the consolidated statements of operations. Identifiable assets acquired and liabilities assumed in a business combination are measured at their fair values at the acquisition date. Upon acquisition, the Group recognizes any non-controlling interests in the acquiree either at fair value or at the proportionate share of the acquiree's identifiable net assets. Acquisition-related costs are expensed as incurred and included in general and administrative expenses. Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value at the date of exchange.

Goodwill

          Goodwill is initially measured at cost, which is the excess of the aggregate of the consideration transferred and the amount recognized for the non-controlling interest over the net identifiable assets acquired and liabilities assumed.

          If this consideration is lower than the fair value of the net of these assets acquired and liabilities assumed, the difference is recognized in the consolidated statements of operations. After initial recognition, goodwill is measured at cost, less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to the Group's CGU that is expected to benefit from the combination, regardless of whether other assets or liabilities of the acquiree are assigned to those units.

          Where goodwill forms part of a CGU and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on the disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the CGU retained.

Cash and cash equivalents

          Cash and cash equivalents in the statements of financial position comprise cash at banks, short-term deposits with an original maturity of three months or less when initially recorded, and low-risk, highly liquid money market funds. Cash equivalents also include amounts due from third-party credit card processors as they are both short-term and highly liquid in nature and are typically converted to cash within three days of the sales transaction.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

Trade receivables

          Trade receivables are recognized at fair value, less a provision for impairment. Trade receivables are unsecured and substantially all are due for settlement within 30 days of recognition. They are presented as current assets unless collection is not expected for more than 12 months after the reporting date.

          Collectability of trade receivables is reviewed on an ongoing basis. Debts that are known to be uncollectible are written off by reducing the carrying amount directly. An allowance for doubtful accounts (provision for impairment of trade receivables) is used when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired.

          The amount of the impairment loss is recognized within general and administrative expenses. When a trade receivable for which an impairment allowance had been recognized becomes uncollectible in a subsequent period, it is written off against an allowance account. Subsequent recoveries of amounts previously written off are credited against other expenses in the consolidated statements of operations.

Investments

Classification

          The Group classifies its financial assets in the following categories: financial assets at fair value through profit or loss, held-to-maturity investments and available-for-sale financial assets, as appropriate. The Group determines the classification of its financial assets at initial recognition and the classification depends on the purpose for which the investments were acquired. In the case of assets classified as held-to-maturity, management re-evaluates this designation at the end of each reporting period. The Group's financial assets include cash and cash equivalents, trade and other receivables, tax receivables, and short-term and long-term deposits with fixed interest rates.

Recognition and derecognition

          Regular way purchases and sales of financial assets are recognized on the date on which the Group commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

Measurement

          At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at fair value through profit or loss are expensed in the consolidated statements of operations.

          Held-to-maturity investments are subsequently carried at amortized cost using the effective-interest method.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

Impairment

          The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset and that loss event has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

          If there is evidence of impairment for any of the Group's financial assets carried at amortized cost, the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows, excluding future credit losses that have not been incurred. The cash flows are discounted at the financial asset's original effective interest rate. The loss is recognized in the consolidated statements of operations.

          If a held-to-maturity investment has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract. As a practical expedient, the Group may measure impairment on the basis of an instrument's fair value using an observable market price. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor's credit rating), the reversal of the previously recognized impairment loss is recognized in the consolidated statements of operations.

Fair value estimation

          The fair value of financial assets and financial liabilities must be estimated for recognition and measurement or for disclosure purposes. The fair value of financial instruments traded in active markets is based on quoted market prices as of the statement of financial position date. The quoted market price used for financial assets held by the Group is the current bid price.

          The fair value of financial instruments that are not traded in an active market is determined using valuation techniques. The Group uses a variety of methods and makes assumptions that are based on market conditions existing as of the statement of financial position date. Other techniques, such as estimated discounted cash flows, are used to determine fair value for the remaining financial instruments. The fair value of forward exchange contracts is determined using forward exchange market rates as of the statement of financial position date.

          The carrying value, less the impairment provision of trade receivables and payables, is assumed to approximate the fair value due to their short-term nature. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

Property and equipment

          Property and equipment are stated at cost, net of accumulated depreciation and amortization. Historical cost includes expenditures directly attributable to the acquisition of the assets. Subsequent costs are included in the asset's carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

flow to the Group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are expensed as incurred.

          Depreciation is calculated using the straight-line method to allocate the cost over the estimated useful lives or, in the case of leasehold improvements and certain leased equipment, the lease term if shorter. The estimated useful lives for each asset class are as follows:

Equipment	3 - 5 years
Computer hardware and computer-related software	3 - 5 years
Furniture and fittings	5 - 10 years
Leasehold improvements	Shorter of the lease term or 7 years

Research and development

          Research and development includes the employee and hardware costs incurred for the development of new products, enhancements and updates of existing products and quality assurance activities. These costs incurred internally from development of computer software are capitalized only when technological feasibility has been established for the solution. To establish technological feasibility, the Group must demonstrate it intends to complete development and the solution will be available for sale or internal use, it is probable the solution will generate future economic benefits, and the Group has the ability to reliably measure the expenditure attributable to the solution during its development. The Group has determined that technological feasibility of software solutions is reached shortly before the solution is released or deployed. The Company has not capitalized any research and development costs.

Deferred offering costs

          Deferred offering costs, consisting of legal, accounting and other fees directly related to the initial public offering, are capitalized and included in other non-current assets in the consolidated statements of financial position. Deferred offering costs will be offset against our initial public offering proceeds upon the effectiveness of the offering.

Intangible assets

          Intangible assets acquired separately or in a business combination are initially measured at cost. The cost of an intangible asset acquired in a business combination is its fair value as of the date of acquisition. Following initial recognition, intangible assets are carried at cost, net of accumulated amortization.

          The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over their useful life using the straight-line method. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least annually at each fiscal year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for prospectively by changing the amortization period or method, as appropriate, which is a change in an accounting estimate. The amortization expense on intangible assets with finite lives is

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

recognized in the consolidated statements of operations in the expense category, consistent with the function of the intangible asset.

          The estimated useful lives for each intangible asset class are as follows:

Patents, trademarks and other rights	2 - 7 years
Customer relationships	2 - 4 years
Software	3 - 10 years

Impairment of goodwill, intangible assets and long-lived assets

          Goodwill is tested for impairment annually during the fourth quarter of the Group's fiscal year and when circumstances indicate that the carrying value may be impaired. Impairment is determined for goodwill by assessing the recoverable amount of the CGU. When the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

          Intangible assets are tested for impairment annually, during the fourth quarter, and when circumstances indicate that the carrying value may be impaired. When the recoverable amount of an intangible asset is less than its carrying amount, an impairment loss is recognized.

          The residual values and useful lives of long-lived assets are reviewed at the end of each reporting period and adjusted if appropriate. An asset's carrying amount is written down immediately to its recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used.

Provisions and accrued liabilities

          Provisions and accrued expenses are recognized when the Group has a present obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Provisions are not recognized for future operating losses.

          Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

          Provisions are measured at the present value of management's best estimate of the expenditure required to settle the present obligation at the end of each reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognized as finance costs.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

Shareholders' equity

          Preference, ordinary and restricted shares are classified as equity. When the Group purchases its own equity instruments, for example as the result of a share buyback or a share-based payment plan, the consideration paid, including any directly attributable incremental costs (net of income taxes), is deducted from equity attributable to the owners of the Company as treasury shares, until the shares are cancelled or reissued. When such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the owners of the Company.

          Refer to Note 14, "Shareholders' Equity", for the terms and conditions on preference, ordinary and restricted shares.

Dividends

          Provision is made for any dividend declared, being appropriately authorized and no longer at the discretion of the entity, on or before the end of the reporting period but not distributed at the end of the reporting period.

Royalties

          Royalties payable are recognized as an expense on an accruals basis in accordance with the applicable royalty agreement.

Changes in accounting standards

          No new accounting standards were adopted by the Group during the fiscal year ended June 30, 2015 or the three months ended September 30, 2015 that had a material impact on the consolidated financial statements.

New accounting standards not yet adopted

          In July 2014, the IASB issued IFRS 9, Financial Instruments, which replaces IAS 39, Financial Instruments: Recognition and Measurement. The standard applies to the classification and measurement of financial assets and financial liabilities and will be effective for the Group beginning in the fiscal year ending June 30, 2019. The Group has not yet completed the determination of the impact to the consolidated financial statements.

          In May 2014, the IASB (in a joint effort with the FASB) issued IFRS 15, Revenue from Contracts with Customers, which supersedes most current revenue recognition requirements. The standard establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration to be entitled to in exchange for those goods or services. The standard also requires new disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The standard is effective for the Group beginning for its fiscal year ending June 30, 2019, and early application is permitted under IFRS. The Group is currently in the process of assessing the adoption methodology, which allows the amendment to be applied retrospectively to each prior period presented, or with the cumulative effect recognized as of the date of initial application. The

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

Group is also currently evaluating the impact of the adoption of the standard on its consolidated financial statements.

3. Critical Accounting Estimates and Judgments

          The preparation of the financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts in the financial statements. Management continually evaluates its judgments and estimates in relation to assets, liabilities, contingent liabilities, revenues and expenses. Management bases its judgments and estimates on historical experience and on other various factors it believes to be reasonable under the circumstances, the result of which forms the basis of the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions and may materially affect the financial results or the financial position reported in future periods.

          Management has identified the following critical accounting policies for which significant judgments, estimates and assumptions are made.

Significant accounting judgments

Taxation

          Deferred tax assets are recognized for deductible temporary differences for which management considers it is probable that future taxable income will be available to utilize those temporary differences. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable income, together with future tax-planning strategies.

          Management judgment is required to determine the extent to which deferred tax assets should be recognized based upon the likely timing and the level of future taxable income available to utilize the Group's deferred tax benefits. Assumptions about the generation of future taxable income depend on management's estimates of future cash flows, future business expectations, capital expenditure, dividends, and other capital management transactions.

          Management judgment is also required in relation to the application of income tax legislation, which involves an element of inherent risk and uncertainty. Where management judgment is found to be misplaced, some or all of recognized deferred tax asset and liability carrying amounts may require adjustment, resulting in a corresponding credit or charge to the consolidated statements of operations.

Impairment of non-financial assets

          The Group assesses impairment of all assets at each reporting date by evaluating conditions specific to the Group and to the particular asset that may lead to impairment. These include product performance, technology, economic and political environments, and future product expectations. If an impairment trigger exists, the recoverable amount of the asset is determined. No indicators of impairment existed that were significant enough to warrant such assets to be tested for

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

3. Critical Accounting Estimates and Judgments (Continued)

impairment in the fiscal years ended June 30, 2013, 2014 and 2015. Through September 30, 2015, no impairment losses have been identified.

Significant accounting estimates and assumptions

Revenue

          As described in the Group's revenue accounting policy, revenue will be recognized when all criteria are met in accordance with IAS 18, Revenue. Most of the Group's revenue-generating arrangements include more than one deliverable. Assumptions have to be applied in order to determine when to account for deliverables separately and how to allocate the total arrangement fee to its individual elements. The Group does not allocate different deliverables under one arrangement separately if a basis for allocating the overall arrangement fee cannot be identified. The Group has concluded that a reasonable allocation basis exists if vendor-specific objective evidence of fair value can be established for each undelivered software element in an arrangement. However, estimation is required and the Group's conclusions around the approach to allocate fair value may significantly impact the timing and amount of revenue recognized.

Share-based payment transactions

          The Group measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined by using the Black-Scholes model for restricted share options and a Monte Carlo-based model for restricted share units ("RSUs") based on the valuation of restricted shares. The accounting estimates and assumptions relating to equity-settled share-based payments may impact expenses, equity and the carrying amounts of liabilities within the next financial reporting period.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

4. Group Information

          As of June 30, 2015 and September 30, 2015, the Group's subsidiaries, all of which are wholly-owned, are as follows:

Name	Country of Incorporation
Atlassian (UK) Limited	United Kingdom
Atlassian (Australia) Limited	United Kingdom
Atlassian (Global) Limited	United Kingdom
Atlassian (UK) Operations Limited	United Kingdom
Atlassian, Inc.	United States of America
Atlassian LLC	United States of America
Atlassian Network Services, Inc.	United States of America
CompanyLine Corporation	United States of America
Atlassian Australia 1 Pty Ltd	Australia
Atlassian Australia 2 Pty Ltd	Australia
Atlassian Corporation Pty. Ltd.	Australia
Atlassian Pty Ltd	Australia
Atlassian Capital Pty. Ltd.	Australia
MITT Australia Pty Ltd	Australia
MITT Trust	Australia
Atlassian K.K.	Japan
Atlassian Germany GmbH	Germany
Atlassian B.V.	Netherlands
Atlassian Philippines, Inc.	Philippines
Atlassian France SAS	France
SIP Communicator Ltd.	Bulgaria

5. Financial Risk Management

          The Group's activities expose it to a variety of financial risks: market risk (including currency risk, interest rate risk and price risk), credit risk and liquidity risk. The Group's overall risk management approach focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the financial performance of the Group.

          Management regularly reviews the Group's risk objectives to ensure that risks are identified and managed appropriately. The Board of Directors is made aware of and reviews management's risk assessments prior to entering into significant transactions.

Market risk

Foreign exchange risk

          The Group operates globally and is exposed to foreign exchange risk arising from exposure to various currencies, primarily the Australian dollar, British pound, Euro, Japanese yen, Philippine peso and Swiss franc. Foreign exchange risk arises from future commercial transactions and

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

5. Financial Risk Management (Continued)

recognized financial assets and liabilities denominated in a currency other than the U.S. dollar. Management has set up a policy requiring the Group entities to monitor their foreign exchange risk against their functional currency.

          The Group had the following exposures to foreign currencies, which are not externally hedged:

	As of June 30,
			As of September 30, 2015
	2014	2015
	(in thousands)
			(unaudited)
Cash and cash equivalents
Australian dollar	$2,560	$5,674	$5,681
British pound	—	1,081	906
Euro	637	741	204
Japanese yen	16	240	156
Philippine peso	33	717	617

	$3,246	$8,453	$7,564

Trade receivables
Australian dollar	$553	$674	$440
British pound	32	14	30
Euro	197	125	183
Philippine peso	27	192	208

	$809	$1,005	$861

Short-term investments

Australian dollar	$—	$—	$17

Current tax receivables
Australian dollar	$—	$851	$697
Euro	—	113	58

	$—	$964	$755

Other non-current assets
Australian dollar	$482	$463	$339
Euro	62	—	—
Japanese yen	41	—	79
Philippine peso	63	116	112
Swiss franc	224	229	206

	$872	$808	$736

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

5. Financial Risk Management (Continued)

	As of June 30,
			As of September 30, 2015
	2014	2015
	(in thousands)
			(unaudited)
Trade and other payables
Australian dollar	$8,194	$9,403	$4,700
Euro	1,203	874	646
British pound	98	128	147
Japanese yen	131	131	83
Philippine peso	60	183	120

	$9,686	$10,719	$5,696

Current tax liabilities
Euro	$59	$37	$16
Japanese yen	83	120	29
Philippine peso	—	76	61

	$142	$233	$106

Other non-current liabilities
Australian dollar	$2,366	$2,932	$2,192
Euro	12	—	—
Japanese yen	19	10	8
Philippine peso	—	36	31

	$2,397	$2,978	$2,231

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

5. Financial Risk Management (Continued)

          The table below illustrates the sensitivity of the Group's financial assets and liabilities to foreign exchange and the impact a change in the U.S. dollar relative to the foreign currencies as shown above would have on the Group's financial operations.

		Foreign Exchange Risk
		–10%		+10%
	Carrying Amount	Income	Other Equity	Loss	Other Equity
	(in thousands)
As of June 30, 2014
Financial assets:
Cash and cash equivalents	$116,766	$263	$62	$(263)	$(62)
Short-term investments	45,235	—	—	—	—
Trade and other receivables	4,749	59	24	(59)	(24)
Current tax receivables	1,413	—	—	—	—
Other non-current assets	3,040	71	17	(71)	(17)

Total exposure from financial assets		$393	$103	$(393)	$(103)

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

5. Financial Risk Management (Continued)

		Foreign Exchange Risk
		–10%		+10%
	Carrying Amount	Income	Other Equity	Loss	Other Equity
	(in thousands)
Financial liabilities:
Trade and other payables	$38,369	$(849)	$(120)	$849	$120
Current tax liabilities	276	—	(14)	—	14
Other non-current liabilities	1,567	(237)	(3)	237	3

Total exposure from financial liabilities		$(1,086)	$(137)	$1,086	$137

As of June 30, 2015
Financial assets:
Cash and cash equivalents	$187,094	$571	$274	$(571)	$(274)
Short-term investments	30,251	—	—	—	—
Trade and other receivables	13,371	65	39	(65)	(39)
Current tax receivables	939	85	17	(85)	(17)
Other non-current assets	6,976	69	12	(69)	(12)

Total exposure from financial assets		$790	$342	$(790)	$(342)

Financial liabilities:
Trade and other payables	$52,636	$(929)	$(145)	$929	$145
Current tax liabilities	973	6	(29)	(6)	29
Other non-current liabilities	6,827	(293)	(5)	293	5

Total exposure from financial liabilities		$(1,216)	$(179)	$1,216	$179

As of September 30, 2015
Financial assets:
Cash and cash equivalents (unaudited)	$208,332	$573	$183	$(573)	$(183)
Short-term investments (unaudited)	15,057	2	—	(2)	—
Trade and other receivables (unaudited)	13,115	42	46	(42)	(46)
Current tax receivables (unaudited)	2,281	70	6	(70)	(6)
Other non-current assets (unaudited)	8,717	54	20	(54)	(20)

Total exposure from financial assets (unaudited)		$741	$255	$(741)	$(255)

Financial liabilities:
Trade and other payables (unaudited)	$38,241	$(468)	$(102)	$468	$102
Current tax liabilities (unaudited)	109	—	(11)	—	11
Other non-current liabilities (unaudited)	6,505	(219)	(4)	219	4

Total exposure from financial liabilities (unaudited)		$(687)	$(117)	$687	$117

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

5. Financial Risk Management (Continued)

          The above sensitivity analyses are not representative of the actual risk inherent to the Group's financial assets and liabilities, as the exposure at the end of the reporting period does not reflect the exposure during the period.

Interest rate risk

          The Group's exposure to interest rate risk is low, as 87% of its financial assets and 94% of its financial liabilities as of June 30, 2015 and 93% of its financial assets and 92% of its financial liabilities as of September 30, 2015 were current and have maturities less than three months, thereby reducing the Group's exposure to interest rate fluctuations. The carrying value of cash and cash equivalents approximates their fair value, as they are highly liquid and short-term in nature.

          Short-term and long-term investments held by the Group are in the form of term deposits with fixed interest rates, thereby limiting any exposure related to interest rate fluctuations. The Group does not have any long-term debt or financial liabilities with floating interest rates that would subject it to interest rate fluctuations. Based on such facts, the Group considers interest rate fluctuations to have a minimal impact on its future cash outflows.

Credit risk

          Credit risk is managed on a Group basis. Credit risk arises from cash and cash equivalents, deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding receivables and committed transactions. The Group has a minimum credit rating requirement for banks and financial institutions with which it transacts.

          The Group's customer base is highly diversified, thereby limiting credit risk. The Group manages its credit risk with customers by closely monitoring its receivables. Sales are typically settled using major credit cards, mitigating credit risk. No one customer accounted for more than 10% of total revenues during each of the fiscal years ended June 30, 2013, 2014 or 2015 and the three months ended September 30, 2014 or 2015.

Liquidity risk

Maturities of Financial Assets and Liabilities

          The following tables present the Group's financial assets and liabilities based on their contractual maturities. The amounts disclosed in the tables are the contractual, undiscounted cash flows. Balances due within 12 months equal their carrying balances as the impact of discounting is not significant. The Group evaluated its liquidity risk based on its cash inflows and outflows for the next 12 months and concluded it to be low. The Group had sufficient cash in the short term as of June 30, 2015 and September 30, 2015 to meet its long-term cash outflows and it does not expect the impact of a discounted cash flow analysis to change the conclusion of its risk assessment. The Group's long-term commitments representing its undiscounted future cash outflows are disclosed in Note 18, "Commitments".

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

5. Financial Risk Management (Continued)

          Contractual maturities of current financial assets and liabilities is as follows:

	Up to Three Months	Four to 12 Months	Total Contractual Cash Flows
	(in thousands)
As of June 30, 2014
Financial assets:
Cash and cash equivalents	$116,766	$—	$116,766
Short-term investments	15,235	30,000	45,235
Trade and other receivables	4,528	221	4,749
Current tax receivables	—	1,413	1,413
Financial liabilities:
Trade and other payables	(37,275)	(1,094)	(38,369)
Current tax liabilities	—	(276)	(276)
Provisions	—	(2,622)	(2,622)

	$99,254	$27,642	$126,896

As of June 30, 2015
Financial assets:
Cash and cash equivalents	$187,094	$—	$187,094
Short-term investments	211	30,040	30,251
Trade and other receivables	13,222	149	13,371
Current tax receivables	—	939	939
Financial liabilities:
Trade and other payables	(52,636)	—	(52,636)
Current tax liabilities	(973)	—	(973)
Provisions	—	(3,314)	(3,314)

	$146,918	$27,814	$174,732

As of September 30, 2015
Financial assets:
Cash and cash equivalents (unaudited)	$208,332	$—	$208,332
Short-term investments (unaudited)	—	15,057	15,057
Trade and other receivables (unaudited)	12,843	272	13,115
Current tax receivables (unaudited)	—	2,281	2,281
Financial liabilities:
Trade and other payables (unaudited)	(38,241)	—	(38,241)
Current tax liabilities (unaudited)	(109)	—	(109)
Provisions (unaudited)	—	(3,418)	(3,418)

	$182,825	$14,192	$197,017

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

5. Financial Risk Management (Continued)

Capital risk management

          The primary objective of the Group's capital structure management is to ensure that it maintains appropriate capital ratios to support its business and maximize shareholder value.

          The Group manages its capital structure and adjusts it in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders, issue new shares, or consider external lending options. No material changes were made to the process of managing capital during the fiscal years ended June 30, 2013, 2014 and 2015, and the three months ended September 30, 2015.

Fair value measurements

          The fair value of financial assets and financial liabilities must be estimated for recognition and measurement or for disclosure purposes.

          IFRS 13, Fair value measurement, requires disclosure of fair value measurements by level of the following fair value measurement hierarchy:

  (a)
  Quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1)

  (b)
  Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices) (Level 2)

  (c)
  Inputs for the asset or liability that are not based on observable market data (unobservable inputs) (Level 3)

          The fair value of financial instruments traded in active markets is included in Level 1.

          The fair value of financial instruments that are not traded in an active market is determined using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity-specific estimates. If all significant inputs required to measure the fair value an instrument are observable, the instrument is included in Level 2.

          If one or more of the significant inputs is not based on observable market data, the instrument is included in Level 3. The Group estimated the fair value of the acquisition-related contingent consideration using a probability-weighted discounted cash flow model. This fair value was based on significant inputs not observed in the market and, thus, represents all Level 3 inputs. The significant unobservable inputs include management's evaluation of the probabilities of certain outcomes as well as management's forecasts used as inputs to the discounted cash flow model.

          Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Group's assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

5. Financial Risk Management (Continued)

          The following table presents the Group's financial assets and liabilities measured and recognized at fair value as of September 30, 2015, by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
	(in thousands)
Balance sheet line item—description
Cash and cash equivalents:
Money market funds (unaudited)	$45,000	$—	$—	$45,000

Total cash and cash equivalents (unaudited)	$45,000	$—	$—	$45,000

          The Group had no financial assets or liabilities measured at fair value on a recurring basis as of June 30, 2015.

          The following table presents the Group's financial assets and liabilities measured and recognized at fair value as of June 30, 2014, by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
	(in thousands)
Balance sheet line item—description
Other current liabilities—contingent consideration	$—	$—	$248	$248

Total financial liabilities	$—	$—	$248	$248

          Changes in the Group's Level 3 instruments were as follows:

Contingent Consideration
(in thousands)
Balance as of July 1, 2013	$3,174
Payments	(2,936)
Changes in fair value	10

Balance as of June 30, 2014	248
Payments	(93)
Changes in fair value	(155)

Balance as of June 30, 2015	—

Balance as of September 30, 2015 (unaudited)	$—

          The Group's short-term investments are exclusively comprised of term deposits that mature within one year. These investments are classified as held-to-maturity and are recorded at amortized cost.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

6. Other Non-operating Income (Expense), Net

          Other non-operating income (expense), net consisted of the following:

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands)
				(unaudited)
Foreign currency exchange gain (loss), net	$(1,888)	$595	$(1,328)	$(884)	$(140)
Other income (expense)	(30)	13	10	3	3

	$(1,918)	$608	$(1,318)	$(881)	$(137)

          The foreign currency exchange losses in the fiscal years ended June 30, 2013 and 2015, and the three months ended September 30, 2014 and 2015, were primarily associated with the remeasurement of monetary assets denominated in the Australian dollar and was a result of the depreciation of the Australian dollar against the U.S. dollar over the course of the fiscal year.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

7. Expenses

          Income (loss) before income tax benefit (expense) included the following expenses:

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands)
				(unaudited)
Depreciation:
Equipment	$276	$356	$518	$101	$199
Computer hardware and software	2,654	3,444	5,428	1,222	1,754
Furniture and fittings	174	180	308	50	156
Leasehold improvements	1,194	1,647	2,800	585	659

Total depreciation	$4,298	$5,627	$9,054	1,958	2,768
Amortization:
Patents and trademarks	31	31	31	8	8
Customer relationships	98	67	9	—	13
Software	7,633	7,591	6,417	1,622	1,745

Total amortization	$7,762	$7,689	$6,457	1,630	1,766

Total depreciation and amortization	$12,060	$13,316	$15,511	$3,588	$4,534

Employee benefits expense:
Salaries and wages	51,065	68,711	102,220	22,069	32,373
Variable compensation	8,361	8,645	13,435	2,078	2,884
Payroll taxes	3,587	5,133	7,977	1,597	2,262
Share-based payment expense	3,491	11,364	41,534	7,926	14,096
Defined contribution plan expense	3,666	4,903	6,964	1,513	2,253
Contractor expense	9,190	14,865	21,884	4,972	5,520
Other	10,138	12,250	19,443	4,750	7,651

Total employee benefits expense	$89,498	$125,871	$213,457	$44,905	$67,039

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

8. Income Tax

          The major components of income tax benefit (expense) for the fiscal years ended June 30, 2013, 2014 and 2015 and for the three months ended September 30, 2014 and 2015, are as follows:

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands)
				(unaudited)
Current income tax:
Current income tax charge	$(2,695)	$(10,760)	$(12,252)	$(1,164)	$(3,449)
Adjustments in respect of current income tax of previous year	(4)	281	236	(9)	(342)
Deferred tax:
Benefit relating to origination and reversal of temporary differences	2,057	7,233	19,336	3,403	2,486
Adjustments in respect of temporary differences of previous year	—	—	204	81	(126)

Income tax benefit (expense)	$(642)	$(3,246)	$7,524	$2,311	$(1,431)

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

8. Income Tax (Continued)

          A reconciliation between tax expense and the product of accounting income multiplied by the United Kingdom's domestic tax rate for the fiscal years ended June 30, 2013, 2014 and 2015, is as follows:

	Fiscal Year Ended June 30,
	2013	2014	2015
	(in thousands)
Income (loss) before tax benefit (expense)	$11,403	$22,228	$(749)

At the United Kingdom's statutory income tax rate of 23.8%, 22.5% and 20.8% in fiscal 2013, 2014 and 2015, respectively	$(2,708)	$(5,001)	$155
Tax effect of amounts that are not deductible (taxable) in calculating taxable income:
Research and development deduction	3,941	4,542	5,765
Effect of change in functional currency	302	—	—
Share-based payment	(472)	(1,563)	(5,124)
Foreign tax credits not utilized	—	(2,345)	(4,337)
Amortization of intangible assets that do not give rise to deferred taxes	(1,389)	(1,380)	(1,417)
Non-deductible retention on acquisition	—	—	(123)
Non-deductible finance costs	—	—	(655)
Non-assessable non-operating items	—	4,242	9,808
Foreign tax rate adjustment	(918)	(726)	3,151
Adjustment to deferred tax balance	518	(829)	605
Other items, net	88	(467)	(540)

	(638)	(3,527)	7,288

Adjustments in respect to current income tax of previous years	(4)	281	236

Income tax benefit (expense)	$(642)	$(3,246)	$7,524

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

8. Income Tax (Continued)

Deferred tax

	Consolidated Statements of Financial Position		Consolidated Statements of Operations
			Fiscal Year Ended June 30,
	As of June 30,
	2014	2015	2014	2015
	(in thousands)		(in thousands)
Depreciation and amortization for tax purposes—Australia	$4,564	$5,457	$760	$894
Depreciation and amortization for tax purposes—U.S.	(1,184)	(2,167)	472	(748)
Provisions, accruals and prepayments	2,724	7,177	307	4,453
Unrealized foreign currency exchange losses (gains)	(201)	(45)	(630)	156
Carried forward tax losses (gains)	—	—	(7)	—
Carried forward tax losses—equity	4,975	—	—	(4,975)
Carried forward tax losses—business combinations	—	1,281	—	(24)
Carried forward tax credits—credited to profit and loss	4,787	16,922	4,571	11,650
Carried forward tax credits—credited to payable	349	—	—	(349)
Carried forward tax offset	—	185	—	—
Intangibles acquired through business combinations	—	(1,224)	—	41
Tax benefit from share plans—income	2,479	10,921	1,907	8,442
Tax benefit from share plans—equity	26,041	37,339	(585)	—
Other, net	752	754	438	—

Deferred tax income			$7,233	$19,540

Deferred tax assets, net	$45,286	$76,600

Reflected in the consolidated statements of financial position as follows:
Deferred tax assets	$48,222	$81,519
Deferred tax liabilities	(2,936)	(4,919)

Deferred tax assets, net	$45,286	$76,600

Amounts recognized directly in equity:
Net deferred tax—credited directly to equity	$32,530	$12,960

	$32,530	$12,960

Items for which no deferred tax asset has recognized:
Unused tax losses for which no deferred tax asset has recognized:	$—	$691
Capital loss	—	1,292
Research and development credits	891	1,833

	$891	$3,816

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

8. Income Tax (Continued)

	2014	2015
	(in thousands)
Reconciliation of deferred tax assets, net
Balance as of July 1,	$10,258	$45,286
Deferred tax charge for the year	7,233	19,540
Credited to equity	32,530	12,960
Adjustment in respect of income tax payable	(4,735)	(1,177)
Carryforward tax offset	—	185
Impact from business combinations	—	(194)

Balance as of June 30,	$45,286	$76,600

          The $32.5 million and $13.0 million credited to equity in fiscal 2014 and 2015, respectively, represents the deferred tax benefit of share-based payments in excess of the cumulative expense recognized to date of the share-based award. The total deferred tax benefit is determined using the intrinsic value of the share-based award as of the reporting date.

          The Group has tax losses for carry forward available for offsetting against future taxable profits of $3.7 million, which will begin to expire on June 30, 2031. The Group has carry forward research and development credits of $16.9 million, which can be carried forward indefinitely. The Group has not recognized deferred tax assets of $0.7 million for a net operating loss carryforward expected to expire unused on June 30, 2034, $0.6 million for state credit carryforwards expected to expire unused on June 30, 2024, and $1.3 million for state credits that will carryforward indefinitely but which the Group does not expect to utilize.

9. Trade and Other Receivables

          The Group's trade and other receivables consisted of the following:

	As of June 30,
			As of September 30, 2015
	2014	2015
	(in thousands)
			(unaudited)
Trade receivables	$3,818	$11,854	$10,468
Provision for impairment of receivables	(4)	(107)	—

	3,814	11,747	10,468
Accrued interest income	45	73	36
Other receivables	890	1,551	2,611

Total trade and other receivables—current	$4,749	$13,371	$13,115

          As of June 30, 2014, three customers individually accounted for more than 10% of the total trade receivables. Those customers, which were all channel partners, represented 12%, 10% and 10% as of June 30, 2014. As of June 30, 2015, one customer individually accounted for more than

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

9. Trade and Other Receivables (Continued)

10% of the total trade receivables balance. This customer, which was a channel partner, represented 11% of total trade receivables as of June 30, 2015. As of September 30, 2015, one customer individually accounted for more than 10% of the total trade receivables balance. This customer, which was a channel partner, represented 15% of total trade receivables as of September 30, 2015.

Impaired trade receivables

          As of June 30, 2014 and 2015 and September 30, 2015, the Group had a provision for impaired receivables of $4,000, $107,000 and $0, respectively. The aging of these receivables is as follows:

	As of June 30,
			As of September 30, 2015
	2014	2015
	(in thousands)
			(unaudited)
Three to six months	$—	$105	$—
Over six months	4	2	—

	$4	$107	$—

          The movements in the provision for impairment of receivables were as follows:

(in thousands)
As of July 1, 2013	$—
Charge for the year	4
Unused amount reversed	—

As of June 30, 2014	4
Charge for the year	107
Unused amount reversed	(4)

As of June 30, 2015	107
Charge for the period (unaudited)	—
Unused amount reversed (unaudited)	(107)

As of September 30, 2015 (unaudited)	$—

Past due but not impaired

          As of June 30, 2014 and 2015 and September 30, 2015, trade receivables that were past due but not impaired totaled $1.3 million, $2.3 million and $0.9 million, respectively. These relate to a

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

9. Trade and Other Receivables (Continued)

number of partners and customers for whom there is no recent history of default. The aging analysis of these trade receivables is as follows:

	As of June 30,
			As of September 30, 2015
	2014	2015
	(in thousands)
			(unaudited)
Up to three months	$1,279	$1,750	$831
Three to six months	—	540	32

	$1,279	$2,290	$863

Other receivables

          These amounts generally arise from transactions outside the usual operating activities of the Group. Interest may be charged at commercial rates where the terms of repayment exceed six months. Collateral is not normally required.

Foreign exchange and interest rate risk

          See Note 5, "Financial risk management", for information about the Group's exposure to foreign currency risk and interest rate risk in relation to trade and other receivables.

Fair value and credit risk

          Due to the short-term nature of these receivables, their carrying amount is assumed to approximate their fair value.

          The maximum exposure to credit risk at the end of the reporting period is the carrying amount of each class of receivables mentioned above. The fair value of securities held for certain trade receivables is insignificant, as is the fair value of any collateral sold or repledged. Refer to Note 5, "Financial risk management", for more information on the risk management policy of the Group and the credit quality of the entity's trade receivables.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

10. Property and Equipment

          Property and equipment, net consisted of the following:

	Equipment	Computer Hardware and Software	Furniture and Fittings	Leasehold Improvements	Total
	(in thousands)
As of July 1, 2012
Cost	$482	$7,094	$1,009	$4,081	$12,666
Accumulated depreciation	(179)	(2,062)	(281)	(626)	(3,148)

Net book amount	$303	$5,032	$728	$3,455	$9,518

As of June 30, 2013
Opening net book amount	$303	$5,032	$728	$3,455	$9,518
Effect of change in exchange rates	1	1	2	—	4
Additions	825	2,352	81	3,985	7,243
Disposals	(13)	(58)	—	(13)	(84)
Depreciation expense	(276)	(2,654)	(174)	(1,194)	(4,298)

Closing net book amount	$840	$4,673	$637	$6,233	$12,383

As of June 30, 2013
Cost	$1,247	$9,100	$1,092	$7,650	$19,089
Accumulated depreciation	(407)	(4,427)	(455)	(1,417)	(6,706)

Net book amount	$840	$4,673	$637	$6,233	$12,383

As of June 30, 2014
Opening net book amount	$840	$4,673	$637	$6,233	$12,383
Effect of change in exchange rates	1	4	3	—	8
Additions	62	7,551	98	1,595	9,306
Disposals	—	(32)	—	—	(32)
Depreciation expense	(356)	(3,444)	(180)	(1,647)	(5,627)

Closing net book amount	$547	$8,752	$558	$6,181	$16,038

As of June 30, 2014
Cost	$1,311	$16,369	$1,172	$9,245	$28,097
Accumulated depreciation	(764)	(7,617)	(614)	(3,064)	(12,059)

Net book amount	$547	$8,752	$558	$6,181	$16,038

As of June 30, 2015
Opening net book amount	$547	$8,752	$558	$6,181	$16,038
Effect of change in exchange rates	(2)	(9)	(11)	(5)	(27)
Additions	1,233	21,507	2,591	9,731	35,062
Disposals	—	(49)	(22)	—	(71)
Depreciation expense	(518)	(5,427)	(309)	(2,800)	(9,054)

Closing net book amount	$1,260	$24,774	$2,807	$13,107	$41,948

As of June 30, 2015
Cost	$2,482	$36,462	$3,585	$18,450	$60,979
Accumulated depreciation	(1,222)	(11,688)	(778)	(5,343)	(19,031)

Net book amount	$1,260	$24,774	$2,807	$13,107	$41,948

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

10. Property and Equipment (Continued)

	Equipment	Computer Hardware and Software	Furniture and Fittings	Leasehold Improvements	Total
	(in thousands)
As of September 30, 2015
Opening net book amount (unaudited)	$1,260	$24,774	$2,807	$13,107	$41,948
Effect of change in exchange rates (unaudited)	(1)	(3)	—	(18)	(22)
Additions (unaudited)	371	898	61	1,541	2,871
Disposals (unaudited)	—	—	—	—	—
Depreciation expense (unaudited)	(199)	(1,754)	(156)	(659)	(2,768)

Closing net book amount (unaudited)	$1,431	$23,915	$2,712	$13,971	$42,029

As of September 30, 2015
Cost (unaudited)	$2,852	$37,355	$3,647	$19,966	$63,820
Accumulated depreciation (unaudited)	(1,421)	(13,440)	(935)	(5,995)	(21,791)

Net book amount (unaudited)	$1,431	$23,915	$2,712	$13,971	$42,029

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

11. Goodwill and Intangible Assets

Intangible assets

          Intangible assets comprise the following:

	Patents, Trademarks and Other Rights	Software	Employee Contracts	Customer Relationships	In-Process R&D	Total
	(in thousands)
As of July 1, 2012
Cost	$220	$65,345	$3,631	$374	$—	$69,570
Accumulated amortization	(11)	(33,433)	(3,631)	(209)	—	(37,284)

Net book amount	$209	$31,912	$—	$165	$—	$32,286

As of June 30, 2013
Opening net book amount	$209	$31,912	$—	$165	$—	$32,286
Amortization charge	(31)	(7,633)	—	(98)	—	(7,762)

Closing net book amount	$178	$24,279	$—	$67	$—	$24,524

As of June 30, 2013
Cost	$220	$65,345	$3,631	$374	$—	$69,570
Accumulated amortization	(42)	(41,066)	(3,631)	(307)	—	(45,046)

Net book amount	$178	$24,279	$—	$67	$—	$24,524

As of June 30, 2014
Opening net book amount	$178	$24,279	$—	$67	$—	$24,524
Additions	—	2,149	—	—	—	2,149
Amortization charge	(31)	(7,591)	—	(67)	—	(7,689)

Closing net book amount	$147	$18,837	$—	$—	$—	$18,984

As of June 30, 2014
Cost	$220	$68,490	$3,631	$374	$—	$72,715
Accumulated amortization	(73)	(49,653)	(3,631)	(374)	—	(53,731)

Net book amount	$147	$18,837	$—	$—	$—	$18,984

As of June 30, 2015
Opening net book amount	$147	$18,837	$—	$—	$—	$18,984
Addition	—	5,102	—	110	3,220	8,432
Effect of change in exchange rates	—	140	—	—	—	140
Amortization charge	(31)	(6,417)	—	(9)	—	(6,457)

Closing net book amount	$116	$17,662	$—	$101	$3,220	$21,099

As of June 30, 2015
Cost	$220	$72,736	$3,631	$484	$3,220	$80,291
Accumulated amortization	(104)	(55,074)	(3,631)	(383)	—	(59,192)

Net book amount	$116	$17,662	$—	$101	$3,220	$21,099

As of September 30, 2015
Opening net book amount (unaudited)	$116	$17,662	$—	$101	$3,220	$21,099
Addition (unaudited)	—	—	—	—	—	—
Effect of change in exchange rates (unaudited)	—	19	—	—	—	19
Amortization charge (unaudited)	(8)	(1,745)	—	(13)	—	(1,766)

Closing net book amount (unaudited)	$108	$15,936	$—	$88	$3,220	$19,352

As of September 30, 2015
Cost (unaudited)	$220	$72,759	$—	$484	$3,220	$76,683
Accumulated amortization (unaudited)	(112)	(56,823)	—	(396)	—	(57,331)

Net book amount (unaudited)	$108	$15,936	$—	$88	$3,220	$19,352

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

11. Goodwill and Intangible Assets (Continued)

          During the fiscal years ended June 30, 2014 and 2015, the Group acquired additional software from independent third parties. As of June 30, 2015 and September 30, 2015, no development costs have qualified for capitalization and have been expensed as incurred. As of June 30, 2015 and September 30, 2015, the remaining amortization period for software ranged from approximately 1 to 6 years.

Goodwill

          Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually during the fourth quarter.

          Goodwill consisted of the following:

Goodwill
(in thousands)
Balance as of July 1, 2013	$1,724
Balance as of June 30, 2014	1,724
Additions	5,357
Effect of change in exchange rates	71

Balance as of June 30, 2015	7,152
Effect of change in exchange rates (unaudited)	11

Balance as of September 30, 2015 (unaudited)	$7,163

          There was no impairment of goodwill during the fiscal years ended June 30, 2013, 2014 and 2015. Through September 30, 2015, there were no indicators of impairment.

Impairment test for goodwill

          The Group operates as a single CGU and all goodwill is allocated to this unit. The recoverable amount of goodwill was assessed by comparing the market capitalization of the Group to its book value, among other qualitative factors, when reviewing for indicators of impairment.

          The recoverable amount of the CGU was determined based on a value-in-use calculation as there is no active market against which to compare the fair value of the unit. The cash flow projections were approved by management and cover a three-year period.

          The key assumptions used in the calculation include:

  •
  Discount rate of 17%;

  •
  Budgeted margins based on past performance and future expectations; and

  •
  Terminal growth rate consistent with the long-term growth rate from the Consumer Price Index

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

11. Goodwill and Intangible Assets (Continued)

          The Group performed its annual impairment and noted no impairment of goodwill as of June 30, 2015.

12. Business Combinations

          During the fiscal year ended June 30, 2015, the Group acquired three companies for an aggregate of $10.6 million in cash, net of cash acquired, and $1.9 million of deferred consideration related to indemnification hold-backs, and has included the financial results of these companies in its consolidated financial statements from the date of each respective acquisition. The Group accounted for these transactions as business combinations. In allocating the purchase consideration based on estimated fair values, the Group recorded $7.5 million of acquired intangible assets with useful lives of two to five years, which included $4.3 million of software and $3.2 million of in-process research and development that met the definition of an intangible asset under IAS 38, Intangible Assets, that will be amortized upon technical completion, $5.4 million of goodwill, $0.8 million of net tangible assets, including cash acquired, $1.3 million of deferred tax assets and $1.5 million of deferred tax liabilities.

13. Other Balance Sheet Accounts

Cash and cash equivalents

          Cash and cash equivalents consisted of the following:

	As of June 30,
			As of September 30, 2015
	2014	2015
	(in thousands)
			(unaudited)
Cash at bank and in hand	$116,766	$172,062	$133,243
Short-term deposits	—	15,032	30,089
Money market funds	—	—	45,000

Total cash and cash equivalents	$116,766	$187,094	$208,332

Other non-current assets

          Other non-current assets consisted of the following:

	As of June 30,
			As of September 30, 2015
	2014	2015
	(in thousands)
			(unaudited)
Security deposits	$5,390	$5,276	$5,140
Other non-current assets	477	1,536	3,801

	$5,867	$6,812	$8,941

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

13. Other Balance Sheet Accounts (Continued)

          As of June 30, 2015 and September 30, 2015, capitalized deferred offering costs were $0.3 million and $2.7 million, respectively, and were included in other non-current assets.

Trade and other payables

          Trade and other payables consisted of the following:

	As of June 30,
			As of September 30, 2015
	2014	2015
	(in thousands)
			(unaudited)
Trade payables	$4,437	$10,598	$6,073
Accrued expenses	10,490	14,915	14,033
Corporate bonus plan accrual	6,443	12,156	2,927
Retention bonus	4,882	2,243	2,235
Sales tax accrual	2,263	3,004	3,207
Operating lease payable	312	526	380
Current portion of contingent consideration	248	—	—
Deferred acquisition-related consideration	846	1,025	185
Other payables	8,448	8,169	9,201

	$38,369	$52,636	$38,241

Current provisions

          Current provisions consisted of the following:

	As of June 30,
			As of September 30, 2015
	2014	2015
	(in thousands)
			(unaudited)
Employee benefits	$2,622	$3,314	$3,418

          Current provisions for employee benefits include accrued annual leave and long service leave. Long service leave covers all unconditional entitlements where employees have completed the required period of service and those where employees are entitled to pro rata payments.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

13. Other Balance Sheet Accounts (Continued)

Non-current provisions

          Non-current liabilities consisted of the following:

	As of June 30,
			As of September 30, 2015
	2014	2015
	(in thousands)
			(unaudited)
Employee benefits	$549	$617	$612
Dilapidation provision	1,207	1,256	1,160

	$1,756	$1,873	$1,772

          The non-current provision for employee benefits includes long service leave as described above.

          The dilapidation provision relates to certain lease arrangements for office space entered into by the Group. These lease arrangements require the Group to restore each premise to its original condition upon lease termination. Accordingly, the Group records a provision for the present value of the estimated future costs to retire long-lived assets at the expiration of these leases.

Other non-current liabilities

          Other non-current liabilities consisted of the following:

	As of June 30,
			As of September 30, 2015
	2014	2015
	(in thousands)
			(unaudited)
Retention bonus	$10	$1,043	$671
Deferred rent	1,535	4,346	4,582
Other non-current liabilities	22	1,438	1,252

	$1,567	$6,827	$6,505

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

14. Shareholders' Equity

Share capital

	As of June 30,			As of June 30,
			As of September 30, 2015			As of September 30, 2015
	2014	2015		2014	2015
	(Number of Shares)			(in thousands)
			(unaudited)			(unaudited)
Details
Class A ordinary shares	3,251,160	3,251,160	3,251,160	$325	$325	$325
Class B ordinary shares	140,756,842	140,756,842	140,756,842	14,076	14,076	14,076
Series A preference shares	12,387,798	12,387,798	12,387,798	1,239	1,239	1,239
Series B preference shares	15,046,180	15,046,180	15,046,180	1,504	1,504	1,504
Restricted shares	10,460,992	13,163,778	14,861,892	1,046	1,317	1,487

	181,902,972	184,605,758	186,303,872	$18,190	$18,461	$18,631

Movements in Class A ordinary share capital

	Number of Shares	Amount
		(in thousands)
Details
Balance as of July 1, 2012	—	$—

Balance as of June 30, 2013	—	—
Conversion of Series B Preference	2,212,500	221
Conversion from Class B ordinary	1,038,660	104

Balance as of June 30, 2014	3,251,160	325

Balance as of June 30, 2015	3,251,160	325

Balance as of September 30, 2015 (unaudited)	3,251,160	$325

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

14. Shareholders' Equity (Continued)

Movements in Class B ordinary share capital

	Number of Shares	Amount
		(in thousands)
Details
Balance as of July 1, 2012	140,748,000	$14,075

Balance as of June 30, 2013	140,748,000	14,075
Conversion into Class A ordinary	(1,038,660)	(104)
Issuance of shares as required for the incorporation of the Company	2	—
Exercise of share options	1,047,500	105

Balance as of June 30, 2014	140,756,842	14,076

Balance as of June 30, 2015	140,756,842	14,076

Balance as of September 30, 2015 (unaudited)	140,756,842	$14,076

Movements in Series A preference share capital

	Number of Shares	Amount
		(in thousands)
Details
Balance as of July 1, 2012	11,993,320	$1,199
Issuance of shares	394,478	40

Balance as of June 30, 2013	12,387,798	1,239

Balance as of June 30, 2014	12,387,798	1,239

Balance as of June 30, 2015	12,387,798	1,239

Balance as of September 30, 2015 (unaudited)	12,387,798	$1,239

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

14. Shareholders' Equity (Continued)

Movements in Series B preference share capital

	Number of Shares	Amount
		(in thousands)
Details
Balance as of July 1, 2012	17,258,680	$1,726

Balance as of June 30, 2013	17,258,680	1,726
Conversion into Class A ordinary	(2,212,500)	(222)

Balance as of June 30, 2014	15,046,180	1,504

Balance as of June 30, 2015	15,046,180	1,504

Balance as of September 30, 2015 (unaudited)	15,046,180	$1,504

Movements in restricted share capital

	Number of Shares	Amount
		(in thousands)
Details
Balance as of July 1, 2012	975,433	$97
Exercise of share options, net of early exercise activity	2,140,172	214
Vesting of share options that were early exercised	1,758,458	176

Balance as of June 30, 2013	4,874,063	487
Exercise of share options, net of early exercise activity	4,711,647	471
Vesting of share options that were early exercised	875,282	88

Balance as of June 30, 2014	10,460,992	1,046
Exercise of share options, net of early exercise activity	2,094,544	210
Vesting of share options that were early exercised	608,242	61

Balance as of June 30, 2015	13,163,778	1,317
Exercise of share options, net of early exercise activity (unaudited)	1,563,512	157
Vesting of share options that were early exercised (unaudited)	134,602	13

Balance as of September 30, 2015 (unaudited)	14,861,892	$1,487

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

14. Shareholders' Equity (Continued)

Ordinary shares

Nominal value

          Ordinary shares have a nominal value of $0.10.

Conversion

          If the aggregate number of Class B ordinary shares and Series B preference shares comprises less than 10% of the total shares of the Company then in issue, each Class B ordinary share will automatically convert into one Class A ordinary share.

          Upon consent of at least 66.66% of the Class B ordinary shares and Series B preference shares voting together, each Class B ordinary share will convert into one Class A ordinary share. Upon consent of at least 66.66% of the Class B ordinary shares, each Class B ordinary share will convert into one Class A ordinary share. A Class B ordinary shareholder may elect at any time to convert any of its Class B ordinary shares into Class A ordinary shares on a one-for-one basis. Upon a transfer of Class B ordinary shares to a person or entity that is not a permitted Class B ordinary share transferee as defined in the Company's articles of association, each Class B ordinary share transferred converts into one Class A ordinary share.

Dividend rights

          Any dividend declared by the company shall be paid on the Class A ordinary shares, the Class B ordinary shares and the preference shares pari passu as if they were all shares of the same class.

Voting rights

          Each Class A ordinary share is entitled to one vote. Each Class B ordinary share is entitled to 10 votes.

Preference shares

Nominal value

          Series A and B preference shares have a nominal value of $0.10.

Conversion

          As of June 30, 2015 and September 30, 2015, the conversion price per Series A and Series B preference share was approximately $2.23 (the "Conversion Price"), and the rate at which each share would convert into Class A ordinary shares or Class B ordinary shares, as applicable, was one for one. The Conversion Price of each preference share will be adjusted for specified dilutive issuances, combinations, non-cash dividends and recapitalizations.

          If the aggregate number of Series B preference shares and Class B ordinary shares then in issue comprises less than 10% of the total shares of the Company then in issue, each Series B

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

14. Shareholders' Equity (Continued)

preference share will automatically convert into one Class A ordinary share, and each Class B ordinary share will convert into one Class A ordinary share.

          Each Series A preference share will automatically convert into Class A ordinary shares at the Conversion Price then in effect upon a Qualified Listing. Each Series B preference share will automatically convert into Class B ordinary shares at the Conversion Price then in effect upon a Qualified Listing, or if there are no Class B ordinary shares in issue at the time, then each Series B preference share will convert into one Class A ordinary share. A Qualified Listing is defined as the listing of the Company's shares on a stock exchange in which (i) the initial offering price is equal to at least two times the Conversion Price and (ii) the market capitalization of the Company immediately following the offering is at least $500 million.

          Upon consent of at least 66.66% of the Series B preference shares, each Series B preference share will convert into one Class B ordinary share, or if there are no Class B ordinary shares in issue at the time, then each Series B preference share will convert into one Class A ordinary share. A Series B preference shareholder may elect at any time to convert any of its Series B preference shares into Class B ordinary shares on a one-for-one basis, or if there are no Class B ordinary shares in issue at the time, then each Series B preference share will convert into one Class A ordinary share. The holders of a majority of the Series B preference shares may elect at any time to convert any of its Series B preference shares into Series A preference shares on a one for one basis. Upon a non-permitted transfer, each Series B preference share transferred converts into one Class A ordinary share.

Dividend rights

          Any dividend declared by the Company shall be paid on the Class A ordinary shares, the Class B ordinary shares and the preference shares pari passu as if they were all shares of the same class.

Voting rights

          Series A preference shares are non-voting. Each Series B preference share is entitled to vote on an as-converted basis, and the number of votes will vary depending, among other things, on the Conversion Price.

Liquidation rights

          If there is a liquidation, dissolution or winding up of the Company, the holders of preference shares will be entitled to receive unpaid dividends prior and in preference to any distribution of assets to the holders of ordinary or restricted shares. Upon payment of unpaid dividends, and prior and in preference to any distribution of assets to the holders of ordinary or restricted shares, holders of preference shares will be entitled to receive the greater of: (i) the amount paid or credited as paid on the preference shares held by such holder; and (ii) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder's preference shares were converted into ordinary shares immediately prior to such event.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

14. Shareholders' Equity (Continued)

Upon the completion of the payment of the liquidation preference to holders of preference shares, the ordinary and restricted shares will be entitled to receive the aggregate amount paid or credited on the ordinary shares and/or restricted shares held by such holder. Thereafter, all remaining assets will be distributed amongst all holders of restricted shares and ordinary shares in proportion to the number of shares held regardless of the amount paid or credited as paid on any share.

          A liquidation, dissolution or winding up of the Company includes the merger or consolidation of the Company with or into another entity such that the holders immediately prior to such sale or issuance no longer possess the voting power to elect a majority of the Company's Board of Directors (other than through a reorganization, restructure or reconstruction of the Group), the sale or transfer by the Company of all or substantially all of its assets, or the sale, transfer or issuance of shares by the Company or its holders such that the holders immediately prior to such sale, transfer or issuance no longer possess the voting power to elect a majority of the Company's Board of Directors.

Restricted shares

Nominal value

          Restricted shares have a nominal value of $0.10 per share.

Conversion

          Restricted shares will automatically convert into Class A ordinary shares on a one-for-one basis on the earlier of: (i) a transfer of 70% or more of the outstanding shares in the Company, or (ii) a Qualified Listing, as defined above.

Dividend rights

          Restricted shares are not eligible for dividends.

Voting rights

          Holders of restricted shares do not have voting rights.

Shares issued on incorporation

          On incorporation, the Company issued 30,332 redeemable shares of £2 per share and two ordinary shares of £2 per share to meet minimum capital requirements. The two ordinary shares of £2 each were redesignated as Class B ordinary shares and the nominal value redenominated in U.S. dollars (giving a nominal value of $3.2828 each) on December 10, 2013. The redeemable shares were subsequently redeemed in cash on February 12, 2014, and the nominal value of the shares was transferred to capital redemption reserve.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

15. Reserves

          Reserves comprise the following:

	As of June 30,
				As of September 30, 2015
	2013	2014	2015
	(in thousands)
				(unaudited)
Reserves
Share premium	$—	$2,677	$5,744	$6,989
Capital redemption reserve	—	98	98	98
Merger reserve	32,943	34,943	34,943	34,943
Share-based payment reserve	12,455	57,259	111,753	131,218
Foreign currency translation reserve	4,010	4,035	4,153	4,116

	$49,408	$99,012	$156,691	$177,364

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

15. Reserves (Continued)

Amount
(in thousands)
Share premium
Balance as of July 1, 2012	$—

Balance as of June 30, 2013	—
Share options exercise	2,677

Balance as of June 30, 2014	2,677
Share options exercise	2,128
Early exercise vesting	939

Balance as of June 30, 2015	5,744
Share options exercise (unaudited)	1,054
Early exercise vesting (unaudited)	191

Balance as of September 30, 2015 (unaudited)	$6,989

Capital redemption reserve
Balance as of July 1, 2012	$—

Balance as of June 30, 2013	—
Redemption of redeemable shares	98

Balance as of June 30, 2014	98

Balance as of June 30, 2015	98

Balance as of September 30, 2015 (unaudited)	$98

Merger reserve
Balance as of July 1, 2012	$28,444
Share options exercise	1,193
Early exercise vesting	1,346
Share issuance	1,960

Balance as of June 30, 2013	32,943
Share options exercise	1,056
Early exercise vesting	944

Balance as of June 30, 2014	34,943

Balance as of June 30, 2015	34,943

Balance as of September 30, 2015 (unaudited)	$34,943

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

15. Reserves (Continued)

Amount
(in thousands)
Share-based payments
Balance as of July 1, 2012	$3,645
Issue of share options	1,164
Share-based payments	3,491
Tax benefit from share plans	4,155

Balance as of June 30, 2013	12,455
Issue of share options	910
Share-based payments	11,364
Tax benefit from share plans	32,530

Balance as of June 30, 2014	57,259
Share-based payments	41,534
Tax benefit from share plans	12,960

Balance as of June 30, 2015	111,753
Share-based payments (unaudited)	14,096
Tax benefit from share plans (unaudited)	5,369

Balance as of September 30, 2015 (unaudited)	$131,218

Foreign currency translation
Balance as of July 1, 2012	$4,021
Other comprehensive income	(11)

Balance as of June 30, 2013	4,010
Other comprehensive income	25

Balance as of June 30, 2014	4,035
Other comprehensive income	118

Balance as of June 30, 2015	4,153
Other comprehensive income (unaudited)	(37)

Balance as of Septmeber 30, 2015 (unaudited)	$4,116

Share premium

          Share premium consists of additional consideration for shares above the nominal value of shares in issue.

Capital redemption reserve

          Capital redemption reserve is a non-distributable reserve arising on redemption of redeemable shares.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

15. Reserves (Continued)

Merger reserve

          In conjunction with the Reorganization, the Group elected to take the merger relief exemptions within the United Kingdom's Companies Act. The consolidated financial statements are therefore presented as if the Company had been the parent company of the Group throughout the periods presented. Merger accounting principles for these combinations gave rise to a merger reserve in the consolidated statements of financial position, being the difference between the nominal value of shares issued by the Company for the acquisition of the shares of the subsidiary and the subsidiary's own share capital and share premium account.

Share-based payments

          An issue of share options represents proceeds from the purchase of restricted share options by the Group's employees. Share-based payments represent the current period's expense related to the fair value of share options issued to employees. Tax benefits from share plans represent the deferred tax benefit of share-based payments in excess of the expense already recognized over the life of the share-based award. The total deferred tax benefit is determined using the intrinsic value of the share-based award as of the reporting date.

Foreign currency translation

          Exchange differences arising on translation of foreign subsidiaries are recognized in other comprehensive income (loss) and accumulated in a separate reserve within equity. The cumulative amount is reclassified to the consolidated statements of operations when the net investment is disposed.

16. Dividends

          During the fiscal year ended June 30, 2013, the Company declared and paid a dividend of $0.06 per each fully paid ordinary and preference share outstanding in August 2012, which totaled $2.2 million. During the fiscal year ended June 30, 2014, the Company declared and paid a dividend of $0.06 per each fully paid ordinary and preference share outstanding on November 20, 2013, which totaled $10.0 million. During the fiscal year ended June 30, 2015 and the three months ended September 30, 2015, the Company did not pay any cash dividends.

17. Earnings Per Share

          Basic and diluted net income per share attributable to ordinary shareholders is presented in conformity with the two-class method required for participating shares. The Group considers its Series A preference shares and Series B preference shares to be participating securities. Net income attributable to ordinary shareholders is determined by allocating undistributed earnings, calculated as net income less current period dividends paid to preference shares, between ordinary shares and preference shares based on their respective dividend allocations. Basic earnings per share is computed by dividing the net income attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the fiscal period. Diluted earnings per share is computed by giving effect to all potential weighted-average dilutive shares. The dilutive effect of outstanding awards is reflected in diluted earnings per share by application of the treasury stock method.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

17. Earnings Per Share (Continued)

          A reconciliation of the calculation of basic and diluted earnings per share is as follows:

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands, except per share data)
				(unaudited)
Numerator:
Net income	$10,761	$18,982	$6,775	$3,583	$5,082
Less: Dividends paid to preference shares	—	(1,740)	—	—	—
Less: Dividends paid to ordinary shares	(2,201)	(8,260)	—	—	—
Less: Allocation of undistributed earnings to preference shares—basic	(1,487)	(1,536)	(1,084)	(573)	(813)

Undistributed net income attributable to ordinary shareholders—basic	7,073	7,446	5,691	3,010	4,269
Add: Reallocation of undistributed earnings to ordinary shares	15	18	9	5	7

Undistributed net income attributable to ordinary shareholders—diluted	$7,088	$7,464	$5,700	$3,015	$4,276

Distributed earnings to ordinary shares	$2,201	$8,260	$—	$—	$—

Denominator:
Weighted-average ordinary shares outstanding—basic	140,748	141,530	144,008	144,008	144,008
Effect of potentially dilutive shares:
Class B ordinary share options	1,810	2,072	1,492	1,480	1,505

Weighted-average ordinary shares outstanding—diluted	142,558	143,602	145,500	145,488	145,513

Net income per share attributable to ordinary shareholders:
Distributed earnings—basic	$0.02	$0.06	$0.00	$0.00	$0.00
Undistributed earnings—basic	0.05	0.05	0.04	0.02	0.03

Basic net income per share	$0.07	$0.11	$0.04	$0.02	$0.03

Distributed earnings—diluted	$0.02	$0.06	$0.00	$0.00	$0.00
Undistributed earnings—diluted	0.05	0.05	0.04	0.02	0.03

Diluted net income per share	$0.07	$0.11	$0.04	$0.02	$0.03

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

17. Earnings Per Share (Continued)

Unaudited Pro Forma Net Income Per Share Attributable to Ordinary Shareholders

          The following table presents the calculation of pro forma basic and diluted net income per share attributable to ordinary shareholders:

	Fiscal Year Ended June 30, 2015	Three Months Ended September 30, 2015
	(in thousands, except per share data)
Numerator:
Net income	$6,775	$5,082

Denominator:
Weighted-average ordinary shares outstanding used in computing net income attributable to ordinary shareholders	144,008	144,008
Pro forma adjustment to reflect assumed conversion to occur upon the completion of this offering:
Series A preference shares	12,388	12,388
Series B preference shares	15,046	15,046
Restricted shares	13,670	15,671

Pro forma weighted-average shares outstanding used to compute pro forma net income per share attributable to ordinary shareholders—basic	185,112	187,113
Effect of potentially dilutive shares:
Class B ordinary share options	1,492	1,505
Restricted share options	15,606	13,440
Restricted share units	1,967	3,769

Pro forma weighted-average shares outstanding used to compute pro forma net income per share attributable to ordinary shareholders—diluted	204,177	205,827

Pro forma net income per share attributable to ordinary shareholders:
Basic	$0.04	$0.03

Diluted	$0.03	$0.02

18. Commitments

Operating lease commitments

          The Group leases various offices in locations such as Amsterdam, the Netherlands; San Francisco and Austin, United States; Sydney, Australia; Manila, the Philippines; and Yokohama,

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

18. Commitments (Continued)

Japan under non-cancellable operating leases expiring within one to seven years. The leases have varying terms, escalation clauses and renewal rights. On renewal, the terms of the leases are renegotiated. The Group incurred rent expense on its operating leases of $4.1 million, $4.1 million and $6.2 million during the fiscal years ended June 30, 2013, 2014 and 2015, respectively, and incurred rent expense of $1.4 million and $1.8 million during the three months ended September 30, 2014 and 2015, respectively.

          Additionally, the Group has contractual commitments for services with third-parties related to its data centers. These commitments are non-cancellable and expire within one to four years.

          Commitments for minimum lease payments in relation to non-cancellable operating leases and purchase obligations in relation to our colocation data centers as of June 30, 2015 were as follows:

	Operating Leases	Other Contractual Commitments	Total
	(in thousands)
Fiscal Period:
Fiscal year ended 2016	$7,850	$6,578	$14,428
Fiscal years ended 2017 - 2020	21,259	11,616	32,875
Thereafter	4,007	—	4,007

Total minimum lease payments	$33,116	$18,194	$51,310

          Commitments for minimum lease payments in relation to non-cancellable operating leases and purchase obligations in relation to our colocation data centers as of September 30, 2015 were as follows:

	Operating Leases	Other Contractual Commitments	Total
	(in thousands)
	(unaudited)
Fiscal Period:
Remaining nine months of the fiscal year ended 2016	$6,232	$4,377	$10,609
Fiscal years ended 2017 - 2020	35,543	11,616	47,159
Thereafter	5,595	—	5,595

Total minimum lease payments	$47,370	$15,993	$63,363

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

19. Related Party Transactions

Key management personnel compensation

          All directors and executive management have authority and responsibility for planning, directing and controlling the activities of the Group, and are considered to be key management personnel.

          Compensation for the Company's key management personnel is as follows:

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands)
				(unaudited)
Executive management
Short-term compensation and benefits	$1,686	$2,367	$2,135	$810	$1,126
Post-employment benefits	86	82	88	27	27
Share-based payments	867	2,575	3,940	435	1,681

	$2,639	$5,024	$6,163	$1,272	$2,834

Board of directors
Share-based payments	$264	$363	$170	$56	$23

Early exercises of share options by key management personnel

          During the fiscal year ended June 30, 2015 and the three months ended September 30, 2015, no board members and no executives early exercised share options. As of June 30, 2015 and September 30, 2015, outstanding restricted shares included 505,859 shares and 371,257 shares, respectively, subject to repurchase as they were early exercised and unvested. These amounts have been recorded on the consolidated statements of financial position as a liability as of June 30, 2015 and September 30, 2015. Amounts reclassified into contributed equity during the fiscal year ended June 30, 2015 and the three months ended September 30, 2015 as a result of the vesting of the early exercised shares was $1.0 million and $0.2 million, respectively.

Loans to key management personnel

          The Company did not enter into any loan agreements with board members of the Company or executives of the Group.

          There were no other transactions with key management personnel during fiscal years ended June 30, 2013, 2014 and 2015 or the three months ended September 30, 2014 and 2015.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

20. Revenues by Geographic Region

          The Group's revenues by geographic region based on the address of the end user who purchased products or services is as follows:

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2013	2014	2015	2014	2015
	(in thousands)
				(unaudited)
Americas	$75,910	$109,306	$159,380	$34,985	$52,517
Europe	58,045	84,767	127,704	26,098	38,897
Asia Pacific	14,557	21,036	32,437	6,839	10,408

	$148,512	$215,109	$319,521	$67,922	$101,822

          Revenues from the United States totaled approximately $67 million, $97 million and $141 million, for the fiscal years ended June 30, 2013, 2014 and 2015, respectively, and totaled approximately $31 million and $47 million for the three months ended September 30, 2014 and 2015, respectively. Revenues from our country of domicile, the United Kingdom, totaled approximately $10 million, $17 million and $27 million for the fiscal years ended June 30, 2013, 2014 and 2015, respectively, and totaled approximately $5 million and $8 million for the three months ended September 30, 2014 and 2015, respectively.

21. Share-based Payments

Restricted share units

          In fiscal 2014, the Group's Compensation and Leadership Development Committee approved the 2014 Restricted Share Unit Plan ("RSU Plan") which allowed for the issuance of RSUs.

          RSU grants generally vest 25% on the one year anniversary and 1/16th on a quarterly basis thereafter.

          Prior to fiscal 2014, the Group's equity awards have been subject only to a time-based service condition. However, the Group's RSUs require the satisfaction of a time-based service condition as well as a liquidity condition, defined as a sale or listing of the Company. The liquidity condition shall be satisfied on the first to occur of (i) a sale event, as defined in the RSU Plan, or (ii) a Qualified Listing. RSU Plan participants must only continue to provide services to a Group entity over the time-based service condition to be entitled to receive the RSUs. The RSUs will not be issued until the future liquidity condition is met. As the liquidity condition's assessment period may extend beyond the end of the required service period, the RSUs include a non-vesting condition.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

21. Share-based Payments (Continued)

          The Group had 3,000,000, 10,500,000 and 18,270,000 RSUs authorized for issuance under the RSU Plan as of June 30, 2014 and 2015 and September 30, 2015, respectively. RSU activity was as follows:

	Shares Available for Grant	Restricted Share Units Outstanding
Balance as of June 30, 2013	—	—
Increase in authorized shares	3,000,000	—
Granted	(1,116,884)	1,116,884
Cancelled	13,492	(13,492)

Balance as of June 30, 2014	1,896,608	1,103,392
Increase in authorized shares	7,500,000	—
Granted	(9,201,359)	9,201,359
Cancelled	455,530	(455,530)

Balance as of June 30, 2015	650,779	9,849,221
Increase in authorized shares (unaudited)	7,770,000	—
Granted (unaudited)	(592,137)	592,137
Cancelled (unaudited)	682,995	(682,995)

Balance as of September 30, 2015 (unaudited)	8,511,637	9,758,363

Restricted share options

          In November 2010, the Board of Directors approved the Atlassian Corporation Pty. Limited 2010 U.S. Share Option Plan and the Atlassian Employee Share Option Plan (collectively, the "Old Plans"), which allowed for the issuance of options to purchase restricted shares. In December 2013, the Board of Directors approved the Atlassian Corporation Plc 2013 U.S. Share Option Plan and the Atlassian UK Employee Share Option Plan (collectively, the "New Plans"), which also allowed for the issuance of options to purchase restricted shares. As part of the Reorganization, the New Plans replaced the Old Plans.

          Options have a contractual life of seven to ten years and typically follow a standard vesting schedule over a 4 year period: 25% vest after one year and 1/48th monthly vesting for the 36 months thereafter. Options granted to the Directors vest 1/48th monthly for 48 months with no initial cliff vest. Individuals must continue to provide services to a Group entity in order to vest. Upon termination, all unvested options are forfeited and vested options must generally be exercised within three months.

          Options to purchase 33,305,522 restricted shares have been authorized for issuance under these plans as of June 30, 2014 and 2015 and September 30, 2015.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

21. Share-based Payments (Continued)

          Restricted share option activity was as follows:

	Shares Available for Grant	Outstanding Share Options	Weighted Average Exercise Price
Balance as of June 30, 2012	3,452,769	17,913,297	$0.72

Increase in authorized shares	4,030,000	—	—
Granted	(8,780,700)	8,780,700	2.16
Exercised	—	(2,723,239)	0.62
Cancelled	2,115,091	(2,115,091)	1.36

Balance as of June 30, 2013	817,160	21,855,667	$1.20

Increase in authorized shares	4,886,373	—	—
Granted	(6,329,300)	6,329,300	3.14
Exercised	—	(5,812,104)	1.02
Cancelled	1,624,049	(1,624,049)	2.01

Balance as of June 30, 2014	998,282	20,748,814	$1.78

Granted	(500,000)	500,000	14.67
Exercised	—	(2,111,211)	1.11
Cancelled	2,204,139	(2,204,139)	2.46

Balance as of June 30, 2015	2,702,421	16,933,464	$2.11

Granted (unaudited)	—	—	—
Exercised (unaudited)	—	(1,563,512)	0.76
Cancelled (unaudited)	81,642	(81,642)	2.30

Balance as of September 30, 2015 (unaudited)	2,784,063	15,288,310	$2.23

Vested and exercisable as of June 30, 2014		8,960,904	$1.00
Vested and exercisable as of June 30, 2015		10,714,451	$1.24
Vested and exercisable as of September 30, 2015 (unaudited)		9,807,520	$1.35

          The weighted-average remaining contractual life for options outstanding as of June 30, 2014 and 2015, and September 30, 2015, was 5.4 years, 4.5 years and 4.3 years, respectively.

          Options exercisable as of June 30, 2014 and 2015, and September 30, 2015, had a weighted-average remaining contractual life of approximately 3.9 years, 3.4 years and 3.3 years, respectively.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

21. Share-based Payments (Continued)

          The following table summarizes information about restricted share options outstanding as of June 30, 2015:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price	Weighted- Average Remaining Years
$0.41 - $0.62	6,254,512	$0.48	6,030,495	$0.48	2.36
$1.43 - $1.59	1,249,265	1.54	975,001	1.53	3.77
$1.92 - $2.16	2,475,439	2.06	1,530,714	2.05	4.39
$2.40 - $2.63	2,669,251	2.42	1,373,007	2.42	4.84
$2.92 - $3.18	3,784,997	3.14	805,234	3.10	6.31
$14.67	500,000	14.67	—

	16,933,464	$2.11	10,714,451	$1.24	3.39

          The following table summarizes information about restricted share options outstanding as of September 30, 2015:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price	Weighted- Average Remaining Years
	(unaudited)		(unaudited)
$0.38 - $0.57	5,016,292	$0.45	4,906,672	$0.45	2.18
$1.43 - $1.59	1,094,212	1.54	929,292	1.54	3.52
$1.92 - $2.16	2,375,591	2.06	1,619,341	2.06	4.14
$2.40 - $2.63	2,615,881	2.42	1,503,194	2.42	4.59
$2.92 - $3.18	3,686,334	3.14	849,021	3.10	6.16
$14.67	500,000	14.67	—	—	—

	15,288,310	$2.23	9,807,520	$1.35	3.34

          The weighted-average exercise price decreased during the fiscal year ended June 30, 2015 and the three months ended September 30, 2015, reflecting an appreciation of the U.S. dollar as compared to the Australian dollar.

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

21. Share-based Payments (Continued)

Class B ordinary share options

          Class B ordinary share option activity was as follows:

	Shares Available for Grant	Outstanding Share Options	Weighted- Average Exercise Price
Balance as of June 30, 2012	—	2,600,000	$0.65

Balance as of June 30, 2013	—	2,600,000	$0.65

Exercised	—	(1,047,500)	0.64

Balance as of June 30, 2014	—	1,552,500	$0.68

Balance as of June 30, 2015	—	1,552,500	$0.56

Balance as of September 30, 2015 (unaudited)	—	1,552,500	$0.51

          Options exercisable as of June 30, 2014 and 2015, and September 30, 2015 had a weighted-average remaining contractual life of approximately 3.8 years, 2.8 years and 2.6 years, respectively. Class B ordinary share options were issued under the Old Plans and denominated in Australian dollars. The weighted-average exercise price decreased during the fiscal year ended June 30, 2015 and the three months ended September 30, 2015, reflecting an appreciation of the U.S. dollar as compared to the Australian dollar.

          The following table summarizes information about the Class B ordinary share options outstanding as of June 30, 2015:

	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price	Weighted- Average Remaining Years
$0.24	302,500	$0.24	302,500	$0.24	2.36
0.63	1,250,000	0.63	1,250,000	0.63	2.92

	1,552,500	$0.56	1,552,500	$0.56	2.81

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

21. Share-based Payments (Continued)

          The following table summarizes information about the Class B ordinary share options outstanding as of September 30, 2015:

	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price	Weighted- Average Remaining Years
	(unaudited)		(unaudited)
$0.22	302,500	$0.22	302,500	$0.22	2.11
0.57	1,250,000	0.57	1,250,000	0.57	2.67

	1,552,500	$0.51	1,552,500	$0.51	2.56

Share-based payments

          All share-based payments are measured based on the grant date fair value of the awards and recognized in the consolidated statements of operations over the period during which the employee is required to perform services in exchange for the award (generally the four-year vesting period of the award).

Valuation of RSUs

          As discussed above, the Group's RSUs contain a non-time based vesting condition. Pursuant to IFRS 2, Share-based payment, the fair value of the award at grant date must be reduced to reflect the impact of the non-time based vesting condition. The Group enlisted the assistance of a third-party valuation firm in order to perform the valuation using assumptions provided by management.

          The weighted-average grant date fair value of the RSUs issued for the fiscal years ended June 30, 2014 and 2015 was $11.70 per share and $13.85 per share, respectively, and for the three months ended September 30, 2014 and 2015 was $12.71 per share and $16.59 per share, respectively.

Valuation of share options

          The fair value of share-based payments is estimated using the Black-Scholes option-valuation model. The following assumptions were used as inputs for the option-valuation model:

Fair value of underlying shares

          Given the absence of a publicly traded market, the Board of Directors considered numerous objective and subjective factors to determine the fair value of its restricted shares. The factors included, but were not limited to: (i) contemporaneous third-party valuations, including third-party offers to purchase shares; (ii) the prices, rights, preferences and privileges of the Group's preference share relative to those of the Group's restricted shares; (iii) the lack of marketability of

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

21. Share-based Payments (Continued)

the Group's restricted shares; (iv) the Group's actual operating and financial results; (v) current business conditions and projections; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Group, given prevailing market conditions. For share options issued in between valuation dates, the grant date fair value of the underlying shares was determined by interpolating the fair value between the valuation dates.

Exercise price

          The exercise price is established on the grant date and is determined by the Board of Directors.

Risk-free interest rate

          The risk-free interest rate represents the implied yield currently available on zero-coupon government issued securities in the country in whose currency the exercise price was expressed over the expected term of the option.

Expected term

          The expected term represents the period that share-based awards are expected to be outstanding. The expected term assumptions were determined based on the vesting terms and contractual lives of the options as well as expectations around employee vesting behavior.

Volatility

          There is no active external or internal market for the restricted shares of the Group. As a substitute, a peer group of companies was used to calculate volatility.

Dividend yield

          The Group's restricted shares are not entitled to dividends. As such, no dividends are factored into the valuation of the underlying shares.

          The assumptions used for the periods presented were as follows:

	Fiscal Year Ended June 30,
	2013	2014	2015
Fair value of underlying shares	$1.99 - 2.92	$2.92 - 9.78	$14.97
Exercise price	$1.59 - 2.63	$2.92 - 3.18	$14.67
Expected volatility	39 - 49%	39 - 43%	41%
Expected term (in years)	4.0 - 4.6	4.0 - 5.0	4.0
Risk-free interest rate	0.5 - 1.2%	1.0 - 1.3%	1.3%
Dividend yield	—%	—%	—%
Fair value per share option	$0.75 - 1.18	$1.05 - 6.96	$5.13

ATLASSIAN CORPORATION PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information as of September 30, 2015 and for the three months ended September 30, 2014 and 2015 is unaudited)

21. Share-based Payments (Continued)

          There were no share options granted during the three months ended September 30, 2014 and 2015.

Shares subject to repurchase

          As determined by the Board of Directors, the Group allows certain individuals to early exercise share options. The Group retains the right to repurchase, at the original exercise price, any unvested (but issued) restricted shares during the repurchase period following employee termination. The consideration received for the early exercise of share options is recorded as a liability and reclassified into equity as the awards vest.

          Outstanding restricted shares as of June 30, 2015 and September 30, 2015 included 505,859 shares with a corresponding grant date fair value of $1.1 million and 371,257 shares with a corresponding grant date fair value of $0.9 million, respectively, which were subject to repurchase as they were early exercised and unvested. Early exercised options during the fiscal year ended June 30, 2015 had a weighted-average exercise price of $2.19 per share. There were no early exercised options during the three months ended September 30, 2015. Amounts reclassified into contributed equity during the fiscal year ended June 30, 2015 and the three months ended September 30, 2015 as a result of the vesting of the early exercised shares was $1.0 million and $0.2 million, respectively.

22. Events After the Reporting Period

          On July 9, 2015, the Group extended its existing leases for office space in Sydney Australia (the "Lease Extensions"). The Lease Extensions extend the existing facilities leases from June 30, 2017 to June, 30 2020 and will be accounted for as operating leases. The minimum commitment under the Lease Extensions totals $11.9 million over the three year term.

23. Events After the Reporting Period (unaudited)

          On October 29, 2015, the Company's Board of Directors approved the 2015 Share Incentive Plan ("2015 Plan"') and 2015 Employee Share Purchase Plan ("ESPP"), each of which were approved by the Company's shareholders on November 23, 2015. The 2015 Plan and ESPP will become effective immediately prior to the Company's initial public offering. A total of 20,700,000 Class A ordinary shares are initially reserved for the issuance of awards under the 2015 Plan, subject to annual increases under such plan. The ESPP initially reserves and authorizes up to a total of 5,700,000 Class A ordinary shares to participating employees if or when the ESPP is implemented.

Our mission is to unleash the potential in every

TEAM

Atlassian

JIRA | Confluence | HipChat | Bitbucket

22,000,000 Shares

Atlassian Corporation Plc

Class A Ordinary Shares

Goldman, Sachs & Co.	Morgan Stanley

Allen & Company LLC	UBS Investment Bank	Jefferies

Canaccord Genuity	JMP Securities	Raymond James	William Blair

          Through and including                           , 2016 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

          Unless otherwise indicated, all references to "Atlassian" or the "company", "we", "our", "us" or similar terms refer to Atlassian Corporation Plc and its subsidiaries.

Item 6.    Indemnification of Directors and Officers.

          We have entered into indemnification agreements with our directors and executive officers to indemnify them to the maximum extent allowed under applicable law. These agreements indemnify these individuals against certain costs, charges, losses, liabilities, damages and expenses incurred by such director or officer in the execution or discharge of his or her duties. These agreements do not indemnify our directors against any liability attaching to such individuals in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director, which would be rendered void under the Companies Act. The U.K. specific restrictions apply to directors but not officers.

          We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

          Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

          The underwriting agreement filed as Exhibit 1.1 to this registration statement on Form F-1 provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act and otherwise.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.    Recent Sales of Unregistered Securities.

          We were incorporated on November 14, 2013 with an issued share capital of two ordinary shares of nominal value £2.00 each and 30,332 redeemable shares of nominal value £2.00 each. Since incorporation there have been the following changes to our issued share capital:

  (vi)
  pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on December 10, 2013:

  a.
  the two existing ordinary shares of nominal value £2.00 each were redenominated in U.S. Dollars as ordinary shares of nominal value $3.2828 each;

  b.
  the redenominated ordinary shares of nominal value $3.2828 each were redesignated as Class B ordinary shares of nominal value $3.2828 each;

  (vii)
  in connection with our reorganization into the United Kingdom, on February 7, 2014 we issued and allotted:

  a.
  141,180,500 Class B ordinary shares of nominal value $0.10 each, which were credited as fully paid;

  b.
  12,387,798 Series A preference shares of nominal value $0.10 each, which were credited as fully paid;

  c.
  17,258,680 Series B preference shares of nominal value $0.10 each, which were credited as fully paid; and

  d.
  8,192,152 restricted shares of nominal value $0.10 each, which were credited as fully paid;

  (viii)
  pursuant to an authority granted by a resolution, passed as an ordinary resolution by our shareholders on January 30, 2014, on February 12, 2014 we redeemed in full the 30,332 redeemable shares of nominal value £2.00 each;

  (ix)
  in connection with a tender offer to purchase shares of our outstanding share capital held by certain of our shareholders by certain funds and institutional clients advised by T. Rowe Price Associates, Inc. and Dragoneer Investment Group, LLC, on April 18, 2014:

  a.
  we issued and allotted 615,000 Class B ordinary shares of nominal value $0.10 each and 2,890,480 restricted shares of nominal value $0.10 each, all of which were credited as fully paid; and

  b.
  pursuant to an authority granted by a resolution, passed as an ordinary resolution by our shareholders on April 18, 2014:

  i.
  1,038,660 existing Class B ordinary shares of nominal value $0.10 each were redesignated as Class A ordinary shares of nominal value $0.10; and

  ii.
  2,212,500 Series B preference shares of nominal value $0.10 each were redesignated as Class A ordinary shares of nominal value $0.10;

  (x)
  between February 7, 2014 and September 30, 2015, we issued and allotted 4,150,517 restricted shares of nominal value $0.10 each from the exercise of restricted share options, which were credited as fully paid.

          Since our incorporation in 2013, we granted to our directors, officers, employees, consultants and other service providers options to purchase an aggregate of 1,163,400 restricted shares under our equity compensation plans at exercise prices ranging from $3.18 to $14.67 per share.

          Since our incorporation in 2013, we granted to our directors, officers, employees, consultants and other service providers 10,910,380 RSUs for our Class A ordinary shares under our equity compensation plans.

          In addition, 1,955,434 RSUs for Class A ordinary shares have been approved by our board of directors and will be effective as of immediately prior to the date the registration statement is declared effective.

          None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (and Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 8.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

          See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form F-1, which Exhibit Index is incorporated herein by reference.

(b)
Financial Statement Schedules.

          All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9.    Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sydney, Australia on December 7, 2015.

ATLASSIAN CORPORATION PLC
By:	/s/ MICHAEL CANNON-BROOKES
	Name:	Michael Cannon-Brookes
	Title:	Co-Chief Executive Officer
By:	/s/ SCOTT FARQUHAR
	Name:	Scott Farquhar
	Title:	Co-Chief Executive Officer

POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL CANNON-BROOKES Michael Cannon-Brookes	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	December 7, 2015
/s/ SCOTT FARQUHAR Scott Farquhar	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	December 7, 2015
/s/ MURRAY DEMO Murray Demo	Chief Financial Officer (Principal Financial Officer)	December 7, 2015
/s/ SEBASTIEN GIROUX Sebastien Giroux	Corporate Controller (Principal Accounting Officer)	December 7, 2015
* Shona Brown	Director	December 7, 2015
* Douglas J. Burgum	Director	December 7, 2015
* Heather Mirjahangir Fernandez	Director	December 7, 2015

Signature			Title	Date

* Jay Parikh			Director	December 7, 2015
* Enrique Salem			Director	December 7, 2015
* Steven Sordello			Director	December 7, 2015
* Richard P. Wong			Director	December 7, 2015
*By:	/s/ MURRAY DEMO Attorney-in-fact
ATLASSIAN, INC.			Authorized Representative in the United States
By:	/s/ MURRAY DEMO		December 7, 2015
	Name:	Murray Demo
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

3.1	*	Articles of Association of the Registrant as in effect prior to this offering.

3.2	*	Amended and Restated Articles of Association of the Registrant to be effective upon the closing of this offering.

4.1	*	Form of certificate evidencing Class A ordinary shares.

4.2	*	Registration Agreement, dated July 2, 2010, by and among the Registrant and certain of its shareholders.

5.1		Opinion of Herbert Smith Freehills LLP, English legal counsel of the Registrant.

8.1	*	Opinion of Goodwin Procter LLP, U.S. legal counsel of the Registrant, regarding certain U.S. tax matters.

8.2	*	Opinion of Herbert Smith Freehills LLP, English legal counsel to the Registrant, regarding certain U.K. tax matters.

10.1	*	Form of Deed of Indemnity entered into between the Registrant and its directors.

10.2	#*	Form of Indemnification Agreement entered into between the Registrant and its officers.

10.3	#*	Atlassian UK Employee Share Option Plan and forms of agreements thereunder.

10.4	#*	2013 U.S. Share Option Plan and forms of agreements thereunder.

10.5	#*	2014 Restricted Share Unit Plan and forms of agreements thereunder.

10.6	#*	2015 Share Incentive Plan and forms of agreements thereunder.

10.7	#*	2015 Employee Share Purchase Plan.

10.8	#*	Ordinary Shares Option Agreement.

10.9	#*	Deed of Amendment to Class B Ordinary Shares Option Agreement.

10.10	#*	Class B Ordinary Shares Exercise Agreement.

10.11	#*	Executive Cash Incentive Bonus Plan.

10.12	#*	Executive Severance Plan and form of Executive Severance Agreement entered into between the Registrant and its executive officers.

10.13	#*	Non-Employee Director Compensation Policy.

10.14	#*	Form of Director Agreement.

10.15	*	Lease, dated March 25, 2015, by and between Atlassian Pty Ltd and Council of the City of Sydney.

10.16	*	Lease, dated December 22, 2011, by and between Atlassian Pty Ltd and 341 George St Pty Ltd.

10.17	*	Lease, dated July 9, 2015, by and between Atlassian Pty Ltd and 341 George St Pty Ltd.

Exhibit Number		Description
10.18	*	Lease, dated June 26, 2011, by and between Atlassian, Inc. and Redbird Investment Group, LLC.

10.19	*	Separation and Release Agreement, dated October 21, 2015, by and between the Registrant and Erik Bardman.

21.1	*	Subsidiaries of the Registrant.

23.1		Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2		Consent of Herbert Smith Freehills LLP (included in Exhibit 5.1).

23.3	*	Consent of Goodwin Procter LLP (included in Exhibit 8.1).

24.1	*	Powers of Attorney (included in prior filings of this Registration Statement).

*
Previously filed.

#
Indicates management contract or compensatory plan, contract or agreement.